SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
|_| Preliminary Proxy Statement             |_|Confidential.  For Use of the
                                               Commission Only (as per-
                                               mitted by Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Sealed Air Corporation
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

         |X|     No fee required.

         |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
         (1) Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------
        (2) Aggregate number of securities to which transaction applies:

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         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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         (4) Proposed maximum aggregate value of transaction:

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         (5) Total fee paid:

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         |_| Fee paid previously with preliminary materials:

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Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:
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         (2) Form, Schedule or Registration Statement no.:
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         (3) Filing Party:
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         (4) Date Filed:
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                             [SEALED AIR LOGO]

                      Special Meeting of Stockholders

              MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

The Board of Directors of Sealed Air Corporation has unanimously approved a merger agreement under which the worldwide packaging business of W. R. Grace & Co. would be combined with Sealed Air. The merger would bring together Sealed Air, a leading manufacturer of a wide range of protective and specialty packaging materials and systems for industrial and consumer products, and Grace's packaging business, a leading supplier of high-performance packaging materials and systems for food and other products. By combining the complementary operations of these two companies, we believe the merger will create a preeminent protective and specialty packaging company with strong brand name recognition, a global marketing network, a commitment to technological innovation and significant growth opportunities.

The combined company will be named "Sealed Air Corporation". Sealed Air's existing stockholders will initially own common stock representing 37% of the combined company, and Grace's existing stockholders will initially own common and convertible preferred stock representing 63% of the combined company.

As a Sealed Air stockholder, you will receive one share of common stock of the combined company in exchange for each share of Sealed Air common stock that you own.

At a special meeting of Sealed Air stockholders, you will be asked to approve the merger.

Your Board of Directors has unanimously determined that the merger is fair to you and is in your best interests. The Board therefore recommends that you vote to approve the merger. The merger cannot be completed unless Sealed Air's stockholders approve it. YOUR VOTE IS VERY IMPORTANT.

The date, time and place of the special meeting are:

    March 23, 1998 11:00 a.m.
    Saddle Brook Marriott
    Garden State Parkway at I-80
    Saddle Brook, New Jersey 07663

This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In addition, you may obtain information about Sealed Air and Grace from documents filed with the Securities and Exchange Commission.

Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign and mail your proxy card without indicating how you wish to vote, your proxy will be [Ccounted as a vote to approve the merger. If you fail to return your card and do not vote in person at the special meeting, the effect will be a vote against the merger.

On behalf of the Board of Directors of Sealed Air, I urge you to vote "FOR" approval of the merger.


T.J. DERMOT DUNPHY
Chairman of the Board
and Chief Executive Officer

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Neither the Securities and Exchange Commission nor any state securities regulators have approved the common stock or convertible preferred stock to be issued in the merger and related transactions or determined if this Joint Proxy Statement/Prospectus is accurate or adequate. Any representations to the contrary is a criminal offense. This Joint Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities.

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Joint Proxy Statement/Prospectus dated February 13, 1998 and first mailed to stockholders on February 17, 1998.





                             [Sealed Air logo]
                          SEALED AIR CORPORATION
                               PARK 80 EAST
                      SADDLE BROOK, NEW JERSEY  07663

                 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON MARCH 23, 1998




     A Special Meeting of the Stockholders of Sealed Air Corporation, a Delaware corporation, will be held at 11:00 a.m., Eastern Standard Time, on March 23, 1998 at Saddle Brook Marriott, Garden State Parkway at I-80, Saddle Brook, New Jersey 07663, for the following purpose:

      To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement") dated as of August 14, 1997 among Sealed Air Corporation, W. R. Grace & Co., a Delaware corporation ("Grace"), and a wholly owned subsidiary of Grace.

      The Merger Agreement and related agreements provide, among other things, that Grace will spin off its specialty chemicals businesses to its stockholders; a subsidiary of Grace will merge with Sealed Air; and Grace will be renamed "Sealed Air Corporation". In the merger, each share of Sealed Air common stock will be converted into one share of common stock of the new Sealed Air Corporation.

     The Board of Directors has fixed the close of business on February 17, 1998 as the record date for the determination of the holders of Sealed Air common stock entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT, WHICH IS DESCRIBED IN DETAIL IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

     You are urged to complete, sign and return the proxy card in the enclosed envelope, whether or not you expect to attend the Special Meeting. The approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Sealed Air common stock entitled to vote at the Special Meeting. You may revoke your proxy at any time prior to its exercise. If you attend the Special Meeting or any adjournment or postponement, you may revoke your proxy and vote in person at the meeting. Failure to return a properly executed proxy card or to vote at the Special Meeting will have the same effect as a vote against the Merger Agreement.


Dated: February 13, 1998               H. Katherine White
                                       Secretary




                             TABLE OF CONTENTS


                                                                   Page
                                                                   ----

QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION AND MERGER........    1

ADDITIONAL QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION
    AND MERGER FOR SEALED AIR AND GRACE EMPLOYEES................    3

    SUMMARY......................................................    8

SUMMARY SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA.........   14
    Sealed Air
        Selected Historical Financial Information................   15
    Grace Packaging
        Selected Historical Financial Information................   17
    New Sealed Air
        Selected Pro Forma Financial Information.................   18
    Unaudited Comparative Per Share Data.........................   19

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION......   20

CERTAIN RISK FACTORS.............................................   21

THE REORGANIZATION AND MERGER....................................   25
Special Meetings to Vote on the Proposed Transactions............   25
Structure of the Transactions....................................   25
Background.......................................................   26
Sealed Air's Reasons for the Merger; Recommendation of the
     Sealed Air Board............................................   28
Grace's Reasons for the Reorganization and Merger;
     Recommendation of the Grace Board...........................   30
Accounting Treatment and Considerations..........................   32
Certain United States Federal Income Tax Consequences............   32
Regulatory Matters...............................................   35
No Appraisal Rights..............................................   35
Federal Securities Laws Consequences; Resale Restrictions........   35

THE NEW SEALED AIR CHARTER.......................................   36
Proposal to Repeal Supermajority Provisions of the Grace
     Charter.....................................................   36
Recommendation of the Grace Board................................   37

ROLE OF FINANCIAL ADVISORS.......................................   38
Opinion of Sealed Air Financial Advisor..........................   38
Opinions of Grace Financial Advisors.............................   42

BUSINESS OF NEW SEALED AIR.......................................   49
Overview of New Sealed Air.......................................   49
Business of Sealed Air...........................................   49
Business of Grace Packaging......................................   50

GRACE PACKAGING SELECTED SPECIAL-PURPOSE COMBINED FINANCIAL
     DATA........................................................   52

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS FOR GRACE PACKAGING...................   53

NEW SEALED AIR
     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA...   57

THE DISTRIBUTION AND MERGER AGREEMENTS...........................   65
     General.....................................................   65
     Reorganization of Grace.....................................   65
     Merger of Sealed Air and Grace Packaging....................   68

RELATIONSHIP BETWEEN NEW SEALED AIR AND NEW GRACE
     AFTER THE REORGANIZATION AND MERGER.........................   75
Tax Sharing Agreement............................................   75
Employee Benefits Agreement......................................   75
Other Agreements.................................................   76

THE NEW CREDIT AGREEMENTS........................................   77
General Terms....................................................   77
Interest Rates and Fees..........................................   77
Covenants and Other Provisions of the New Credit Agreements......   78

MANAGEMENT OF NEW SEALED AIR.....................................   78
     General.....................................................   78
     Directors and Executive Officers............................   78

INTERESTS OF CERTAIN PERSONS.....................................   79
Existing Officers and Directors Who Will Join New Sealed Air
     and New Grace at the Effective Time.........................   79
Indemnification of Officers and Directors........................   79
Sealed Air Officers' and Directors' Interests under Stock Plans..   80
Grace Officers' Ownership of Grace Stock Options.................   80

THE SPECIAL MEETINGS.............................................   80
Times and Places; Purposes.......................................   80
Record Date; Voting Rights; Votes Required for Approval..........   81
Proxies..........................................................   82

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS..................   83

DESCRIPTION OF CAPITAL STOCK OF NEW SEALED AIR...................   86
Authorized Capital Stock.........................................   86
New Sealed Air Common Stock......................................   86
New Sealed Air Preferred Stock...................................   86
Transfer Agent and Registrar.....................................   90
Stock Exchange Listing; Delisting and Deregistration of
     Sealed Air Common Stock.....................................   90

COMPARISON OF STOCKHOLDER RIGHTS.................................   91
     General.....................................................   91
Comparison of Current Sealed Air Stockholder Rights and Current
    Grace Stockholder Rights with the Rights of New Sealed Air
    Stockholders Following the Merger............................   91

LEGAL MATTERS....................................................   94

EXPERTS..........................................................   95

FUTURE STOCKHOLDER PROPOSALS.....................................   95

WHERE YOU CAN FIND MORE INFORMATION..............................   95

LIST OF DEFINED TERMS............................................   98

INDEX TO FINANCIAL STATEMENTS....................................  F-1

LIST OF ANNEXES
Annex A - Agreement and Plan of Merger
Annex B - Distribution Agreement
Annex C - Opinion of Sealed Air's
            Financial Advisor
Annex D - Opinions of Grace's
            Financial Advisors
Annex E - New Sealed Air Charter



           QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION AND MERGER


Q:  Please briefly describe the proposed transactions.

A: Grace will spin off its specialty chemicals businesses to its stockholders, and the spun-off company will be renamed "W. R. Grace & Co."

Sealed Air will then merge with and become a new subsidiary of Grace, and Grace will be renamed "Sealed Air Corporation".

As a part of these transactions, Grace and a packaging subsidiary will borrow approximately $1.2 billion, and transfer these funds to the specialty chemicals businesses. The "new" Grace will use some or all of the borrowings to repay debt, and "new" Sealed Air will be responsible for repaying the $1.2 billion.

In this Joint Proxy Statement/Prospectus, we refer to Grace's packaging business (which does not include the container sealants and coatings business) as "Grace Packaging"; we refer to the parent company formed by the combination of Sealed Air and Grace Packaging as "New Sealed Air"; and we refer to the new
W. R. Grace & Co. as "New Grace".

Grace has sent its stockholders a separate document called the "New Grace Information Statement". This describes New Grace and the proposed spin-off.

Q:  What will I receive in these transactions?

A: If you are a Sealed Air stockholder, you will receive one share of common stock of New Sealed Air in exchange for each share of Sealed Air common stock that you own.

If you are a Grace stockholder, you will receive, for each share of Grace common stock that you own, one share of New Grace common stock and fractions of a share of New Sealed Air common stock and convertible preferred stock.

Grace stockholders will receive only whole shares of New Grace and New Sealed Air stock. Grace stockholders will receive cash instead of any fractional shares they would otherwise receive.

We will notify Grace stockholders of the actual amount each will receive as promptly as possible after the merger.

Grace stockholders may call (800) 354-8917 to get updated information on the estimated number of shares of New Sealed Air common and convertible preferred stock that they will receive.

Q:  What dividends will I receive in the future?

A: Sealed Air does not currently pay dividends on its common stock, and we do not expect New Sealed Air to do so. Although Grace has paid quarterly cash dividends on its common stock, we do not expect New Grace to do so. However, the Board of either company may change its policy based on business conditions, the company's financial condition, its earnings and other factors.

New Sealed Air will pay quarterly cash dividends of $0.50 per share on the convertible preferred stock.

Q:  What are the tax consequences to stockholders of these transactions?

A: We believe these transactions will be tax-free for U.S. federal income tax purposes to the stockholders of Grace and Sealed Air, except for cash received instead of fractional shares.

To review the federal income tax consequences of the transactions in more detail, see pages 34 - 36.

Q:  When do you expect these transactions to be completed?

A: We expect that the transactions will close promptly after the special meetings, late in the first quarter of 1998.

Q:  What do I need to do now?

A: After reading this document carefully, you should complete and sign your proxy card and mail it in the enclosed return envelope as soon as possible, so that your shares may be represented at the stockholder meeting.

The Sealed Air Board recommends voting for approval of the merger agreement.

The Grace Board recommends voting for approval of the merger agreement. Approval of the merger agreement will constitute approval of the reorganization, the merger and the related transactions. As agreed with Sealed Air, the Grace Board also recommends approval of a proposal to repeal the "supermajority" provisions in the Grace charter (see pages 11 and 36).

Q:  What do I do if I want to change my vote?

A: Just deliver a later-dated, signed proxy card to your company's Secretary before your meeting or attend your meeting in person and vote.

Q:  Should I send my stock certificates now?

A: No. After the merger is completed, we will send Grace stockholders instructions for exchanging their shares for New Sealed Air common stock and convertible preferred stock. New Grace common stock certificates will be mailed to Grace stockholders without the need for any action on their part.

We will send Sealed Air stockholders instructions for exchanging their shares for New Sealed Air common stock, although Sealed Air stockholders will not be required to surrender their old Sealed Air stock certificates.

Q.  Whom should I call with questions?

A: If you have any questions about the merger or the related transactions, please call Sealed Air at (800) 350-9512 or (201) 703-4167, or call Grace at
(800) 354-8917.

If you would like copies of any of the documents we refer to or that we incorporate by reference in this Joint Proxy Statement/Prospectus, you should call (800) 350-9512 or (201) 703-4167 if the documents relate to Sealed Air or call Grace at (800) 354-8917 if the documents relate to Grace.

         ADDITIONAL QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION
               AND MERGER FOR SEALED AIR AND GRACE EMPLOYEES

                           Sealed Air Employees
                           --------------------

Q: What will happen in the merger to Sealed Air common stock that remains subject to the company's repurchase option (i.e., "unvested" shares) under Sealed Air's Contingent Stock Plan?

A: Unvested shares issued under Sealed Air's Contingent Stock Plan will be exchanged for unvested shares of New Sealed Air common stock and will remain subject to the repurchase option, based on the original vesting period.

Q: What will happen in the merger to Sealed Air common stock held in Sealed Air's Profit-Sharing Plan?

A: The shares of Sealed Air common stock held in Sealed Air's Profit-Sharing Plan will be exchanged in the merger for shares of common stock of New Sealed Air, just like any other shares of Sealed Air common stock.

Q: How will shares of Sealed Air common stock held in Sealed Air's Profit-Sharing Plan be voted?

A: Shares held in Sealed Air's Profit-Sharing Plan will be voted by the plan trustee as the participants direct. If you are a participant with Sealed Air common stock allocated to your account, you will receive a voting instruction card enabling you to direct the voting of those shares. If you do not direct how to vote your shares, they will be voted in the same proportion for and against the proposal as shares in the plan are voted by participants who do provide voting instructions.

                              Grace Employees
                              ---------------

Q: What will happen in the reorganization and merger to employee stock options held by Grace's employees?

A: The outstanding options to purchase Grace common stock that are held by employees of Grace Packaging will become options to purchase common stock of New Sealed Air. All other Grace options will become options to purchase common stock of New Grace. The number of shares of New Sealed Air or New Grace that can be purchased when the stock options are exercised, and the exercise price, will be adjusted using formulas that are designed to maintain the approximate economic value of the options at the time of the reorganization and merger. See page 71 for more information.

Q: May I exercise stock options and sell Grace common stock between now and the completion of the reorganization and merger?

A: Yes, subject to limitations on trading by persons defined as Grace "affiliates", which are summarized beginning on page 37, and other restrictions on "insider trading" under securities laws.

Q: What will happen in the reorganization and merger to Grace common stock held in Grace's Savings and Investment Plans?

A: When the Grace common stock is recapitalized, the shares of Grace common stock held in Grace's Savings and Investment Plans will be exchanged for shares of New Sealed Air common and convertible preferred stock, just like any other shares of Grace common stock. In addition, shares of New Grace common stock will be allocated to accounts that hold Grace common stock under Grace's Savings and Investment Plans. You will receive additional information at a later date regarding the New Sealed Air stock that will be held in your account.

Q: How will shares of Grace common stock held in Grace's Savings and Investment Plans be voted?

A: Shares held in Grace's Savings and Investment Plans will be voted by the plan trustee as the participants direct. If you are a participant with Grace common stock allocated to your account, you will receive a proxy card enabling you to direct the voting of those shares. If you do not direct how to vote your shares, they will be voted in the same proportion for and against the proposals as all other shares in the plans are voted.

     The following diagrams illustrate the proposed transactions in general terms and are not comprehensive. For a more complete description of the proposed transactions, see "The Reorganization and Merger" on Page 24 and "The Distribution and Merger Agreements" on page 65.

[GRAPHIC OMITTED]

      Diagram showing the current structure of Sealed Air and Grace: (1) Sealed Air, which owns U.S. and foreign subsidiaries engaged in the packaging business, is owned by the existing Sealed Air stockholders and (2) Grace, which owns U.S. and foreign subsidiaries engaged in the packaging and specialty chemicals businesses, is owned by the existing Grace stockholders.

[GRAPHIC OMITTED]

      Diagram showing (1) the separation of Grace's packaging business and specialty chemicals businesses, (2) the $1.2 borrowing by Grace and a packaging subsidiary of Grace and (3) the $1.2 billion cash transfer to New Grace or a subsidiary of New Grace.

[GRAPHIC OMITTED]

      Diagram showing the spinoff of New Grace to the Grace stockholders.

[GRAPHIC OMITTED]

      Diagram showing the recapitalization of Grace, indicating that after the spin-off, the Grace stockholders will own common and convertible preferred stock of Grace (which will own Grace's packaging business) and common stock of New Grace (which will own Grace's specialty chemicals businesses).

 [GRAPHIC OMITTED]

     Diagram showing the merger of a subsidiary of Grace (to be renamed Sealed Air Corporation) into Sealed Air.

[GRAPHIC OMITTED]

      Diagram showing the post-transaction structure of New Sealed Air and New
Grace: (1) New Sealed Air, which will own "old" Sealed Air and Grace's packaging business, will be owned 37% by the existing Sealed Air stockholders (in common stock) and 63% by the existing Grace stockholders (in common and convertible preferred stock) and (2) New Grace, which will own Grace's specialty chemicals businesses, will be owned 100% by the existing Grace stockholders.


                                  SUMMARY

     This summary highlights selected information from this Joint Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the reorganization and merger more fully, you should carefully read this entire document and the documents we refer to. See "Where You Can Find More Information" on page 100.

The Companies

Sealed Air Corporation
Park 80 East
Saddle Brook, New Jersey 07663
(201) 791-7600

     Sealed Air is a leading global manufacturer of a wide range of protective and specialty packaging materials and systems that are used to protect a variety of products from damage during manufacture, shipment, storage and handling. Sealed Air's principal classes of products include protective packaging products, primarily engineered products and surface protection and other cushioning products, and specialty packaging products, primarily certain food packaging products. Sealed Air conducts its operations primarily in the U.S. and in 26 other countries in North America, Europe, the Asia/Pacific region and Latin America and distributes its products in these areas as well as in other parts of the world.

W. R. Grace & Co.
One Town Center Road
Boca Raton, Florida 33486
(561) 362-2000

     Grace is one of the world's leading packaging and specialty chemicals companies. Its principal businesses are packaging, catalysts and silica-based products, construction chemicals and specialty building materials, and container sealants and coatings.

     Grace Packaging is a leading supplier of high- performance packaging materials and systems for food and other products. Its principal packaging products and services are divided into three product groups: specialty packaging, marketed extensively under the Cryovac[Registered] registered trademark, Formpac[Trademark] foam trays and Omicron[Trademark] rigid plastic containers. Grace Packaging conducts its operations primarily in the U.S. and in 45 other countries worldwide, and distributes its products in these areas as well as in many other countries.

     For further information on Sealed Air and Grace Packaging, see "Business of New Sealed Air" on page 51.

The Proposed Merger and Related Transactions (See page 26)

     The merger agreement and form of distribution agreement that together provide for the reorganization and merger are attached as Annexes A and B to this Joint Proxy Statement/Prospectus. We encourage you to read these documents carefully.

     Here is some additional detail about the proposed transactions.

     Sealed Air and Grace are proposing a combination of Sealed Air and Grace Packaging. Because Grace is engaged not only in the packaging business but also in various specialty chemicals businesses, it will take the following steps to reorganize itself before the proposed merger:

     o Grace will separate its packaging business and its specialty chemicals businesses into separate groups of subsidiaries.

     o The specialty chemicals businesses will be spun off to Grace's stockholders as a new public company that will be renamed "W.R. Grace & Co." The management of the "new" Grace will be substantially the same as that of "old" Grace.

     o Prior to the spin-off, Grace and a packaging subsidiary will borrow approximately $1.2 billion and transfer these funds to the specialty chemicals businesses. New Grace will use some or all of the borrowings to repay debt, and New Sealed Air will be responsible for repaying the $1.2 billion.

      o The outstanding common stock of old Grace will be exchanged for new common and convertible preferred stock.

     A wholly owned subsidiary of old Grace will then merge with Sealed Air. Old Grace will be renamed "Sealed Air Corporation", and Sealed Air's existing stockholders will receive common stock of New Sealed Air.

     New Sealed Air After the Merger

     The proposed merger of Sealed Air and Grace Packaging to form New Sealed Air will create a leading worldwide protective and specialty packaging company that should be well positioned for further growth. New Sealed Air will enjoy strong brand name recognition, a commitment to technological innovation and a global marketing network.

     Here are a few points that highlight how New Sealed Air would have looked in 1996:

      o New Sealed Air would have had annual net sales of more than $2.5 billion.

      o Approximately 60% of New Sealed Air's net sales would have come from specialty (primarily food) packaging products and 40% from protective packaging and other products.

      o New Sealed Air would have had operations in 46 countries, with 51% of its revenues generated in the U.S. and 49% outside the U.S.

      Following these transactions, New Sealed Air will:

      o be an independent company, initially owned 37% by the existing Sealed Air stockholders and 63% by the existing Grace stockholders;

      o   own and operate the businesses of Sealed Air and Grace
          Packaging; and

      o be obligated to repay the approximately $1.2 billion that will be borrowed and transferred to Grace's specialty chemicals businesses.


     New Grace After the Merger

     After the spin-off, New Grace will be a highly focused specialty chemicals company. Grace stockholders should review the New Grace Information Statement.

New Grace will:

      o   initially be owned 100% by the existing Grace stockholders;

      o   own and operate Grace's specialty chemicals businesses; and

      o be essentially debt-free following the approximately $1.2 billion cash transfer from Grace, which will be used to repay borrowings.

                      ------------------------------


Considerations for Sealed Air Stockholders

     The Sealed Air stockholders will be asked to approve the merger agreement. The favorable vote of a majority of the outstanding shares of Sealed Air common stock is required to approve the merger.

     Recommendation to Sealed Air Stockholders

     The Board of Directors of Sealed Air believes the merger is fair to you and in your best interests and recommends that you vote "FOR" the merger proposal.

     In reaching its recommendation in favor of the merger, the Sealed Air Board considered the challenges and risks associated with combining the companies and achieving the benefits anticipated from the merger, as discussed in "Certain Risk Factors" beginning on page 22.

     What Sealed Air Stockholders Will Receive

     If these transactions are completed, Sealed Air stockholders will receive one share of New Sealed Air common stock for each share of Sealed Air common stock that they own.

     Sealed Air's Reasons for the Proposed Merger (See page 29 and 31)

     Sealed Air believes the merger will:

     o offer a strategic business opportunity to bring together two leading packaging companies with Sealed Air's entrepreneurial management team;

     o combine complementary product lines to create marketing opportunities;

     o bring together innovative technologies and worldwide marketing networks and distribution channels; and

     o create opportunities for efficiencies through the integration of the two companies' operations.

     Opinion of Financial Advisor (See page 39)

     In deciding to approve the merger, the Sealed Air Board received and considered the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, its financial advisor, as to the fairness of the consideration to be received by its stockholders from a financial point of view. The opinion is attached as Annex C to this Joint Proxy Statement/Prospectus. We encourage you to read the opinion.

                      ------------------------------

Considerations for Grace Stockholders

     The Grace stockholders will be asked:

     o to approve the merger agreement (which will constitute approval of the spin-off, certain charter amendments, the recapitalization of the Grace common stock and the issuance of shares in the merger); and

     o to approve a charter amendment to repeal certain provisions requiring supermajority stockholder approval (see below).

The favorable vote of a majority of the outstanding shares of Grace common stock is required to approve the reorganization and merger. The favorable vote of 80% of the outstanding shares of Grace common stock is required to approve the repeal of the charter provisions requiring supermajority approval.

     Recommendation to Grace Stockholders

     The Board of Directors of Grace believes the reorganization and merger are fair to you and in your best interests and recommends that you vote "FOR" the proposal to approve the reorganization and merger. As agreed with Sealed Air, the Board recommends that you vote "FOR" the proposal to repeal the charter provisions requiring supermajority approval.

     In reaching its recommendation in favor of the proposed transactions, the Grace Board considered the challenges and risks associated with combining the companies and achieving the benefits anticipated from the reorganization and merger, as discussed in "Certain Risk Factors" beginning on page 22.

     Grace's Reasons for the Proposed Merger and Related Transactions (See page 31)

     Grace believes the reorganization and merger will:

     o enhance stockholder value by giving its stockholders, through a tax-free transaction, a significant premium for Grace Packaging and participation in the ownership of both New Sealed Air and New Grace;

     o create a preeminent packaging company with complementary packaging products; and

     o create New Grace, a highly focused specialty chemicals company.

     What Grace Stockholders Will Receive (See page 70)

     If these transactions are completed, Grace stockholders will receive, for each share of Grace common stock that they own:

     o   one share of New Grace common stock, and

     o an estimated .53 to .54 of a share of New Sealed Air common stock and an estimated .46 to .48 of a share of New Sealed Air convertible preferred stock.

     These estimates are based upon information as of February 11, 1998. The actual amount of New Sealed Air stock that Grace stockholders will receive will be determined shortly after the merger based on the formulas described on page 70.

     Grace stockholders will receive only whole shares of New Grace and New Sealed Air stock. Grace stockholders will receive cash instead of any fractional shares they would otherwise receive.

     Opinions of Financial Advisors (See page 44)

     In deciding to approve the proposed transactions, the Grace Board considered opinions from Merrill Lynch & Co. and Credit Suisse First Boston Corporation, its financial advisors, as to the fairness of the consideration to be received by its stockholders from a financial point of view. These opinions are attached as Annex D to this Joint Proxy Statement/Prospectus. We encourage you to read these opinions.

     Proposal to Repeal Supermajority Provisions of the Grace
Charter (See page ?)

     As part of the merger, the Grace charter will be amended and restated in its entirety so that the New Sealed Air charter will be substantially identical to the existing Sealed Air charter. Except for the repeal of certain provisions described below, Grace stockholders will vote on the necessary charter amendments as part of the proposal to approve the reorganization and merger.

     In a separate proposal, Grace's stockholders will be asked to approve the repeal of three provisions in the Grace charter, which will become the charter of New Sealed Air, for which supermajority approval is needed. These provisions relate to stockholder amendments to the by-laws, actions by written consent of stockholders, and the classification of the board of directors into staggered terms. Repeal of these provisions is necessary to adopt the New Sealed Air charter in its entirety.

     The favorable vote of 80% of the outstanding shares of Grace common stock is required to approve the repeal of these provisions. If they are not repealed, we intend to proceed with the reorganization and merger (assuming that the other conditions to the transactions are satisfied or waived), and the New Sealed Air charter would include the supermajority provisions.

                      ------------------------------

      Additional Considerations for Sealed Air and Grace Stockholders

     Board of Directors and Management of New Sealed Air after the Merger (See page 81)

     The directors of New Sealed Air will consist of the seven current directors of Sealed Air plus four current outside directors of Grace -- Hank Brown, Christopher Cheng, Virginia A. Kamsky and John E. Phipps -- none of whom will be directors of New Grace. New Sealed Air will be managed by the current management of Sealed Air, including Dunphy, Chairman of the Board and Chief Executive Officer, and William V. Hickey, President and Chief Operating Officer. In addition, J. Gary Kaenzig, Jr., a Senior Vice President of Grace and President of Grace Packaging, and Leonard R. Byrne and Alan S. Weinberg, executives of Grace Packaging, will become officers of New Sealed Air.

     Following the merger, New Sealed Air and New Grace will have no officers or directors in common.

     Interests of Officers and Directors in the Reorganization and Merger (See page 82)

     When considering the recommendations of the Sealed Air Board and the Grace Board, you should be aware that officers and directors of Sealed Air and Grace have interests and arrangements that may be different from your interests as stockholders:

     o The directors and officers of Sealed Air and four directors of Grace and certain executives of Grace Packaging are expected to become directors and officers of New Sealed Air.

     o The directors and officers of Grace, except for those joining New Sealed Air, are expected to become directors and officers of New Grace.

     o Officers and directors of Sealed Air and Grace will be indemnified if the proposed transactions give rise to certain liabilities.

     o Officers of Grace own options to purchase Grace common stock. Each of these options will be converted into options to purchase New Sealed Air or New Grace common stock, depending on which company the option holder joins after the merger, unless the options are exercised earlier. The treatment of options gives officers more choices than stockholders have.

     Conditions to the Reorganization and Merger (See page 74)

     The reorganization and merger will be completed only if certain conditions, including the following, are satisfied (or waived in certain cases):

     o  the approval of the Sealed Air and Grace stockholders;

     o the absence of legal restrictions that prevent the completion of the transactions;

     o the receipt of all material governmental and other consents and approvals required;

     o the receipt of legal opinions that the reorganization and merger will qualify as tax-free reorganizations for U.S. federal income tax purposes; and

     o the accuracy of representations and warranties and performance of covenants in the merger agreement.

     Termination of the Merger Agreement (See page 75)

     Sealed Air and Grace may mutually agree to terminate the merger agreement without completing the merger.

     The merger agreement may also be terminated in certain other circumstances, as follows:

     o   Either company may terminate the merger agreement if:

         the merger is not completed by April 30, 1998 (but neither company may terminate the agreement if its own breach is the reason the merger is not completed by then);

         the stockholders of Sealed Air or Grace do not approve the transactions; or

         Sealed Air or Grace enters into an agreement with a third party on terms that its board believes in good faith to be better for its stockholders than the merger agreement.

      o  Sealed Air may terminate the merger agreement if:

         Grace fails to comply materially with its obligations in certain circumstances;

         the average closing price of Grace common stock for the 20 trading days preceding the merger is less than $45 3/8 per share; or

         the Grace Board fails to recommend that Grace stockholders approve the merger, or changes its recommendation in a manner materially adverse to Sealed Air;

     o   Grace may terminate the merger agreement if:

         Sealed Air fails to comply materially with its obligations in certain circumstances;

         the average closing price of Sealed Air common stock for the 20 trading days preceding the merger is less than $37 per share; or

         the Sealed Air Board fails to recommend that Sealed Air stockholders approve the merger, or changes its recommendation in a manner materially adverse to Grace.

     Termination Fees and Expenses (See page 76)

     If the merger agreement is terminated for certain reasons, as explained on page 76, Grace must pay Sealed Air a termination fee of either $25 million or $150 million, depending on the circumstances, plus out-of-pocket expenses in certain cases.

     If the merger agreement is terminated for certain other reasons, as explained on page 76, Sealed Air must pay Grace a termination fee of either $25 million or $75 million, depending on the circumstances, plus out-of-pocket expenses in certain cases.

     Regulatory Approvals (See page 36)

     Sealed Air and Grace have made certain filings and taken other actions necessary to obtain approvals from certain U.S. and foreign regulatory authorities in connection with the reorganization and merger, including U.S. and certain foreign antitrust authorities. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act expired on December 18, 1997. It is expected that Sealed Air and Grace will obtain all material required regulatory approvals before the special meetings. However, it is not certain that Sealed Air and Grace will obtain all required regulatory approvals by then, and approvals may include conditions that would be detrimental to Sealed Air or Grace.

     Accounting Treatment and Considerations (See page 33)

     The merger will be accounted for under the purchase method of accounting, with Grace treated as the acquirer. As a result, New Sealed Air will record the assets and liabilities of Sealed Air at their estimated fair values and will record as goodwill the excess of the purchase price (i.e., the market capitalization of Sealed Air for a period before and after the merger was announced, plus certain merger-related costs) over such estimated fair values.

     As required by accounting rules, New Sealed Air's net earnings will be reduced by the dividends to be paid on the convertible preferred stock before calculating basic earnings per share. Diluted earnings per share cannot initially be presented because treating the convertible preferred stock as if it had been converted would be antidilutive (i.e. would increase earnings per share).

     Certain Federal Income Tax Consequences (See page 34)

     We have structured the proposed transactions so that our legal counsel will be able to deliver opinions that neither Sealed Air, Grace nor our stockholders will recognize any gain or loss for U.S. federal income tax purposes as a result of the reorganization and merger (except for the cash received by Grace's stockholders instead of fractional shares). Completion of the merger is conditioned on the receipt of these legal opinions, and such condition may not be waived.

     Tax matters are very complicated, and the tax consequences of the proposed transactions to you will depend on the facts of your own situation. Consult your tax advisors for a full understanding of the tax consequences to you of the spin-off, the recapitalization and the merger.

     No Appraisal Rights (See page 36)

     Under Delaware law, neither Sealed Air stockholders nor Grace stockholders have any right to an appraisal of the value of their shares in connection with the reorganization or merger.

     Comparative Per Share Market Price Information (See page 21)

     Sealed Air common stock and Grace common stock are both listed on the New York Stock Exchange. On August 13, 1997, the last full trading day prior to the public announcement of the proposed merger, Sealed Air common stock closed at $47 5/8 and Grace common stock closed at $66 1/2. On February 12, 1998, Sealed Air common stock closed at $61(1)/(16) and Grace common stock closed at $77 7/8.

     Listing of New Sealed Air and New Grace Stock (See page 94)

     New Sealed Air will list its common stock under the ticker symbol "SEE" and its convertible preferred stock under the ticker symbol "SEEprA" on the New York Stock Exchange. New Grace will list its common stock on the New York Stock Exchange under the ticker symbol "GRA".


         SUMMARY SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

Sources of Information

     We are providing the following selected financial information concerning Sealed Air, Grace Packaging and New Sealed Air to help you in your analysis of the financial aspects of the proposed reorganization and merger. This information was derived from the audited and unaudited financial statements for Sealed Air and Grace Packaging for the periods presented. The information is only a summary and you should read it in conjunction with the financial information included or incorporated by reference in this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information" on page 100, "Grace Packaging Special-Purpose Combined Financial Statements" on page F-1, and "New Sealed Air Unaudited Pro Forma Condensed Consolidated Financial Data" on page 59.

     For financial information concerning New Grace, Grace stockholders should also read the financial information in the New Grace Information Statement.

How the Unaudited Pro Forma Consolidated Financial Information Was Prepared

     The unaudited pro forma consolidated financial information is presented to show you how Sealed Air and Grace Packaging might have looked if Grace Packaging had been an independent company and Grace Packaging and Sealed Air had been combined for the periods presented. The pro forma financial information was prepared using the purchase method of accounting, with Grace treated as the acquirer. See "The Reorganization and Merger-- Accounting Treatment" on page 33.

     Certain assets and liabilities shown on the financial statements for Grace Packaging will be transferred to New Grace in the reorganization, so the pro forma financial information for New Sealed Air has been adjusted accordingly. We did not adjust the pro forma amounts for certain operating efficiencies that may be realized as a result of the merger.

     If the companies had been combined in the past, they might have performed differently. You should not rely on the pro forma financial information as an indication of the results that would have been achieved if the reorganization and merger had taken place earlier or the future results that New Sealed Air will experience after the merger. See "New Sealed Air Unaudited Pro Forma Condensed Consolidated Financial Data."

Reorganization and Merger-Related Expenses

     Sealed Air and Grace estimate that the reorganization and merger will result in fees and expenses totaling approximately $180.1 million, of which approximately $65.1 million will be borne by New Sealed Air and $115.0 million by New Grace. After the merger, New Sealed Air may incur certain charges and expenses relating to restructuring and integrating the operations of Sealed Air and Grace Packaging. We did not adjust the pro forma information for certain of these charges and expenses or for certain operating efficiencies that may be realized as a result of the merger.


                                Sealed Air
                 Selected Historical Financial Information
                   (In thousands, except per share data)

                                         Nine Months
                                     Ended September 30,                           Years Ended December 31,
                                    ---------------------     -----------------------------------------------------------
                                      1997         1996         1996      1995(1)     1994          1993           1992
                                    --------     --------     --------   --------   --------      --------       --------
Consolidated Statement of
  Earnings Data:
Net sales......................     $620,769     $575,578     $789,612   $723,120   $519,186      $451,694       $446,058
Gross profit...................      233,405      214,528      294,427    256,168    191,763       169,547        167,631
Operating profit...............      105,988       94,607      130,072    108,880     83,909        74,113         72,190
Other expense, net.............        2,837       10,958       15,477     21,726     22,706        28,652         33,372
Earnings before income taxes...      103,151       83,649      114,595     87,154     61,203        45,461         38,818
Earnings.......................       62,509       50,604       69,329     52,728     37,216 (2)    25,914 (3)     20,768
Earnings per share(4)..........         1.47         1.19         1.63       1.25       0.94 (2)      0.66 (3)       0.54

Consolidated Balance Sheet Data
 (at period end):
Working capital................      $84,104      $61,296      $58,910    $41,945    $15,767       $33,828        $29,417
Total assets...................      483,228      484,220      467,119    443,545    331,117       279,818        268,264
Notes payable and current
 installments of long-term debt       24,599       26,310       15,565     36,840     30,508        15,618         18,724
Long-term debt, less
 current installments..........       48,718      128,781       99,900    149,808    155,293       190,058        225,278
Shareholders' equity
 (deficit)(5)..................      247,626      165,380      186,649    106,338     11,012       (29,419)       (66,311)

Other Data:
EBIT(6)........................      108,765       93,911      127,531    105,973     80,044        71,677         67,243
Depreciation and
 amortization..................       33,658       29,427       39,897     35,280     23,520        24,544         23,607
Non-cash compensation..........          --           --         3,242      3,556      3,256         2,293          1,836
EBITDA(7)......................      142,423      123,338      170,670    144,809    106,820        98,514         92,686
EBITDA as % of net sales.......         22.9%        21.4%        21.6%      20.0%      20.6%         21.8%          20.8%
Ratio of earnings to fixed
 charges(8)....................         13.1x         7.2x         7.7x       4.9x       3.8x          2.4x           2.2x


-----------------------
(1) Includes the operations of Trigon Industries Limited from the date of its acquisition in January 1995.

(2) Does not reflect an after-tax charge to earnings ($5.6 million or $0.14 per share) arising from the early redemption in 1994 of subordinated notes.

(3) Does not reflect cumulative credit to earnings ($1.5 million or $0.04 per share) from the implementation as of January 1, 1993 of Financial Accounting
    Standard No. 109, "Accounting for Income Taxes".

(4) Per share data has been adjusted for periods prior to 1995 to reflect the effect of a two-for-one stock split in the form of a 100% stock dividend distributed in 1995.

(5) The deficits in shareholders' equity in 1993 and 1992 resulted from a special dividend of approximately $329 million paid to stockholders in 1989.

(6) EBIT is defined as earnings before interest expense (including the non-cash amortization of deferred financing fees) and provision for income taxes.

(7) EBITDA is defined as EBIT plus depreciation, goodwill amortization, amortization of other intangible assets and non-cash compensation. This definition may differ from that used by other companies (including Grace
    Packaging) since it includes non-cash compensation. EBITDA is a frequently used measure of a company's ability to generate cash to service its obligations, including debt service obligations, and to finance capital and other expenditures. EBITDA does not purport to represent net income or net cash provided by operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to such measurements as an indicator of the company's performance.

(8) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represents earnings before income taxes plus fixed charges.
    "Fixed charges" consist of interest on all indebtedness, amortization of deferred financing costs and the portion (approximately one-third) of rental expense that management believes is representative of the interest component of rental expense.



Recent Results of Sealed Air

     Sealed Air recently reported record net sales, operating profit and net earnings for the year and quarter ended December 31, 1997.

     Net sales increased 7% to $842.8 million for 1997, compared with $789.6 million for 1996, and to $222.1 million for the fourth quarter of 1997, 4% above their level of $214.0 million for the fourth quarter of 1996. Excluding the negative effect of foreign currency translation, the increase in net sales would have been 10% for the year and 8% for the fourth quarter compared to the respective 1996 periods.

     The increase in net sales in 1997 was due primarily to increased unit volume in Sealed Air's major classes of products, partially offset by the negative effect of foreign currency translation as the U.S. dollar strengthened against most foreign currencies. Net sales also benefited modestly from additional net sales from recent acquisitions. The recent Asian currency problems have not had a significant effect on Sealed Air's operating results.

     Before giving effect to $8.4 million of transaction expenses that were incurred in 1997, primarily relating to the Merger, Sealed Air's operating profit for 1997 would have increased 13% to $146.5 million compared with 1996 operating profit of $130.1 million. Net earnings would have increased 24% to $86.0 million, or $2.02 per share, compared with net earnings of $69.3 million, or $1.63 per share, in 1996. After such transaction expenses, operating profit was $138.1 million and net earnings were $79.9 million, or $1.88 per share, in 1997.

     For the fourth quarter of 1997, before giving effect to $7.6 million of transaction expenses mentioned above, Sealed Air's operating profit would have increased 12% to $39.7 million compared with $35.5 million for the fourth quarter of 1996. Net earnings for the fourth quarter of 1997 would have increased 23% to $23.0 million, or $0.54 per share, compared with 1996 net earnings of $18.7 million, or $0.44 per share, for the fourth quarter of 1996. After such transaction expenses, operating profit was $32.1 million and net earnings were $17.4 million, or $0.41 per share, for the fourth quarter of 1997.


                              Grace Packaging
                 Selected Historical Financial Information
                              (In thousands)


                                    Nine Months
                                Ended September 30,                              Years Ended December 31,
                              --------------------------     -----------------------------------------------------------------
                                 1997           1996           1996          1995          1994          1993          1992
                              ----------     -----------    ----------    ----------    ----------    ---------    -----------
Statement of Earnings Data:
Net sales..............       $1,347,739      $1,271,612    $1,741,602    $1,705,642    $1,428,459    $1,256,132    $1,236,659
Gross profit...........          473,883         431,278       590,596       627,542       545,313       492,911       483,803
Operating profit.......          191,918         139,106       173,500       248,062       237,349       219,474       218,863
Other expense, net.....            2,215           5,036         3,678        12,589         9,597        12,949         9,101
Earnings before income
 taxes.................          189,703         134,070       169,822       235,473       227,752       206,525       209,762
Net earnings...........          111,545          78,813        99,830       140,892       139,511       125,980       127,955
Combined Balance Sheet Data
 (at period end):
Working capital........         $323,510                      $277,583      $289,605      $224,815      $194,284      $176,502
Total assets...........        1,683,432                     1,702,888     1,477,360     1,179,937       914,669       839,310
Total liabilities......          301,614                       321,098       303,398       282,176       214,950       219,787
Total equity ..........        1,381,818                     1,381,790     1,173,962       897,761       699,719       619,523

Other Data:
EBIT(1)................          189,703         134,070       169,822       235,473       227,752       206,525       209,762
Depreciation and
 amortization..........           78,701          69,586        94,380        80,357        61,924        51,508        52,641
EBITDA(2)..............          268,404         203,656       264,202       315,830       289,676       258,033       262,403
EBITDA as % of net
 sales.................             19.9%           16.0%         15.2%         18.5%         20.3%         20.5%         21.2%


-------------------
(1) EBIT is defined as earnings before interest expense and provision for income taxes.

(2) EBITDA is defined as EBIT plus depreciation, goodwill amortization and amortization of other intangible assets. EBITDA is a frequently used measure of a company's ability to generate cash to service its obligations, including debt service obligations, and to finance capital and other expenditures. EBITDA does not purport to represent net income or net cash provided by operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to such measurements as an indicator of the company's performance.


     Recent Results of Grace Packaging

     Grace Packaging's net sales for the year ended December 31, 1997 increased more than 5% to approximately $1.8 billion compared to 1996. For the fourth quarter of 1997, net sales increased by about 4% to approximately $486 million compared to the fourth quarter of 1996. Excluding the negative effect of foreign currency translation, the increase in net sales would have been approximately 10% for the year and approximately 9% for the fourth quarter.

     The increase in net sales was due primarily to increased unit volume of Grace Packaging's major products, partially offset by the negative effect of foreign currency translation. In the fourth quarter of 1997, the currency translation effect of the recent currency problems in Asia more than offset higher unit volume in the Asia/Pacific region.


                              New Sealed Air
                 Selected Pro Forma Financial Information
                   (In thousands, except per share data)

                                                                             Nine months ended          Year ended
                                                                            September 30, 1997       December 31, 1996
                                                                            ------------------       -----------------
Unaudited Pro Forma Consolidated Statement of Earnings Data:
 Net sales.............................................................             $1,967,529             $2,529,645
 Gross profit..........................................................                699,563                874,723
 Operating profit......................................................                286,335                268,655
 Other expense, net....................................................                 61,539                 93,355
 Earnings before income taxes..........................................                224,796                175,300
 Net earnings..........................................................                121,129                 88,178
 Earnings available to common stockholders.............................                 67,129                 16,178
 Earnings per common share(1)..........................................                   0.80                   0.19
 Shares used in computing earnings per common share(1).................                 83,595                 83,595

Unaudited Pro Forma Consolidated Balance Sheet Data:                          September 30, 1997
                                                                              ------------------

 Working capital.......................................................               $160,331
 Total assets..........................................................              4,095,651
 Notes payable and current installments of long-term debt..............                265,399
 Long-term debt, less current installments.............................              1,048,718
 Total liabilities.....................................................              1,822,761
 Convertible preferred stock...........................................              1,800,000
 Stockholders' equity..................................................                472,890

Other Pro Forma Data:
 EBIT(2)...............................................................                286,897                262,436
 Depreciation and amortization.........................................                146,244                179,036
 Non-cash compensation.................................................                     --                 11,242
 EBITDA(3).............................................................                433,141                452,714
 EBITDA as % of net sales..............................................                  22.0%                  17.9%
 Ratio of earnings to fixed charges and preferred dividends(4).........                   1.8x                   1.2x


----------------
(1) Pro forma earnings per common share is calculated based upon 83,595 shares of New Sealed Air common stock, which is the estimated weighted average number of common shares that will be outstanding upon the consummation of the merger (excluding shares of common stock into which the preferred stock is convertible because the effect of conversion is antidilutive).

(2) See footnote (6) on page 15.

(3) See footnote (7) on page 16.

(4) For the purpose of calculating the ratio of earnings to fixed charges and preferred dividends, "earnings" represents earnings before income taxes plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of deferred financing costs and the portion (approximately one-third) of rental expense that management believes is representative of the interest component of rental expense.




                   Unaudited Comparative Per Share Data

     The following table (1) compares certain historical Sealed Air per share information with New Sealed Air pro forma equivalent per share information and
(2) compares certain historical Grace per share information with New Sealed Air and New Grace pro forma equivalent per share information. The table should be read in conjunction with the financial information for Sealed Air, Grace, Grace Packaging, New Sealed Air and New Grace that is included or incorporated by reference in this Joint Proxy Statement/Prospectus and the New Grace Information Statement. You should not rely on the pro forma financial information as an indication of the results that would have been achieved if the reorganization and merger had taken place earlier or of the results of New Sealed Air and New Grace after the merger. New Sealed Air and New Grace are not expected to pay dividends on their common stock.

                                                 Sealed Air Stockholders                       Grace Stockholders
                                           ---------------------------------       -------------------------------------------------
                                                              Pro Forma                        Pro forma Equivalent Per Share(1)
                                                           Equivalent Per                   ----------------------------------------
                                           Sealed Air        Share-New             Grace
                                           Historical      Sealed Air (1)        Historical   New Sealed Air  New Grace      Total
                                           ----------      --------------        ----------   --------------  ---------      -----
Earnings per share from continuing
 operations (2)(3):
 Year ended December 31, 1996..........      $1.63             $0.19                $2.26       $0.10           $1.53         $1.63
 Nine months ended September 30, 1997..       1.47              0.80                 2.91        0.44            1.77          2.21

Dividends per share (2)(4):
 Year ended December 31, 1996..........        --                --                  0.50        0.96            --            0.96
 Nine months ended September 30, 1997..        --                --                  0.42        0.72            --            0.72

Book value per share at period end (2):
 September 30, 1997....................       5.81              5.66                 6.48        3.11            2.53          5.64


---------------------------------
(1) The pro forma equivalent per share information for Sealed Air stockholders was calculated using the exchange ratio of one share of New Sealed Air common stock for each share of Sealed Air common stock. The pro forma equivalent per share information for Grace stockholders was calculated using the exchange ratio in the spin-off (one share of New Grace common stock for each share of Grace common stock) and the estimated exchange ratios in the recapitalization ( .55 shares of New Sealed Air common stock and .48 shares of New Sealed Air convertible preferred stock for each share of Grace common stock).

(2) The pro forma earnings per share, dividends per share and book value per share were calculated using only the number of common shares expected to be outstanding immediately after the merger, assuming that none of the convertible preferred stock was converted.

(3) As discussed in Note G to the "New Sealed Air Unaudited Pro Forma Condensed
    Consolidated Financial Data" on page 59, the conversion of New Sealed Air convertible preferred stock into New Sealed Air common stock would have an antidilutive effect (i.e., would increase earnings per common share).
    Accordingly, the table above presents only basic pro forma earnings per share, which were calculated by subtracting the dividends on the convertible preferred stock from net earnings and dividing this amount by the number of common shares expected to be outstanding immediately after the merger, assuming that none of the convertible preferred stock was converted.

    If earnings per share were calculated assuming that all the convertible preferred stock had been converted, the unaudited earnings per share data in the table above would instead be as follows:


                                                                          Pro Forma Equivalent
                                                                     Per Share (assuming conversion)
                                                                    ----------------------------------
                                                                     Sealed Air         Grace - Total
                                                                    --------------     ---------------
Earnings per share from continuing operations:
       Year ended December 31, 1996..........................          $0.76                 $1.95
       Nine months ended September 30, 1997..................           1.05                  2.35



(4)The historical Grace dividends per share were paid on Grace common stock. The pro forma dividends per share are the annual dividends of $2.00 to be paid on New Sealed Air convertible preferred stock.




        COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     Sealed Air common stock and Grace common stock are listed on the New York Stock Exchange. The Sealed Air ticker symbol is SEE, and the Grace ticker symbol is GRA.

     The following table sets forth the high and low sale prices for a share of Sealed Air common stock and Grace common stock and the dividends declared on such stock. The prices are as reported on the New York Stock Exchange Composite Transaction Tape and are based on published financial sources.

                                                        Grace Common Stock                    Sealed Air Common Stock (1)
                                              ----------------------------------------      --------------------------------
                                                  Market Price(2)             Cash                  Market Price(3)
                                              -----------------------      Dividends        --------------------------------
                                                  High         Low          Declared            High              Low
                                              ------------  ---------      -----------      ------------    ----------------
1995
 First Quarter.........................        $55 1/4     $38 1/4            $0.35            $22 3/4          $17 15/16
 Second Quarter........................         65 1/4      51                 0.35             22 7/8           20 1/8
 Third Quarter.........................         71 5/8      61                 0.35             28 1/4           22 1/8
 Fourth Quarter........................         66 7/8      53                 0.125            30 3/4           24 1/4
1996
 First Quarter.........................        $81 3/4     $53 5/8            $0.125           $35 1/4          $26
 Second Quarter........................         83          70                 0.125            38 1/4           32 3/8
 Third Quarter.........................         76 1/2      60 1/2             0.125            39               30 1/8
 Fourth Quarter........................         56 3/4      45 5/8             0.125            44 1/8           37
1997
 First Quarter.........................        $57 1/2     $46 1/2            $0.125           $48              $39 3/4
 Second Quarter........................         60 1/8      44 3/8             0.145            49 5/8           41 1/4
 Third Quarter.........................         74          54 7/8             0.145            55 3/8           45 15/16
 Fourth Quarter........................         81 1/8      63 1/2             0.145            63               49 3/4
1998
 First Quarter (through February 12) ..         80 5/8      70 5/8               --             64 1/2           55 3/16


--------------------
(1) Sealed Air paid no cash dividends during the periods presented.

(2) On September 28, 1996, W. R. Grace & Co., a New York corporation subsequently renamed Fresenius Medical Care Holdings, Inc. ("Grace New
    York"), spun off Grace (including its packaging and specialty chemicals businesses) to its stockholders as part of a reorganization. The spun-off company retained the name "W. R. Grace & Co." The historical share prices listed above have not been adjusted to account for such reorganization and, for periods prior to such spin-off, are the share prices of Grace New York.

(3) Adjusted for two-for-one stock split which occurred on September 29, 1995.

     On August 13, 1997, the last full trading day before the public announcement of the proposed merger, the closing prices on the New York Stock Exchange Composite Transaction Tape were $47 5/8 per share of Sealed Air common stock and $66 1/2 per share of Grace common stock. On February 12, 1998, the most recent practicable date before the printing of this Joint Proxy Statement/Prospectus, the closing prices on the New York Stock Exchange Composite Transaction Tape were $61(1)/(16) per share of Sealed Air common stock and $77(7)/(8) per share of Grace common stock. Stockholders are urged to obtain current market quotations prior to making any decision with respect to the reorganization and merger.

     Sealed Air does not pay dividends on its common stock, and New Sealed Air is not expected to do so. Although Grace has paid quarterly cash dividends on its common stock, New Grace is not expected to do so. However, after the merger, the Board of either company may change its policy based on business conditions, the company's financial condition, its earnings and other factors. Holders of New Sealed Air convertible preferred stock will receive quarterly cash dividends of $0.50 per share, as declared by the Board of New Sealed Air.



                           CERTAIN RISK FACTORS

              In addition to the other information included in this Joint Proxy Statement/Prospectus, you should carefully consider the following risk factors in determining whether to vote in favor of the reorganization, merger and related proposals. Grace stockholders should also carefully read "Certain Risk Factors" in the New Grace Information Statement.

               We also caution you that this Joint Proxy Statement/Prospectus contains forward-looking statements, which include all statements regarding Grace's, Sealed Air's, New Sealed Air's and New Grace's expected financial position, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, benefits from new technology, plans and objectives of management, and markets for stock. Although Sealed Air and Grace believe their expectations reflected in such forward-looking statements are based on reasonable assumptions, such expectations may not prove to be correct. Important factors that could cause actual results to differ materially from the expectations reflected in our forward-looking statements include those set forth below, as well as general economic, business and market conditions, customer acceptance of new products, efficacy of new technology, changes in U.S. and foreign laws and regulations, costs or difficulties relating to the reorganization, the merger and related transactions and increased competitive and/or customer pressures.

               Potential Difficulties in Combining the Operations of the Companies

               Sealed Air and Grace Packaging have previously operated separately. New Sealed Air may not be able to integrate the operations of Sealed Air and Grace Packaging without a loss of key employees, customers or suppliers, loss of revenues, increases in operating or other costs or other difficulties. In addition, New Sealed Air may not be able to realize the operating efficiencies and other benefits that are sought from the merger. See "The Reorganization and Merger--Sealed Air's Reasons for the Merger; Recommendation of the Sealed Air Board" on page 29.

               Different Factors Affecting New Sealed Air's Business

               New Sealed Air's range of products, geographic scope of operations, customers, competitors and suppliers will differ from those of Sealed Air, Grace and Grace Packaging. As a result, the results of operations and prospects for New Sealed Air, as well as its stock price, may be affected by factors that are different from those that have affected either Sealed Air or Grace in the past.

               Restrictions on New Sealed Air and New Grace to Protect Tax-free Treatment

               To protect the tax-free treatment of the reorganization and merger under U.S. federal income tax laws, Sealed Air and Grace have agreed to certain restrictions on New Sealed Air. For two years after the merger:

o New Sealed Air and its affiliates may not repurchase 20% or more of New Sealed Air's equity securities (subject to certain additional limitations).

o New Sealed Air and its affiliates may not issue or sell equity securities of New Sealed Air or Grace Packaging, and they may not solicit, support or participate in any tender offer for New Sealed Air equity securities, or approve or permit any business combination or other transaction that (alone or together with the merger) will result in one or more persons obtaining a 50% or greater interest in New Sealed Air.

o New Sealed Air must continue to operate Grace Packaging's business and may not sell or otherwise dispose of more than 60% of Grace Packaging's assets except in the ordinary course of business.

o The subsidiaries engaged in Grace Packaging's business may not voluntarily dissolve, liquidate, merge, consolidate or reorganize, subject to certain exceptions.

New Grace will be subject to similar restrictions.

               These restrictions may limit the ability of New Sealed Air and New Grace to engage in certain business transactions that otherwise might be advantageous for the companies and their stockholders, and could deter potential acquisitions of control of New Grace or New Sealed Air. The restrictions are designed to protect the tax-free treatment of the reorganization for U.S. federal income tax purposes. Accordingly, New Sealed Air or New Grace may engage in a restricted transaction so long as it (i) obtains a ruling from the Internal Revenue Service ("IRS") or an opinion of tax counsel that the transaction will not adversely affect the tax-free treatment of the reorganization and (ii) indemnifies the other party against adverse tax consequences arising from the transaction. See "Certain United States Federal Income Tax Consequences" beginning on page 34 and "Relationship Between New Sealed Air and New Grace After the Reorganization and Merger--Tax Sharing Agreement" beginning on page 78, 78.

               Liabilities of New Grace, Fraudulent Transfer and Related Considerations

               Grace's primary U.S. operating subsidiary has significant liabilities relating to previously sold asbestos-containing products. As a result, Grace and the subsidiary are currently defendants in numerous asbestos-related lawsuits and are likely to be named as defendants in additional lawsuits in the future. At September 30, 1997, the liability recorded on Grace's books with respect to the defense and disposition of asbestos-related lawsuits and claims was $910.5 million, including a current liability of $135.0 million. In addition, at September 30, 1997, Grace had recorded a receivable of $295.4 million, reflecting amounts that Grace believes will ultimately be recovered from insurance carriers with respect to its asbestos-related lawsuits and claims. Grace and its subsidiaries also have substantial environmental and other liabilities.

               After the merger and related transactions, New Grace will be responsible for all of the asbestos-related liabilities, substantially all of the environmental liabilities (other than certain liabilities relating to Grace Packaging) and other liabilities of Grace and its subsidiaries that are unrelated to Grace Packaging. Based on currently available information and advice provided by their respective financial, legal and other advisors, Sealed Air and Grace believe that New Grace will be able to satisfy its liabilities as they become due. Nevertheless, claimants might seek to hold New Sealed Air liable for obligations of New Grace. New Grace has agreed to indemnify New Sealed Air for liabilities and costs that New Sealed Air may incur relating to New Grace's liabilities; however, New Grace may not be able to fulfill its indemnity obligations to New Sealed Air.

               Claimants may also bring suit seeking recovery from New Sealed Air or its subsidiaries by claiming that the transfers of assets and liabilities in connection with the reorganization of Grace, including the separation of Grace's packaging and specialty chemicals businesses and the cash transfer to and spin-off of New Grace, were "fraudulent transfers". A transfer would be a fraudulent transfer if the transferor received less than reasonably equivalent value and the transferor was insolvent at the time of the transfer, was rendered insolvent by the transfer or was left with unreasonably small capital to engage in its business. A transfer may also be a fraudulent transfer if it was made to hinder, delay or defraud creditors. If any transfers in connection with the reorganization of Grace are found to be fraudulent transfers, the recipient (including New Sealed Air and its subsidiaries) might be required to return the property to the transferor. Similar consequences would result if a court were to find that any transfers were made in violation of laws restricting dividends.

               Sealed Air and Grace believe that Grace, New Grace and their subsidiaries are adequately capitalized and will be adequately capitalized after the reorganization, and that none of the transfers contemplated to occur in the reorganization is a fraudulent transfer. Sealed Air and Grace also believe that the reorganization of Grace and the spin-off of New Grace will comply with applicable dividend laws. However, a court applying the relevant legal standards may not reach the same conclusions.

               More information regarding Grace's asbestos and other liabilities is included in Grace's filings with the Securities and Exchange Commission ("SEC"). See "Where You Can Find More Information" on page 100 and the New Grace Information Statement.

No Prior Market for New Sealed Air Stock

               There is no current public trading market for New Sealed Air common and convertible preferred stock. New Sealed Air will apply to list its common and convertible preferred stock on the New York Stock Exchange, and we expect "when-issued" trading in New Sealed Air common and convertible preferred stock to develop before the merger is consummated. This means that shares can be traded before the share certificates are issued, and before the actual numbers of shares to be issued in the reorganization and merger are determined.

               We cannot predict the prices at which New Sealed Air common and convertible preferred stock may trade, either before the merger on a "when-issued" basis or after the merger. Such trading prices will be determined by the marketplace and may be influenced by many factors, including the depth and liquidity of the market for such shares, investor perceptions of New Sealed Air and the industries in which it participates, New Sealed Air's dividend policy and general economic and market conditions. Until an orderly market develops, the trading prices for these shares may fluctuate significantly.

               The New Sealed Air common and convertible preferred stock will be freely transferable, except for shares received by Sealed Air or Grace "affiliates", as that term is defined under the Securities Act of 1933, as amended (the "Securities Act"). See "The Reorganization and Merger--Federal Securities Laws Consequences; Resale Restrictions" on page 37.

Shares Issued to Stockholders Will Not Be Adjusted for Changes in the Price of Sealed Air or Grace Stock

               Stockholders of Sealed Air and Grace will receive shares initially representing 37% and 63%, respectively, of New Sealed Air, measured on an as-converted basis. These percentages will not change even if the price of Sealed Air common stock or Grace common stock changes relative to the price of the other company's common stock. On the other hand, Sealed Air or Grace may terminate the merger agreement if the other company's stock price drops below certain levels before the merger. See "The Distribution and Merger Agreements--Termination of the Merger Agreement and Distribution Agreement" on page 75.

U.S. Federal Income Tax Consequences if Reorganization and Merger Do Not Qualify for Tax-Free Treatment

               Sealed Air and Grace believe that, for U.S. federal income tax purposes, the reorganization and merger will be tax-free to Sealed Air, Grace and their stockholders (except for cash received by Grace stockholders instead of fractional shares). Sealed Air and Grace must receive opinions of tax counsel to that effect before the merger is completed. Despite such opinions, the transactions may not qualify for tax-free treatment at the time of the merger or thereafter.

               In general, if the reorganization of Grace (including the spin-off of New Grace) is not tax-free, New Sealed Air would recognize a taxable gain equal to (i) the amount by which the fair market value of the New Grace common stock exceeds Grace's tax basis in the New Grace common stock and (ii) the amount by which the fair market value of Grace Packaging exceeds the tax basis of a subsidiary of Grace in Grace Packaging. New Grace has agreed to indemnify New Sealed Air for any adverse corporate-level income tax consequences resulting from the failure of the reorganization to qualify for tax-free treatment, although New Sealed Air would be liable to the extent that the failure is attributable to actions of New Sealed Air.

               In addition, if the spin-off of New Grace is not tax-free, and if (as expected) New Sealed Air's earnings and profits at the end of 1998 exceed the fair market value of the New Grace common stock, each Grace stockholder would be treated as having received a taxable dividend equal to the fair market value of the New Grace common stock that the stockholder receives.

               An acquisition of New Grace or New Sealed Air after the reorganization and merger could give rise to the corporate-level taxes described above. Such an acquisition of New Grace or New Sealed Air, if taxable, could also cause the spin-off to fail to qualify for tax-free status and, if so, would give rise to the corporate-level and stockholder-level taxes described above.

               In general, if the merger between Sealed Air and Grace Packaging is not tax-free, each Sealed Air stockholder would be treated as having sold its Sealed Air shares at a price equal to the fair market value of the New Sealed Air common stock that it receives. This would require the stockholder to recognize a taxable gain or loss based on the difference between the fair market value of the stockholder's New Sealed Air common stock and the tax basis of the stockholder's Sealed Air common stock.

               See "The Reorganization and Merger--Certain United States Federal Income Tax Consequences" for a more complete discussion of the tax aspects of the reorganization and merger.

Year 2000 Issues

               Like most other companies, New Sealed Air will have to ensure that its information systems are able to recognize and process date-sensitive information properly as the year 2000 approaches. Systems that do not properly recognize and process this information could generate erroneous data or even fail.

               Sealed Air and Grace Packaging have conducted comprehensive reviews of their key computer systems and have identified a number of systems that could be affected by the "year 2000" issue. Both companies have undertaken steps to ensure that these systems will function properly, including installing vendor-supplied upgrades or new software or modifying existing software. Sealed Air and Grace Packaging believe that these steps will be substantially completed by the end of 1998 and that the year 2000 issue will not pose significant problems for New Sealed Air. Nevertheless, if these steps are not completed successfully in a timely manner, New Sealed Air's operations and financial performance could be adversely affected. Also, both companies are contacting key suppliers, banks, customers and other unaffiliated companies that will be important to New Sealed Air to assess their year 2000 compliance programs, since New Sealed Air could be adversely affected by the failure of these unaffiliated companies to address adequately the year 2000 issue.

New Sealed Air Will Guarantee Certain Outstanding Public Debt

               Grace currently is the guarantor of certain debt, including approximately $644 million in outstanding public debt of a subsidiary that will be a subsidiary of New Grace after the spin-off. Although the subsidiary intends to repurchase this public debt, some or all of it may remain outstanding after the merger. Because Grace will become New Sealed Air, New Sealed Air will remain the guarantor of any such debt remaining outstanding. As a result, a holder of public debt may seek to recover from New Sealed Air if New Grace's subsidiary fails to pay this public debt, and New Sealed Air may have to make payments under its guarantee. New Grace will indemnify New Sealed Air against any liability arising from the guarantee. In addition, if more than $50 million of this public debt remains outstanding after the merger, New Sealed Air will receive a letter of credit (in the amount of the public debt in excess of $50 million) to cover any payments it must make under its guarantee, up to the amount of the letter of credit. Sealed Air and Grace believe that New Grace will be able to meet its public debt obligations and, if it fails to do so, that the letter of credit will prove sufficient to protect New Sealed Air. Nevertheless, New Sealed Air may have to make payments for amounts not covered by the letter of credit.



                       THE REORGANIZATION AND MERGER

               The discussion in this Joint Proxy Statement/Prospectus of the reorganization and merger and the principal terms of the distribution agreement (the "Distribution Agreement"), merger agreement (the "Merger Agreement") and certain related agreements (the Distribution and Merger Agreements and related agreements, collectively, the "Transaction Agreements") is subject to, and qualified in its entirety by reference to, the Merger Agreement and the Distribution Agreement, copies of which are attached to this Joint Proxy Statement/ Prospectus as Annexes A and B, respectively, and are incorporated herein by reference.

Special Meetings to Vote on the Proposed Transactions

               Sealed Air and Grace are furnishing this Joint Proxy Statement/Prospectus to their stockholders in connection with the solicitation of proxies by Sealed Air for use at a special meeting of its stockholders and the solicitation of proxies by Grace for use at a special meeting of its stockholders.

               The Sealed Air special meeting will be held at Saddle Brook Marriott, Garden State Parkway at I-80, Saddle Brook, New Jersey 07633, on March 23, 1998, at 11:00 a.m. At the Sealed Air special meeting, Sealed Air stockholders will be asked to vote upon a proposal to approve and adopt the Merger Agreement.

               The Grace special meeting will be held at Grace's offices, located at One Town Center Road, Boca Raton, Florida 33486, on March 20, 1998, at 10:00 a.m. At the Grace special meeting, Grace stockholders will be asked to vote upon:

      (1) a proposal to approve and adopt the Merger Agreement (which will constitute approval of the reorganization, merger and other transactions contemplated thereby, including the spin-off of New Grace, certain charter amendments, the recapitalization of Grace common stock and the issuance of New Sealed Air common stock to Sealed Air stockholders in the merger); and

      (2) a proposal to repeal certain provisions contained in Grace's existing charter, which are described under "The New Sealed Air
          Charter--Proposal to Repeal Supermajority Provisions of the Grace Charter" on page 37.

Structure of the Transactions

               Stockholder approval is needed to enable Sealed Air and Grace to proceed with the proposed merger of Sealed Air and Grace Packaging, which will require a series of related transactions:

o Separation. Grace's worldwide packaging business will be separated from Grace's specialty chemicals businesses. Grace and a packaging subsidiary will then borrow $1.2 billion, subject to adjustment, and transfer these funds to the specialty chemicals group of subsidiaries (the "Cash Transfer").

o Spin-off. Grace will spin off its specialty chemicals businesses to the Grace stockholders in the form of a new public company that will be named "W.R. Grace & Co." (the "Spin-off").

o Recapitalization. The Grace common stock will be recapitalized (the "Recapitalization"), with Grace stockholders receiving a total of 40.895 million newly issued shares of common stock, subject to adjustment, and 36 million newly issued shares of convertible preferred stock, each on a pro rata basis based on the number of shares of Grace common stock owned as of the record date set by the Grace Board.

o Merger. A wholly owned subsidiary of Grace will then merge with Sealed Air (the "Merger"), and Grace will change its name to "Sealed Air Corporation" and amend its charter to be substantially identical to Sealed Air's charter. In connection with the Merger, Sealed Air stockholders will receive one share of New Sealed Air common stock for each share of Sealed Air common stock owned immediately prior to the Merger.

               The Merger will become effective when a certificate of merger is filed with the Secretary of State of Delaware or at such other time as will be specified in the certificate of merger (the "Effective Time"). The Effective Time will occur as soon as practicable after the last of the conditions in the Merger Agreement has been satisfied or waived. We expect the Merger to occur promptly after the Special Meetings, late in the first quarter of 1998.

      Following the Merger:

      o Sealed Air's stockholders will initially own shares of common stock representing 37% of New Sealed Air, on an as-converted basis; and

      o Grace's stockholders will initially own 100% of the outstanding common stock of New Grace and shares of common stock and convertible preferred stock representing 63% of New Sealed Air, on an as-converted basis.

               For ease of reference, we will refer to the Cash Transfer, Spin-off and Recapitalization and other transactions contemplated in the reorganization of Grace (other than the Merger) as the "Reorganization". For a more complete description and understanding of the principal terms and conditions of the Reorganization and Merger, please refer to "The Distribution and Merger Agreements" beginning on page 68 and the copies of the agreements attached as Annexes A and B.

Background

               In pursuing their strategies for enhancing stockholder value, Sealed Air and Grace each regularly consider opportunities for acquisitions, joint ventures and other strategic alliances.

               Sealed Air and Grace initially discussed the possibility of a combination of Sealed Air and Grace Packaging from mid-1994 until early 1995. These discussions were discontinued in early 1995, without resulting in any agreement.

               Beginning in early 1997, Grace and Sealed Air began to pursue discussions about a possible combination of Sealed Air and Grace Packaging. After retaining legal and financial advisors, Sealed Air and Grace executed a confidentiality agreement and began exchanging certain information on or about May 12, 1997. The parties agreed that, to avoid market speculation, business disruption and similar market events, it was essential to maintain the confidentiality of the discussions and to limit the participation in these discussions to those executives and advisors who were necessary to complete the negotiations.

               In May and early June 1997, Sealed Air, Grace and their respective legal and financial advisors held various conference calls and meetings to discuss a possible transaction that would involve a spin-off of Grace's specialty chemicals businesses to its stockholders and a merger of Sealed Air and Grace Packaging. In early June 1997, Sealed Air, through its financial advisor, proposed that Sealed Air stockholders would own 40% of the combined company and Grace stockholders would own 60% of the combined company.

               On June 10, 1997, Grace, through its financial advisors, responded with a proposal in which Sealed Air stockholders would own 35% of the combined company and Grace stockholders would own 65% of the combined company. Over the following weeks, Sealed Air, Grace and their respective financial and legal advisors conducted due diligence and proceeded to discuss alternative terms for a merger between Sealed Air and Grace Packaging.

               By early July, the management teams of Sealed Air and Grace had reached a consensus on some of the principal terms of the transaction and certain aspects of the proposed transaction structure, including that Grace would be reorganized to separate Grace Packaging from Grace's specialty chemicals businesses; to the extent practicable, the spin-off of New Grace and the merger of Sealed Air and Grace Packaging should be tax-free to both companies and their stockholders; after the proposed merger Sealed Air stockholders would initially own common stock representing 37% of New Sealed Air and Grace stockholders would initially own common stock and convertible preferred stock representing 63% of New Sealed Air, measured on an as-converted basis; and Grace and a packaging subsidiary would borrow approximately $1.2 billion to make a cash transfer to New Grace and its subsidiaries prior to the proposed merger.

               On July 10, 1997, the Sealed Air Board held a special meeting. At the meeting, Sealed Air management reviewed with the Board the status of negotiations, due diligence, potential synergies and remaining open issues, including Grace's contingent and other liabilities. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") discussed their preliminary financial analysis of the proposed Merger with the Board. After discussion, the Board unanimously authorized the officers of Sealed Air to continue negotiations.

               On July 10, 1997, the Grace Board held a regular meeting. At that meeting, Grace management presented detailed background information on the business and financial performance of Sealed Air, Grace Packaging and Grace's specialty chemicals businesses, as well as the background and proposed structure of the transactions and the status of negotiations. Credit Suisse First Boston Corporation ("Credit Suisse First Boston") and Merrill Lynch & Co. ("Merrill Lynch") discussed a preliminary financial analysis of the proposed reorganization and merger. In addition, Wachtell, Lipton, Rosen & Katz reviewed various legal issues with the Board. After discussion, the Board unanimously authorized management to continue negotiations.

               On July 24, 1997, the principal terms and conditions of the proposed transactions negotiated as of that date were presented to the Sealed Air Board by its management and financial and legal advisors. The Board authorized management to proceed to negotiate definitive agreements for the proposed transactions.

               Following their respective board meetings, Sealed Air and Grace, advised by their respective legal and financial advisors, negotiated the terms and conditions of the Transaction Agreements. Among the subjects of negotiation were the allocation of Grace's assets and liabilities between Grace Packaging and New Grace, arrangements for sharing various transaction expenses (including the costs of separating Grace Packaging from New Grace, certain severance costs and the expenses associated with retiring Grace's outstanding debt), the allocation of employees between Grace Packaging and New Grace and the responsibilities for benefits for employees of Grace Packaging.

               On August 14, 1997, the Sealed Air Board held a special meeting. At that meeting, Sealed Air's management reviewed the status of negotiations (including the resolution of previously open issues), the principal terms of the proposed transactions and results of due diligence. Davis Polk & Wardwell reviewed the Merger Agreement, the Distribution Agreement and the other Transaction Agreements. KPMG Peat Marwick LLP then reviewed certain tax aspects of the transaction and the terms of the tax sharing arrangements between New Sealed Air and New Grace. DLJ made a presentation that included a discussion of the valuation methodologies and analyses used in arriving at DLJ's fairness opinion (the "DLJ Opinion"). DLJ gave its opinion to the Sealed Air Board that, as of such date, and based upon and subject to the assumptions, limitations and qualifications in such opinion, the exchange ratio pursuant to which Sealed Air's stockholders would receive one share of New Sealed Air common stock for each share of Sealed Air common stock (the "Exchange Ratio"), was fair to Sealed Air stockholders from a financial point of view. See "Role of Financial Advisors--Opinion of Sealed Air Financial Advisor" beginning on page 39. After concluding that the Merger and related transactions were fair and in the best interests of Sealed Air and its stockholders, the Sealed Air Board voted to approve the Merger, to authorize the execution of the Merger Agreement and to recommend that Sealed Air's stockholders approve the Merger Agreement.

               On August 14, 1997, the Grace Board held a special meeting. At that meeting, Grace's management reviewed the status of negotiations (including the resolution of previously open issues), the principal terms of the proposed transactions and results of due diligence, and Wachtell, Lipton, Rosen & Katz reviewed the Merger Agreement, the Distribution Agreement and the other Transaction Agreements. Credit Suisse First Boston and Merrill Lynch made a presentation that included a discussion of their valuation methodologies and analyses used in arriving at their fairness opinions. Credit Suisse First Boston and Merrill Lynch gave their opinions to the Grace Board that, as of such date, and based upon and subject to the assumptions, limitations and qualifications in such opinions, the terms of the Spin-off, the Recapitalization and Merger, taken as a whole, were fair, from a financial point of view, to the holders of Grace common stock. See "Role of Financial Advisors--Opinions of Grace Financial Advisors" beginning on page 44. After concluding that the Reorganization, Merger and related transactions were fair and in the best interests of the Grace stockholders, the Grace Board voted to approve the Reorganization, Merger and related transactions, to authorize the execution of the Merger Agreement and to recommend that Grace's stockholders approve the Reorganization, Merger and related transactions.

               Shortly after the Board meetings concluded, the parties executed the Merger Agreement, and Sealed Air and Grace issued a joint press release announcing the execution of the Merger Agreement.

               Since the commencement of discussions in early 1997, neither Sealed Air nor Grace has considered any merger, acquisition or joint venture opportunities with others in the packaging industry as an alternative to the Merger.

Sealed Air's Reasons for the Merger; Recommendation of the Sealed Air Board

               The following briefly describes the material reasons, factors and information taken into account by the Sealed Air Board in deciding to approve the Merger and to recommend that Sealed Air stockholders approve the Merger Agreement.

Sealed Air's Reasons for the Merger

      o Strategic Business Opportunity. Sealed Air believes the Merger offers a strategic business opportunity to combine Sealed Air's strengths in protective and specialty packaging and its entrepreneurial management team, with its proven record of increasing shareholder value, with Grace's superior position in the food packaging industry, technological strengths and extensive international presence.

      o Complementary Product Lines. Sealed Air believes that advantages will be gained by combining companies with complementary packaging products. Sealed Air is a leading global manufacturer of a wide range of protective and specialty packaging materials and systems primarily for industrial and consumer products. Grace Packaging is a leading global supplier of high-performance materials and systems used primarily for packaging food. Sealed Air believes that the Merger offers new marketing and cross-selling opportunities that may expand the customer base for the products of both companies.

      o Combined Marketing Networks, Distribution Channels and Technologies. Sealed Air believes that a consolidation of the marketing networks, distribution channels and technologies of the two companies is an important element of the Merger. New Sealed Air will have operations in approximately 45 countries and a global marketing and distribution network. Sealed Air believes the Merger will accelerate its expansion into new international markets and enhance distribution of the products of both companies through the combined marketing and distribution network. Sealed Air also believes the Merger will offer opportunities for cross-fertilization of technologies. The companies expect to share and combine technologies relating to films, coextrusion, food science, chemical formulations, systems, package design and printing.

      o Shared Priorities. Sealed Air and Grace Packaging have many shared priorities. Both emphasize putting the customer first and working with their customers to find solutions to their packaging needs. Both companies also stress technological innovations to maintain market leadership. Each manufactures high-quality products to world-class standards, while maintaining a focus on improving cash flow and earnings.

      o Efficiencies. Sealed Air believes the integration of the two companies' operations will result in certain efficiencies, including in the areas of purchasing, distribution, marketing, administration, financing and treasury.

               Information and Factors Considered by the Sealed Air Board

               In connection with its approval of the merger and recommendation that stockholders approve the Merger Agreement, the Sealed Air Board considered the following factors:

      (i) the reasons described above under "Sealed Air's Reasons for the Merger";

     (ii) the terms and conditions of the proposed transactions and related agreements, including, among other things, the proportion of New Sealed Air to be owned by Sealed Air's stockholders, the requirement for approval by Sealed Air's stockholders, the other conditions to consummation of the Merger and the circumstances under which the agreements could be terminated;

    (iii) the tax treatment of the Reorganization and Merger for U.S. federal income tax purposes;

     (iv) the accounting treatment of the Merger, including the goodwill that will be recorded on the financial statements of New Sealed Air;

      (v) the business rationale for the transactions, including the strategic fit between Sealed Air and Grace Packaging, the belief that the combination of Sealed Air and Grace Packaging has the potential to enhance stockholder value through additional opportunities for global expansion and operating efficiencies (although such opportunities may not be achieved);

     (vi) the anticipated operating and financial condition of New Sealed Air;

    (vii) the potential for appreciation in the value of New Sealed Air, and the ability of Sealed Air's stockholders to have a significant participation in any such appreciation through their initial ownership of approximately 37% of New Sealed Air (measured on an as-converted basis);

   (viii) the challenges and potential costs of combining the businesses of two major companies of this size and the attendant risks of not achieving the expected operating efficiencies or improvements in earnings, and of diverting management focus and resources from other strategic opportunities and from operational matters for an extended period of time;

     (ix) the risk that the Merger will not be consummated;

      (x) the presentations by Sealed Air's management and its financial, legal, accounting and other advisors regarding the Reorganization and Merger;

     (xi) the opinion of DLJ that, as of August 14, 1997, the Exchange Ratio was fair to the stockholders of Sealed Air from a financial point of view (a copy of the DLJ Opinion, setting forth the assumptions, limitations and qualifications to such opinion, is attached as Annex C, and the DLJ Opinion is described under "Role of Financial Advisors--Opinion of Sealed Air Financial Advisor" beginning on page 39);

    (xii) the familiarity of the Board with the business, properties and prospects of Sealed Air, including the opportunities and alternatives available to Sealed Air if the Merger were not to be undertaken;

   (xiii) information obtained during the due diligence process concerning the business, properties and prospects of Grace Packaging;

    (xiv) information obtained during the due diligence process concerning the business, properties and prospects of New Grace, including an analysis of its liabilities (including existing asbestos, environmental and other significant liabilities) and New Grace's ability to satisfy those liabilities;

     (xv) the interests of the officers and directors of Sealed Air and Grace in the Reorganization and Merger, including the matters described under "Interests of Certain Persons" beginning on page 82, and the impact of the Merger on the customers and employees of each company; and

    (xvi) the various factors enumerated under "Certain Risk Factors" beginning on page 22.

               The foregoing discussion of the information and factors considered and given weight by the Sealed Air Board is not intended to be exhaustive but includes the material factors considered by the Sealed Air Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Sealed Air Board did not find it practicable to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. The Sealed Air Board relied on the experience and expertise of DLJ for a quantitative analysis of the financial terms of the Merger. See "Role of Financial Advisors--Opinion of Sealed Air Financial Advisor" beginning on page 39. In addition, the Sealed Air Board did not undertake to make any specific determination as to whether any particular factor (or any aspect of any particular factor) was favorable or unfavorable to Sealed Air, but rather conducted an overall analysis of the factors described above, including thorough discussions with and questioning of Sealed Air's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the Sealed Air Board may have given different weight to different factors. However, discussions among the Sealed Air Board members evidenced that factors (iv), (ix), (xii),
(xiii) and (xv) were considered as part of the general mix of available information without being clearly favorable or unfavorable, factors (viii),
(xiv) and (xvi) were considered uncertainties or negative factors relating to the transaction, and the other reasons and factors described above were generally considered favorable. The full Sealed Air Board considered all these factors as a whole, and overall considered the factors to be favorable to and to support its determination.

Recommendation of the Sealed Air Board

               The Sealed Air Board recommends that Sealed Air's stockholders vote "FOR" the approval and adoption of the Merger Agreement.

Grace's Reasons for the Reorganization and Merger; Recommendation of the Grace Board

               The following briefly describes the material reasons, factors and information taken into account by the Grace Board in deciding to approve the Reorganization and Merger and to recommend that Grace stockholders approve and adopt the Merger Agreement.

Grace's Reasons for the Reorganization and Merger

     o Enhanced Stockholder Value. Grace believes that the combination of the Spin-off of New Grace and the Merger of Sealed Air and Grace Packaging will enhance stockholder value by providing Grace stockholders, through a transaction that will be tax-free for U.S. federal income tax purposes to both Grace and its stockholders, with a premium valuation for Grace Packaging, the opportunity to continue to participate in the future value of a preeminent packaging company and a continuing ownership interest in what will be a highly focused New Grace.

      o   Opportunity to Merge Complementary Packaging Businesses.
          Grace believes the Merger offers a strategic business opportunity to bring together complementary product lines. Grace Packaging is a leading global supplier of high-performance materials and systems used in packaging food and other products. Sealed Air is a leading global manufacturer of a wide range of protective and specialty packaging materials and systems, primarily for industrial and consumer products. This combination will bring together Grace's superior position in the food packaging industry, technological strengths and extensive international presence and Sealed Air's strengths in protective and specialty packaging.

      o Benefits of the Spin-off of New Grace. After the Spin-off, New Grace will be a focused specialty chemicals company; its businesses will be catalysts and silica-based products, construction chemicals and specialty building materials, and container sealants and coatings. Furthermore, New Grace's financial position will give it flexibility to invest in new product development, geographic expansion and strategic acquisitions.

Information and Factors Considered by the Grace Board

               In connection with its approval of the Reorganization and Merger and its recommendation that Grace stockholders approve and adopt the Merger Agreement, the Grace Board considered, among other things, the following factors:

      (i) the reasons described above under "Grace's Reasons for the Reorganization and Merger";

     (ii) the terms and conditions of the proposed transactions and related agreements, including, among other things, the proportion of New Sealed Air to be owned by Grace's stockholders, the severance plan and other benefit plans to be afforded to Grace's employees who will become employees of New Sealed Air, the requirement for approval by Grace stockholders, the other conditions to consummation of the Merger and the circumstances under which the agreements could be terminated;

    (iii) the accounting treatment of the Reorganization and Merger and related transactions, including the goodwill that will be recorded on the financial statements of New Sealed Air;

     (iv) the business rationales for the transactions, including the strategic fit between Sealed Air and Grace Packaging, the belief that the combination of Grace Packaging and Sealed Air has the potential to enhance stockholder value through operating efficiencies as an integrated packaging company, Sealed Air's lack of interest in combining with Grace's specialty chemicals businesses, and the fact that the Cash Transfer would enable New Grace to reduce debt and enhance New Grace's ability to become a highly focused specialty chemicals company (although such operating efficiencies may not be achieved);

      (v) the anticipated operating and financial position of New Sealed Air and New Grace;

     (vi) the potential for appreciation in the value of New Sealed Air common stock and convertible preferred stock as a result of the Merger and the ability of Grace's stockholders to have a significant equity participation in any such appreciation through their initial ownership of 63% of New Sealed Air (measured on an as-converted basis);

    (vii) the convertible preferred stock is approximately 43% of the consideration to be received by Grace's stockholders in the Recapitalization (on an as-converted basis) and has a higher dividend yield per share than the historic dividend yield per share on Grace common stock and also has the benefit of a liquidation preference;

   (viii) the potential for appreciation in the value of New Grace common stock, which will initially be owned 100% by Grace stockholders;

     (ix) the likelihood of obtaining required regulatory approvals, the possibility that regulatory authorities may impose conditions to the grant of such approvals and the extent of the commitment of the parties to take actions necessary to obtain required regulatory approvals;

      (x) the presentations of Grace's management and its advisors with respect to the assets and liabilities of Grace;

     (xi) the presentations by representatives of Credit Suisse First Boston and Merrill Lynch, including valuation analyses with respect to Sealed Air and Grace and each firm's opinion that, as of the date of such opinion, the terms of the Spin-off, the Recapitalization and the Merger, taken as a whole, were fair, from a financial point of view, to holders of Grace common stock, such opinions and presentations being based on certain assumptions and subject to certain conditions (a copy of the written opinions, dated August 14, 1997, of Merrill Lynch and Credit Suisse First Boston are attached as Annex D, and the opinions are described under "Role of Financial Advisors--Opinions of Grace Financial Advisors" on page 44);

    (xii) the familiarity of the Grace Board with the business and properties of Grace, Grace Packaging and Grace's other businesses;

   (xiii) the interests of the officers and directors of Sealed Air and Grace in the Reorganization and Merger, including the matters described under "Interests of Certain Persons" beginning on page 82, and the impact of the Reorganization and Merger on the customers and employees of each company; and

    (xiv) the various factors enumerated under "Certain Risk Factors" beginning on page 22 and under "Risk Factors" in the New Grace Information Statement.

               The foregoing discussion of the information and factors considered and given weight by the Grace Board is not intended to be exhaustive but includes the material factors considered by the Grace Board. In view of the wide variety of factors considered in connection with the evaluation of the Reorganization and Merger and the complexity of these matters, the Grace Board did not assign any relative or specific weights to these factors. The Grace Board relied on the experience and expertise of Merrill Lynch and Credit Suisse First Boston for quantitative analyses of the financial terms of the Reorganization and Merger. See "Role of Financial Advisors--Opinions of Grace Financial Advisors" beginning on page 44. In addition, the Grace Board did not undertake to make any specific determination as to whether any particular factor (or any aspect of any particular factor) was favorable or unfavorable to Grace, but rather conducted an overall analysis of the factors described above, including thorough discussions with and questioning of Grace's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the Grace Board may have given different weight to different factors. However, the full Grace Board considered all these factors as a whole, and overall considered the factors to be favorable to and to support its determination.

Recommendation of the Grace Board

               The Grace Board recommends that Grace's stockholders vote "FOR" the approval and adoption of the Merger Agreement (which will constitute approval of the Reorganization, Merger and other transactions contemplated thereby, including the Spin-off, certain amendments to its charter, the Recapitalization and the issuance of shares in the Merger).

Accounting Treatment and Considerations

               The Merger will be accounted for under the purchase method of accounting, with Grace treated as the acquirer. As a result, New Sealed Air will record the assets and liabilities of Sealed Air at their estimated fair values and will record as goodwill the excess of the purchase price (i.e., the market capitalization of Sealed Air, based on an average trading price for a period before and after the announcement of the Merger, plus certain Merger-related costs) over such estimated fair values. The operating results of Sealed Air will be combined with the results of Grace Packaging from the date of the Merger. As a result, New Sealed Air's earnings for 1998 will not include Sealed Air's 1998 earnings prior to the Merger. See "New Sealed Air Unaudited Pro Forma Condensed Consolidated Financial Data" beginning on page 59 for a description of the adjustments expected to be recorded to the financial statements of New Sealed Air.

               As required by generally accepted accounting principles, New Sealed Air will not initially report diluted earnings per share (which are calculated by treating the New Sealed Air convertible preferred stock as the common stock into which it is convertible and eliminating the preferred stock dividend), because such treatment would be antidilutive to earnings per common share (i.e., would increase earnings per common share). New Sealed Air will initially report only basic earnings per share, calculated by subtracting the dividends on the convertible preferred stock from net earnings, and dividing this amount by the weighted average number of outstanding shares of common stock (not including the shares issuable upon convertible preferred stock). Generally accepted accounting principles will permit the reporting of diluted earnings per share when treating the convertible preferred stock as the common stock into which it is convertible would have a dilutive effect on earnings per share. In addition, because the convertible preferred stock is subject to mandatory redemption after 20 years, it will be recorded in New Sealed Air's balance sheet as an item between debt and stockholders' equity.

               The "Unaudited Comparative Per Share Data" on page 20 and the "New Sealed Air Unaudited Pro Forma Condensed Consolidated Financial Data" on page 59 show the dilutive effect on earnings per common share of the convertible preferred stock on a pro forma basis for 1996 and part of 1997.

Certain United States Federal Income Tax Consequences

               Tax Opinions. As conditions (that may not be waived) to the Reorganization and Merger (i) Grace must receive an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Grace, to the effect that the transfers in the U.S. of Grace's packaging and specialty chemicals businesses to separate groups of subsidiaries, the distribution of the packaging group of subsidiaries to Grace, the Spin-off and the Recapitalization will be tax free to Grace and its stockholders (except to the extent that cash is paid instead of fractional shares) under the Internal Revenue Code of 1986, as amended (the "Code"), and
(ii) Sealed Air must receive an opinion of Davis Polk & Wardwell, special counsel to Sealed Air, to the effect that the Merger will be tax-free to Sealed Air and its stockholders under the Code.

               In rendering these opinions, Wachtell, Lipton, Rosen & Katz and Davis Polk & Wardwell will rely upon representations contained in letters from Sealed Air and Grace delivered for purposes of the opinions. The opinions will also be based on the assumption that the Reorganization and Merger will be consummated in accordance with the provisions of the Transaction Agreements.

               Certain Consequences of the Spin-off. Assuming that the transfers of Grace's packaging and specialty chemicals businesses to separate groups of subsidiaries, the distribution of the packaging group of subsidiaries to Grace and the Spin-off each qualify for tax-free treatment under the Code:

      (a) No gain or loss will be recognized by Grace, New Sealed Air or New Grace as a result of the transfers in the U.S. of Grace's packaging and specialty chemicals businesses to separate groups of subsidiaries, the distribution of the packaging group of subsidiaries to Grace and the Spin-off.

      (b) Except as described in (c) below, Grace stockholders will not recognize any income, gain or loss as a result of the Spin-off.

      (c) Cash received by a Grace stockholder instead of a fractional share of New Grace common stock will be treated as received in exchange for such fractional share and the holder will recognize gain or loss for federal income tax purposes measured by the difference between the amount of cash received and the holder's basis in the fractional share. Such gain or loss will be capital gain or loss to the holder, provided that the Grace common stock to which the fractional share pertains is held as a capital asset by such stockholder at the time of the Spin-off.

      (d) A Grace stockholder's holding period for the New Grace common stock received in the Spin-off will include the holding period for the Grace common stock with respect to which he or she receives shares in the Spin-off, provided that the Grace common stock is held as a capital asset by such stockholder as of the time of the Spin-off.

      (e) The earnings and profits of Grace will be allocated between New Sealed Air and New Grace.

               Current U.S. Treasury regulations require each Grace stockholder who receives New Grace common stock in the Spin-off to attach to his or her federal income tax return for the year in which the Spin-off occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Code to the Spin-off. New Grace will provide the appropriate information to Grace's stockholders after the Spin-off.

               Certain Consequences of the Recapitalization. Assuming that the issuance of New Sealed Air common and convertible preferred stock by Grace pursuant to the Recapitalization qualifies as a tax-free transaction under the Code to Grace and its stockholders (except for the cash received by Grace's stockholders instead of fractional shares):

      (a) No gain or loss will be recognized by Grace or New Sealed Air as a result of the issuance of New Sealed Air common and convertible preferred stock in the Recapitalization.

      (b) Except as described in (c) below, no gain or loss will be recognized by Grace's stockholders upon the receipt of New Sealed Air common and convertible preferred stock.

      (c) Cash received by a stockholder of Grace instead of a fractional share of New Sealed Air common or convertible preferred stock will be treated as received in exchange for such fractional share and the holder will recognize gain or loss measured by the difference between the amount of cash received and the holder's basis in the fractional share. Such gain or loss will be capital gain or loss to the holder, provided that the Grace common stock to which the fractional share pertains is held as a capital asset by such stockholder at the time of the Recapitalization.

      (d) A Grace stockholder's holding period for New Sealed Air common and convertible preferred stock received in the Recapitalization will include the period during which such stockholder held the shares of Grace common stock exchanged in the Recapitalization, provided that such Grace common stock is held as a capital asset by the stockholder at the time of the Recapitalization.

      (e) Under certain circumstances, Section 305(c) of the Code requires that any excess of the redemption price of preferred stock over its fair market value on the date of issuance be included in income, prior to receipt on a constant yield basis, by holders of such stock as a constructive dividend to the extent of the issuing corporation's earnings and profits. Grace believes that it is unlikely that holders of the convertible preferred stock will be required to include any portion of the redemption price of such stock in income as a constructive dividend. If, however, the fair market value of a share of the convertible preferred stock on the date of the Recapitalization is $47.50 or less, then holders will be required to include amounts in income prior to receipt, as described above in this paragraph (e), reflecting the excess of $50 over the fair market value of the convertible preferred stock on the date of the Recapitalization.

               Tax Basis of Grace Stockholders in New Grace and New Sealed Air Stock. A Grace stockholder's aggregate tax basis in the shares of New Grace common stock received in the Spin-off and the shares of New Sealed Air common and convertible preferred stock received immediately thereafter in the Recapitalization will be the same as the stockholder's aggregate tax basis in the stockholder's Grace common stock. The stockholder's tax basis in each share of New Grace common stock and New Sealed Air common and convertible preferred stock will equal a percentage of such aggregate tax basis based on the relative fair market values of the stockholder's shares of New Grace common stock and New Sealed Air common and convertible preferred stock at the Effective Time. New Grace will provide the appropriate information to Grace's stockholders after the Merger.

               Certain Consequences of the Merger. Assuming that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code:

      (a) No gain or loss will be recognized by Sealed Air, Grace or New Sealed Air as a result of the Merger.

      (b) No gain or loss will be recognized by the stockholders of Sealed Air upon their exchange of Sealed Air common stock for New Sealed Air common stock in the Merger.

      (c) The aggregate adjusted tax basis of the shares of New Sealed Air common stock to be received by a stockholder of Sealed Air in the Merger will be the same as the aggregate adjusted tax basis of the shares of Sealed Air common stock surrendered in exchange therefor.

      (d) The holding period for the New Sealed Air common stock received in the Merger by a Sealed Air stockholder will include the holding period for the stockholder's Sealed Air common stock, provided that such Sealed Air common stock is held as a capital asset at the Effective Time.

               The foregoing discussion is intended only as a summary of the material U.S. federal income tax consequences of the Reorganization and Merger and does not purport to be a complete analysis or description of all potential tax effects of these transactions. In addition, the discussion does not address all of the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the Code (for example, insurance companies, financial institutions, dealers in securities, tax-exempt organizations, foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the U.S.).

               No information is provided herein with respect to the tax consequences, if any, of the Reorganization and Merger under applicable foreign, state, local and other tax laws. The foregoing discussion is based upon the provisions of the Code, applicable Treasury regulations thereunder, IRS rulings and judicial decisions in effect as of the date of this Joint Proxy Statement/Prospectus. Future legislative, administrative or judicial changes or interpretations could affect the accuracy of the statements or conclusions set forth herein. Any such change could apply retroactively and could affect the accuracy of such discussion. No rulings have been or will be sought from the IRS concerning the tax consequences of the Reorganization and Merger. Each stockholder of Grace and Sealed Air is urged to consult such stockholder's own tax advisor as to the specific tax consequences to such stockholder of the Reorganization and Merger under U.S. federal, state, local or any other applicable tax laws.

Regulatory Matters

               Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Sealed Air and Grace have filed the required notification and report forms under the HSR Act with the FTC and the Antitrust Division, and the applicable waiting period expired at midnight on December 18, 1997. Notwithstanding expiration of the waiting period, the FTC, the Antitrust Division and others could take action under the antitrust laws to challenge the Merger, including seeking to enjoin the consummation of the Merger, or to require a divestiture of assets of Sealed Air, Grace Packaging or New Sealed Air, before or after the Merger is completed.

               Each state in which Sealed Air or Grace has operations may also review the Merger under state antitrust laws. In addition, regulatory approvals or filings will be required with the appropriate regulatory authorities in certain other countries where Sealed Air or Grace conducts business.

               Sealed Air and Grace believe that they will obtain all material required regulatory approvals prior to the Special Meetings. However, it is not certain that all such approvals will be received by such time, and governmental authorities may impose unfavorable conditions for granting the required approvals.

No Appraisal Rights

               Sealed Air is a Delaware corporation. Section 262 of the Delaware General Corporation Law ("Delaware Law") provides appraisal rights (sometimes referred to as "dissenters' rights") to stockholders of a Delaware corporation that is involved in a merger under certain circumstances. However, Section 262 appraisal rights are not available to stockholders of a corporation whose securities are listed on a national securities exchange and whose stockholders are not required to accept in exchange for their stock anything other than stock of another corporation listed on a national securities exchange and cash in lieu of fractional shares. Because Sealed Air common stock is traded on the New York Stock Exchange, and because Sealed Air's stockholders will receive New Sealed Air common stock in the Merger, which will also be traded on the New York Stock Exchange, stockholders of Sealed Air will not have appraisal rights with respect to the Merger.

               Because Grace is not a party to the Merger (a wholly owned subsidiary of Grace will merge with Sealed Air), and because Delaware Law does not provide appraisal rights in connection with the Reorganization, Grace's stockholders will not be entitled to appraisal rights under Delaware Law in connection with the Reorganization and Merger.

Federal Securities Laws Consequences; Resale Restrictions

               All shares of New Sealed Air common and convertible preferred stock that will be distributed to stockholders of Sealed Air and Grace in the Merger and Recapitalization will be freely transferable, except for certain restrictions on "affiliates" of Sealed Air or Grace. Shares of New Sealed Air stock received by persons who are deemed to be affiliates of Sealed Air or Grace may be resold by them only in transactions permitted by the resale provisions of Rule 145 (or Rule 144 in the case of such persons who become affiliates of New Sealed Air) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Sealed Air or Grace generally include certain officers, directors and significant stockholders of Sealed Air or Grace. The Merger Agreement requires Sealed Air and Grace to use their reasonable efforts to cause each of their affiliates to execute a written agreement to the effect that such persons will not offer or sell or otherwise dispose of any of the shares of New Sealed Air stock issued to them in the Merger or Recapitalization in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder.

               This Joint Proxy Statement/Prospectus does not cover resales of New Sealed Air common and convertible preferred stock to be received by the stockholders of Sealed Air and Grace in the Recapitalization and Merger, and no person is authorized to make any use of this Joint Proxy Statement/Prospectus in connection with any such resale.


                        THE NEW SEALED AIR CHARTER

               In connection with the Merger, Sealed Air and Grace have agreed that the certificate of incorporation of New Sealed Air (the "New Sealed Air Charter") will be substantially identical to the existing certificate of incorporation of Sealed Air (the "Sealed Air Charter"), with the following differences (assuming repeal of certain "Supermajority Provisions" that are currently included in the Grace Charter, as discussed below):

               (1) the par value of its common and preferred stock will be changed to $0.10 per share (from $0.01 and no par value, respectively);

               (2) the total number of authorized shares of common stock will be increased to 400 million (from 125 million) and the total number of authorized shares of preferred stock will be increased to 50 million (from one million); and

               (3) the provisions regarding the indemnification and exculpation of officers and directors would be substantially the same as the provisions in the Grace Charter.

               The form of the proposed New Sealed Air Charter, which incorporates all of the proposed amendments, is attached as Annex E to this Joint Proxy Statement/Prospectus. Please read the section entitled "Comparison of Stockholder Rights" beginning on page 95 for a description of the rights that New Sealed Air stockholders will have under the New Sealed Air Charter and a comparison to the rights that stockholders have under the Sealed Air Charter and the Grace Charter.

               Approval of the Merger Agreement by Grace stockholders will constitute approval of the New Sealed Air Charter, other than the repeal of the Supermajority Provisions discussed below. The proposal to repeal the Supermajority Provisions has been made as a separate proposal to Grace's stockholders.

Proposal to Repeal Supermajority Provisions of the Grace Charter

               The Grace Charter currently contains three provisions that conflict with the proposed New Sealed Air Charter and cannot be amended or repealed without the approval of stockholders owning at least 80% of the outstanding Grace shares (the "Supermajority Provisions"):

      (1) stockholders may alter, amend or repeal the Grace By-laws only if approved by stockholders with at least 80% of the voting power of the outstanding shares of Grace stock then entitled to vote;

      (2) stockholder action must be taken at an annual or special meeting of stockholders, and action by written consent in lieu of a meeting is prohibited; and

      (3) the Grace Board is divided into three classes with staggered, three-year terms; the election of directors need not be by written ballot; and directors may be removed by stockholders only for cause.

               The existing Sealed Air Charter does not include the Supermajority Provisions, and the existing Sealed Air Board is opposed to charter provisions that may make it more difficult for stockholders to take actions. Accordingly, Sealed Air believes the Supermajority Provisions should be repealed so the New Sealed Air Charter will not include these provisions. As agreed with Sealed Air, Grace proposes and recommends that Grace stockholders repeal the Supermajority Provisions for purposes of the New Sealed Air Charter, and the Grace Board has adopted a resolution proposing the repeal of the Supermajority Provisions.

               For the New Sealed Air Charter to be adopted in its entirety, the Supermajority Provisions must be repealed. The repeal of the Supermajority Provisions will require the approval of stockholders owning at least 80% of the outstanding Grace shares. If repeal of the Supermajority Provisions is not approved by Grace stockholders but the other conditions to the Reorganization and Merger are satisfied or waived, Sealed Air and Grace intend to proceed with the Reorganization and Merger and the New Sealed Air Charter would include the Supermajority Provisions. The form of the New Sealed Air Charter attached as Annex E to this Joint Proxy Statement/Prospectus has been marked to show how it would be different if the Supermajority Provisions are not repealed.

               The Grace Charter will not be amended if the Merger is not completed.

Recommendation of the Grace Board

               As agreed with Sealed Air, the Grace Board recommends that Grace's stockholders vote "FOR" the amendment repealing the Supermajority Provisions.



                        ROLE OF FINANCIAL ADVISORS

               In connection with the proposed Reorganization and Merger, Sealed Air and Grace retained financial advisors to assist the respective companies and their Boards in their evaluation of the transactions contemplated by the Transaction Agreements. In this regard, Sealed Air retained DLJ as its financial advisor, and Grace retained Credit Suisse First Boston and Merrill Lynch as its financial advisors (the "Grace Financial Advisors"). Each of Sealed Air and Grace entered into engagement agreements with its respective financial advisors providing for customary fee, expense reimbursement and indemnification terms.

               The financial advisors to Sealed Air and Grace assisted in conducting the due diligence investigation of the other company and advised the relevant management and board of directors regarding the structure and terms of the Reorganization and Merger and the negotiation of the Transaction Agreements.

               In deciding to approve the Reorganization and Merger, the Sealed Air and Grace Boards considered opinions from their respective financial advisors as to the fairness of the Reorganization and Merger to their respective stockholders from a financial point of view.

Opinion of Sealed Air Financial Advisor

               Sealed Air asked DLJ, in its role as financial advisor to Sealed Air, to render an opinion to the Sealed Air Board as to the fairness to Sealed Air stockholders, from a financial point of view, of the Exchange Ratio, pursuant to which Sealed Air stockholders would receive one share of New Sealed Air common stock for each share of Sealed Air common stock.

               On August 14, 1997, DLJ rendered its written opinion to the effect that, as of such date, based upon and subject to the assumptions, limitations and qualifications set forth in the DLJ Opinion, the Exchange Ratio was fair to Sealed Air stockholders from a financial point of view.

               The full text of the DLJ Opinion is attached hereto as Annex C. The summary of the DLJ Opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the opinion of DLJ. Sealed Air stockholders are urged to read the DLJ Opinion carefully and in its entirety for the procedures followed, assumptions made, other matters considered and limits of the review by DLJ in connection with such opinion.

               The DLJ Opinion was prepared for the Sealed Air Board and was directed only to the fairness from a financial point of view, as of the date thereof, of the Exchange Ratio to Sealed Air stockholders. DLJ expressed no opinion in the DLJ Opinion as to the prices at which New Sealed Air's securities would actually trade at any time. The DLJ Opinion does not constitute a recommendation to any stockholder of Sealed Air as to how such holder should vote on the Merger at the Sealed Air Special Meeting.

               Sealed Air selected DLJ to act as its financial advisor because of DLJ's familiarity with Sealed Air and its qualifications and expertise in providing advice to companies in the businesses in which Grace and Sealed Air are engaged, as well as its reputation as a nationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, leveraged buy-outs and valuations for corporate and other purposes. Sealed Air did not impose any restrictions or limitations upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering the DLJ Opinion.

               In arriving at the DLJ Opinion, DLJ reviewed the Merger Agreement and the Distribution Agreement. DLJ also reviewed financial and other information that was publicly available or furnished to DLJ by Sealed Air and Grace, including information provided during discussions with their respective managements. Included in the information provided during such discussions were certain financial analyses and projections of Grace Packaging and New Grace prepared by the management of Grace and certain financial analyses and projections of Sealed Air and New Sealed Air prepared by the management of Sealed Air. These projections were substantially similar to then publicly available estimates of research analysts with respect to the future financial performance of each company. In addition, DLJ compared certain financial data of Sealed Air and Grace Packaging, under certain assumptions, with publicly available information concerning various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Grace common stock and Sealed Air common stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering the DLJ Opinion.

               In rendering the DLJ Opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Sealed Air, Grace, their respective managements or other representatives, or that was otherwise reviewed by DLJ. In particular, DLJ relied upon the estimates of management of Sealed Air of the operating efficiencies (the "Synergies") that might be achievable as a result of the Merger (annual increases in EBITDA ranging from approximately $20 million to $100 million in later years) and upon DLJ's discussions of such Synergies with the management of Grace. In supplying information regarding possible operating efficiencies to DLJ, the managements of Sealed Air and Grace advised DLJ that estimates regarding operating efficiencies were necessarily based on incomplete information and subject to significant risks and uncertainties. Accordingly, DLJ performed certain analyses assuming that Synergies would be realized, and certain other analyses assuming that Synergies would not be realized. With respect to the financial analyses and projections supplied to DLJ, DLJ assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Sealed Air and Grace as to the future operating and financial performance of Sealed Air, Grace Packaging and New Sealed Air. DLJ did not assume responsibility for making any independent evaluation of the assets, liabilities or contingent liabilities of Sealed Air, New Sealed Air, Grace or New Grace, or for making any independent verification of the information reviewed by DLJ. DLJ relied as to certain legal matters on advice of Grace's special counsel and Sealed Air's special counsel, including that the transactions contemplated under the Distribution Agreement would qualify as tax-free transactions under the Code and that the Merger will be tax-free under the Code to Grace, Sealed Air and their respective stockholders.

               The DLJ Opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of the DLJ Opinion. The DLJ Opinion states that, although subsequent developments may affect the DLJ Opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion. DLJ did not express any opinion regarding the financial impact of Grace's contingent liabilities on New Grace or New Sealed Air, and was not requested to and did not express any opinion in the DLJ Opinion regarding the financial impact of Grace's contingent liabilities on New Grace and New Sealed Air.

               The following is a summary of the presentation made by DLJ to the Sealed Air Board at its August 14, 1997 meeting in connection with the DLJ Opinion. For purposes of the presentation and opinion, DLJ analyzed Grace Packaging as if the Spin-off and Cash Transfer, but not the Merger, had occurred.

               Comparable Company Analyses. DLJ compared selected historical and projected operating information and financial ratios for Grace Packaging to selected historical and projected operating information, stock market data and financial ratios for certain publicly traded specialty packaging and specialty chemicals companies, the two market segments with which Sealed Air is usually compared by the investment community. The specialty packaging companies were Sealed Air, Bemis Company, Inc., Sealright Co., Inc. and Sonoco Products Company (collectively, the "Specialty Packaging Comparable Companies"). The specialty chemicals companies were Avery Dennison Corporation, The Dexter Corporation, Ferro Corporation, H.B. Fuller Company, Morton International, Inc. and Rohm and Haas Company (collectively, the "Specialty Chemicals Comparable Companies").

               DLJ analyzed the equity value of each of the Specialty Packaging Comparable Companies and Specialty Chemicals Comparable Companies (using the stock price around the time of the DLJ Opinion), measured as a multiple of selected financial data, and the enterprise value of each of the Specialty Packaging Comparable Companies and Specialty Chemicals Comparable Companies (with enterprise value defined as equity value plus long-term debt plus the liquidation value of the preferred stock, if any, minus cash and short-term investments), measured as a multiple of selected financial data, and compared these multiples to the implied equity value and enterprise value of Grace Packaging, measured as a multiple of the same financial data. In this comparison, DLJ used an implied equity value of Grace Packaging of approximately $3.7 billion, and an implied enterprise value of approximately $5.0 billion. The implied equity value was determined by adding the estimated value of the New Sealed Air common stock to be issued to the Grace stockholders, based on an estimated 40.9 million shares of New Sealed Air common stock to be issued in the Recapitalization and an estimated stock price of $46.19 per share of New Sealed Air common stock (the approximate market price of Sealed Air common stock on the date of the DLJ Opinion), and the $1.8 billion liquidation value of the New Sealed Air convertible preferred stock. The implied enterprise value of Grace Packaging was determined by adding the implied equity value and the $1.2 billion estimated amount of the Cash Transfer.

               For the Specialty Packaging Comparable Companies, DLJ's analysis of equity value as a multiple of (i) latest twelve month ("LTM") net earnings yielded a range of 18.0x to 25.5x with a mean of 22.5x, compared to 25.7x for Grace Packaging, (ii) projected 1997 net earnings for the Specialty Packaging Comparable Companies yielded a range of 17.5x to 25.3x with a mean of 22.1x, compared to 24.5x for the implied equity value of Grace Packaging (based on 1997 earnings before interest and taxes ("EBIT"), minus projected pro forma interest expense and taxes) and (iii) projected 1998 net earnings for the Specialty Packaging Comparable Companies yielded a range of 15.2x to 20.1x with a mean of 17.5x, compared to 19.7x for Grace Packaging (based on projected 1998 EBIT, minus projected pro forma interest expense and taxes). The preceding analysis of multiples of equity value showed that the implied equity value of Grace Packaging was within the range of multiples for the Specialty Packaging Comparable Companies in (ii) and (iii), and above the range in (i). DLJ's analysis of enterprise value for the Specialty Packaging Comparable Companies as a multiple of (i) LTM revenue yielded a range of 0.8x to 2.5x with a mean of 1.5x , compared to 2.8x for Grace Packaging, (ii) LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") yielded a range of 8.3x to 11.3x with a mean of 9.7x, compared to 12.0x for Grace Packaging and (iii) LTM EBIT yielded a range of 12.0x to 24.4x with a mean of 16.6x, compared to 15.6x for Grace Packaging. The analysis of multiples of enterprise value showed that the implied enterprise value of Grace Packaging was within the range of multiples for the Specialty Packaging Comparable Companies in (iii), and above the range in (i) and (ii).

               For the Specialty Chemicals Comparable Companies, DLJ's analysis of equity value as a multiple of (i) LTM net earnings yielded a range of 16.4x to 23.5x with a mean of 19.5x, compared to 25.7x for Grace Packaging, (ii) 1997 projected net earnings yielded a range of 15.8x to 22.7x with a mean of 18.0x, compared to 24.5x for Grace Packaging (based on projected 1997 EBIT, adjusted as described above) and (iii) projected 1998 net earnings for the Specialty Chemicals Comparable Companies yielded a range of 14.5x to 19.4x with a mean of 15.7x, compared to 19.7x for Grace Packaging (based on projected 1998 EBIT, adjusted as described above). The preceding analysis of multiples of equity value showed that the implied equity value of Grace Packaging was above the range of multiples for the Specialty Chemicals Comparable Companies in (i), (ii) and (iii). DLJ's analysis of enterprise value for the Specialty Chemicals Comparable Companies as a multiple of (i) LTM revenue yielded a range of 0.7x to 1.8x with a mean of 1.3x, compared to 2.8x for Grace Packaging, (ii) LTM EBITDA yielded a range of 6.9x to 13.5x with a mean of 8.7x, compared to 12.0x for Grace Packaging, and (iii) LTM EBIT yielded a range of 9.9x to 18.2x with a mean of 12.1x, compared to 15.6x for Grace Packaging. The analysis of multiples of enterprise value showed that the implied enterprise value of Grace Packaging was within the range of multiples for the Specialty Chemicals Comparable Companies in (ii) and (iii), and above the range in (i).

               Comparable Acquisition Analysis. DLJ reviewed four acquisitions involving specialty packaging companies during the period from January 1995 to July 1997: Printpack Inc.'s acquisition of James River Corporation's flexible packaging division, Tenneco Inc.'s acquisition of Amoco Foam Company, AEP Industries Inc.'s acquisition of Borden Packaging and Tenneco, Inc.'s acquisition of Mobil Oil Corporation's plastics division. In examining these acquisitions, DLJ compared the enterprise value of the acquired company implied by each of these transactions as a multiple of LTM revenue, LTM EBITDA and LTM EBIT, to the $5.0 billion implied enterprise value for Grace Packaging as a multiple of the same financial data. DLJ's analysis of enterprise value as a multiple of (i) LTM revenue yielded a range of 0.6x to 1.1x with a mean of 0.9x, compared to 2.8x for Grace Packaging, (ii) LTM EBITDA yielded a range of 8.3x to 13.1x with a mean of 10.1x, compared to 12.0x for Grace Packaging and (iii) LTM EBIT yielded a range of 11.2x to 19.2x with a mean of 15.1x, compared to 15.6x for Grace Packaging. The analysis of multiples of enterprise value showed that the implied enterprise value of Grace Packaging was within the range of multiples for the comparable acquisitions in (ii) and (iii), and above the range in (i).

               Discounted Cash Flow Analysis. DLJ performed a discounted cash flow ("DCF") analysis of Grace Packaging using projections and assumptions provided by Grace and Sealed Air (the "Base Case"), and projections and assumptions based on more conservative sales growth and margins provided by Sealed Air's management (the "Conservative Case"), in each case with and without Synergies. The DCFs for Grace Packaging were estimated using discount rates ranging from 12.5% to 13.5%, based on estimates of the weighted average costs of capital of Grace Packaging, and estimated terminal EBITDA multiples in 2002 for Grace Packaging ranging from 10.0x to 12.0x. The Base Case analysis yielded total equity values for Grace Packaging ranging from approximately $3.8 billion to $4.9 billion (with Synergies, net of projected costs to achieve the Synergies) and from approximately $3.3 billion to $4.3 billion (without Synergies). The Conservative Case analysis yielded total equity values for Grace Packaging ranging from approximately $3.5 billion to $4.5 billion (with net Synergies, as described above) and from approximately $3.0 billion to $3.9 billion (without Synergies).

               Contribution Analysis. DLJ analyzed the relative contributions of Sealed Air and Grace Packaging to New Sealed Air based on selected financial data, assuming the Base Case without Synergies. In this analysis, DLJ estimated Sealed Air's stand-alone enterprise value at approximately $2.0 billion, based on 42.7 million shares of Sealed Air common stock then outstanding and a stock price of $46.19 per share (the approximate market price of Sealed Air common stock on the date of the DLJ Opinion). Based on the implied total enterprise value of New Sealed Air ($2.0 billion estimated enterprise value for Sealed Air plus the $5.0 billion implied enterprise value for Grace Packaging), DLJ estimated that Sealed Air would contribute 29.2% and Grace Packaging would contribute 70.8% of New Sealed Air's total enterprise value.

               DLJ compared Sealed Air's 29.2% contribution to New Sealed Air's total enterprise value with the relative contribution of Sealed Air to certain financial data for New Sealed Air, including net sales, EBITDA and EBIT for 1996, the LTM ended June 30, 1997, projected 1997 and projected 1998. In each case, the financial data for New Sealed Air was determined by adding the financial data for Sealed Air and Grace Packaging. This analysis indicated that Sealed Air would contribute 31.3%, 31.6%, 32.2% and 32.0%, respectively, of New Sealed Air's net sales for 1996, the LTM ended June 30, 1997, projected 1997 and projected 1998, respectively. This analysis also indicated that Sealed Air would contribute 30.9%, 30.5%, 30.6% and 29.0%, respectively, of New Sealed Air's EBITDA for 1996, the LTM ended June 30, 1997, projected 1997 and projected 1998, respectively. This analysis also indicated that Sealed Air would contribute 30.2%, 30.2%, 30.6% and 29.3%, respectively, of New Sealed Air's EBIT for 1996, the LTM ended June 30, 1997, projected 1997 and projected 1998, respectively.

               DLJ also compared the 37% ownership interest that Sealed Air stockholders will have in New Sealed Air with the relative contribution of Sealed Air to the estimated net earnings of New Sealed Air (determined by adding the net earnings of Sealed Air and Grace Packaging, adjusted as described above) for 1996, the LTM ended June 30, 1997, projected 1997 (using projected 1997 EBIT, adjusted as described above) and projected 1998 (using projected 1998 EBIT, adjusted as described above). This analysis indicated that Sealed Air would contribute 34.6%, 34.9%, 36.2% and 34.3% of the net earnings of New Sealed Air for 1996, the LTM ended June 30, 1997, projected 1997 and projected 1998, respectively.

               Earnings per Share Impact Analysis. Using the projected earnings of Sealed Air for the years 1997 through 2002 provided by Sealed Air's management and the projected earnings of Grace Packaging for the same years (using the Base Case and Conservative Case, each with Synergies), DLJ compared the projected cash and book earnings per share ("EPS") of Sealed Air on a stand-alone basis (assuming the Merger does not occur) to the projected cash and book EPS of New Sealed Air. In each case, DLJ's analysis measured cash and book EPS of New Sealed Air on an as-converted basis (i.e., assuming that all shares of convertible preferred stock were converted into common stock at the beginning of the relevant period). Cash earnings per share are earnings per share plus goodwill amortization per share.

               Based on the Base Case with Synergies, the accretive effect of the Merger on cash EPS to Sealed Air stockholders was an estimated 8.5%, 9.3%, 19.0%, 25.3%, 26.7% and 26.3% in 1997, 1998, 1999, 2000, 2001 and 2002,
respectively. Based on the Conservative Case with Synergies, the accretive effect of the Merger on cash EPS to Sealed Air stockholders was an estimated 8.3%, 3.9%, 13.2%, 19.3%, 20.9% and 20.8% in 1997, 1998, 1999, 2000, 2001 and
2002, respectively. Based on the Base Case with Synergies, the accretive (dilutive) effect of the Merger on book EPS to Sealed Air stockholders was an estimated (1.4)%, 0.6%, 7.5%, 15.3%, 17.8% and 18.3% in 1997, 1998, 1999, 2000,
2001 and 2002, respectively. Based on the Conservative Case with Synergies, the accretive (dilutive) effect of the Merger on book EPS to Sealed Air stockholders was an estimated (1.6)%, (5.1)%, 1.5%, 9.2%, 11.9% and 12.6% in 1997, 1998,
1999, 2000, 2001 and 2002, respectively.

               The summary set forth above does not purport to be a complete description of the analyses performed by DLJ but describes, in summary form, the principal elements of the presentation made by DLJ to the Sealed Air Board on August 14, 1997. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to Sealed Air that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analysis, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

               Pursuant to the terms of an engagement agreement dated August 14, 1997, Sealed Air (i) has paid DLJ a fee of $3,750,000 ($2,000,000 of which was payable on account of past financial advisory services unrelated to the Reorganization and Merger rendered by DLJ to Sealed Air) and (ii) will pay an additional $11,250,000, payable upon consummation of the Merger. Sealed Air has also agreed that if the Merger or similar transaction is not consummated and Sealed Air receives a $150 million termination fee, Sealed Air will pay DLJ $7,500,000 (in addition to the $3,750,000 fee already paid) in cash upon Sealed Air's receipt of the termination fee, provided that, if the termination fee is less than $150 million, DLJ's compensation shall be proportionately reduced. In addition, Sealed Air agreed to reimburse DLJ, upon request by DLJ from time to time, for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement thereunder and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under U.S. federal securities laws. DLJ and Sealed Air negotiated the terms of the fee arrangement, and the Sealed Air Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the Merger. DLJ believes that the terms of this fee arrangement are customary in transactions of this nature.

               In the ordinary course of business, DLJ and its affiliates may own or actively trade the securities of Sealed Air and Grace for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in Sealed Air or Grace securities. See "Security Ownership of Certain Beneficial Owners" on page 87 for a description of the security ownership of The Equitable Companies, an affiliate of DLJ. DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services in the past for Sealed Air (including delivery of a fairness opinion for Sealed Air in connection with the $57 million acquisition of Trigon Industries in 1995) and for Grace (including acting as advisor to Grace in the sale of its remaining interest in The Restaurant Enterprises Group, Inc. in 1994). In addition, in 1996 DLJ was lead manager in a $360 million high-yield offering for Fresenius Medical Care AG. (Fresenius Medical Care AG is the parent company of a predecessor of Grace, but has always been unrelated to Grace.) DLJ has received usual and customary compensation for its past services for Sealed Air, Grace, and Fresenius Medical Care AG.

Opinions of Grace Financial Advisors

               Credit Suisse First Boston and Merrill Lynch were retained to act as the Grace Financial Advisors in connection with the Reorganization and Merger. The Grace Financial Advisors were selected by Grace because of their familiarity with Grace and Sealed Air and their respective businesses and their qualifications and expertise in providing advice to companies in the businesses in which Grace and Sealed Air are engaged, as well as their reputations as internationally recognized investment banking firms. Each of the Grace Financial Advisors has consented to the reprinting of its fairness opinion and the summary of such firm's activities included herein.

               At the request of the Grace Board, each of the Grace Financial Advisors delivered a written opinion to the Grace Board on August 14, 1997 to the effect that, as of such date, and based upon the assumptions made, general procedures followed, factors considered and limitations on the review undertaken as set forth in such opinions, the terms of the Spin-off, the Recapitalization and the Merger, taken as a whole, were fair, from a financial point of view, to the holders of Grace common stock. In preparing these opinions, these firms performed a variety of financial and comparative analyses and made a detailed presentation to the Grace Board with respect to the Reorganization and Merger. The Grace Board, in accepting the opinions of the Grace Financial Advisors, was aware that the Grace Financial Advisors relied upon certain financial information, projections and other information provided by Grace's management and that the opinions of such firms relied, in part, on certain assumptions and were subject to certain limitations. While the Grace Board did not perform an independent review of the financial information, projections and other information provided to the Grace Financial Advisors, the Grace Financial Advisors and management did review certain financial information and projections with the Grace Board. The Grace Board relied on the Grace Financial Advisors, whom it considered to be experts in such matters, to select appropriate methodologies to determine fairness. No updates of such opinions have been requested because such opinions were provided solely in connection with the decisions of the Grace Board taken on August 14, 1997.

               The full texts of the written opinions of Credit Suisse First Boston and Merrill Lynch, which set forth the assumptions made, general procedures followed, factors considered and limitations on the review undertaken by Credit Suisse First Boston and Merrill Lynch in rendering their opinions, are set forth in Annex D to this Joint Proxy Statement/Prospectus and are incorporated herein by reference. The opinions of Credit Suisse First Boston and Merrill Lynch are directed only to the fairness from a financial point of view, as of the date thereof, of the terms of the Spin-off, the Recapitalization and the Merger, taken as a whole, to the holders of Grace's existing common stock and do not address the merits of the underlying decision by Grace to engage in the Reorganization and Merger and do not constitute a recommendation to any stockholder of Grace as to how such stockholder should vote on any proposal related to the Reorganization and Merger. The summary of the opinions of Credit Suisse First Boston and Merrill Lynch set forth in this Joint Proxy Statement/Prospectus are qualified in their entirety by reference to the full text of the opinions of Credit Suisse First Boston and Merrill Lynch. Holders of shares of Grace common stock are urged to, and should, read the opinions of Credit Suisse First Boston and Merrill Lynch in their entirety.

               Opinion of Credit Suisse First Boston. In arriving at its opinion, Credit Suisse First Boston reviewed certain publicly available business and financial information relating to Grace and Sealed Air, as well as the Merger Agreement, the Distribution Agreement and the forms of related agreements attached as exhibits thereto. Credit Suisse First Boston also reviewed certain other information, including financial forecasts and certain information with respect to potential operating efficiencies which may result from the Merger, provided to Credit Suisse First Boston by Grace and Sealed Air, and met with the managements of Grace and Sealed Air to discuss the business and prospects of Grace, Sealed Air and New Grace. Projections provided by Sealed Air and Grace concerning Sealed Air, Grace Packaging and New Grace were substantially similar to then publicly available estimates of research analysts with respect to the future financial performance of each company. Credit Suisse First Boston also considered certain financial and stock market data of Grace and Sealed Air and compared that data with similar data for other publicly held companies in businesses similar to those of Grace and Sealed Air, and considered the financial terms of certain other business combinations and other transactions. Credit Suisse First Boston also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as Credit Suisse First Boston deemed relevant.

               In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on its being complete and accurate in all material respects. With respect to the financial forecasts, including the estimates of any potential future liabilities relating to asbestos, Credit Suisse First Boston assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Grace and Sealed Air as to the future financial performance of Grace, Sealed Air and New Grace. Credit Suisse First Boston also relied upon the views of the managements of Grace and Sealed Air concerning the business, operational and strategic benefits and implications of the Merger, including financial forecasts provided to Credit Suisse First Boston by Grace and Sealed Air relating to benefits from operating efficiencies. Credit Suisse First Boston did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Grace or Sealed Air. Credit Suisse First Boston's opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse First Boston expressed no opinion as to what the value of New Grace common stock or New Sealed Air common or convertible preferred stock actually would be following the consummation of the Reorganization and Merger or the prices at which New Grace common stock or New Sealed Air common or convertible preferred stock would trade following the consummation of the Reorganization and Merger. Credit Suisse First Boston also understood that the financial statements, pro forma financial statements and registration statement of New Grace had not yet been prepared. Credit Suisse First Boston was not requested to, and did not, solicit third-party indications of interest in acquiring all or any part of Grace. Credit Suisse First Boston was not requested to opine on, and Credit Suisse First Boston's opinion did not in any manner address, Grace's underlying business decision to effect the Reorganization and Merger.

               Credit Suisse First Boston assumed, with Grace's consent, that the Reorganization and Merger would comply with applicable foreign, U.S. federal and state laws, including, without limitation, laws relating to the payment of dividends, bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer and other similar laws now or hereafter in effect affecting creditors' rights generally. Credit Suisse First Boston assumed, with Grace's consent, that the receipt of New Sealed Air common and convertible preferred stock in connection with the Recapitalization and New Grace common stock in connection with the Spin-off would be tax-free for U.S. federal income tax purposes to the stockholders of Grace and that none of Grace, Sealed Air or New Grace would recognize material income, gain or loss for U.S. federal income tax purposes as a result of the Reorganization and Merger. In addition, Credit Suisse First Boston assumed, with Grace's consent, that following the consummation of the Reorganization and Merger, Grace (i.e., New Sealed Air) and its subsidiaries and New Grace and its subsidiaries would perform their respective indemnification obligations that may arise under the Distribution Agreement (including the forms of related agreements attached as exhibits thereto) in accordance with their respective terms. Credit Suisse First Boston further assumed, with Grace's consent, that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Reorganization and Merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the Reorganization and Merger. Credit Suisse First Boston was not requested to opine on, and Credit Suisse First Boston's opinion did not in any manner address, any matters relating to the solvency of any entity, and Credit Suisse First Boston assumed that Grace and New Grace would be solvent following the consummation of the Reorganization and Merger.

               Based upon and subject to the foregoing, Credit Suisse First Boston gave its written opinion that, as of the date of such opinion, the terms of the Spin-off, the Recapitalization and the Merger, taken as a whole, were fair, from a financial point of view, to the holders of Grace common stock.

               Merrill Lynch Opinion. In arriving at its opinion, Merrill Lynch, among other things: (i) reviewed certain publicly available business and financial information relating to Grace and Sealed Air that it deemed to be relevant; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Grace, Sealed Air and New Grace, as well as the amount and timing of the cost savings and related expenses and operating efficiencies expected to result from the Merger (the "Expected Efficiencies") furnished to Merrill Lynch by Grace and Sealed Air, respectively; (iii) conducted discussions with members of senior management and representatives of Grace and Sealed Air concerning the matters described in clauses (i) and (ii) above, as well as the respective businesses and prospects of Grace, Sealed Air and New Grace before and after giving effect to the Reorganization and Merger and the Expected Efficiencies; (iv) reviewed the market prices and valuation multiples for Grace common stock and Sealed Air common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (v) reviewed the results of operations of Grace and Sealed Air and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (vi) compared the proposed financial terms of the Reorganization and Merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant; (vii) participated in certain discussions and negotiations among representatives of Grace and Sealed Air and their financial and legal advisors; (viii) reviewed the potential pro forma impact of the Reorganization and Merger; (ix) reviewed the Merger Agreement, the Distribution Agreement and the forms of related agreements attached as exhibits thereto; and (x) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions. Projections provided by Sealed Air and Grace concerning Sealed Air, Grace Packaging and New Grace, mentioned in (ii) above, were substantially similar to then publicly available estimates of research analysts with respect to the future financial performance of each company.

               In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Grace or Sealed Air, nor was Merrill Lynch furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of Grace or Sealed Air. With respect to the financial forecast information, including the estimates of any potential future liabilities relating to asbestos, and the Expected Efficiencies, in each case furnished to or discussed with Merrill Lynch by Grace or Sealed Air, Merrill Lynch assumed that such information was reasonably prepared and reflected the best currently available estimates and judgment of Grace or Sealed Air management as to the expected future financial performance of Grace, Sealed Air and New Grace, as the case may be, and the Expected Efficiencies.

               Merrill Lynch's opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated, and the information made available to Merrill Lynch, as of the date of its opinion. Merrill Lynch assumed, with Grace's consent, that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Reorganization and Merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the Reorganization and Merger. Merrill Lynch assumed, with Grace's consent, that the Reorganization and Merger would comply with applicable foreign, U.S. federal and state laws, including, without limitation, laws relating to the payment of dividends, bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer and other similar laws then or thereafter in effect affecting creditors' rights generally. Merrill Lynch also assumed, with Grace's consent, that receipt of New Sealed Air common and convertible preferred stock in connection with the Recapitalization and New Grace common in connection with the Spin-off would be tax-free for U.S. federal income tax purposes to the stockholders of Grace and that none of Grace, Sealed Air or New Grace would recognize material income, gain or loss for U.S. federal income tax purposes as a result of the Reorganization and Merger. In addition, Merrill Lynch assumed, with Grace's consent, that following the consummation of the Reorganization and Merger, New Sealed Air and its subsidiaries and New Grace and its subsidiaries would perform their respective indemnification obligations which may arise under the Distribution Agreement (including the forms of related agreements attached as exhibits thereto) in accordance with their respective terms. Merrill Lynch was not requested to opine on, and its opinion does not in any manner address, any matters relating to the solvency of any entity, and Merrill Lynch assumed that Grace and New Grace would be solvent following the consummation of the Reorganization and Merger.

               Merrill Lynch did not express any opinion as to the prices at which New Sealed Air common or convertible preferred stock or New Grace common stock would trade following the announcement or consummation of the Reorganization and Merger. Merrill Lynch was not authorized by Grace or the Grace Board to solicit, nor did it solicit, third-party indications of interest for the acquisition of all or any part of Grace. Merrill Lynch was not requested to and did not express any opinion as to the underlying decision by Grace to engage in the Reorganization and Merger.

               Based upon and subject to the foregoing, Merrill Lynch gave its written opinion that, as of the date of such opinion, the terms of the Spin-off, the Recapitalization and the Merger, taken as a whole, were fair, from a financial point of view, to holders of Grace common stock.

               In preparing their opinions for the Grace Board, the Grace Financial Advisors performed a variety of financial and comparative analyses, including those described below performed in connection with their presentation to the Grace Board on August 14, 1997. The summary of the Grace Financial Advisors' analyses set forth below does not purport to be a complete description of the analyses underlying the Grace Financial Advisors' opinions. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at their opinions, the Grace Financial Advisors made qualitative judgments as to the significance and relevance of each analysis and factor considered by each of them. Accordingly, the Grace Financial Advisors believe that their analyses must be considered as a whole and that selecting portions of their analyses and factors, without considering all of their analyses and factors as a whole, could create a misleading or incomplete view of the processes underlying such analyses and their respective opinions. In their analyses, the Grace Financial Advisors made numerous assumptions with respect to Grace, Sealed Air, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Grace and Sealed Air. No company, transaction or business used in such analyses as a comparison is identical to Grace, Sealed Air or the Reorganization and Merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, because such estimates are inherently subject to substantial uncertainty, none of Grace, Sealed Air, the Grace Financial Advisors or any other person assumes responsibility for their accuracy. As described above, the Grace Financial Advisors' opinions and financial analyses were only one of a number of factors considered by the Grace Board in its evaluation of the Reorganization and Merger and should not be viewed as determinative of the views of the Grace Board or management with respect to the Spin-off, the Recapitalization and the Merger, taken as a whole.

Presentation by Grace Financial Advisors

               At the meeting of the Grace Board on August 14, 1997, the Grace Financial Advisors made a presentation of their analyses as of such date delivered in connection with their opinions, a summary of which appears below.

               Comparable Company Analysis--New Sealed Air. The Grace Financial Advisors compared certain financial and market information for two selected publicly traded packaging companies that the Grace Financial Advisors deemed to be comparable to New Sealed Air for purposes of their analysis: Sealed Air and Bemis Company Inc. ("Bemis", and collectively, the "Comparable Companies"). The Grace Financial Advisors compared (based upon management estimates for New Sealed Air and research analysts' and Institutional Broker's Estimate Service ("IBES") estimates for the Comparable Companies) (i) estimated 1998 revenues;
(ii) estimated 1998 EBITDA margins; and (iii) long-term earnings growth figures. The Grace Financial Advisors also compared the following credit statistics for New Sealed Air and the Comparable Companies: (i) ratios of net debt to book capitalization, which were 29.7%, 25.1% and 34.4% for New Sealed Air, Sealed Air and Bemis, respectively, and (ii) estimated net debt to EBITDA multiples, which were 1.3x, 0.4x and 1.0x, respectively. The Grace Financial Advisors analyzed the current market valuations of the Comparable Companies, comparing estimated 1998 price to earnings multiples ("P/E Multiples") and estimated 1998 EBITDA multiples for the Comparable Companies. The P/E Multiples for Sealed Air and Bemis were 20.4x and 19.3x, respectively. Based upon this information and other relevant factors, the Grace Financial Advisors derived an estimated 1998 P/E Multiple range for New Sealed Air of 20.0x to 22.0x. This P/E Multiple range implies EBITDA multiples for New Sealed Air of 8.6x to 9.3x as compared to EBITDA multiples for Sealed Air and Bemis of 10.0x and 9.1x, respectively.

               Comparable Company Analysis--New Grace. The Grace Financial Advisors compared certain financial and market information for selected publicly traded specialty chemicals companies that the Grace Financial Advisors deemed to be comparable to New Grace for purposes of their analysis: Engelhard Corporation ("Engelhard") and a specialty chemicals index consisting of the following companies: Air Products and Chemicals, Inc., Albermarle Corporation, BetzDearborn Inc., Crompton & Knowles Corporation, Nalco Chemical Company, Great Lakes Chemical Corporation, Praxair, Inc. and Witco Corporation (collectively, the "Index Companies"). The Grace Financial Advisors compared (based upon management estimates for New Grace and research analysts and IBES estimates for Engelhard and the Index Companies) (i) estimated 1998 revenues (not including the Index Companies); (ii) estimated 1998 EBITDA margins; and (iii) estimated long-term earnings growth figures. The Grace Financial Advisors also compared the following credit statistics for New Grace (based on the low point of the value for New Grace derived below), Engelhard and the Index Companies: (i) ratios of net debt to total market capitalization for New Grace, Engelhard and the Index Companies, which were 0.7%, 18.0% and 20.9%, respectively; (ii) ratios of debt to book capitalization for New Grace, Engelhard and the Index Companies, which were 1.9%, 44.9% and 47.4%, respectively; and (iii) net debt to EBITDA multiples for New Grace, Engelhard and the Index Companies, which were not meaningful, 1.7x and 1.7x, respectively. The Grace Financial Advisors analyzed the current market valuation of Engelhard and the Index Companies, comparing estimated 1998 P/E Multiples and estimated 1998 EBITDA multiples. The P/E Multiples for Engelhard and the Index Companies were 15.2x and 17.2x, respectively. Based upon this information and other relevant factors, the Grace Financial Advisors derived an estimated 1998 P/E multiple range for New Grace of 14.0x to 16.0x. This P/E Multiple range implies EBITDA multiples for New Grace (treating estimated asbestos liabilities as debt) of 7.6x to 8.5x as compared to EBITDA multiples for Engelhard and the Index Companies of 9.3x and 7.6x, respectively.

               No company in the comparable company analysis was identical to either Grace, New Sealed Air or New Grace. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of the comparable companies or the company to which they are being compared.

               Valuation of New Sealed Air Common and Convertible Preferred Stock. The Grace Financial Advisors performed an analysis to determine the estimated value per share of the consideration to be received by the holders of Grace common stock in connection with the Reorganization and Merger using the 1998 P/E multiple range for New Sealed Air derived in the comparable company analysis above. The Grace Financial Advisors analyzed the projected trading values per share of New Sealed Air common and convertible preferred stock based upon assumed multiples of 20x, 21x and 22x estimated 1998 New Sealed Air EPS, and an assumed 76.476 million shares of Grace common stock outstanding immediately before the Recapitalization. Based upon the foregoing assumptions and analyses, the trading values per share of New Sealed Air common stock would be $49.80, $52.29 and $54.78, respectively, and assuming an exchange ratio of 0.532, the value of the fraction of a share of New Sealed Air common stock to be received for each Grace share would be $26.49, $27.81 and $29.14, respectively. Additionally, the trading values of convertible preferred stock to be received for each share of Grace common stock at multiples of 20x, 21x, and 22x New Sealed Air 1998 EPS were estimated to be $24.00, $24.75 and $25.75, respectively. Accordingly, based upon the foregoing assumptions and analyses, the value received in New Sealed Air common and convertible preferred stock per share of Grace common stock at multiples of 20x, 21x and 22x New Sealed Air 1998 EPS would total an estimated $50.49, $52.56 and $54.89, respectively.

               Valuation of New Grace Common Stock. The Grace Financial Advisors performed an analysis to determine the estimated trading value of New Grace common stock to be received by holders of Grace common stock after giving effect to the Recapitalization, the Spin-off and the Cash Transfer using trading multiples of 14x, 15x and 16x New Grace estimated 1998 EPS. Based upon the foregoing assumptions and analyses, the Grace Financial Advisors estimated the projected trading values per share of New Grace common stock to be $24.50, $26.25 and $28.00, respectively.

               Sensitivity Analysis. The Grace Financial Advisors analyzed the estimated fully distributed value to be received per share of Grace common stock in connection with the Reorganization and Merger using the 1998 P/E Multiple ranges for New Sealed Air and New Grace derived in the comparable company analysis above. The Grace Financial Advisors analyzed the projected trading values per share of New Grace common stock based upon a range of three trading multiples of estimated 1998 EPS and based upon an assumed 76.476 million shares of Grace common stock outstanding immediately before the Recapitalization. Based upon estimated trading multiples of 1998 EPS of 14x, 15x and 16x and the foregoing assumptions, the Grace Financial Advisors estimated the projected trading values per share of New Grace common stock. Based upon the Grace Financial Advisors' analysis of the estimated value of New Sealed Air common and convertible preferred stock to be received per Grace share, and the assumptions relating to such analysis, all set forth above, the Grace Financial Advisors estimated the aggregate trading values of the New Sealed Air common stock, convertible preferred stock and New Grace common stock to be received per Grace share to be $74.99, $77.06 and $79.39 (using a 14x EPS trading multiple for New Grace and 20x, 21x and 22x EPS trading multiples for New Sealed Air); $76.74, $78.81 and $81.14 (using a 15x EPS trading multiple for New Grace and 20x, 21x and 22x EPS trading multiples for New Sealed Air); and $78.49, $80.56 and $82.89 (using a 16x EPS trading multiple for New Grace and 20x, 21x and 22x EPS trading multiples for New Sealed Air).

               Credit Analysis of New Grace. The Grace Financial Advisors also analyzed certain credit statistics for New Grace, based upon certain forecasted financial information and certain information with regard to possible operating efficiencies resulting from the Reorganization and Merger provided by management of Grace. Such analyses were based upon management estimates of New Grace's total debt, asbestos liability and shareholders' equity for 1998, 1999 and 2000. Based upon the foregoing management estimates, the Grace Financial Advisors analyzed certain credit statistics for New Grace involving ratios of estimated debt and asbestos liability to book capitalization for the years 1998, 1999 and 2000 of 46.5%, 38.5% and 32.4%, respectively, and ratios of debt and asbestos liability to EBITDA for the years 1998, 1999 and 2000 of 1.6x, 1.3x and 1.2x, respectively.

               The foregoing is a summary of the material terms of the presentation by the Grace Financial Advisors to the Grace Board on August 14, 1997, and does not purport to be a complete description of such presentation. The analyses by the Grace Financial Advisors in connection with such presentation do not purport to be appraisals or necessarily to reflect the prices at which businesses or securities may be sold. As described above, the opinions of the Grace Financial Advisors and their presentation to the Grace Board were one of a number of factors considered by the Grace Board in connection with its approval of the Reorganization and Merger.

               Each of Credit Suisse First Boston and Merrill Lynch, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Grace selected Credit Suisse First Boston and Merrill Lynch as its financial advisors because they are nationally recognized investment banking firms that have substantial experience in transactions similar to the Reorganization and Merger.

               Each of Credit Suisse First Boston and Merrill Lynch provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in securities or options on securities of Grace, Sealed Air, New Sealed Air or New Grace for its own account and for the account of customers. Each of Credit Suisse First Boston and Merrill Lynch is familiar with Grace from having acted as its financial advisors in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement and the Distribution Agreement, and certain other previous transactions entered into by Grace. Each of Credit Suisse First Boston and Merrill Lynch has also provided certain investment banking services to Grace from time to time, and may provide investment banking services to Grace and New Grace in the future.

               Pursuant to separate engagement agreements dated July 9, 1997 (the "Financial Advisors Engagement Letters"), Grace engaged Credit Suisse First Boston and Merrill Lynch to act as its financial advisors in connection with the Reorganization and Merger. Pursuant to the terms of the Financial Advisors Engagement Letters, Grace agreed to pay each of Credit Suisse First Boston and Merrill Lynch (i) a fee of $2,500,000, payable upon execution of a definitive agreement with respect to the Reorganization and Merger, creditable (to the extent paid) against the Transaction Fee (as defined below); (ii) a transaction fee of $5,000,000 upon consummation of the Reorganization and Merger (the "Transaction Fee"); and (iii) in addition, an incentive fee based upon the market value of the consideration received by Grace stockholders in connection with the Reorganization and Merger in an amount up to, but not exceeding, $10,000,000. Grace has also agreed to reimburse each of Credit Suisse First Boston and Merrill Lynch for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify each of the Grace Financial Advisors against certain liabilities, including certain liabilities under U.S. federal securities laws.



                        BUSINESS OF NEW SEALED AIR

Overview of New Sealed Air

               The combination of Sealed Air and Grace Packaging to create New Sealed Air will join two leaders in the manufacture and sale of protective and specialty packaging materials and systems. Here are a few points that highlight how New Sealed Air would have looked in 1996, on a pro forma basis (assuming that Sealed Air and Grace Packaging had been combined before 1996):

o     New Sealed Air would have had annual net sales of more than $2.5 billion.

o Approximately 60% of New Sealed Air's net sales would have come from specialty (primarily food) packaging products and 40% from protective packaging and other products.

o New Sealed Air would have had operations in 46 countries, with 51% of its revenues generated in the U.S. and 49% outside the U.S.

               New Sealed Air is expected to continue to pursue the following corporate priorities--putting its customers' needs first, carefully managing its financial resources, implementing principles of World Class Manufacturing (which emphasize employee involvement, product quality and efficient manufacturing), and introducing innovative new products. New Sealed Air will seek to provide worldwide leadership in protective and specialty packaging by producing and selling differentiated, proprietary packaging materials and systems designed to provide cost-effective solutions to the packaging needs of a wide variety of products and customers throughout the world. New Sealed Air will seek to emphasize materials and systems that will enable its customers to provide a high degree of protection in packaging their products, while reducing shipping, storage, labor and materials costs and minimizing the amount of packaging waste.

               New Sealed Air's strategy for growth is expected to be directed toward the following four areas:

o New product development, both internally and through acquisitions and strategic alliances.

o Global expansion to meet the worldwide protective and specialty packaging needs of its customers and to benefit from opportunities presented by economic growth and emerging markets outside the U.S. and the other countries in which it will operate.

o Identifying and pursuing opportunities in protective and specialty packaging that offer economic characteristics similar to its products and that offer synergies with its marketing expertise, distribution channels and technological capabilities.

o Exploiting its core technologies in extrusion, chemical formulation, food science, packaging systems and packaging design and evaluation for both packaging and non-packaging applications.

Business of Sealed Air

               Sealed Air is a leading global manufacturer of a wide range of protective and specialty packaging materials and systems. The company's operations are conducted primarily in the U.S. and in 26 other countries in North America, Europe, the Asia/Pacific region and Latin America. During 1996, 1995 and 1994, approximately 39%, 38% and 29%, respectively, of Sealed Air's total net sales were generated outside the U.S.

               Sealed Air's principal classes of products include engineered products, surface protection and other cushioning products, and food packaging products.

o Engineered products, which accounted for approximately 36% of 1996 net sales, include Sealed Air's Instapak[Registered] polyurethane foam packaging systems, specialty polyethylene foams for packaging and non-packaging uses and Korrvu[Registered] suspension and retention packaging products.

o Surface protection and other cushioning products, which accounted for approximately 47% of 1996 net sales, are a complementary line of materials that include BubbleWrap[Registered] air cellular cushioning materials, Cell-Aire[Registered] polyethylene foam sheeting, various paper protective packaging materials and a comprehensive line of protective and durable mailers and bags, including products sold under the Jiffy[Trademark] trademark and other related trade names.

o Food packaging products, which accounted for approximately 13% of 1996 net sales, consist primarily of Dri-Loc[Registered] absorbent pads, which are used in the pre-packaging of meat, fish and poultry to absorb excess fluids, and a complementary line of flexible films, bags, pouches and related equipment that are used to package a broad range of food products.

Sealed Air's other products include specialty adhesive products, loose-fill polystyrene packaging, paper products, products that control static electricity, and recreation and energy conservation products.

               Sealed Air believes it has achieved a leadership position in protective and specialty packaging by putting its customers' needs first, by providing products with measurable economic benefits, by pursuing innovation and new product development and by growing to meet the needs of customers around the world. In pursuing global growth, the company has emphasized consistent strategic principles, including seeking market leadership through differentiated proprietary products because market leadership optimizes profits, fostering technological innovation because innovation is the only long-term guarantee of market leadership, exploiting the greater market potential of global operations, and emphasizing products with high margins, low capital intensity and low labor intensity.

               Further information concerning the business of Sealed Air is set forth in Sealed Air's 1996 Annual Report on Form 10-K (the "Sealed Air 10-K"). See "Where You Can Find More Information" on page 100.

Business of Grace Packaging

               Grace Packaging is a leading global supplier of high-performance materials and systems used in packaging food, industrial and consumer products. Grace Packaging operates in the U.S. and in 45 other countries in North America, Europe, the Asia/Pacific region, Latin America and Africa. During 1996, 1995 and 1994, approximately 54%, 53% and 51%, respectively, of Grace Packaging's total net sales were generated outside the U.S.

               Grace Packaging's principal products are various food packaging products and shrink and non-shrink films for industrial and consumer products.

o Approximately 80% of Grace Packaging's net sales in 1996 were of food packaging products. These products include (i) shrink bags, shrink films, laminated films and other specialty packaging systems (including material, equipment and services) marketed under the Cryovac[Registered] registered trademark for a broad range of perishable foods such as fresh, smoked and processed meat products, cheese, poultry, prepared foods (including soups and sauces for restaurants and institutions), baked goods and produce; (ii) polystyrene foam prepackaging trays for supermarkets and poultry and other food processors, marketed under the Formpac[Trademark] trademark; and (iii) rigid plastic containers for dairy and other food and nonfood products, marketed under the Omicron[Trademark] trademark.

o Approximately 20% of Grace Packaging's net sales in 1996 were of shrink films and other films used in packaging a variety of non-food industrial and consumer products, such as housewares, toys, electronics and medical products.

               Grace Packaging has maintained a leading position in specialty packaging, principally by emphasizing technological innovation combined with superior customer service. Grace Packaging seeks to maintain technological leadership through continuous and innovative research and development. Grace Packaging's core technologies include coextrusion technology, which permits the production of packaging materials suited to specific customer needs, and food science expertise, which provides a better understanding of the interaction between packaging materials and packaged products. Grace Packaging believes that combining its technological strengths with superior customer service leads to product differentiation and market leadership, which optimize profits.

               In addition, Grace Packaging has been reorganized so that its product lines are managed on a global basis. As a result, Grace Packaging believes it is better able to serve its multinational customers in all global regions. Worldwide, Grace Packaging employs approximately 10,000 people and operates 30 production facilities (10 in North America, 9 in Europe, 5 in each of the Asia/Pacific region and Latin America and 1 in Africa).

               Further information concerning Grace Packaging is set forth in the Grace 10-K. See "Where You Can Find More Information" on page 100.


     GRACE PACKAGING SELECTED SPECIAL-PURPOSE COMBINED FINANCIAL DATA

               The following selected special-purpose combined financial data present only selected financial data for Grace Packaging prior to the Reorganization and Merger. The financial data for the years ended December 31, 1996, 1995 and 1994 are derived from the Grace Packaging Special-Purpose Combined Financial Statements, which were audited by Price Waterhouse LLP (except for the Balance Sheet Data at December 31, 1994). The financial data for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1993 and 1992 and the balance sheet data at September 30, 1997 and December 31, 1994, 1993 and 1992 are derived from Grace Packaging's unaudited financial statements. To understand this selected financial data more fully, you should read the Grace Packaging Special-Purpose Combined Financial Statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations for Grace Packaging" included elsewhere in this Joint Proxy Statement/Prospectus.

                                      Nine Months
                                  Ended September 30,                              Years Ended December 31,
                               -------------------------       --------------------------------------------------------------
                                  1997           1996             1996          1995          1994          1993       1992
                               ---------       ---------       ---------     ---------     ---------     ---------   --------
                                                                       (In thousands)

Combined Statement of
   Earnings Data:
Net sales..............         $1,347,739        $1,271,612    $1,741,602    $1,705,642    $1,428,459    $1,256,132    $1,236,659
Gross profit...........            473,883           431,278       590,596       627,542       545,313       492,911       483,803
Operating profit.......            191,918           139,106       173,500       248,062       237,349       219,474       218,863
Other expense, net.....              2,215             5,036         3,678        12,589         9,597        12,949         9,101
Earnings before income
 taxes.................            189,703           134,070       169,822       235,473       227,752       206,525       209,762
Net earnings...........            111,545            78,813        99,830       140,892       139,511       125,980       127,955

Combined Balance Sheet Data (at end of period):
Working capital........           $323,510                        $277,583      $289,605      $224,815      $194,284      $176,502
Total assets...........          1,683,432                       1,702,888     1,477,360     1,179,937       914,669       839,310
Total liabilities......            301,614                         321,098       303,398       282,176       214,950       219,787
Total equity ..........          1,381,818                       1,381,790     1,173,962       897,761       699,719       619,523




      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                 RESULTS OF OPERATIONS FOR GRACE PACKAGING

Results of Operations

               For the Nine Months Ended September 30, 1997 and 1996

               Net sales increased 6% in the first nine months of 1997 compared with the 1996 period, primarily due to increased unit volume, sales from businesses acquired, and higher average selling prices. These increases were partially offset by the negative effect of foreign currency translation and, to a lesser extent, the continuing effect of negative publicity surrounding bovine spongiform encephalopathy, commonly referred to as "mad cow disease," which led to reduced consumption of beef products and accordingly lower sales of certain Grace Packaging products, particularly in Europe. Excluding the effect of foreign currency translation, the increase in net sales would have been 10% for the first nine months of 1997 compared with the 1996 period.

               Cost of sales increased 4% in the first nine months of 1997 compared with the 1996 period, primarily reflecting the increase in net sales and higher levels of manufacturing-related depreciation as a result of the completion of several major expansion programs, discussed below, partially offset by the cost savings realized as a result of the worldwide restructuring program implemented in 1995, described below. As a result of this program, cost of sales decreased as a percentage of net sales to 64.8% in the first nine months of 1997 compared with 66.1% in the 1996 period.

               Marketing, administrative and development expenses increased 7% in the first nine months of 1997 compared with the 1996 period, primarily reflecting increased corporate allocations from Grace and the increase in net sales, partially offset by the cost savings realized as a result of the worldwide restructuring program discussed below. As the realized cost savings only partially offset the increased corporate allocation in the first nine months of 1997 compared to the 1996 period, marketing, administrative and development expenses as a percentage of sales increased to 20.3% in the first nine months of 1997 compared with 20.1% in the 1996 period.

               Charges for restructuring costs under Grace Packaging's worldwide restructuring program (discussed below) were $8.4 million and $37.0 million in the first nine months of 1997 and 1996, respectively. The 1997 charge primarily related to employee termination benefits. The 1996 charge primarily related to the restructuring of Grace Packaging's European operations and consisted of costs related primarily to employee termination benefits and lease termination costs.

               Operating profit increased 38% and net earnings increased 42% in the first nine months of 1997 compared to the 1996 period, primarily due to the lower level of restructuring costs in the 1997 period and the other changes in costs and expenses discussed above.

               Grace Packaging's effective income tax rate was 41.2% for the first nine months of both 1997 and 1996.

               For the Three Years Ended December 31, 1996:

               Net sales increased 2% in 1996 compared with 1995 and 19% in 1995 compared with 1994. The increase in 1996 was due primarily to increased unit volume in certain products, partially offset by the effect of the negative publicity surrounding "mad cow disease," which led to reduced consumption of beef products and accordingly lower sales of certain Grace Packaging products, particularly in Europe, and by changes in product mix. The increase in 1995 was due primarily to increased unit volume in certain products, the favorable effect of foreign currency translation and the sales of a European laminates business acquired in November 1994.

               Cost of sales increased 7% in 1996 compared with 1995 and 22% in 1995 compared with 1994. The disproportionate increase in cost of sales in 1996 resulted primarily from higher indirect manufacturing costs, including depreciation resulting from the completion of certain major expansion projects begun in 1995, which were not offset by increased net sales. Cost of sales also increased due to changes in product mix. These changes in costs of sales were partially offset by certain lower raw material costs. The disproportionate increase in cost of sales in 1995 primarily reflected certain higher raw material costs and, to a lesser extent, higher depreciation, as certain property and equipment was placed in operation at the end of 1995 as part of the expansion program. As a result of the factors discussed above, primarily the higher indirect manufacturing costs in 1996 compared to 1995 and higher raw material costs in 1995 compared to 1994, cost of sales as a percentage of net sales was 66.1%, 63.2% and 61.8% in 1996, 1995 and 1994, respectively.

               Marketing, administrative and development expenses decreased 5% in 1996 compared with 1995 but increased 20% in 1995 compared with 1994. The decrease in 1996 was primarily due to the cost savings realized from the restructuring programs implemented in 1995, discussed below, and a decrease in corporate allocations, partially offset by increased research and development costs in 1996. The increase in 1995 primarily reflected the increase in net sales. Marketing, administrative and development expenses as a percentage of net sales were 19.6%, 21.2% and 21.1% in 1996, 1995 and 1994, respectively.

               Restructuring costs and asset impairments were $74.9 million, $17.7 million and $6.0 million in 1996, 1995 and 1994, respectively. In 1995, Grace Packaging began implementing a worldwide restructuring program focused on streamlining processes and reducing operating costs, and continued to implement additional cost reductions and efficiency improvements beyond those initiated in 1995 as it further evaluated and reengineered its operations. In connection with these programs, Grace Packaging recorded restructuring charges of $47.9 million in 1996 and $11.1 million in 1995. These charges primarily related to the restructuring of European operations and consisted of costs related mainly to employee termination benefits and lease termination costs. In 1994, prior to the implementation of the worldwide program, Grace Packaging recorded a restructuring charge of $6.0 million related to the closing of certain facilities in connection with efforts to reduce costs and implement efficiency improvements. Also during 1996 and 1995, certain long-lived assets and related goodwill were determined to be impaired, which resulted in non-cash pre-tax charges of $27.0 million and $6.6 million, respectively.

               Operating profit decreased 30% and net earnings decreased 29% in 1996 compared with 1995, primarily due to the level of restructuring costs and asset impairments in 1996 compared to the 1995 period and the other changes in costs and expenses discussed above. Operating profit increased 5% and net earnings increased 1% in 1995 compared with 1994, primarily due to the changes in costs and expenses discussed above.

               Grace Packaging's effective income tax rates were 41.2%, 40.2% and 38.7% in 1996, 1995 and 1994, respectively. The higher effective tax rates in 1996 and 1995 resulted from higher U.S. and foreign taxes on foreign operations in each period.

Liquidity and Capital Resources

               Grace Packaging's principal sources of liquidity are cash flows from operations and funding through Grace's centralized cash management services, whereby cash received from operations is transferred to, and disbursements are funded from, Grace's centralized accounts. As a result, any cash needs in excess of cash flows from operations are funded by Grace and any cash flows from operations in excess of cash needs are transferred to Grace and used for other purposes. Grace Packaging's participation in Grace's centralized cash management services will be terminated effective upon the Merger. Thereafter, any cash needs of Grace Packaging not provided by operations are expected to be funded by New Sealed Air, including through borrowings and lines of credit available through New Sealed Air, including the New Credit Agreements. See the "New Credit Agreements" on page 76 for further information.

               Net cash provided by operating activities amounted to $163.0 million and $165.5 million in the first nine months of 1997 and 1996, respectively. The decrease in operating cash flows in the 1997 period was primarily due to cash payments made during the 1997 period under the restructuring program implemented in 1995, which more than offset the increased net earnings.

               Net cash provided by operating activities amounted to $207.6 million, $156.7 million and $179.1 million in 1996, 1995 and 1994, respectively. The increase in operating cash flows in 1996 was primarily due to increased net earnings (excluding the non-cash portion of restructuring costs and asset impairments in both periods) and improved inventory management, partially offset by higher investments in equipment leased to customers. The decrease in operating cash flows in 1995 compared with 1994 was primarily due to a higher use of working capital, largely as a result of an increase in inventory levels, partially offset by increased net earnings (excluding the non-cash portion of restructuring costs and asset impairments).

               Net cash used for investing activities amounted to $91.4 million and $248.6 million in the first nine months of 1997 and 1996, respectively. The decrease in the 1997 period was primarily due to the lower level of capital expenditures in the 1997 period compared with the 1996 period, as several major manufacturing expansion programs begun in 1995 neared completion.

               Net cash used for investing activities amounted to approximately $309.1 million, $293.0 million and $192.4 million in 1996, 1995 and 1994, respectively. Capital expenditures in 1996, 1995 and 1994 were $294.5 million, $293.3 million and $185.9 million, respectively, reflecting increases in 1996 and 1995 over the prior periods as a result of the global expansion program begun in 1995. The increase in 1996 compared with 1995 also reflected cash used in connection with an acquisition.

               Net cash used for financing activities of $71.6 million in the first nine months of 1997 represented a net advance to Grace; net cash provided by financing activities of $83.2 million in the 1996 period represented a net advance from Grace, in part to fund the expansion program discussed above.

               Net cash provided by financing activities amounted to $101.5 million, $136.3 million and $13.3 million in 1996, 1995 and 1994, respectively, representing net advances from Grace, partially offset, in 1994, by principal payments on long-term debt assumed in connection with an acquisition made in 1994.

               Grace Packaging has no capital structure, and there has been no allocation of Grace's borrowings and related interest expense, except for interest capitalized as a component of properties and equipment. Therefore, the financial position of Grace Packaging is not indicative of the financial position that would exist if it were an independent stand-alone entity.

Other Matters

                Environmental Matters

               Grace Packaging is subject to loss contingencies resulting from environmental laws and regulations. Grace Packaging accrues for anticipated costs associated with investigatory and remediation efforts when an assessment has indicated that a loss is probable and can be reasonably estimated. These accruals do not take into account any discounting for the time value of money and are not reduced by potential insurance recoveries, if any. Environmental liabilities are reassessed whenever circumstances become better defined and/or remediation efforts and their costs can be better estimated. These liabilities are evaluated periodically based on available information, including the progress of remedial investigation at each site, the current status of discussions with regulatory authorities regarding the methods and extent of remediation and the apportionment of costs among potentially responsible parties. As some of these issues are decided (the outcomes of which are subject to uncertainties) and/or new sites are assessed and costs can be reasonably estimated, Grace Packaging will adjust the recorded accruals, as necessary. However, Grace Packaging believes that it is adequately reserved for all probable and estimable environmental exposures.

               Non-Grace Packaging Contingent Liabilities

               In connection with the Merger, New Grace has agreed to indemnify New Sealed Air (including Grace Packaging) against all liabilities of Grace, whether relating to events occurring before or after the Reorganization, other than liabilities arising from or relating to Grace Packaging's operations (except those retained by New Grace under the terms of the Transaction Agreements). Grace believes that, in view of New Grace's financial position giving effect to the Reorganization, New Grace's agreement to indemnify Grace Packaging, and the nature of the non-Grace Packaging liabilities and other liabilities retained by New Grace, the risk of loss to Grace Packaging from these liabilities is remote.

               Guarantee of New Grace Outstanding Public Debt

               Grace currently is the guarantor of certain debt, including approximately $644 million in outstanding public debt of a subsidiary that will be wholly owned by New Grace after the Spin-off. Although the subsidiary intends to repurchase this public debt, some or all of it may remain outstanding after the Merger. Because Grace will become New Sealed Air, New Sealed Air will remain the guarantor of any such debt remaining outstanding. New Grace will indemnify New Sealed Air against any liability arising from the guarantee. In addition, if more than $50 million of this public debt remains outstanding after the Merger, New Sealed Air will receive a letter of credit (in the amount of the public debt in excess of $50 million) to cover any payments it must make under its guarantee, up to the amount of the letter of credit. Based upon the foregoing and New Grace's expected financial position, giving effect to the Reorganization, Grace believes such guarantee obligations are not material to the financial condition of New Sealed Air.

               Year 2000 Computer System Compliance

               Grace Packaging has conducted a comprehensive review of its computer systems to identify systems that could be affected by the "Year 2000" issue and is implementing a plan to resolve the issue. Grace Packaging presently believes that, with modifications to existing software and by converting to new software, the Year 2000 issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not completed in a timely manner, the Year 2000 issue may have a material impact on the operations of Grace Packaging. It is anticipated that the costs associated with modifying the existing systems will not be material. The modification costs incurred in connection with Year 2000 compliance are expensed as incurred.



                              NEW SEALED AIR
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

               The unaudited pro forma condensed consolidated financial data of New Sealed Air are presented to show how Sealed Air and Grace Packaging might have looked if Grace Packaging had been an independent company and Grace Packaging and Sealed Air had been combined for the periods presented. These pro forma data are based on, and should be read together with, the historical financial statements for Sealed Air and Grace Packaging that are included or incorporated by reference in this Joint Proxy Statement/Prospectus. The pro forma financial data were prepared using the assumptions described below and in the related notes thereto.

               The pro forma earnings data were prepared as if the Reorganization and Merger took place on January 1, 1996 and the pro forma balance sheet data were prepared as if the transactions took place on September 30, 1997. The financial statements give pro forma effect to (i) borrowings of approximately $1.241 billion (subject to adjustment) to fund the Cash Transfer,
(ii) the issuance of 40.895 million shares of New Sealed Air common stock and 36 million shares of New Sealed Air convertible preferred stock in the Recapitalization and the issuance of approximately 42.7 million shares of New Sealed Air common stock in the Merger, (iii) certain quantifiable adjustments to reflect New Sealed Air's results of operations on a stand-alone basis, and (iv) adjustments for certain Grace Packaging assets and liabilities that will be retained by New Grace in the Reorganization. The pro forma financial statements have not been adjusted for certain operating efficiencies that may be realized as a result of the Merger.

               For accounting purposes, the Merger will be treated as a purchase of Sealed Air by Grace Packaging. Accordingly, the net assets of Sealed Air will be adjusted to their fair values, and the excess of the purchase price for Sealed Air (the total market value of Sealed Air's common stock around the time the Merger was announced plus certain acquisition costs) over the fair value of its net assets will be recorded as goodwill. The preliminary adjustments to net assets and goodwill which are shown in these pro forma financial data may be adjusted based on a valuation study to be conducted. Sealed Air does not expect these adjustments to be material.

               Because Grace Packaging is a part of Grace rather than a stand-alone company, a portion of Grace's corporate, marketing, administrative and development expenses were allocated to Grace Packaging when the Special-Purpose Combined Financial Statements for Grace Packaging were prepared. In the opinion of Grace's management, these allocations are reasonable. However, these expenses may not be indicative of, and it is not feasible to estimate, the nature and level of expenses which might have been incurred had Grace Packaging operated as an independent company for the periods presented. The Grace Packaging Special-Purpose Combined Financial Statements do not include any of Grace's debt and related interest expense (except for the interest capitalized as a component of properties and equipment used in Grace Packaging's business).

               After the Merger, New Sealed Air may incur certain charges and expenses related to restructuring and integrating the operations of Sealed Air and Grace Packaging. New Sealed Air will assess the combined operating structure, business processes and circumstances that bear upon the operations, facilities and other assets of the business as part of developing a combined strategic and operating plan. The objective of such plan will be to enhance productivity and efficiency of combined operations by reducing duplicate functions, facilities and overhead costs. The nature of any such charges and expenses may include provisions for severance and related costs, facilities closures or other charges identified in connection with the assessment and plan development. The unaudited pro forma condensed consolidated financial data do not reflect such provisions nor do they include certain cost savings or operating synergies that may result from the Merger, as such amounts are not currently determinable.

               The unaudited pro forma condensed consolidated financial data are provided for illustrative purposes only. They do not purport to represent what New Sealed Air's results of operations and financial position would have been had the Reorganization and Merger actually occurred as of the dates indicated, and they do not purport to project New Sealed Air's future results of operations or financial position.

                              NEW SEALED AIR
     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                   (In thousands, except per share data)

                                                                       Year Ended December 31, 1996
                                              ------------------------------------------------------------------------------
                                                                                       Adjustments for
                                              Historical  Grace       Historical       Reorganization
                                                  Packaging           Sealed Air         and Merger        Pro Forma
                                              -----------------       ----------       ---------------     ----------
Net sales..................................       $1,741,602           $789,612         $(1,569)(A)     $2,529,645
Cost of sales..............................        1,151,006            495,185          (1,569)(A)      1,654,922
                                                                                            500 (B)
                                                                                          9,800 (D)
                                                  ----------           --------                          ---------
   Gross profit............................          590,596            294,427                            874,723
Marketing, administrative and
development expenses.......................          342,149            164,355          42,491 (B)        531,121
                                                                                        (39,342)(C)
                                                                                         21,468 (D)
Restructuring costs and asset impairments..           74,947                 --                             74,947
                                                  ----------           --------                          ---------
   Operating profit........................          173,500            130,072                            268,655
Other:
 Interest expense..........................               --            (13,350)        (74,200)(E)        (87,550)
   Other, net                                         (3,678)            (2,127)                            (5,805)
                                                  ----------           --------                          ---------
 Other, net................................           (3,678)           (15,477)                           (93,355)
                                                  ----------           --------                          ---------
Earnings before income taxes...............          169,822            114,595                            175,300
Income taxes...............................           69,992             45,266          28,136 (F)         87,122
                                                  ----------           --------                          ---------
Net earnings...............................          $99,830            $69,329                            $88,178
                                                  ==========           ========                          =========
Preferred stock dividend...................                                                                $72,000 (G)
                                                                                                         =========
Earnings available to common
stockholders...............................                                                                $16,178
                                                                                                         =========
Weighted average common shares
outstanding................................                                               83,595            83,595 (G)
                                                                                                         =========
Earnings per common share..................                                                              $    0.19 (G)
                                                                                                         =========

          See Accompanying Notes to the Unaudited Pro Forma Condensed
                          Consolidated Financial Data.



                              NEW SEALED AIR
     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                   (In thousands, except per share data)


                                                                   Nine Months Ended September 30, 1997
                                               -------------------------------------------------------------------
                                                                                  Adjustments for
                                                  Historical       Historical      Reorganization
                                               Grace Packaging     Sealed Air        and Merger          Pro Forma
                                               ---------------     ----------     ---------------      ------------
Net sales..................................      $1,347,739         $620,769         $(979)  (A)        $1,967,529
Cost of sales..............................         873,856          387,364          (979)  (A)         1,267,966
                                                                                       375   (B)
                                                                                     7,350   (D)
                                                 ----------        ---------                            ----------
   Gross profit............................         473,883          233,405                               699,563
Marketing, administrative and development
 expenses..................................         273,594          127,417        32,648   (B)           404,857
                                                                                   (44,439)  (C)
                                                                                    15,637   (D)
Restructuring costs........................           8,371               --                                 8,371
                                                 ----------        ---------                            ----------
   Operating profit........................         191,918          105,988                               286,335

Other:
 Interest expense..........................              --           (5,683)      (56,487)  (E)           (62,170)
 Other, net................................          (2,215)           2,846                                   631
                                                 ----------        ---------                            ----------
                                                     (2,215)          (2,837)                              (61,539)
                                                 ----------        ---------                            ----------
Earnings before income taxes...............         189,703          103,151                               224,796

Income taxes...............................          78,158           40,642        15,133   (F)           103,667
                                                 ----------        ---------                            ----------
Net earnings...............................        $111,545          $62,509                              $121,129
                                                 ==========        =========                            ==========
Preferred stock dividend...................                                                                $54,000  (G)
                                                                                                        ==========
Earnings available to common stockholders..                                                                $67,129
                                                                                                        ==========
Weighted average common shares
outstanding................................                                         83,595                  83,595  (G)
                                                                                                        ==========
Earnings per common share..................                                                              $    0.80  (G)
                                                                                                        ==========


          See Accompanying Notes to the Unaudited Pro Forma Condensed
                          Consolidated Financial Data.




                              NEW SEALED AIR
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              (In thousands)

                                                                                    September 30, 1997
                                                  ----------------------------------------------------------------------------------
                                                     Historical      Historical              Adjustments
                                                                                  --------------------------------
                                                  Grace Packaging    Sealed Air   Reorganization          Merger          Pro Forma
                                                  ---------------    ----------   --------------       -----------      ------------
Assets
Current assets:
 Accounts receivable, net......................          $272,807      $127,801                                           $400,608
 Inventories...................................           228,874        62,217                         $17,800 (O)        308,891
 Other current assets..........................            27,744        46,999                                             72,925
                                                                                     $(1,818) (J)
                                                       ----------      --------                                         ----------
   Total current assets........................           529,425       237,017                                            782,424
                                                       ----------      --------                                         ----------
 Properties and equipment, net.................         1,082,356       166,961                           5,000 (O)      1,254,317
 Excess of cost over fair value of net assets
   acquired, net...............................            13,118        41,003                         (41,003)(O)      1,942,130
                                                                                                      1,929,012 (O)
   Other assets................................            58,533        38,247                          20,000 (O)        116,780
                                                       ----------      --------                                         ----------
Total assets...................................        $1,683,432      $483,228                                         $4,095,651
                                                       ==========      ========                                         ==========
Liabilities, Convertible Preferred Stock and
Stockholders' Equity
Current liabilities:
 Notes payable and current installments of
   long-term debt..............................                --        24,599      240,800  (I)                          265,399
 Accounts payable..............................           111,108        47,295                                            158,403

 Other current liabilities.....................            94,807        81,019       (4,783) (J)        7,298  (O)        198,291
                                                       ----------      --------                                         ----------
                                                                                                        19,950  (O)

   Total current liabilities...................           205,915       152,913                                            622,093
                                                       ----------      --------                                         ----------
Long-term debt, less current installments......                --        48,718    1,000,000  (I)                        1,048,718
Deferred income taxes..........................             2,119        21,477       20,000  (H)       12,729  (O)         86,637
                                                                                      15,489  (J)
                                                                                      14,823  (K)
Deferred credits and other liabilities.........            93,580        12,494      (40,761) (J)                           65,313
                                                       ----------      --------                                         ----------
 Total liabilities.............................           301,614       235,602                                          1,822,761
                                                       ----------      --------                                         ----------

Convertible preferred stock....................                --            --    1,800,000  (L)                        1,800,000
Stockholders' Equity:
 Common stock..................................                --           428        4,090  (L)        4,270  (M)          8,360
                                                                                                          (428) (N)
 Additional paid-in capital....................                --       172,120   (1,562,651) (L)    2,110,234  (M)        577,583
                                                                                                      (172,120) (N)
                                                                                                        30,000  (O)
 Retained earnings (deficit)...................                --        78,530      (20,000) (H)      (78,530) (N)        (20,000)
 Cumulative translation adjustment.............           (87,007)          740                           (740) (N)        (87,007)
 Net assets....................................         1,468,825                 (1,240,800) (I)                               --
                                                                                      28,237  (J)
                                                                                     (14,823) (K)
                                                                                    (241,439) (L)
Less:
 Deferred compensation.........................                --         4,034                         (4,034) (N)          6,046
                                                                                                         6,046  (O)
 Treasury stock at cost........................                --           158                           (158) (N)             --
                                                       ----------      --------                                         ----------
Stockholders' equity                                    1,381,818       247,626                                            472,890
                                                       ----------      --------                                         ----------
Total Liabilities, Convertible Preferred Stock
and Stockholders' Equity.......................        $1,683,432      $483,228                                         $4,095,651
                                                       ==========      ========                                         ==========

                         See Accompanying Notes to the
           Unaudited Pro Forma Condensed Consolidated Financial Data.



                              New Sealed Air
          Notes to the Unaudited Pro Forma Condensed Consolidated
                              Financial Data
          (amounts in thousands, except share and per share data)

(A) Represents the elimination of sales between Sealed Air and Grace Packaging, assuming that all such sales are subsequently made to third parties.

(B) Represents (i) the amount by which the amortization of the goodwill resulting from the Merger on a straight-line basis over 40 years ($48,225 per year or $36,169 for nine months) exceeds the amortization of Sealed Air's historical goodwill ($7,734 and $5,021 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively) and (ii) increased depreciation and amortization resulting from the allocation of the purchase price to certain tangible and intangible assets over an average remaining useful life of approximately 10 years ($500 in depreciation and $2,000 in amortization per year or $375 and $1,500, respectively, for nine months). See Note (O).

(C) Reflects the elimination of certain Grace cost allocations and certain compensation and benefit programs in which employees of Grace Packaging have participated but which will not be assumed by New Sealed Air, as shown below:

                                                                 Year ended          Nine months ended
                                                              December 31, 1996      September 30, 1997
                                                              -----------------      ------------------
Allocated corporate overhead:  (1)
 Personnel and related costs.............................           $9,775                 $15,751
 Corporate incentive compensation costs..................            2,000                   2,500
 Corporate facility costs................................            2,000                   2,500
 Network/information systems costs.......................            1,400                   4,800
                                                                 ---------               ---------
  Subtotal...............................................           15,175                  25,551

Corporate allocated development costs....................            5,074                      --
Long-term incentive compensation plan (2)................           11,193                  14,226
Certain U.S. pension plans (2)...........................            5,300                   2,562
Other post-retirement benefits (3).......................            2,600                   2,100
                                                                 ---------               ---------

                                                                   $39,342                 $44,439
                                                                 =========               =========

------------------
(1) Represents the corporate overhead expenses of Grace allocated to Grace Packaging in accordance with SAB 55. Allocated corporate overhead will not be assumed by New Sealed Air. The corporate overhead allocated to Grace Packaging for the nine months ended September 30, 1997 exceeded the allocation for the year ended December 31, 1996 because Grace Packaging represented a larger portion of Grace's total business in 1997. Grace's corporate overhead costs were $54.0 million for the year ended December 31, 1996 (of which 28% was allocated to Grace Packaging) and $46.3 million for the nine months ended September 30, 1997 (of which 55% was allocated to Grace Packaging).

(2) Represents the costs related to the participation of Grace Packaging employees in Grace's long-term incentive compensation plan and certain U.S. defined benefit pension plans. These plans will not be continued by New Sealed Air. New Sealed Air intends to replace such pension plans with defined contribution retirement plans currently provided by Sealed Air to its employees.

(3) Represents the approximate cost of post-retirement health and life insurance benefits for current retirees of Grace Packaging and current employees of Grace Packaging who are eligible to retire within one year. New Grace will retain responsibility for providing these benefits.
     New Sealed Air does not intend to provide company-paid post-retirement health and life insurance benefits. For further discussion of the treatment of employee benefits, see "Employee Benefits Agreement" beginning on page 78.

(D) Reflects the following incremental costs of New Sealed Air after the Merger:

                                                        Year ended        Nine months ended
                                                     December 31, 1996    September 30, 1997
                                                     ----------------     ------------------
Corporate overhead: (1)
 Personnel and related costs.........................    $ 4,000               $ 3,000
 Corporate incentive compensation costs..............         --                    --
 Corporate facility costs............................         --                    --
 Network/information systems costs...................      1,000                   750
  Subtotal...........................................      5,000                 3,750
                                                          ------                ------

Deferred compensation................................      1,768                   862
Profit-sharing and other retirement plans (2)........     24,500                18,375
                                                          ------                ------

                                                         $31,268               $22,987
                                                          ======                ======

----------
(1) Represents the incremental costs to New Sealed Air of providing corporate accounting, finance, human resources and other corporate services. New Sealed Air intends to remain in the current Sealed Air corporate headquarters after the Merger.

(2) Represents the incremental cost to New Sealed Air of the participation by Grace Packaging's eligible employees in Sealed Air's defined contribution retirement plans, principally the Profit-Sharing Plan, and other incremental costs of maintaining existing foreign pension plans for certain employees of Grace Packaging following the Merger. For further discussion of the treatment of employee benefits, see "Employee Benefits Agreement" beginning on page 78.

    The unaudited pro forma condensed consolidated statements of earnings do not include certain other cost savings or operating synergies that may result from the Merger, as such amounts are not currently determinable.

(E) Reflects the additional interest expense resulting from borrowings of approximately $1,240,800 under the New Credit Agreements (see "The New Credit Agreements" on page 80 for further information). Such borrowings are expected to bear interest at LIBOR plus an estimated 0.375%, plus an additional 0.05% whenever outstanding borrowings exceed $800,000. For purposes of the unaudited pro forma condensed consolidated statements of earnings, assumed interest rates of 5.98% and 6.07% have been used to calculate interest expense for the year ended December 31, 1996 and nine months ended September 30, 1997, respectively. Such interest rates are representative of the interest rates that would have been in effect under the New Credit Agreements, including the effect of assumed interest rate swap agreements on a portion of the amount borrowed, had such amount been borrowed on January 1, 1996 and remained outstanding throughout the periods presented. A 0.125% increase or decrease in LIBOR (related to the portion of the borrowings not affected by the interest rate swap) would have resulted in a $931 and $698 adjustment to interest expense for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

(F) Represents the income tax effect of increased interest expense, additional depreciation and amortization (excluding goodwill amortization) and other adjustments. The effective income tax rate of New Sealed Air is expected to be higher than that of Sealed Air or Grace Packaging because the amortization of goodwill will not be deductible for tax purposes.

(G) For purposes of calculating unaudited pro forma earnings per common share, net earnings have been reduced by the 4% dividend payable on New Sealed Air's convertible preferred stock ($72,000 and $54,000 for the year ended December 31, 1996 and nine months ended September 30, 1997, respectively) to arrive at earnings available to common stockholders.

    The weighted average number of outstanding common shares is assumed to be the shares of New Sealed Air common stock expected to be issued in the Recapitalization and Merger (40.895 million and 42.7 million shares, respectively). For purposes of this calculation, all shares are assumed to be outstanding throughout each period presented. Options to purchase Grace common stock that are held by Grace Packaging employees and that will become options to purchase New Sealed Air common stock have an immaterial effect on the unaudited pro forma earnings per common share. Generally accepted accounting principles do not permit the presentation of diluted earnings per share or the elimination of the preferred stock dividend if the treatment of the convertible preferred stock as the common stock into which it is convertible would be antidilutive (i.e., would increase earnings per common share). If the shares of New Sealed Air convertible preferred stock to be issued in the Merger were converted into common stock at their conversion price of $56.525 per share (which would result in the issuance of 31.8 million shares of common stock), pro forma earnings per common share would increase by $0.57 and $0.25 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

    In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share", which is required to be adopted on December 31, 1997. The adoption of such statement is expected to have an immaterial impact on the unaudited pro forma earnings per common share.

(H) Following the Merger, New Sealed Air intends to provide for income taxes on the assumed repatriation of earnings of Grace Packaging's foreign subsidiaries. This would result in a non-recurring charge to income tax expense of approximately $20,000 to reflect the cumulative effect of this provision for income taxes. Such charge has been reflected in the unaudited pro forma condensed consolidated balance sheet. The unaudited pro forma condensed consolidated statements of earnings do not include this non-recurring charge. They also do not include the effect of providing additional income taxes on the assumed repatriation of Grace Packaging's foreign earnings in the periods presented, as the impact is expected to be immaterial.

(I) Reflects the assumed borrowings under the New Credit Agreements to finance the Cash Transfer of $1,240,800 (subject to adjustment), including an estimated $40,800 for Grace Packaging's share of the costs of the Reorganization (see "Expenses" on page 77 for further information). Deferred financing costs relating to such borrowings are expected to be immaterial.

(J) Reflects the adjustments to the historical Grace Packaging liabilities and related deferred tax assets that will be retained by New Grace, as provided in the Transaction Agreements. The adjustments include the reduction of the following: (i) pension liability for certain U.S. retirement plans of $5,228, (ii) post-retirement medical and life insurance liability of $23,500 related to current retirees and Grace Packaging employees who are eligible to retire within one year following the Merger, (iii) environmental liabilities of $4,433 related to certain of Grace Packaging's current and former operating sites, (iv) certain restructuring reserves of $3,283 related to a lease obligation, (v) long-term and annual incentive compensation plans of $9,100 and (vi) related deferred tax assets of $17,307.

(K) Reflects the elimination of a Grace Packaging deferred tax asset of $14,823 related to certain foreign net operating loss carryforwards and other credits which, pursuant to the Distribution Agreement and Tax Sharing Agreement (defined under "Tax Sharing Agreement" on page 78, 78), New Sealed Air will not realize following the Reorganization.

(L) As provided for in the Distribution Agreement, these amounts assume the issuance of 40.895 million shares of New Sealed Air common stock and 36 million shares of New Sealed Air convertible preferred stock in the Recapitalization. The net assets of Grace Packaging are reclassified as additional paid-in capital. Each share of convertible preferred stock is convertible into .8845644 shares of New Sealed Air common stock at any time. The convertible preferred stock, which has a liquidation value of $50.00 per share, votes with the common stock on an as-converted basis, will be redeemable at the option of New Sealed Air beginning in 2001, subject to certain conditions, and will be subject to a mandatory redemption after 20 years at $50.00 per share. Because it is subject to mandatory redemption, the convertible preferred stock is classified outside of the stockholders' equity section of the unaudited pro forma condensed consolidated balance sheet. The pro forma condensed consolidated financial statements assume that the convertible preferred stock was issued at September 30, 1997. At such date, the estimated fair value of the convertible preferred stock exceeded its mandatory redemption amount by approximately $190 million primarily due to the common stock conversion feature of such preferred stock. Accordingly, the carrying amount of the convertible preferred stock is reflected in the pro forma condensed consolidated balance sheet at its mandatory redemption value. If the fair value of the convertible preferred stock is less than its mandatory redemption amount at the actual date of issuance, the carrying value of such preferred stock would be reflected at its fair value. The carrying amount would be increased by periodic accretions over the mandatory redemption period (i.e., 20 years) so that the carrying amount would equal the mandatory redemption amount at the mandatory redemption date. The periodic accretions to the mandatory redemption amount would be reflected as a direct reduction of retained earnings and would reduce income available to common shareholders in calculating earnings per share.

    See "Convertible Preferred Stock" beginning on page 91 for a complete description of the terms of the convertible preferred stock.

(M) Reflects the issuance in the Merger of approximately 42.7 million shares of New Sealed Air common stock in exchange for the same number of shares of Sealed Air common stock.

(N) Reflects the elimination of the historical Sealed Air equity balances.

(O) Reflects the allocation of the purchase price to the net assets of Sealed Air. Under purchase accounting, the assets and liabilities of Sealed Air are required to be adjusted to their fair values. The purchase price of $2,144,504 is the sum of (i) the product of multiplying approximately 42.7 million shares of Sealed Air common stock exchanged in the Merger by $49.52 per share, the average market price of Sealed Air common stock for a period around the time the Merger was announced and (ii) an estimated $30,000 of certain Grace Packaging costs of the Merger.

    The following are the pro forma adjustments made to reflect the preliminary allocation of the purchase price to the estimated fair value of the net assets acquired based upon available information. These adjustments may change based on the results of appraisals and other analyses. Sealed Air does not expect these changes to be material.

Purchase price...........................................    $2,144,504
Net assets of Sealed Air (1).............................      (213,058)
                                                              ---------
        Subtotal                                              1,931,446

Fair value adjustments:
     Inventory...........................................        17,800
     Properties and equipment, net.......................         5,000
     Other assets (patents and other intangibles)........        20,000
     Deferred compensation...............................         6,046
     Deferred tax liabilities, net.......................       (26,462)
     Liabilities assumed(2)..............................       (19,950)
                                                              ---------
        Subtotal                                                  2,434
                                                              ---------
Excess of cost over fair value of net
  assets acquired (goodwill).............................    $1,929,012
                                                              =========

------------
(1) Reflects the historical Sealed Air net assets adjusted to eliminate historical goodwill of $41,003 and net deferred tax liabilities of $6,435.

(2) Reflects the estimated additional transaction-related expenses to be incurred by Sealed Air between September 30, 1997 and the date of the Merger. Such expenses have not been reflected in the unaudited pro forma condensed consolidated statements of earnings because they are nonrecurring in nature.



                  THE DISTRIBUTION AND MERGER AGREEMENTS

               This section describes the material provisions of the Distribution Agreement and the Merger Agreement. This description does not purport to be complete and is qualified in its entirety by reference to the Distribution Agreement and Merger Agreement, copies of which are attached hereto as Annexes A and B, respectively, and which are incorporated herein by reference. All stockholders are urged to read the Distribution Agreement and Merger Agreement carefully in their entirety.

General

               The Distribution Agreement sets forth the terms and conditions on which Grace will be reorganized in connection with the Merger, including (1) the separation of Grace Packaging from Grace's specialty chemicals businesses and the Cash Transfer to New Grace, (2) the Spin-off of New Grace and (3) the Recapitalization of Grace common stock into new common and convertible preferred stock.

               The Merger Agreement sets forth the terms and conditions on which the Merger will be effected.

Reorganization of Grace

               Separation of Grace Packaging from Grace's Other Businesses

               Before the Spin-off, Grace Packaging and Grace's specialty chemicals businesses will be separated into different groups of subsidiaries.

   o In the U.S., Grace will transfer its packaging business to a subsidiary, Cryovac, Inc., and Grace's existing subsidiary, W. R. Grace & Co.-Conn., will retain the specialty chemicals businesses.

   o Outside the U.S., where Grace conducts its business through local subsidiaries, Grace will cause its local subsidiaries to transfer either the packaging business or the specialty chemicals businesses to a newly formed local subsidiary. The local subsidiaries will then be transferred, if necessary, so that Cryovac, Inc. will become the owner (directly or indirectly) of all of the local packaging subsidiaries and
      W. R. Grace & Co.-Conn. will become the owner (directly or indirectly) of all of the local specialty chemicals subsidiaries.

   o Cryovac, Inc. will be transferred to become a direct, wholly owned subsidiary of Grace, and ownership of W. R. Grace & Co.-Conn. will be transferred to New Grace, another wholly owned subsidiary of Grace.

               The packaging subsidiaries worldwide will become the owners of (or will be given rights to use) the assets currently used or held for use in Grace's packaging business. When assets are used both in the packaging business and in the specialty chemicals businesses, these assets will generally be separated so the packaging subsidiaries will own and control the portion used in the packaging business and New Grace and its subsidiaries will own and control the portion used in Grace's specialty chemicals businesses. In cases where separation is not practicable, ownership generally will be allocated to the packaging subsidiaries or to New Grace and its subsidiaries based on which group is the predominant user of the asset, and the other group will have the right to use the asset (and the obligation to pay a proportionate share of the asset's costs and expenses during the first two years after the Spin-off and a market rate thereafter).

               The assets to be owned by the packaging subsidiaries generally will not include any cash or marketable securities and will not include certain general corporate or corporate service operations such as those conducted by Grace at its headquarters in Boca Raton, Florida. Generally, the packaging subsidiaries' assets will include vacant or unoccupied property only if used or held for use by Grace's packaging business or located at sites that are used exclusively by, or engaged predominantly in, the packaging business.

               With certain exceptions, the packaging subsidiaries will assume all of the liabilities associated with Grace's packaging business, and New Grace and its subsidiaries will be liable for and indemnify the packaging subsidiaries with respect to all liabilities that are not assumed. The packaging subsidiaries will not assume:

   o liabilities relating to asbestos or asbestos-containing materials manufactured and/or sold by Grace, its subsidiaries or any of their respective subsidiaries, affiliates or predecessors;

   o environmental liabilities at two of Grace's former packaging sites (in Woburn, Massachusetts and Laurens County, South Carolina);

   o environmental liabilities at other formerly used or divested packaging sites (and off-site disposal sites) and liabilities relating to any business, product line, facility or asset that was previously divested by Grace Packaging, except that the packaging subsidiaries will be responsible for 25% of these liabilities, up to $10 million;

   o  intercompany debt (subject to certain exceptions);

   o liability for preclosing taxes, except that the packaging subsidiaries will be responsible for 25% of certain preclosing foreign tax liabilities, up to $3 million; and

   o other actual or potential liabilities relating to any existing interim service and tolling agreements, violations of securities laws and breaches of fiduciary duties by officers and directors.

               Cash Transfer. Before the Spin-off, Grace and Cryovac, Inc. will borrow funds under the New Credit Agreements (as defined below) to enable them to make the Cash Transfer to New Grace and W. R. Grace & Co.-Conn. The New Credit Agreements will remain the obligation of New Sealed Air and Cryovac, Inc. following the Merger. The amount of the Cash Transfer will be $1.2 billion plus the sum of:

      (1) the excess of the total amount of cash held by the packaging subsidiaries immediately prior to the Spin-off over the total amount of withholding and certain other taxes that would be payable if certain excess cash held by the foreign packaging subsidiaries were to be distributed to a U.S. packaging subsidiary immediately before the Spin-off;

      (2) the amount by which the aggregate assets transferred to New Sealed Air relating to Grace's foreign and certain U.S. pension plans exceeds certain aggregate projected benefit obligations under those plans attributable to employees of Grace Packaging (or, if these obligations exceed the assets, the shortfall will reduce the Cash Transfer); and

      (3) the total amount of transaction costs that must be paid by Grace to New Grace under the Distribution Agreement as of the date of the Spin-off ("Distribution Date"). See "Expenses" on page 77.

               New Grace intends to use approximately $1.1 billion of the Cash Transfer to repay outstanding bank and other borrowings. A portion of the Cash Transfer may be used to make a cash tender offer for, or otherwise retire, the outstanding 7.4% Notes due 2000, 7.75% Notes due 2002 and 8.0% Notes due 2004 (collectively, the "Public Debt") issued by W. R. Grace & Co.-Conn. and guaranteed by Grace. Approximately $644 million of Public Debt is currently outstanding. If any Public Debt remains outstanding after the Merger, it will continue to be the obligation of W. R. Grace & Co.-Conn., with New Sealed Air as guarantor. If more than $50 million of Public Debt remains outstanding, New Grace will obtain a letter of credit (the "Letter of Credit") for the benefit of New Sealed Air, in the amount of the Public Debt remaining outstanding in excess of $50 million, which will permit New Sealed Air to draw on the Letter of Credit if it is required to make any payments on the Public Debt under its guarantee, up to the amount of the Letter of Credit.

               Spin-off

               After the separation of Grace's businesses and the Cash Transfer but before the Merger, Grace will distribute all outstanding shares of New Grace to Grace's stockholders. As a result of the Spin-off, Grace and its subsidiaries will own and operate only the packaging business, and New Grace will be a separate, publicly traded company owned by Grace's stockholders that will own and operate Grace's specialty chemicals businesses.

               Recapitalization of Grace Common Stock

               Immediately before the Merger occurs, each outstanding share of Grace common stock will be recapitalized into a fraction of a share of a new common stock (the "Common Consideration") and a fraction of a share of a new convertible preferred stock (the "Preferred Consideration").


The Common Consideration will be equal to:

 40,895,000 + (1.7027 x Net Increase in Sealed Air Shares) - Net Option Number
 -----------------------------------------------------------------------------
                             Outstanding Grace Shares

The Preferred Consideration will be equal to:              36,000,000
                                                   ------------------------
                                                   Outstanding Grace Shares

Where:
  "Outstanding Grace Shares" means:          The total number of shares of
                                             Grace common stock outstanding
                                             as of the record date set by
                                             the Grace Board for the
                                             Recapitalization (the "Record
                                             Date").

  "Net Increase in Sealed Air Shares" means: The net increase, if any, in the number of outstanding shares of Sealed Air common stock between August 14, 1997 and the
                                             Distribution Date.

  "Net Option Number" means:

      Option Shares x (New Sealed Air Price - Average Exercise Price)
      ---------------------------------------------------------------
                           New Sealed Air Price

  "Option Shares" means:                     The total number of shares of
                                             New Sealed Air common stock
                                             for which outstanding Grace
                                             options held by Grace
                                             Packaging employees are or may
                                             be exercisable, as described
                                             below.

  "New Sealed Air Price" means:              The average of the arithmetic
                                             mean between the highest and
                                             lowest sales prices of a share
                                             of New Sealed Air common stock
                                             on the New York Stock Exchange
                                             Composite Tape on each of the
                                             five trading days beginning on
                                             the Distribution Date.

  "Exercise Price" means:                    The weighted average per-share
                                             exercise price of the options
                                             to purchase New Sealed Air
                                             common stock held by Grace
                                             Packaging employees.


               The Record Date and Distribution Date are expected to be the same date as the Effective Time. The Record Date may, if necessary, precede the Distribution Date and Effective Time by one day.

               No fractional shares of New Sealed Air common or convertible preferred stock will be issued in the Recapitalization. Instead, Grace stockholders that would otherwise be entitled to receive fractional shares will receive cash in the amount of the proceeds realized from a sale of those shares in the market, net of sale expenses.

               In the Recapitalization, Grace stockholders will receive an estimated .53 to .54 of a share of New Sealed Air common stock and an estimated
 .46 to .48 of a share of New Sealed Air convertible preferred stock for each share of Grace common stock that they own. These estimates are based on the relevant stock prices, numbers of outstanding shares, number of outstanding Grace stock options, and other information available as of February 11, 1998. Because the exercise of options is likely to have the largest effect on the number of shares to be received by Grace stockholders, the estimates were calculated by varying only the number of options that are exercised prior to the Merger. The low estimates (.53 and .46) were calculated assuming that all of the options that are outstanding as of such date and exercisable prior to the Merger will be exercised before the Merger takes place. The high estimates (.54 and
 .48) were calculated assuming that none of the options outstanding as of such date are exercised prior to the Merger. The actual amount of New Sealed Air stock that Grace stockholders will receive will not be determined until shortly after the Merger using the formulas described above.

               Conversion of Grace Stock Options. Each option to purchase Grace common stock held by an individual who will become an employee of New Sealed Air or one of its subsidiaries after the Merger will become an option to purchase New Sealed Air common stock. The number of shares of New Sealed Air common stock covered by the option will be equal to the number of shares of Grace common stock subject to the option multiplied by the New Sealed Air Ratio (as defined below) rounded down to the nearest whole share, and the per share exercise price for the new option will be the per share exercise price immediately before the Distribution Date divided by the New Sealed Air Ratio (rounded up to the nearest whole cent). The "New Sealed Air Ratio" is the amount obtained by dividing (1) the average of the arithmetic mean between the highest and lowest sales prices of a share of Grace common stock on the New York Stock Exchange Composite Tape on each of the five trading days immediately preceding the Distribution Date (the "Grace Share Price") by (2) the New Sealed Air Price.

                Each option held by an individual who will not be an employee of New Sealed Air or any of its subsidiaries after the Spin-off and Merger will become an option to purchase New Grace common stock. These options will also be adjusted in a similar manner to preserve the economic value that they had prior to the Reorganization.

Merger of Sealed Air and Grace Packaging

                The Merger

               In the Merger, a wholly owned subsidiary of Grace will be merged into Sealed Air, with Sealed Air being the surviving corporation. Grace will be renamed "Sealed Air Corporation" and Sealed Air will also be renamed. As a result, New Sealed Air will be the public parent company owning Grace Packaging and the former Sealed Air.

               The Merger will become effective at the Effective Time, which is expected to occur on the business day when all of the conditions to the Merger set forth in the Merger Agreement have been satisfied or waived. We anticipate that the Effective Time will occur promptly after the Special Meetings, late in the first quarter of 1998.

               Pursuant to the Merger Agreement, each share of Sealed Air common stock outstanding immediately prior to the Effective Time (other than any Sealed Air common stock owned by Grace or Sealed Air or any of their subsidiaries) will be converted into and become one share of New Sealed Air common stock. All shares of Sealed Air common stock that are owned by Grace or its subsidiaries or Sealed Air or its subsidiaries will, at the Effective Time, be canceled and retired and will cease to exist, without any payment for such shares.

               All of Sealed Air's rights and obligations under the Sealed Air Contingent Stock Plan and Sealed Air Restricted Stock Plan for Non-Employee Directors will be assumed by New Sealed Air as of the Effective Time. Any unexercised rights to acquire Sealed Air common stock under these stock plans will become rights to acquire the same numbers of shares of New Sealed Air common stock.

               Certain Covenants

               Interim Operations. From August 14, 1997 (the date of the Merger Agreement) until the Effective Time, Grace and Sealed Air and their subsidiaries are required to conduct their businesses in the ordinary course, to use reasonable efforts to preserve their business organizations intact and to maintain their existing relations with customers, suppliers, employees and business associates. During this period, Grace, Sealed Air and their respective subsidiaries may not:

   o sell or pledge any capital stock of subsidiaries; amend their certificates of incorporation or bylaws; split, combine or reclassify any outstanding capital stock; declare, set aside or pay any dividends (except that intercompany dividends are permitted and Grace may pay regular quarterly cash dividends); issue, sell, encumber or otherwise dispose of any capital stock (except that Grace may grant options that will become options of New Grace, and Sealed Air may grant awards to acquire Sealed Air common stock and make all or part of its contribution to the Sealed Air Profit Sharing Plan in the form of Sealed Air common stock); sell, encumber or otherwise dispose of any assets or make any material acquisition or investment, except in the ordinary course of business; sell, encumber or otherwise dispose of any material intellectual property rights;

   o grant severance or termination pay or enter into, extend or amend employment or other types of agreements with directors, officers or (other than in the ordinary course of business consistent with past practice) other employees, other than agreements that will not be binding on New Sealed Air or its subsidiaries after the Reorganization and Merger; establish or amend or make any elections under any collective bargaining, bonus, profit sharing or other types of arrangements for directors, officers or employees that would be binding on New Sealed Air after the Reorganization and Merger;

   o make any changes in accounting policies (other than those required by accounting rules or necessary or advisable in connection with the Reorganization and Merger); conduct their cash management and intercompany transactions in a manner other than in the ordinary and usual course of business consistent with past practices;

   o intentionally take any action knowing that it would cause a breach of a representation or warranty in the Merger Agreement; or

   o  authorize or agree to any of the foregoing.

               No Solicitation. Grace and Sealed Air have each agreed in the Merger Agreement that it and its subsidiaries, and their officers and directors will not, and that it will use its best efforts to cause its employees, investment bankers, attorneys, accountants and other agents and representatives not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any Acquisition Proposal (as defined below) or provide any confidential information to or have any discussions or engage in any negotiations with, any person relating to an Acquisition Proposal. Notwithstanding these restrictions, the Grace Board and the Sealed Air Board may furnish information (pursuant to confidentiality arrangements) and may participate directly or indirectly in discussions and negotiations if the failure to do so would breach their fiduciary duties, in the opinion of the Board's counsel, or if another person makes a Higher Offer (as defined below). Grace and Sealed Air have agreed to notify the other as soon as practicable if any inquiries or proposals are received, any confidential information is requested or any negotiations or discussions relating to an Acquisition Proposal are sought to be initiated or continued, and to keep the other reasonably informed of the status and details of any such inquiry, request for information, offer or proposal, discussions or negotiations.

               "Acquisition Proposal" means a proposal or offer regarding a merger, acquisition, consolidation, business combination, recapitalization or similar transaction involving, or a purchase of all or any significant portion of the assets or any equity securities of, the company or any of its subsidiaries (but excluding a proposal exclusively involving all or part of the stock or assets of New Grace, unless the proposal or consummation of the proposal will adversely affect the Reorganization and Merger).

               "Higher Offer" means a written offer or proposal that the Board believes (in good faith and based upon the advice of its outside advisors) could reasonably be expected to be consummated and represents a transaction more favorable to its stockholders than the Reorganization and Merger, but only if the offer or proposal was not solicited and did not result from a breach of the prohibitions against soliciting inquiries, providing confidential information and engaging in negotiations relating to an Acquisition Proposal.

               Special Meetings of Stockholders. Grace and Sealed Air have agreed in the Merger Agreement to hold their special meetings as promptly as practicable and to proceed promptly to ensure that the disclosure documents required in connection with the Reorganization and Merger are filed with and declared effective or otherwise cleared by the SEC.

               Grace has agreed that its Board will recommend to its stockholders that they approve the Reorganization and Merger. Sealed Air has agreed that its Board will recommend to its stockholders that they approve the Merger. Notwithstanding these agreements, the Grace Board or the Sealed Air Board may elect not to make such a recommendation, or to withdraw or modify its recommendation or recommend another offer or proposal, if the failure to do so would breach its fiduciary duties, in the opinion of the board's counsel, or if a Higher Offer is made.

               Certain Employee Benefits Matters. After the Effective Time, New Sealed Air must maintain employee benefits plans and programs for the employees of Grace Packaging that are, in the aggregate, at least substantially comparable to the plans and programs in effect for employees of Grace Packaging at the Effective Time or other plans that are, in the aggregate, at least substantially comparable to the plans and programs in effect from time to time with respect to comparable employees of Sealed Air.

               Certain Other Covenants. Sealed Air and Grace have agreed to certain other customary covenants in the Merger Agreement, including covenants relating to ensuring that the registration statement relating to the issuance of shares in the Recapitalization and Merger (the "New Sealed Air Registration Statement"), the registration statement relating to the issuance of the New Grace common stock in the Spin-off (the "New Grace Registration Statement"), and this Joint Proxy Statement/Prospectus do not contain any untrue statements of material fact and are not otherwise misleading; obtaining necessary consents and approvals; cooperating with each other to obtain antitrust clearances; providing access to and furnishing information; providing notices of certain events and consulting with each other regarding public statements and filings; compliance with takeover statutes; using reasonable efforts to obtain agreements from affiliates; consummating the transactions that must be consummated prior to the Effective Time; and reporting the Spin-off and Merger as tax-free transactions.

               Certain Representations and Warranties

               The Merger Agreement contains, subject to certain exceptions, substantially reciprocal representations and warranties by Grace and Sealed Air as to the following, among other things: capitalization; due organization and good standing; corporate authorization to effect the Reorganization and Merger; governmental approvals required in connection with the Reorganization and Merger; absence of any breach of organizational documents, agreements and court orders as a result of the Reorganization and Merger; filings with the SEC; financial statements; absence of certain undisclosed liabilities; absence of certain changes since December 31, 1996; compliance with takeover statutes; brokerage fees, commissions and finders' fees; tax matters; and accuracy of representations and warranties made in the Merger Agreement or other documents related to the Reorganization and Merger.

               In addition, Grace has made representations and warranties to Sealed Air in the Merger Agreement with respect to Grace Packaging as to the following, among other things: the capital stock of the packaging subsidiaries; due organization and good standing; corporate authorization to effect the Reorganization and Merger; financial statements; absence of certain undisclosed liabilities; absence of certain changes since December 31, 1996; compliance with laws; title to and adequacy of assets; absence of certain litigation; tax matters; environmental matters; absence of agreements that will materially limit the ability of New Sealed Air and its subsidiaries to compete after the Merger; absence of breach of certain agreements; employee benefits matters; and intellectual property matters.

               Sealed Air has made certain additional representations and warranties to Grace in the Merger Agreement as to the following, among other things: compliance with laws; title to and adequacy of assets; absence of certain litigation; absence of agreements that will materially limit the ability of New Sealed Air and its subsidiaries to compete after the Merger; absence of breach of certain agreements; employee benefits matters; environmental matters; and intellectual property matters.

               The representations and warranties in the Merger Agreement do not survive the Effective Time.

               Conditions to the Reorganization and Merger

               Conditions to Each Party's Obligations. The obligations of Grace and Sealed Air to consummate the Reorganization and Merger are subject to the satisfaction of the following conditions:

   o  the receipt of approvals of the stockholders of Grace and Sealed Air;

   o the expiration of the applicable waiting period under the HSR Act and receipt of all governmental and other consents and approvals required in connection with the consummation of the Reorganization and Merger, except where the failure to obtain such consents or approvals is not likely to have a material adverse effect;

   o the absence of any law, judgment, decree, injunction or other order prohibiting the consummation of the Reorganization and Merger;

   o the receipt by Grace of a tax opinion from Wachtell, Lipton, Rosen & Katz and by Sealed Air of a tax opinion from Davis Polk & Wardwell;

   o the effectiveness of the New Sealed Air Registration Statement and the New Grace Registration Statement, with no stop order suspending their effectiveness and no proceedings for that purpose known to be initiated or threatened by the SEC;

   o the receipt of approval for listing on the New York Stock Exchange of shares of New Sealed Air common and convertible preferred stock and New Grace common stock, subject to official notice of issuance; and

   o the consummation of the Reorganization (including the consummation in all material respects, to the extent required prior to the Spin-off, of the separation of Grace Packaging, the Cash Transfer, the Recapitalization and related transactions; the Spin-off; the election of the Board of Directors of New Grace, with a majority of independent directors; the execution of the Other Agreements (as defined below); and receipt of solvency opinions and compliance with the requirements of applicable federal and state laws).

               Additional Conditions to the Obligations of Grace. The obligations of Grace to consummate the Reorganization and Merger are subject to the satisfaction or waiver by Grace of the following additional conditions:

   o the representations and warranties of Sealed Air in the Merger Agreement must be true in all material respects as of the date of the Merger Agreement and as of the Effective Time as though made at and as of the Effective Time (or as of a different date as specified in the Merger Agreement); and

   o the performance in all material respects by Sealed Air of its obligations under the Merger Agreement and the other Transaction Agreements at or prior to the Effective Time.

               Additional Conditions to Obligations of Sealed Air. The obligations of Sealed Air to consummate the Reorganization and Merger are subject to the satisfaction or waiver by Sealed Air of the following additional conditions:

   o the representations and warranties of Grace in the Merger Agreement must be true in all material respects as of the date of the Merger Agreement and as of the Effective Time as though made at and as of the Effective Time (or as of a different date as specified in the Merger Agreement);

   o the performance in all material respects by Grace of its obligations under the Merger Agreement and the other Transaction Agreements at or prior to the Effective Time;

   o the issuance of the Letter of Credit for the benefit of New Sealed Air if the outstanding Public Debt exceeds $50 million; and

   o the receipt by the Sealed Air Board of a solvency opinion with respect to Grace, New Grace and certain other Grace entities.

               Termination of the Merger Agreement and Distribution Agreement

               Rights to Terminate. At any time prior to the Effective Time, the Merger Agreement may be terminated and the Reorganization and Merger may be abandoned as follows:

   o  by the mutual consent of Grace and Sealed Air;

   o  by either Grace or Sealed Air if:

      o the Merger is not consummated by April 30, 1998, (however, this right is not available to any party if its own breach is the reason the Merger is not consummated by that date);

      o Grace stockholders fail to approve the Reorganization and Merger or Sealed Air stockholders fail to approve the Merger; or

      o Grace or Sealed Air enters into an agreement with respect to a Higher Offer;

   o  by Grace if:

      o Sealed Air fails to comply in any material respect with its obligations under the Merger Agreement, and such failure cannot, after notice, be cured by April 30, 1998;

      o the Sealed Air Board fails to make or withdraws or modifies, in a manner that is materially adverse to Grace, its recommendation that its stockholders approve the Merger; or

      o the average closing sales price of a share of Sealed Air common stock for the 20 trading days immediately prior to the Effective Time is less than $37.00 per share; and

   o  by Sealed Air if:

      o Grace fails to comply in any material respect with its obligations under the Merger Agreement, and such failure cannot, after notice, be cured by April 30, 1998;

      o the Grace Board fails to make or withdraws or modifies, in a manner that is materially adverse to Sealed Air, its recommendation that its stockholders approve the Reorganization and Merger; or

      o the average closing sales price of a share of Grace common stock for the 20 trading days immediately prior to the Effective Time is less than $45 3/8 per share.

               If the Merger Agreement is terminated, no provision of the Merger Agreement will survive (other than the provisions relating to payment of expenses and confidentiality), and termination will be without any liability on the part of any party, other than liability for a material and willful breach of a covenant in the Merger Agreement.

               The Distribution Agreement may be terminated only after the Merger Agreement is terminated.

               Termination Fees and Expenses Payable by Grace. Grace has agreed to pay Sealed Air:

      (1) $150 million plus Sealed Air's out-of-pocket expenses if the Merger Agreement is terminated because:

          o  Grace enters into an agreement with respect to a Higher Offer; or

          o the Grace Board fails to make or withdraws or modifies, in a manner that is materially adverse to Sealed Air, its recommendation that its stockholders approve the Merger, and within one year after termination of the Merger Agreement, Grace consummates or enters into a written agreement to consummate an Acquisition Proposal for at least 20% of its assets or equity securities or a person or group acquires at least 35% of Grace's outstanding common stock;

      (2) if the Merger Agreement is terminated because Grace's stockholders do not approve the Reorganization and Merger after an Acquisition Proposal for Grace has been publicly disclosed:

          o  $25 million, and

          o an additional $125 million plus Sealed Air's out-of-pocket expenses if, within one year after termination of the Merger Agreement, Grace consummates or enters into a written agreement to consummate an Acquisition Proposal for at least 20% of its assets or equity securities or a person or group acquires at least 35% of Grace's outstanding common stock; or

      (3) $25 million if the Merger Agreement is terminated because Grace's stockholders do not approve the Reorganization and Merger other than in circumstances described in (2) above.

               Termination Fees and Expenses Payable by Sealed Air. Sealed Air has agreed to pay Grace:

      (1) $75 million plus Grace's out-of-pocket expenses incurred in connection with the Reorganization and Merger if the Merger Agreement is terminated because:

          o  Sealed Air enters into an agreement with respect to a Higher
             Offer; or

          o the Sealed Air Board fails to make or withdraws or modifies, in a manner that is materially adverse to Grace, its recommendation that its stockholders approve the Merger, and within one year after termination of the Merger Agreement, Sealed Air consummates or enters into a written agreement to consummate an Acquisition Proposal for at least 20% of its assets or equity securities or a person or group acquires at least 35% of Sealed Air's outstanding common stock;

      (2) if the Merger Agreement is terminated because Sealed Air's stockholders do not approve the Merger after an Acquisition Proposal for Sealed Air has been publicly disclosed:

          o  $25 million, and

          o an additional $50 million plus Grace's out-of-pocket expenses if, within one year after termination of the Merger Agreement, Sealed Air consummates or enters into a written agreement to consummate an Acquisition Proposal for at least 20% of its assets or equity securities or a person or group acquires at least 35% of Sealed Air's outstanding common stock; or

      (3) $25 million if the Merger Agreement is terminated because Sealed Air's stockholders do not approve the Merger other than in circumstances described in (2) above.

               Expenses

               New Grace has agreed to pay all costs and expenses incurred by Grace (and New Sealed Air after the Merger), New Grace and their subsidiaries in connection with the Reorganization, except that New Sealed Air will pay:

       o the lesser of $50 million and 37% of the aggregate amount of (i) costs incurred in connection with a tender offer, defeasance, retirement or other acquisition of the Public Debt, the costs associated with terminating or renegotiating related interest rate swaps and the costs of the Letter of Credit, (ii) certain tax costs associated with the separation of Grace Packaging from its other businesses outside of the U.S. and (iii) the costs associated with terminating employees located at Grace's corporate headquarters in connection with the Reorganization and Merger;

       o the lesser of $10 million and 37% of the aggregate amount of all other costs associated with the Reorganization; and

       o the fees and expenses incurred in connection with the New Credit Agreements.

New Grace and Sealed Air will pay their own Merger-related fees and expenses (including the fees and expenses of financial advisors, accountants and counsel), and each will pay 50% of the costs and expenses of printing and mailing this Joint Proxy Statement/Prospectus, the New Sealed Air Registration Statement and the associated SEC filing fees.

               Amendments

               Subject to Delaware Law (which may require stockholder approval to amend the Merger Agreement under certain circumstances), the Merger Agreement may be amended prior to the Effective Time only if the amendment is in writing and signed by each of the parties to the agreement.

               The Distribution Agreement may be amended only if the amendment is in writing and signed by each of the parties to the agreement, subject to the reasonable consent of Sealed Air.


             RELATIONSHIP BETWEEN NEW SEALED AIR AND NEW GRACE
                    AFTER THE REORGANIZATION AND MERGER

               Sealed Air and Grace, or their respective subsidiaries, will enter into various agreements that will govern their ongoing relationships and provide for an orderly transition after the Reorganization and Merger.
Certain of these agreements are summarized below.

Tax Sharing Agreement

               Prior to the Merger, Grace and Sealed Air will enter into a tax sharing agreement (the "Tax Sharing Agreement") which will provide, among other things, that (i) New Grace and its subsidiaries will be responsible for paying substantially all of the taxes of Grace and its subsidiaries (and entitled to receive and retain substantially all refunds of taxes relating thereto) for periods, or portions thereof, ending prior to or on the Distribution Date, and
(ii) New Sealed Air will be responsible for paying all taxes of New Sealed Air and its subsidiaries (and entitled to receive and retain all refunds of taxes relating thereto) with respect to periods, or portions thereof, after the Distribution Date.

               The Tax Sharing Agreement will also prohibit New Sealed Air and New Grace from engaging in certain transactions for two years following the Distribution Date. See "Certain Risk Factors--Restrictions on New Sealed Air and New Grace to Protect Tax-free Treatment" on page 22. New Sealed Air and New Grace will also agree that, in general, they will indemnify each other (on an after-tax basis) against any tax liability resulting from either party's breach of any covenant or representation contained in the Tax Sharing Agreement. Additionally, New Grace will indemnify New Sealed Air and its affiliates against any tax liability resulting from a failure of the Spin-off to qualify as a tax-free transaction under Section 355 of the Code (other than any failure resulting from a breach of any representation or covenant by New Sealed Air). New Sealed Air will indemnify New Grace and its affiliates against any tax liability resulting from a breach of any representation or covenant by New Sealed Air that causes the Spin-off to fail to qualify as a tax-free transaction under Section 355 of the Code.

               The Tax Sharing Agreement will not be binding on the IRS or any other taxing authority and will not affect the several liability of New Grace and New Sealed Air and their respective subsidiaries to the IRS for U.S. federal and certain state income taxes of the Grace consolidated group relating to periods ending on or prior to the Distribution Date (including any tax liability resulting from a failure of the Spin-off to qualify as a tax-free transaction under Section 355 of the Code). See "Certain Risk Factors--U.S. Federal Income Tax Consequences if Reorganization and Merger Do Not Qualify for Tax-Free Treatment" on page 24.

Employee Benefits Agreement

               Prior to the Merger, New Sealed Air and New Grace will enter into an employee benefits allocation agreement (the "Employee Benefits Agreement") that will allocate the assets and liabilities under Grace's employee benefit plans and other employment-related liabilities between New Sealed Air and New Grace. After the Merger, New Sealed Air will be responsible for providing compensation and other employee benefits for active employees of Grace Packaging, and New Grace will be responsible for providing compensation and other employee benefits for Grace's specialty chemicals employees and all former Grace employees (including former Grace Packaging employees).

               New Sealed Air will agree to maintain benefits for the Grace Packaging employees that are at least substantially comparable (in the aggregate) either to those established by Grace for the Grace Packaging employees prior to the Merger or to those provided by New Sealed Air to similarly situated Sealed Air employees. In addition, New Sealed Air will agree that, for one year after the Merger, it will maintain a severance plan for Grace Packaging's U.S. employees that will provide severance payments equal to 13 weeks' pay plus an additional 1 1/2 weeks' pay for each year of employment.

               Employees of Grace Packaging will retain their vested benefits under Grace's U.S. defined benefit pension plans, although most employees will cease to accrue additional benefits under these plans at the time of the Merger. New Sealed Air will agree to implement a program designed substantially to make up for any anticipated material adverse impact on employees of Grace Packaging that results from the termination of their participation in Grace's principal U.S. pension plan. After the Merger, most New Sealed Air employees in the U.S. (other than those covered by certain collective bargaining agreements) will be eligible to participate in Sealed Air's Profit-Sharing Plan, a defined contribution plan in which most of Sealed Air's U.S. employees currently participate. New Sealed Air will also establish or assume certain 401(k) plans for Grace Packaging's U.S. employees.

               New Grace generally will retain responsibility for Grace's U.S. defined benefit pension plans, although New Sealed Air will assume certain defined benefit plans for several small groups of Grace Packaging's U.S. employees. Outside of the U.S., certain pension plan assets and liabilities will be transferred to New Sealed Air. Any excess or shortfall in the allocation of certain pension plan assets and liabilities will be reflected in the Cash Transfer. See "The Distribution and Merger Agreements-- Reorganization of Grace" on page 68.

               New Grace will be responsible for providing active employees of Grace Packaging with certain other employee benefits that accrue prior to the Merger, such as bonus compensation, long-term incentive program benefits and supplemental executive retirement plan benefits. New Grace will also retain responsibility for providing post-retirement health and life insurance benefits for retired Grace Packaging employees and for active Grace Packaging employees who would be eligible under the current post-retirement benefit plan to receive such benefits within one year after the Merger. New Sealed Air will adopt a postretirement benefit plan for other employees of New Sealed Air under which retirees who elect to participate will pay the entire cost of such benefits.

Other Agreements

               Other Agreements Between New Sealed Air and Grace. Before the Merger occurs, Grace, New Grace and their subsidiaries will enter into other agreements in connection with the Reorganization and Merger (the "Other Agreements"). The Other Agreements will include (i) an agreement regarding insurance policies, coverage, procedures, benefits, costs and other insurance matters; (ii) agreements governing interim services to be provided by New Grace or New Sealed Air to each other; (iii) the Shared Facilities Agreements (as defined below); (iv) the Intellectual Property Licenses (as defined below); and
(v) other agreements regarding other matters as may be advisable. The Other Agreements must be on terms acceptable to Grace, New Grace and Sealed Air.

               Shared Facilities Agreements. Certain of Grace's properties, including certain production, manufacturing, sales office and other facilities, are used by both Grace Packaging and the specialty chemicals businesses (the "Shared Facilities"). Although most of the Shared Facilities will be divided, New Grace subsidiaries and New Sealed Air subsidiaries may continue to require the use of some of the same Shared Facilities and of certain related services (such as waste disposal, utilities, security and other matters) after the Merger. Before the Merger occurs, the companies that will continue to share facilities will enter into appropriate agreements regarding the use of such Shared Facilities, the services to be provided in connection with the Shared Facilities and the allocation of related costs (the "Shared Facilities Agreements").

               Intellectual Property Licenses. The Distribution Agreement provides that intellectual property rights that are used or held for use only by Grace Packaging will be owned by New Sealed Air, and that intellectual property rights that are used or held for use only in Grace's other businesses will be owned by New Grace. Certain of Grace's intellectual property rights are used or held for use in both its packaging business and its other businesses. With minor exceptions, title to such rights will be owned by New Grace, and New Sealed Air will have an exclusive, worldwide, fully paid, perpetual, royalty-free license to use such intellectual property rights (the "Intellectual Property Licenses"). The field of use for such licenses will be the businesses engaged in by Grace Packaging prior to the Merger, the businesses engaged in by Sealed Air prior to the Merger, and reasonable extensions thereof in both cases. The field of use will not include the business engaged in by Grace's container sealants and coatings business prior to the Merger (i.e., the business of closures, closure sealant compositions, multifunctional can ends used on or with containers, coatings, sealants, compositions and equipment used or held for use in the manufacture of cans and other rigid containers,) and reasonable extensions thereof. To the extent there is overlap between reasonable extensions of the businesses of Grace Packaging and Sealed Air and reasonable extensions of the container business, the license will be non-exclusive. The Intellectual Property Licenses will not affect any other intellectual property rights of New Sealed Air.


                         THE NEW CREDIT AGREEMENTS

               Grace has received a commitment letter in which ABN AMRO Bank N.V. ("ABN AMRO"), BT Alex Brown Incorporated, BancAmerica Robertson Stephens and NationsBanc Montgomery Securities, Inc. (collectively the "Arrangers") have agreed, subject to certain conditions, to use their best efforts to arrange a syndicate of banks that will enter into two credit agreements with Grace (one for the Long-Term Facility and one for the Short-Term Facility, each referred to below and each a "New Credit Agreement") in connection with the Reorganization and Merger. Following the execution of the New Credit Agreements and the satisfaction of the conditions to borrowings, the banks would make available up to $1.6 billion of loans to Grace (and New Sealed Air after the Merger) and certain of its subsidiaries (collectively, the "Borrowers"). These loans would provide the funds that would be needed for the Cash Transfer, to pay certain fees and expenses relating to the Reorganization and Merger, to refinance certain existing debt and to meet the working capital and other general corporate needs of New Sealed Air and its subsidiaries after the Merger. In the commitment letter, ABN AMRO, Bankers Trust Company, Bank of America National Trust and Savings Association and NationsBank, N.A. (collectively, the "Agent Banks") have agreed to provide $1.05 billion of the loans under the New Credit Agreements.

               The following summary describes the anticipated material terms of the New Credit Agreements based upon the commitment letter from the Arrangers and the Agent Banks. There can be no assurance that the New Credit Agreements will be successfully syndicated, entered into or become effective, that the terms and conditions in the New Credit Agreements will conform to those contemplated by the commitment letter or that the conditions to borrowings under the New Credit Agreements can be satisfied.

               The execution of the New Credit Agreements and the borrowing of sufficient funds to enable Grace and Cryovac, Inc. to make the Cash Transfer to New Grace and W. R. Grace & Co.-Conn. are conditions to the Reorganization and Merger. See "The Distribution and Merger Agreements--Reorganization of Grace--Spin-off" on page 70 for an explanation of the Cash Transfer, and "The Distribution and Merger Agreements--Merger of Sealed Air and Grace Packaging--Conditions to the Reorganization and Merger" on page 74 for a description of the conditions to the Reorganization and Merger.

General Terms

               Under the New Credit Agreements, the banks would provide a total of $1.6 billion in loans (and letters of credit, subject to a sub-limit to be determined) to the Borrowers through two credit facilities: a $1.0 billion revolving credit facility that would be available for five years (the "Long-Term Facility") and a $0.6 billion revolving credit facility that would be available until 364 days after the execution of the New Credit Agreements (the "Short-Term Facility"). Loans under the New Credit Agreements would be available in U.S. Dollars and in certain other currencies. All loans outstanding under the Long-Term Facility would be payable on the fifth anniversary of the execution of the New Credit Agreements, and all loans outstanding under the Short-Term Facility would be payable 364 days after the execution of the New Credit Agreements, in each case without any interim amortization requirements. All of the loans and letter of credit obligations will be guaranteed by Grace and all of its material U.S. subsidiaries (including Cryovac, Inc. but excluding New Grace and its subsidiaries). After completion of the Merger, at the option of New Sealed Air, Sealed Air Packaging, Inc. may become a co-obligor with New Sealed Air and assume joint and several liability for all of New Sealed Air's obligations under the New Credit Agreements.

Interest Rates and Fees

               The interest rate on loans outstanding under the New Credit Agreements generally would be (at the Borrowers' option): (1) the "London Interbank Offered Rate" ("LIBOR") for interest periods of 1, 2, 3 or 6 months, plus a margin that may range from 0.19% to 0.55% for loans under the Short Term Facility and from 0.17% to 0.50% for loans under the Long-Term Facility, with the actual margins depending on a ratio measuring Grace's (and, after the Merger, New Sealed Air's) financial leverage or the rating for its senior unsecured long-term debt at the time, or (2) ABN AMRO's "Base Rate". An additional utilization fee of 0.05% will be added to the margin at any time the outstanding amounts under the New Credit Agreements exceed $800 million. The Borrowers also would be permitted to borrow separately from individual banks under the New Credit Agreements, at fixed interest rates for periods of 1 to 180 days as determined by competitive bid auctions. In addition, the Borrowers may negotiate separate foreign currency loans with individual banks, the interest rates on which would be separately negotiated. The fee for letters of credit will be the applicable LIBOR margin under the Long-Term Facility.

               Grace (and, after the Merger, New Sealed Air) will be required under the New Credit Agreements to pay an annual facility fee that would range from 0.06% to 0.20% of the amount of the Short-Term Facility and from 0.08% to 0.25% of the amount of the Long-Term Facility, also depending on a ratio measuring its financial leverage or the rating for its senior unsecured long-term debt at the time. In addition, Grace has agreed to pay the Agent Banks a customary upfront agency fee for their commitments and to pay ABN AMRO customary additional fees for administration of the New Credit Agreements. Grace will also be obligated to pay any participation or similar fees that, in connection with the syndication of the New Credit Agreements, must be paid to the banks that make commitments to participate in them. These fees will be paid by Grace or New Sealed Air, and not by New Grace, and any fees paid by Grace prior to the Reorganization will be reimbursed through the Cash Transfer. Grace or New Sealed Air will also pay the reasonable expenses that ABN AMRO incurs in connection with the New Credit Agreements (including its reasonable legal fees and expenses), and will give customary indemnities to the banks under the New Credit Agreements.

Covenants and Other Provisions of the New Credit Agreements

               The New Credit Agreements will contain a variety of operating and financial covenants that will restrict New Sealed Air and its subsidiaries after the Merger. These covenants are expected to restrict (in each case subject to certain exceptions) (1) liens and other security interests; (2) mergers, consolidations and dispositions of material assets; (3) subsidiary debt; (4) asset transfers to foreign subsidiaries; and (5) changes in New Sealed Air's business. In addition, New Sealed Air will be required to maintain specified financial ratios (measuring New Sealed Air's interest and preferred stock dividend coverage and leverage).

               The New Credit Agreements will also contain customary affirmative operating covenants, conditions to borrowings, representations and warranties and event of default provisions (including a change of control other than as a result of the Merger), as well as a covenant that the Merger must occur within five days of the first borrowing.


                       MANAGEMENT OF NEW SEALED AIR

General

               The seven directors of Sealed Air, plus four individuals who are currently serving as outside directors of Grace, will become the directors of New Sealed Air. The Grace directors who will join the New Sealed Air Board are Hank Brown, Christopher Cheng, Virginia A. Kamsky and John E. Phipps.

               The officers of New Sealed Air will be the existing officers of Sealed Air, including T.J. Dermot Dunphy (Chairman of the Board and Chief Executive Officer) and William H. Hickey (President and Chief Operating Officer), joined by J. Gary Kaenzig, Jr. (currently a Senior Vice President of Grace and President of Grace Packaging), Leonard R. Byrne and Alan S. Weinberg (currently executives of Grace Packaging), and any others who may be appointed by the New Sealed Air Board.

Directors and Executive Officers

               Information regarding the directors and executive officers of Sealed Air and Grace is set forth in documents filed with the SEC by Sealed Air and Grace. See "Where You Can Find More Information" on page 100.

               Messrs. Byrne and Weinberg are not currently officers of Grace, but they are expected to become vice presidents of New Sealed Air following the Merger. Leonard R. Byrne, age 56, has been Executive Vice President of Grace Packaging's North American operations since July 1997, and has been an executive of Grace Packaging for more than five years. Alan S. Weinberg, age 55, has been Vice President of Global Technology for Grace Packaging since July 1996, and has been an executive of Grace Packaging for more than five years.


                       INTERESTS OF CERTAIN PERSONS

               Members of Sealed Air's management and Board of Directors may be deemed to have interests in the Merger that are different from, or in addition to, the interests of Sealed Air's stockholders generally. The Sealed Air Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. In addition, members of Grace's management and Board of Directors may be deemed to have interests in the Reorganization and Merger that are different from, or in addition to, the interests of Grace's stockholders generally. The Grace Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. These interests are described below.

Existing Officers and Directors Who Will Join New Sealed Air and New Grace at the Effective Time

               At the Effective Time, all of the existing directors of Sealed Air and four of the current outside directors of Grace are expected to become members of the New Sealed Air Board. All of the existing officers of Sealed Air, an officer of Grace and certain executives of Grace Packaging are expected to become officers of New Sealed Air. See "Management of New Sealed Air--General."

               At the Effective Time, the existing officers and directors of Grace, except those joining New Sealed Air, will hold the same positions with New Grace.

Indemnification of Officers and Directors

               The Distribution Agreement provides that New Grace will indemnify, defend and hold harmless (including the payment of reasonable fees and expenses of legal counsel) New Sealed Air and its officers and directors for:

               o losses arising from the failure of New Grace to pay the
                 liabilities that it agreed to pay, or to perform obligations it agreed to perform, under the Distribution Agreement;

               o losses arising from any untrue statement or alleged untrue statement of material fact, or any omission or alleged omission of a material fact required to be stated, in this Joint Proxy Statement/Prospectus, the New Sealed Air Registration Statement or the New Grace Registration Statement, in preliminary or final form, other than with respect to information in those documents relating to and provided by Sealed Air specifically for use therein or relating to New Sealed Air after the Merger; and

               o losses arising from or related to litigation brought by
                 pre-Merger stockholders of Grace in such capacity and related to any events or transactions occurring prior to the Effective Time or to the transactions contemplated by any of the Transaction Agreements.

               The Distribution Agreement also provides that New Sealed Air will indemnify and hold harmless (including the payment of reasonable fees and expenses of legal counsel) New Grace and its officers and directors for:

               o losses arising from the failure of New Sealed Air to pay the liabilities that it agreed to pay, or to perform obligations it agreed to perform, under the Distribution Agreement; and

               o losses arising from any untrue statement or alleged untrue statement of material fact, or any omission or alleged omission of a material fact required to be stated, in this Joint Proxy Statement/Prospectus, the New Sealed Air Registration Statement or the New Grace Registration Statement, in preliminary or final form, related to Sealed Air and provided by Sealed Air specifically for use therein or relating to New Sealed Air after the Merger.

               Under the Grace Charter and the Sealed Air Charter, officers and directors will also be indemnified by their respective corporations to the fullest extent permitted under Delaware Law. In addition, under the Grace Charter, no director of Grace will be personally liable for monetary damages for breach of fiduciary duty as a director except for (i) any breach of the duty of loyalty to Grace or its stockholders; (ii) acts or omissions in bad faith or which involve intentional misconduct or knowing violation of the law; (iii) liabilities under Section 174 of the Delaware Law, which creates liability for directors for unlawful payment of dividends or unlawful stock purchases or redemptions; and (iv) any transaction from which the director derived an improper personal benefit. The certificate of incorporation and by-laws of New Grace and New Sealed Air are expected to contain similar provisions.

Sealed Air Officers' and Directors' Interests under Stock Plans

               Certain members of Sealed Air's management and Board of Directors own shares issued under Sealed Air's Contingent Stock Plan or its Restricted Stock Plan for Non-Employee Directors that continue to be subject to restrictions on transfer and, under the Contingent Stock Plan, subject to repurchase options. Under the provisions of those plans as in effect prior to the approval of the Merger, the transfer restrictions and repurchase options would cease to apply upon consummation of the Merger. The Sealed Air Board has amended those plans so that the transfer restrictions and repurchase options will continue, notwithstanding the Merger.

Grace Officers' Ownership of Grace Stock Options

               Officers of Grace own options to purchase Grace common stock that are exercisable prior to the Reorganization and Merger. If these options are exercised prior to the Reorganization and Merger, the shares acquired upon exercise will be treated the same as shares owned by other Grace stockholders. If they are not exercised, these options will be converted into options to purchase common stock of the company that the officer will join following the Merger, as described on page 71. As a result, officers holding Grace options that are exercisable prior to the Reorganization and Merger may choose whether to invest in both New Sealed Air and New Grace, or only in the company that they will join after the Merger, among other factors that may influence their decision to exercise options.


                           THE SPECIAL MEETINGS

               This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies (i) from the holders of Sealed Air common stock by the Sealed Air Board for use at the Sealed Air Special Meeting; and (ii) from the holders of Grace common stock by the Grace Board for use at the Grace Special Meeting. This Joint Proxy Statement/Prospectus and accompanying form of proxy are first being mailed to the respective stockholders of Sealed Air and Grace on or about February 17, 1998.

Times and Places; Purposes

               The Sealed Air Special Meeting will be held at Saddle Brook Marriott, Garden State Parkway at I-80, Saddle Brook, New Jersey 07663, on March 23, 1998, starting at 11:00 a.m. local time. At the Sealed Air Special Meeting (and any adjournment or postponement thereof), Sealed Air's stockholders will be asked to consider and vote upon the approval and adoption of the Merger Agreement (the "Sealed Air Merger Proposal"). Representatives from KPMG Peat Marwick LLP, independent certified public accountants for Sealed Air, are expected to be present at the Sealed Air Special Meeting, to have the opportunity to make a statement if they so desire, and to be available to respond to appropriate questions.

               The Grace Special Meeting will be held at Grace's offices, located at One Town Center Road, Boca Raton, Florida 33486, on March 20, 1998, starting at 10:00 a.m. local time. At the Grace Special Meeting (and any adjournment or postponement thereof), Grace's stockholders will be asked to consider and vote upon:

               (1) the approval and adoption of the Merger Agreement (which will constitute approval of the Reorganization, Merger and other transactions contemplated thereby, including the Spin-off of New Grace, the amendment and restatement of the Grace Charter (other than the repeal of the Supermajority Provisions), the Recapitalization of Grace common stock and the issuance of shares of New Sealed Air common stock in the Merger) (collectively, the "Grace Merger Proposal"),

               (2) the approval and adoption of an amendment repealing the
                   Supermajority Provisions (the "Grace Special Charter Proposal", and together with the Grace Merger Proposal, the "Grace Proposals").

               Representatives from Price Waterhouse LLP, independent certified public accountants for Grace, are expected to be present at the Grace Special Meeting, to have the opportunity to make a statement if they so desire, and to be available to respond to appropriate questions.

Record Date; Voting Rights; Votes Required for Approval

                Sealed Air

               The Sealed Air Board has fixed the close of business on February 17, 1998 (the "Sealed Air Record Date") as the record date for Sealed Air's stockholders entitled to notice of and to vote at the Sealed Air Special Meeting.

               Only holders of record of shares of Sealed Air common stock on the Sealed Air Record Date are entitled to notice of and to vote at the Sealed Air Special Meeting. Each holder of record of Sealed Air common stock as of the Sealed Air Record Date is entitled to cast one vote per share on all matters submitted to Sealed Air's stockholders.

               On February 13, 1998, there were 42,624,246 shares of Sealed Air common stock outstanding and entitled to vote at the Sealed Air Special Meeting.

               The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Sealed Air common stock entitled to vote is necessary to constitute a quorum at the Sealed Air Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Sealed Air common stock is required to approve and adopt the Sealed Air Merger Proposal.

               The directors and officers of Sealed Air beneficially own approximately 6.3% of Sealed Air's outstanding common stock. For additional information on the ownership of Sealed Air common stock by Sealed Air directors and executive officers, see "Security Ownership of Certain Beneficial Owners" on page 87.

               Grace

               The Grace Board has fixed the close of business on February 11, 1998 as the record date (the "Grace Record Date") for Grace's stockholders entitled to notice of and to vote at the Grace Special Meeting.

               Only holders of record of shares of Grace common stock on the Grace Record Date are entitled to notice of and to vote at the Grace Special Meeting. Each holder of record of Grace common stock as of the Grace Record Date is entitled to cast one vote per share on all matters submitted to Grace's stockholders.

               On the Grace Record Date, there were 74,796,863 shares of Grace common stock outstanding and entitled to vote at the Grace Special Meeting.

               The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Grace common stock entitled to vote is necessary to constitute a quorum for purposes of voting on the Grace Proposals. The affirmative vote of the holders of a majority of the outstanding shares of Grace common stock is required to approve the Grace Merger Proposal. The affirmative vote of the holders of 80% of the outstanding shares of Grace common stock is required to approve and adopt the Grace Special Charter Proposal.

               The directors and officers of Grace beneficially own less than 1% of Grace's outstanding common stock. For additional information on the ownership of Grace common stock by Grace directors and executive officers, see "Security Ownership of Certain Beneficial Owners" on page 87.

Proxies

               All shares of common stock of Sealed Air and Grace represented by properly executed proxies received prior to or at the applicable Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR the approval of the Sealed Air Merger Proposal or the Grace Proposals, as the case may be.

               Abstentions may be specified on all proposals. A properly executed proxy marked "ABSTAIN" with respect to any proposal will be counted as present for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the applicable Special Meeting with respect to the indicated proposal. Because the affirmative votes described above are required for approval of the Sealed Air Merger Proposal and the Grace Proposals, a proxy marked "ABSTAIN" with respect to any such proposal will have the effect of a vote against such proposal. In addition, the failure of a stockholder of Sealed Air or Grace to return a proxy will have the effect of a vote against the Sealed Air Merger Proposal or the Grace Proposals, respectively.

               Under New York Stock Exchange rules, brokers who hold shares in street name for customers have the authority to vote on certain "routine" proposals when they have not received instructions from beneficial owners. Under New York Stock Exchange rules, such brokers are precluded from exercising their voting discretion with respect to proposals for non-routine matters such as the Sealed Air Merger Proposal and the Grace Proposals. Thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval and adoption of the Sealed Air Merger Proposal or the Grace Proposals (i.e., "broker non-votes"). Since the affirmative votes described above are required for approval of the Sealed Air Merger Proposal and the Grace Proposals, a "broker non-vote" with respect to such proposals will have the effect of a vote against such proposals.

               A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of Sealed Air or Grace, as the case may be, a signed notice of revocation or a later-dated, signed proxy or by attending the applicable Special Meeting and voting in person. Attendance at the Sealed Air Special Meeting or the Grace Special Meeting will not in itself constitute the revocation of a proxy.

               The cost of solicitation of proxies will be paid by Sealed Air for Sealed Air proxies and by Grace for Grace proxies. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners; and Sealed Air or Grace, as the case may be, will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in so doing. Sealed Air has retained Morrow and Co., Inc., for a fee of $7,500 (plus expenses) and Grace has retained D.F. King & Co., Inc. for a fee of $13,000 (plus expenses) to aid in the solicitation of proxies and to verify certain records related to the solicitations. To the extent necessary in order to ensure sufficient representation at its Special Meeting, Sealed Air, Grace or their proxy solicitors may request the return of proxy cards by personal interview, mail, telephone, facsimile or other means of electronic transmission. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Stockholders are urged to send in their proxies without delay.

               Stockholders should not send in any stock certificates with their proxy cards. As soon as practicable after the consummation of the Merger, a transmittal form will be sent to former stockholders of Sealed Air with instructions for receiving New Sealed Air common stock, and a transmittal form will be sent to former stockholders of Grace with instructions for surrendering Grace common stock certificates in exchange for New Sealed Air common and convertible preferred stock. Stockholders will receive uncertificated shares of New Sealed Air stock recorded in book-entry form unless they request certificated shares. New Grace common stock certificates will be sent to former stockholders of Grace as soon as practicable after the Spin-off without any action on their part.


              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                Security Ownership of Sealed Air

               The following table sets forth the number and percentage of outstanding shares of Sealed Air common stock beneficially owned, directly or indirectly, as of February 4, 1998 by: (i) each person known to Sealed Air to be the beneficial owner of more than five percent of the then outstanding shares of Sealed Air common stock, (ii) each director of Sealed Air and each executive officer of Sealed Air named in the Summary Compensation Table set forth in the Sealed Air 1997 Proxy Statement (other than those who have since resigned as executive officers), and (iii) all directors and executive officers of Sealed Air as a group. Except as indicated below, none of the directors or executive officers listed below beneficially owns more than 1% of the outstanding shares of Sealed Air common stock.


                                        Shares of Sealed Air
                                            Common Stock       % of Outstanding
             Beneficial Owner            Beneficially Owned      Common Stock
---------------------------------------- --------------------   ----------------

The Equitable Companies Incorporated (1)........  4,391,465                10.3
 787 Seventh Avenue
 New York, New York 10019

Janus Capital Corporation (2)...................  3,495,100                 8.2
 100 Fillmore Street, Suite 300
 Denver, Colorado 80206-4923

FMR Corp. (3)...................................  4,746,500                11.1
 82 Devonshire Street
 Boston, Massachusetts 02109

Travelers Group Inc. (4)........................  2,325,086                 5.5
 388 Greenwich Street
 New York, New York 10013

John K. Castle..................................     12,936                 *

Lawrence R. Codey...............................      5,800                 *

T. J. Dermot Dunphy.............................  1,096,647 (5)(6)          2.6

Charles F. Farrell, Jr..........................     24,600 (6)             *

David Freeman...................................      5,600                 *

William V. Hickey...............................    286,894 (5)             *

Alan H. Miller..................................    502,710 (6)             1.2

Robert L. San Soucie............................     11,400 (6)             *

All directors and executive
  officers as a group (20 persons)..............  2,694,029 (7)             6.3



*  Less than 1%.

(1) The ownership information set forth in the table is based in its entirety on material contained in a Schedule 13G, dated November 7, 1997, filed with the SEC by The Equitable Companies Incorporated ("Equitable Companies"), AXA-UAP, which beneficially owns a majority interest in Equitable Companies, and Mutuelles AXA, which as a group beneficially own a majority interest in AXA-UAP. The Schedule 13G stated that the shares were not acquired for the purpose of changing or influencing the control of Sealed Air. The shares are owned by the following subsidiaries of Equitable Companies in the amounts indicated: The Equitable Life Assurance Society of the United States, 36,600; Alliance Capital Management L.P., 4,350,565; DLJ, 100; and Wood, Struthers & Winthrop Management Corp., 4,200.

(2) The ownership information set forth in the table is based in its entirety on material contained in Amendment No. 1 to Schedule 13G, dated February 10, 1997, filed with the SEC by Janus Capital Corporation ("Janus"), which stated that the shares were not acquired for the purpose of changing or influencing the control of Sealed Air and indicated that Janus beneficially owned such shares, with shared voting and dispositive power as to such shares. Such Schedule 13G states that Thomas H. Bailey may be deemed to control Janus Capital Corporation and to be a beneficial owner of such shares, which beneficial ownership Mr. Bailey specifically disclaims.

(3) The ownership information set forth in the table is based in its entirety on material contained in Amendment No. 3 to Schedule 13G, dated February 14, 1997, filed with the SEC by FMR Corp. ("FMR"), which stated that the shares were not acquired for the purpose of changing or influencing the control of Sealed Air and indicated that FMR had sole voting power as to 25,500 shares and sole dispositive power as to 4,746,500 shares. Such Schedule 13G indicates that Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR, beneficially owns 4,630,400 of such shares (as to which shares Edward C. Johnson 3d, chairman of FMR, and Fidelity Funds each have sole power of disposition). The power to vote these shares resides with the Board of Trustees of Fidelity Funds. Of the shares beneficially owned by FMR, Fidelity Management Trust Company, a wholly owned subsidiary of FMR, is the beneficial owner of 116,100 shares, of which Mr. Johnson and FMR have sole dispositive power over 116,100 shares and sole voting power over 25,500 shares. Such Schedule 13G states that members of the family of Mr. Johnson may be deemed to control FMR.

(4) The ownership information set forth in the table is based in its entirety on material contained in a Schedule 13G, dated February 6, 1998, filed with the SEC by Travelers Group Inc. ("Travelers"), and its wholly owned subsidiary Saloman Smith Barney Holdings Inc. ("SSB Holdings"). The Schedule 13G stated that Travelers has shared voting power and shared dispositive power as to 2,325,086 shares, of which 2,308,286 are held by SSB Holdings, and that the shares were not acquired for the purpose of changing or influencing the control of Sealed Air.

(5) This figure includes approximately 67,297, 13,294 and 139,962 shares of common stock held in Sealed Air's Profit-Sharing Plan trust fund with respect to which Messrs. Dunphy and Hickey and the executive officers of Sealed Air who participate in such Plan as a group, respectively, may, by virtue of their participation in such Plan, be deemed to be beneficial owners. The participants in such Plan include, in general, all full-time employees of Sealed Air except employees who are covered by collective bargaining agreements that do not provide for their participation. As of February 4, 1997, approximately 2,172,125 shares of Sealed Air common stock were held in the trust fund under such Plan, constituting approximately 5.1% of the outstanding shares of Sealed Air common stock. Sealed Air has been advised that Bankers Trust Company, the trustee of such Plan, does not deem itself the beneficial owner of the shares of Sealed Air common stock held as trustee of such Plan.

(6) The number of shares held by Mr. Dunphy includes 81,600 shares held by him as custodian for certain of his children and 34,250 shares held by a charitable foundation for which he shares voting and investment power. The number of shares held by Mr. Farrell includes 11,200 shares held in a revocable retirement trust of which he is the trustee and sole beneficiary. All but 1,200 of the shares held by Mr. Miller are held indirectly through a limited partnership for which he shares voting and investment power. Mr. San Soucie shares investment and voting power as to 3,120 of the shares beneficially owned by him with his wife.

(7) This figure includes, without duplication, all of the outstanding shares referred to in notes 4 and 5 above as well as 12,400 shares for which voting and investment power is shared by an executive officer of Sealed Air and 3,580 shares held by or for family members of executive officers of Sealed Air who are not named in the above table.


               Security Ownership of Grace

               The following table sets forth the Grace common stock beneficially owned, directly or indirectly, as of December 31, 1997 by: (i) each person known to Grace to be the beneficial owner of more than five percent of the then outstanding shares of Grace common stock; (ii) current directors and each of the executive officers named in the Summary Compensation Table set forth in the Grace 1997 Proxy Statement (other than those who have resigned); and
(iii) all directors and executive officers of Grace as a group. The table includes shares owned by (1) those persons and their spouses, minor children and certain relatives, (2) trusts and custodianships for their benefit and (3) trusts and other entities as to which the persons have the power to direct the voting or investment of securities (including shares as to which the persons disclaim beneficial ownership). The table also includes shares in accounts under Grace's Savings and Investment Plan and shares covered by currently exercisable stock options; it does not reflect shares covered by unexercisable stock options. The Grace common stock owned by directors and executive officers as a group (excluding option shares) as of December 31, 1997 represents less than 1% of the Grace common stock outstanding as of that date.


                                                         Shares of
                                                     Grace Common Stock
               Beneficial Owner                      Beneficially Owned
-------------------------------------------------    ------------------

FMR Corp(+).......................................  7,379,887
 82 Devonshire Street
 Boston Massachusetts 02109

Lincoln Capital Management Company(++)............  7,332,200
 200 South Wacker Drive, Suite 2100
 Chicago, Illinois 60606

J.F. Akers........................................      1,205
                                                          504  (T)
R.H. Beber........................................      7,673
                                                      198,338  (O)
H. Brown..........................................      1,139
                                                          153  (T)
C. Cheng..........................................        139
                                                          140  (T)
A.J. Costello.....................................     32,776
                                                       31,123  (T)
                                                      336,375  (O)
H.A. Eckmann......................................      3,690
                                                        1,997  (T)
L. Ellberger......................................      1,662
                                                       14,502  (T)
                                                       91,132  (O)
M.A. Fox .........................................        964
                                                          135  (T)
J.W. Frick........................................      3,489
                                                           76  (T)
T.A. Holmes.......................................      4,421
                                                        1,261  (T)
J.R. Hyde.........................................      9,090
                                                      184,127  (O)
V.A. Kamsky.......................................      2,931
J.J. Murphy.......................................      1,139
                                                          414  (T)
J.E. Phipps.......................................     11,921
                                                       17,450  (T)(S)
                                                        3,860  (T)
T.A. Vanderslice..................................      1,731
                                                        1,058  (T)
Various directors, executive officers
  and others, as Trustees.........................      2,696  (T)(S)
Directors and executive officers
  as a group......................................     89,911
                                                       65,244  (T)
                                                       20,146  (T)(S)
                                                      965,123  (O)


(+) The shares owned by FMR Corp. represent 9.9% of the Grace common stock outstanding as of December 1, 1997. The ownership information set forth in the table is based in its entirety on material contained in a
     Schedule 13G, dated August 8, 1997, filed with the SEC by FMR Corp., which stated that the securities were not acquired for the purpose of changing or influencing the control of Grace. With respect to the shares held, such shareholder stated in such Schedule 13G that it has sole voting power as to 64,107 shares and sole dispositive power as to 7,379,887.

(++) The shares owned by Lincoln Capital Management Company represent approximately 9.9% of the Grace common stock outstanding as of December 1, 1997. The ownership information set forth in the table is based in its entirety on material contained in a Schedule 13G, dated April 28, 1997, filed with the SEC by Lincoln Capital Management Company, which stated that the securities were not acquired for the purpose of changing or influencing the control of Grace. With respect to the shares held, such shareholder stated in such Schedule 13G that it has sole voting power as to 3,583,300 shares and sole dispositive power as to 7,332,200.

(T) Shares owned by trusts and other entities as to which the person either has the power to direct voting and/or investment or is a beneficiary.

(O) Shares covered by stock options exercisable on or within 60 days after December 31, 1997.

(S) Shares as to which the person shares voting and/or investment power with others.


              DESCRIPTION OF CAPITAL STOCK OF NEW SEALED AIR

               The following summary of the material terms of the capital stock of New Sealed Air does not purport to be complete and is qualified by reference to the New Sealed Air Charter and the bylaws of New Sealed Air (the "New Sealed Air Bylaws"). The form of the New Sealed Air Charter is attached as Annex E to this Joint Proxy Statement/Prospectus. The New Sealed Air Bylaws will be substantially the same as Sealed Air's existing bylaws, which are incorporated by reference herein and will be sent to Sealed Air and Grace stockholders upon request. See "Where You Can Find More Information" on page 100.

Authorized Capital Stock

               Under the New Sealed Air Charter, the authorized capital stock will consist of 400 million shares of common stock, par value $0.10 per share, and 50 million shares of preferred stock, par value $0.10 per share.

New Sealed Air Common Stock

               Each share of New Sealed Air common stock will be entitled to one vote on all matters submitted to a vote of stockholders. Dividends on shares of New Sealed Air common stock may be declared by the New Sealed Air Board from the surplus or net profits of New Sealed Air to the extent such funds are legally available for the payment of dividends. New Sealed Air common stock will have no preemptive, conversion or similar rights, nor will it have cumulative voting rights. Outstanding shares of New Sealed Air common stock will not be subject to any calls or assessments. There will be no redemption rights.

               In the event of the liquidation of New Sealed Air, holders of New Sealed Air common stock will be entitled to share on a pro rata basis in all of its remaining assets and funds available for distribution under such liquidation, subject to the payment in full of all claims of creditors and prior rights of any class or series of preferred stock then outstanding. The rights of holders of New Sealed Air common stock may only be modified by a vote of a majority of the shares outstanding or through the issuance of preferred stock as authorized in the New Sealed Air Charter.

New Sealed Air Preferred Stock

                General

               Under the New Sealed Air Charter, preferred stock may be issued from time to time in one or more series. Preferred stock will have the powers, designations, preferences and other rights and qualifications, limitations and restrictions stated in the New Sealed Air Charter and otherwise as fixed by the New Sealed Air Board. Except as otherwise fixed by the New Sealed Air Board or as required by law, the New Sealed Air Charter provides that holders of preferred stock of any series are entitled to one vote per share held, are entitled to vote share for share with the holders of New Sealed Air common stock without distinction as to class and are not entitled to vote separately as a class or series of a class. Unless otherwise fixed by the New Sealed Air Board, all series of preferred stock will rank equally and will be identical in all respects. All shares of any one series of preferred stock must be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates on which dividends thereon accumulate. The number of shares of preferred stock authorized to be issued may be increased or decreased from time to time by the affirmative vote of the holders of a majority of the stock of New Sealed Air entitled to vote, and the holders of the preferred stock will not be entitled to vote separately as a class or series of a class on any such increase or decrease.

               Convertible Preferred Stock

               As part of the Recapitalization, Grace stockholders will be issued an aggregate of 36 million shares of voting convertible preferred stock, which will become (with the consummation of the Merger) series A preferred stock of New Sealed Air. The convertible preferred stock's powers, designations, preferences and other rights and qualifications, limitations and restrictions are summarized below.

               Dividends

               Holders of convertible preferred stock will be entitled to receive a cash dividend at an annual rate of $2.00 per share, payable quarterly in arrears. Dividends on the convertible preferred stock are fully cumulative, accruing, without interest, from the most recent date on which dividends have been paid, or if none have been paid, from the date of original issuance of the convertible preferred stock.

               The convertible preferred stock will have priority as to dividends over New Sealed Air common stock and any other series or class of New Sealed Air preferred stock that ranks junior to it ("Junior Securities"). The convertible preferred stock will rank on a parity with all classes or series of capital stock (other than common stock) of New Sealed Air that do not by their terms expressly provide that they rank senior or junior to the convertible preferred stock ("Parity Securities").

               So long as the convertible preferred stock is outstanding, no dividends (other than dividends payable solely in common stock, other Junior Securities, or warrants or other rights to acquire such common stock or other Junior Securities) may be paid or declared and set apart for payment on, and no purchase, redemption or other acquisition will be made by New Sealed Air of any common stock or other Junior Securities unless and until all accrued and unpaid dividends on the convertible preferred stock, including the full dividend for the current quarterly dividend period, is paid or declared and set apart for payment.

               In general, New Sealed Air may not pay dividends on Parity Securities unless it has paid or declared and set apart for payment (or contemporaneously pays or declares and sets apart for payment) all accrued and unpaid dividends on the convertible preferred stock, for all prior dividend payment periods, and New Sealed Air may not pay dividends on the convertible preferred stock unless it has paid or declared and set apart for payment (or contemporaneously pays or declares and sets apart for payment) all accrued and unpaid dividends on Parity Securities, for all prior dividend periods. However, until all accrued dividends in respect of prior dividend payment periods are paid in full on the convertible preferred stock and on all Parity Securities, New Sealed Air may declare and pay dividends on the convertible preferred stock and the Parity Securities, but only if the dividends are declared and paid ratably in proportion to the respective amounts of accrued and unpaid dividends on the convertible preferred stock and the Parity Securities.

               New Sealed Air may not, directly or indirectly, purchase or redeem any shares of Parity Securities (except for consideration payable in common stock or other Junior Securities) unless all accrued and unpaid dividends on the convertible preferred stock for all prior dividend periods have been paid or declared and set apart for payment.

               If New Sealed Air issues any series or class of stock that ranks senior to the convertible preferred stock ("Senior Securities"), New Sealed Air may not pay or declare and set apart for payment any dividends on the convertible preferred stock unless and until all accrued and unpaid dividends on the Senior Securities, including the full dividends for the then current dividend period, have been paid or declared and set apart for payment (except to the extent allowed by the terms of the Senior Securities).

               Liquidation Rights

               The liquidation value of the convertible preferred stock, in the case of a voluntary or involuntary liquidation, dissolution or winding-up of New Sealed Air, is $50.00 per share, plus an amount equal to the accrued and unpaid dividends, whether or not declared, to (but not including) the payment date (the "Liquidation Value").

               If there is a voluntary or involuntary liquidation, dissolution or winding up of New Sealed Air, holders of convertible preferred stock will not be entitled to receive the Liquidation Value of their shares until the liquidation preference of all Senior Securities, if any, and any creditors of New Sealed Air have been paid in full. Subject to the payment in full, or provision for the payment in full, of all claims of creditors of New Sealed Air, and the liquidation preference of all Senior Securities, holders of convertible preferred stock will be entitled to receive the Liquidation Value of the convertible preferred stock before any payment or distribution is made to the holders of New Sealed Air common stock or any other Junior Securities. Once payment in full of the Liquidation Value of the convertible preferred stock is made to holders thereof, the holders of convertible preferred stock will not be entitled to any further participation in any distribution of assets of New Sealed Air. The holders of convertible preferred stock and any Parity Securities will be entitled to share ratably, in accordance with the respective liquidation preferences payable on their stock, in any distribution (after payment of all claims of creditors and the liquidation preference on any Senior Securities) that is not sufficient to pay in full the aggregate liquidation preference on both the convertible preferred stock and on any Parity Securities.

               Voting Rights

               The holders of the convertible preferred stock will be entitled to vote on all matters submitted to a vote of the holders of New Sealed Air common stock, voting together with the holders of New Sealed Air common stock as one class, and will be entitled to notice of any stockholders' meeting in accordance with the New Sealed Air Charter and the New Sealed Air Bylaws. Each share of convertible preferred stock will be entitled to the number of votes equal to the number of shares of New Sealed Air common stock into which such share of convertible preferred stock could be converted on the record date for determining the stockholders entitled to vote.

               If dividends payable on the convertible preferred stock are in arrears and unpaid for six quarterly periods, or if New Sealed Air fails to redeem the convertible preferred stock on the twentieth anniversary of the Effective Time, the number of directors serving on the New Sealed Air Board will be increased by two and the holders of shares of convertible preferred stock, voting as a single class with the holders of shares of all other series of preferred stock upon which like voting rights have been conferred and are exercisable, will have the right to vote for the election of the two additional directors to serve on the New Sealed Air Board. The right of the holders of convertible preferred stock and such other series of preferred stock to vote for the election of two directors will, when vested, continue until all dividends in arrears on the convertible preferred stock and such other series of preferred stock have been paid in full or declared and set aside for payment (or the mandatory redemption obligation has been satisfied, as the case may be), at which time the term of office of all directors so elected shall terminate and the number of directors on the New Sealed Air Board will be reduced accordingly.

               In addition, for so long as any shares of convertible preferred stock are outstanding, (1) the written consent or affirmative vote of at least two-thirds of the outstanding shares of convertible preferred stock, voting as a single class, will be necessary to amend, alter or repeal any provision of the New Sealed Air Charter in a manner that materially and adversely affects the preferences, rights or powers of the convertible preferred stock (provided that any such amendment, alteration or repeal that would create, authorize or issue any Junior Securities or Parity Securities, or any security convertible into, or exchangeable or exercisable for, shares of Junior Securities or Parity Securities is deemed not to have any such material adverse effect); (2) the written consent or affirmative vote of at least two-thirds of the outstanding shares of convertible preferred stock and all other series of preferred stock upon which like voting rights have been conferred and are exercisable, voting as a single class regardless of series, will be necessary to create, authorize or issue any Senior Securities, or any security convertible into, or exchangeable or exercisable for, shares of Senior Securities; and (3) the written consent or affirmative vote of a majority of the outstanding shares of convertible preferred stock and all other series of preferred stock upon which like voting rights have been conferred and are exercisable, voting as a single class regardless of series, will be necessary to create, authorize or issue any new class of Parity Securities (provided that requirement will not limit the right of New Sealed Air to issue Parity Securities in connection with any merger in which New Sealed Air is the surviving entity). Notwithstanding the consent or voting requirements summarized in this paragraph, no such consent or vote of holders of the convertible preferred stock will be required if provision is made for the redemption of all shares of convertible preferred stock at the time outstanding.

               The holders of convertible preferred stock will not have any voting rights except as summarized above or as required by law.

               Redemption at Option of New Sealed Air

               The convertible preferred stock may not be redeemed before the third anniversary of the Effective Time. From the third anniversary until the fifth anniversary of the Effective Time, New Sealed Air may redeem shares of convertible preferred stock only if the last reported sales price of a share of New Sealed Air common stock in its principal trading market for any 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing the notice of redemption is at least $70.6563. Subject to this restriction, New Sealed Air may redeem for cash the convertible preferred stock, in whole or in part at its option, after the third anniversary of the Effective Time at the applicable Redemption Price shown below, plus accrued but unpaid dividends to (but not including) the payment date.

          Redemption Between
             Anniversaries                  Redemption Price
          ------------------                ----------------
                3 and 4                          $51.40
                4 and 5                          $51.20
                5 and 6                          $51.00
                6 and 7                          $50.80
                7 and 8                          $50.60
                8 and 9                          $50.40
               9 and 10                          $50.20
              Thereafter                         $50.00


               Mandatory Redemption

               The convertible preferred stock is subject to mandatory redemption (subject to contractual and other restrictions and to the legal availability of funds therefor) in whole on the twentieth anniversary of the Effective Time, at a price of $50.00 per share in cash, plus accrued and unpaid dividends to (but not including) the payment date.

               Conversion Rights

               Each holder of convertible preferred stock will have the right, at the holder's option, to convert any or all shares of convertible preferred stock into New Sealed Air common stock at any time at a conversion price (subject to customary antidilution adjustments) of $56.525 per share of underlying common stock of New Sealed Air. Accordingly, each share of convertible preferred stock will be convertible into 0.8845644 shares of New Sealed Air common stock, subject to certain adjustments. Cash will be paid in lieu of any fractional shares. If the convertible preferred stock is called for redemption, the conversion right with respect to the called shares of convertible preferred stock will terminate at the close of business on the business day preceding the redemption date.

Transfer Agent and Registrar

               First Chicago Trust Company of New York will be the transfer agent and registrar for the New Sealed Air common and convertible preferred stock.

Stock Exchange Listing; Delisting and Deregistration of Sealed Air Common Stock

               It is a condition to the Merger that the shares of New Sealed Air common and convertible preferred stock to be issued in the Recapitalization and Merger must be approved for listing on the New York Stock Exchange prior to the Effective Time, subject to official notice of issuance. If the Merger is consummated, Sealed Air common stock will cease to be listed on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended.


                     COMPARISON OF STOCKHOLDER RIGHTS

General

               The rights of Sealed Air stockholders are currently governed by Delaware Law, the Sealed Air Charter and the bylaws of Sealed Air (the "Sealed Air Bylaws"). The rights of Grace's stockholders are currently governed by the Delaware Law, the Grace Charter and the by-laws of Grace (the "Grace By-laws"). As a condition to the Merger and as a transaction contemplated by the Merger Agreement, Grace's stockholders have been asked to approve and adopt the New Sealed Air Charter (for further information concerning the Grace Charter Proposal, see "The New Sealed Air Charter" on page 37). Also, following the Merger, the New Sealed Air Board will repeal the Grace By-laws and adopt the New Sealed Air Bylaws.

               Accordingly, following the Merger, the rights of Sealed Air stockholders and Grace stockholders who become stockholders of New Sealed Air in the Merger will be governed by Delaware Law, the New Sealed Air Charter and the New Sealed Air Bylaws. The following is a summary of the principal differences between the current rights of Grace stockholders and those of New Sealed Air stockholders following the Merger. Because the New Sealed Air Charter and Bylaws are substantially the same as the Sealed Air Charter and Bylaws, the rights of Sealed Air's stockholders will not substantially change. To the extent Sealed Air's stockholders will have different rights following the Merger, the differences are also summarized below.

               The following discussions are not intended to be complete and are qualified by reference to Delaware Law, the Sealed Air Charter, the Sealed Air Bylaws, the Grace Charter, the Grace By-laws and the proposed New Sealed Air Charter. Copies of the Sealed Air Charter, the Sealed Air Bylaws, the Grace Charter and the Grace By-laws are incorporated by reference herein and will be sent to Sealed Air and Grace stockholders upon request. See "Where You Can Find More Information" on page 100. The form of the New Sealed Air Charter is attached as Annex E to this Joint Proxy Statement/Prospectus. The New Sealed Air Bylaws will be substantially the same as the Sealed Air Bylaws.

               Following the Spin-off, the rights of New Grace stockholders will be governed by Delaware Law, the Certificate of Incorporation of New Grace and the by-laws of New Grace, which are described in the New Grace Information Statement.

Comparison of Current Sealed Air Stockholder Rights and Current Grace Stockholder Rights with the Rights of New Sealed Air Stockholders Following the Merger

               The rights of Sealed Air stockholders under the Sealed Air Charter and Sealed Air Bylaws prior to the Merger, and the rights of Grace stockholders under the Grace Charter and Grace By-laws prior to the Merger, will be substantially the same as the rights of New Sealed Air stockholders (including Sealed Air's stockholders and Grace stockholders who become New Sealed Air's stockholders as a result of the Merger) under the New Sealed Air Charter and New Sealed Air Bylaws after the Merger, with the following principal exceptions.

               Authorized Capital Stock. The authorized capital stock of Grace consists of 300 million shares of common stock and 53 million shares of preferred stock, par value $0.01 per share. The authorized capital stock of Sealed Air consists of 125 million shares of common stock, par value $0.01 per share, and 1 million shares of preferred stock, no par value. The authorized capital of New Sealed Air will be 400 million shares of common stock and 50 million shares of preferred stock, each with a par value of $0.10 per share.

               Board of Directors. Under the New Sealed Air Bylaws and the Sealed Air Bylaws, the number of directors may be fixed by an ordinary resolution of the board of directors, which requires a majority vote by a quorum of directors. A quorum is a majority of all directors in office at the time. The New Sealed Air Board will not be classified, and directors will have one-year terms. There will be no age limitation and no for-cause requirement for removing directors.

               Under the Grace Charter and the Grace By-laws, the number of directors is fixed by resolution adopted by a majority of the entire board of directors, counting vacancies towards the total number of directors required for a majority. The board is divided into three classes, with each class having a staggered three-year term, and, subject to certain exceptions, no person may be nominated for election as a director after reaching age 70 or if such nominee would reach age 70 during his or her term. In accordance with Delaware Law, directors may not be removed by stockholders except for cause.

               Indemnification; Breach of Fiduciary Duty by Directors. The New Sealed Air Charter and the Grace Charter provide that directors of the corporation will be indemnified by the corporation to the fullest extent permitted by Delaware Law. In addition, a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for breach of the director's duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the Delaware Law, which creates liability for a director for unlawful payment of dividends and unlawful stock purchases or redemptions; or
(iv) for any transaction from which the director derives an improper personal benefit.

               The Sealed Air Charter provides that a director will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, to the full extent permitted by law.

               Interested Director or Officer Transactions. The New Sealed Air Charter and the Sealed Air Charter provide that a director or officer of the corporation may not be disqualified, by virtue of being a director or officer, from dealing or contracting with the corporation either as a vendor, purchaser or otherwise on the basis that the director or officer or any firm of which that director or officer is a member, or any corporation of which that director or officer is a stockholder, officer or director, is in any way interested in such transaction or contract, provided that such transaction or contract is or shall be authorized, ratified or approved either by a vote of (i) a majority of a quorum of the board of directors or of a committee thereof, without counting the interested director in such majority (although the interested director may be included in the quorum), or (ii) a majority of a quorum of the stockholders entitled to vote at any meeting. The New Sealed Air Charter further provides that no director or officer will be liable to the corporation for any profits realized from any transaction or contract authorized, ratified or approved by the board or stockholders solely because the director, or any firm of which the director is a member, or any corporation of which he or she is a stockholder, officer or director, was interested in such transaction or contract. Interested transactions may also be ratified or approved in any other manner permitted by law.

               The Grace Charter has no similar provision, although interested transactions are governed by Delaware Law. Delaware Law provides that transactions will not be void or voidable solely due to the conflicting interest of directors or officers, so long as the transactions are ratified or approved by the board or stockholders, in the same manner as described in the preceding paragraph. Delaware Law does not prevent corporations from enacting bylaws or policies disqualifying an interested director or officer from transacting or contracting with the company.

               Stockholder Rights Plan. Unlike Grace, Sealed Air does not have, and New Sealed Air does not currently intend to have, a stockholder rights plan.

               Grace has entered into a Rights Agreement (the "Rights Agreement") with The Chase Manhattan Bank, as rights agent. Pursuant to the Rights Agreement, Grace has issued preferred share purchase rights (each, a "Right") to Grace's stockholders. One Right trades together with each outstanding share of Grace common stock, and entitles the registered holder, among other things, to purchase hundredths of a share of Grace Series A Junior Participating Preferred Stock (the "Junior Preferred Stock") from Grace at a price per hundredth of a share equal to 50% of the then current market price for Grace common stock if a person becomes an "Acquiring Person" (as defined in the Rights Agreement) and certain other events occur. The dividend, liquidation and voting rights of the Junior Preferred Stock are designed to give a hundredth of a share of Junior Preferred Stock a value approximately equal to the value of one share of Grace common stock. The Rights are redeemable by Grace in whole, but not in part, at $0.01 per Right. The Rights expire in 2006.

               It is a condition to the Merger that the Grace Board must take such action as shall be required to render the Rights inapplicable to the Reorganization and Merger, and to terminate or redeem the Rights at or prior to the Effective Time.

               Inspection of Books and Accounts. Under the New Sealed Air Charter and the Sealed Air Charter, the board of directors or the bylaws may determine the conditions under which stockholders may inspect the books and accounts of the corporation. Under the Grace Charter, the Grace Board may determine when, where and under what other conditions stockholders may inspect the books and accounts of the corporation. Stockholders only have such rights of inspection to the extent required by law, and additional rights may only be provided through a charter amendment.

               Stockholder Proposals. No notice procedures are designated in the New Sealed Air Charter or Bylaws or the Sealed Air Charter or Bylaws for stockholder proposals.

               Under the Grace By-laws, stockholder proposals at annual meetings may only be made by a stockholder of record at the time of the giving of the notice for the meeting who is eligible to vote at the meeting and who follows the notice procedures set forth in the Grace By-laws. The notice procedures require the stockholder to notify the Secretary of Grace in writing of his or her nominations for directors or other business to be brought before the annual meeting. The stockholder notice to the Secretary must be delivered between 60 and 90 days before the anniversary of the prior year's annual meeting, unless the annual meeting will be held more than 30 days before or 60 days after the date of the prior year's annual meeting, in which case the notice must be delivered between 60 and 90 days before the date of the annual meeting, or by the 10th day following public announcement of the date of the annual meeting. Such stockholder notice must set forth, as applicable, information concerning the persons to be nominated as directors, a description of the business to be brought before the annual meeting, the name and address of the stockholder or beneficial owner giving the notice, and share ownership information. Under similar notice procedures, stockholders may also nominate persons for election to the board when elections are called for at special meetings of the stockholders.

               Special Meetings of Stockholders. Under the New Sealed Air Bylaws and the Sealed Air Bylaws, special meetings of the stockholders may be called by the Chairman of the Board, by the Chief Executive Officer, by resolution of the Board of Directors, or by the request in writing of stockholders owning a majority of the entire capital stock issued and outstanding and entitled to vote.

               Under the Grace By-laws, special meetings of stockholders may only be called by the Chairman of the Board of Directors, the President or the Board of Directors pursuant to a resolution adopted by a majority of the entire board of directors, counting vacancies towards the total number of directors required for a majority.

               Stockholder Action by Written Consent. The New Sealed Air Charter and the Sealed Air Charter permit stockholders to act by written consent on any corporate action on which a vote of stockholders at a stockholder meeting is required or permitted. The written consent for such action must be signed by holders of at least a majority of the stock that would have been entitled to vote upon such corporate action if a meeting were held, or higher minimum percentage approval, if required by the New Sealed Air Charter or by statute for the proposed corporate action. All stockholders must be given prompt notice of any corporate action taken that was authorized without a meeting and by less than unanimous written consent.

               Under the Grace Charter, stockholder action may not be taken by written consent.

               Amendment of Corporate Charter and Bylaws. Any amendment to the New Sealed Air Charter and the Sealed Air Charter requires approval by a majority of the board and the holders of at least a majority of the voting power of the issued and outstanding stock entitled to vote thereon. Any amendment of the New Sealed Air Bylaws or the Sealed Air Bylaws will require either the approval by the majority of the entire board of directors or the approval of a majority of all the stock issued and outstanding and entitled to vote thereon. The board of directors may amend any bylaw adopted by the stockholders, but the stockholders may specify that certain provisions of the bylaws may not be amended by the board of directors. The New Sealed Air Charter and Sealed Air Charter do not require that any charter amendment be approved by more than a majority of the voting power of the issued and outstanding stock entitled to vote.

               Generally, any amendment of the Grace Charter requires approval by a majority of the entire board of directors, counting vacancies toward the total number of directors required for a majority, and the holders of a majority of the voting power of the issued and outstanding stock entitled to vote thereon. Any amendment of the Grace By-laws requires either the approval of the majority of a quorum of the board of directors, a quorum being a majority of the entire board of directors, counting vacancies toward the total number of directors, or the approval of 80% of the voting power of the issued and outstanding stock entitled to vote thereon ("Supermajority Approval"). The Grace Charter requires Supermajority Approval for three types of amendments to the charter: (i) those amending, repealing or adopting provisions inconsistent with the charter provision requiring Supermajority Approval for stockholder amendment to the bylaws, (ii) those amending, repealing or adopting provisions inconsistent with the charter provision prohibiting stockholder action by written consent; and (iii) those amending, repealing or adopting provisions inconsistent with Article VIII of the Grace Charter. Article VIII provides that
(a) the number of directors may be changed from time to time and in the manner prescribed in the Grace By-laws; (b) the election of directors need not be by written ballot unless the Grace By-laws so require; (c) the board must be classified into three classes, with each class holding a staggered three-year term; and (d) any director may be removed from office at any time by the stockholders, but only for cause.

               Compromise or Arrangement Between Corporation and Creditors or Stockholders. The New Sealed Air Charter and the Sealed Air Charter incorporate the provisions described in Section 102(b)(2) of the Delaware Law, which provides for compromises or arrangements between the corporation and its creditors or stockholders. Section 102(b)(2) states that whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or any of its creditors or stockholders or on the application of any receiver or receivers appointed for the corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the reorganization shall, if sanctioned by the court to which the application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

               The Grace Charter does not incorporate Section 102(b)(2) of the Delaware Law.

               Certain Rights Under the New Sealed Air Charter if the Grace Special Charter Proposal is Not Approved. If the Grace Special Charter Proposal is not approved, the Supermajority Provisions will not be repealed. In this case, the stockholder rights under the New Sealed Air Charter would differ from the rights described above in the following respects:

               (1) Instead of having annual terms, the directors of New Sealed
                   Air would be divided into three classes, with each class having a staggered three-year term.

               (2) Stockholder action by written consent would not be permitted.

               (3) Stockholder amendments to the New Sealed Air Bylaws would require Supermajority Approval.

               (4) Supermajority Approval would be required to amend, repeal or adopt any charter provisions inconsistent with the charter provisions providing for (1), (2) and (3) above.


                               LEGAL MATTERS

               The validity of the New Sealed Air common stock and convertible preferred stock to be issued to Sealed Air's stockholders and Grace's stockholders in the Recapitalization and Merger will be passed upon by Wachtell, Lipton, Rosen & Katz, special counsel to Grace, located at 51 West 52nd Street, New York, New York 10019. It is a condition to the consummation of the Merger that Sealed Air receive an opinion from Davis Polk & Wardwell, located at 450 Lexington Avenue, New York, New York 10017, with respect to the tax treatment of the Merger and that Grace receive an opinion from Wachtell, Lipton, Rosen & Katz with respect to the tax treatment of the Reorganization. See "The Reorganization and Merger--Certain United States Federal Income Tax Consequences" and "The Distribution and Merger Agreements--Conditions to the Reorganization and Merger" on pages 34 and 74, respectively.


                                  EXPERTS

               The Grace Packaging special-purpose combined financial statements included in this Joint Proxy Statement/Prospectus have been audited by Price Waterhouse LLP, independent certified public accountants, as set forth in their report thereon (which includes explanatory paragraphs describing the purpose of presenting the Grace Packaging special-purpose combined financial statements), which is included herein. The consolidated financial statements and financial statement schedule of Grace and its subsidiaries incorporated in this Joint Proxy Statement/ Prospectus by reference to the Grace 10-K have also been audited by Price Waterhouse LLP, independent certified public accountants, as set forth in their report thereon, which is incorporated herein by reference. The Grace Packaging special-purpose combined financial statements and the consolidated financial statements and financial statement schedule of Grace and its subsidiaries are included or incorporated herein by reference in reliance upon such reports, given upon the authority of such firm as experts in accounting and auditing.

               The consolidated financial statements and financial statement schedule of Sealed Air and its subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated in this Joint Proxy Statement/Prospectus by reference to the Sealed Air 10-K, have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of such firm as experts in accounting and auditing.


                       FUTURE STOCKHOLDER PROPOSALS

               If the Merger is consummated, New Sealed Air expects to hold an annual meeting of stockholders in the second or third quarter of 1998. Stockholder proposals intended to be included in New Sealed Air's proxy materials for the 1998 annual meeting of stockholders must be received by New Sealed Air a reasonable time before the solicitation of proxies for the meeting is made. If the merger is not consummated, Sealed Air expects to hold an annual meeting of stockholders in the second quarter of 1998. Any Sealed Air stockholder who intended to submit a proposal for inclusion in the proxy materials for the 1998 annual meeting of Sealed Air was required to submit such proposal to the Secretary of Sealed Air by November 26, 1997.

               Due to the contemplated consummation of the Merger, neither Grace (as it currently exists) nor New Grace intends to hold a 1998 annual meeting of stockholders. New Grace's 1999 annual meeting of stockholders is expected to be held in May 1999. Any New Grace stockholder who intends to submit a proposal for inclusion in the proxy materials for the 1999 annual meeting must submit such proposal to the Secretary of New Grace by December 8, 1998.

               SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement for an annual meeting.


                    WHERE YOU CAN FIND MORE INFORMATION

               Sealed Air and Grace file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the world wide web site maintained by the SEC at "http://www.sec.gov".

               Grace has filed the New Sealed Air Registration Statement on Form S-4 with the SEC to register the New Sealed Air common and convertible preferred stock to be issued in the Merger and Recapitalization. This Joint Proxy Statement/Prospectus is a part of the New Sealed Air Registration Statement and constitutes a prospectus of Grace/New Sealed Air in addition to being a proxy statement of Grace and Sealed Air for the Special Meetings. In addition, Grace has filed the New Grace Registration Statement on Form 10 with the SEC to register the New Grace common stock to be distributed to Grace's stockholders in the Spin-off. The New Grace Information Statement is a part of the New Grace Registration Statement. The New Grace Information Statement is being furnished to Grace stockholders as supplemental proxy material.

               As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the New Sealed Air Registration Statement or the exhibits to the New Sealed Air Registration Statement. Similarly, the New Grace Information Statement does not contain all the information that stockholders can find in the New Grace Registration Statement or the exhibits to the New Grace Registration Statement.

               The SEC allows us to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC. These documents contain important information about our companies and their finances.

Sealed Air SEC Filings
(File No. 1-7834)                   Period
---------------------------------   -------------------------------------------
Annual                              Report on Form 10-K Year ended December 31,
                                    1996 (amended by Form 10-K/A filed on March
                                    26, 1997)

Quarterly                           Reports on Form 10-Q Quarters ended March
                                    31, 1997, June 30, 1997, and September 30,
                                    1997

Current                             Report on Form 8-K Filed on August 18, 1997
                                    (amended by Form 8-K/A filed on August 21,
                                    1997)

Description of convertible          Filed on August 21, 1997
preferred stock as set forth in
Form 8-K/A

Description of Sealed Air           Filed on May 1, 1979
common stock as set forth in
Registration Statement on
Form 8-A

Proxy Statement on Schedule 14A     Filed on March 26, 1997
for 1997 Annual Meeting



Grace SEC Filings
(File No. 1-12139)                  Period
---------------------------------   --------------------------------------------
Annual Report on Form 10-K          Year ended December 31, 1996

Quarterly Reports on
Form 10-Q                           Quarters ended March 31, 1997, June 30,
                                    1997, and September 30, 1997

Current                             Reports on Form 8-K Filed on January 8,
                                    1997, February 14, 1997, March 4, 1997,
                                    March 12, 1997, May 1, 1997, August 5, 1997,
                                    August 18, 1997 (amended by Form 8-K/A filed on August 21, 1997), October 17, 1997,
                                    November 4, 1997 and February 9, 1998.

Description of Grace common         Filed on August 2, 1996
stock as set forth in
Registration Statement on
Form S-1 (Registration
No. 333-09495)

Proxy Statement on Schedule         Filed on April 7, 1997
14A for 1997 Annual Meeting


               We are also incorporating by reference additional documents that we file with the SEC between the date of this Joint Proxy Statement/Prospectus and the dates of the Special Meetings.

               Sealed Air has supplied all information contained or incorporated by reference in this Joint Proxy Statement/

Prospectus relating to Sealed Air, and Grace has supplied all such information relating to Grace and Grace Packaging.

               If you are a stockholder, we may have sent you some of the documents that are incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Joint Proxy Statement/Prospectus. Stockholders may obtain documents that we referred to or that we incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

            Sealed Air Corporation             W. R. Grace & Co.
            Park 80 East                       One Town Center Road
            Saddle Brook, New Jersey 07663     Boca Raton, Florida 33486
            Tel: (800) 350-9512                Tel: (800) 354-8917


               If you would like to request documents from us, please do so by March 13, 1998 to receive them before the Special Meetings.

               You should rely only on the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus to vote on the Sealed Air Merger Proposal and the Grace Proposals. We have not authorized anyone to provide you with information that is different from what is contained in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated February 13, 1998. You should not assume that the information contained in this Joint Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of this Joint Proxy Statement/Prospectus to stockholders nor the issuance of New Sealed Air common and convertible preferred stock in the Recapitalization and Merger shall create any implication to the contrary.



                           LIST OF DEFINED TERMS

Term                            Page

Acquiring Person.................96
Acquisition Proposal.............73
Antitrust Division...............36
Base Case........................42
Base Rate........................80
Bemis............................47
Borrowers........................80
Cash Transfer....................26
Code.............................34
Common Consideration.............70
Comparable Companies.............47
Conservative Case................42
Credit Suisse First Boston.......28
DCF..............................42
Delaware Law.....................36
Distribution Agreement...........26
Distribution Date................69
DLJ Opinion......................28
DLJ..............................28
EBITDA...........................41
Effective Time...................27
Engelhard........................48
EPS..............................42
Equitable Companies..............87
Expected Efficiencies............45
Fidelity.........................88
Financial Advisors Engagement
  Letters........................49
FMR..............................88
FTC..............................36
Grace 10-K......................100
Grace By-laws....................95
Grace Financial Advisors.........39
Grace Merger Proposal............84
Grace New York...................21
Grace Packaging...................1
Grace Proposals..................84
Grace Record Date................84
Grace Share Price................71
Grace Special Charter Proposal...84
Higher Offer.....................73
HSR Act..........................36
IBES.............................47
Index Companies..................48
Intellectual Property Licenses...79
IRS..............................23
Janus............................88
Junior Preferred Stock...........96
Junior Securities................91
Letter of Credit.................69
LIBOR............................80
Liquidation Value................92
London Interbank Offered Rate....80
Long-Term Facility...............80
Merger Agreement.................26
Merger...........................26
Merrill Lynch....................28
Net Increase in Sealed Air
   Shares........................70
Net Option Number................70
New Credit Agreements............80
New Grace Registration
   Statement.....................73
New Sealed Air Bylaws............90
New Sealed Air Charter...........37
New Sealed Air Ratio.............71
New Sealed Air Registration
   Statement.....................73
Option Shares....................70
Other Agreements.................79
Outstanding Grace Shares.........70
P/E Multiples....................47
Parity Securities................91
Preferred Consideration..........70
Public Debt......................69
Recapitalization.................26
Record Date......................70
Reorganization...................27
Rights Agreement.................96
Right............................96
Sealed Air 10-K..................52
Sealed Air Bylaws................95
Sealed Air Charter...............37
Sealed Air Merger Proposal.......83
Sealed Air Record Date...........84
Securities Act...................24
SEC..............................23
Senior Securities................92
Shared Facilities
   Agreements....................79
Shared Facilities................79
Short-Term Facility..............80
Specialty Chemical
   Comparable Companies..........40
Specialty Packaging
   Comparable Companies..........40
Spin-off.........................26
Supermajority Approval...........98
Supermajority Provisions.........36
Synergies........................40
Tax Sharing Agreement............78
Transaction Agreements...........26
Transaction Fee..................49



                       INDEX TO FINANCIAL STATEMENTS
                     AND FINANCIAL STATEMENT SCHEDULES

                                                                                                                Page
W. R. GRACE & CO. -- GRACE PACKAGING                                                                            ----

Special-Purpose Combined Financial Statements
      Special-Purpose Report of Independent Certified Public Accountants...................................     F-2
      Special-Purpose Combined Statement of Earnings for the years ended December 31, 1996, 1995
           and 1994........................................................................................     F-3
      Special-Purpose Combined Balance Sheet at December 31, 1996 and 1995.................................     F-4
      Special-Purpose Combined Statement of Cash Flows for the years ended December 31, 1996,
           1995 and 1994...................................................................................     F-5
      Notes to Special-Purpose Combined Financial Statements...............................................     F-6

Unaudited Special-Purpose Combined Interim Financial Statements
      Special-Purpose Combined Interim Statement of Earnings for the nine months ended September
           30, 1997 and 1996...............................................................................     F-23
      Special-Purpose Combined Interim Balance Sheet at September 30, 1997.................................     F-24
      Special-Purpose Combined Interim Statement of Cash Flows for the nine months ended
           September 30, 1997 and 1996.....................................................................     F-25
      Notes to Special-Purpose Combined Interim Financial Statements.......................................     F-26


    Special-Purpose Report of Independent Certified Public Accountants

November 3, 1997

To the Board of Directors and Shareholders of
W. R. Grace & Co.

               We have audited the accompanying special-purpose combined balance sheet of W. R. Grace & Co. and its packaging business, excluding the Darex Container Products business (the "Company"), as of December 31, 1996 and 1995, and the related special-purpose combined statements of earnings and cash flows for each of the three years in the period ended December 31, 1996. These special-purpose combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the special-purpose combined financial statements based on our audits.

               We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the special-purpose combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

               The accompanying special-purpose combined financial statements were prepared on the basis of presentation described in Note 1, and are not intended to be a complete presentation of the consolidated assets, liabilities, revenues and expenses of W. R. Grace & Co.

               As disclosed in Note 14 to the accompanying special-purpose combined financial statements, the packaging business has engaged in various transactions and relationships with affiliated entities. The terms of these transactions may differ from those that would result from transactions among unrelated parties.

               In our opinion, the accompanying special-purpose combined financial statements audited by us present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1995, and its earnings and cash flows for each of the three years in the period ended December 31, 1996 pursuant to the basis of presentation described in Note 1, in conformity with generally accepted accounting principles.

Price Waterhouse LLP
Ft. Lauderdale, Florida


                             W. R. Grace & Co.
                              Grace Packaging
              SPECIAL-PURPOSE COMBINED STATEMENT OF EARNINGS
                          (Dollars in thousands)

                                                                    1996            1995            1994
                                                                ------------    ------------    ------------
Net sales...................................................      $1,741,602      $1,705,642      $1,428,459
Cost of sales...............................................       1,151,006       1,078,100         883,146
                                                                ------------    ------------    ------------
      Gross profit..........................................         590,596         627,542         545,313
Marketing, administrative and development expenses..........         342,149         361,735         301,943
Restructuring costs and asset impairments...................          74,947          17,745           6,021
                                                                ------------    ------------    ------------
      Operating profit......................................         173,500         248,062         237,349
Other expenses, net.........................................           3,678          12,589           9,597
                                                                ------------    ------------    ------------
Earnings before income taxes................................         169,822         235,473         227,752
Income taxes................................................          69,992          94,581          88,241
                                                                ------------    ------------    ------------
      Net earnings..........................................         $99,830        $140,892        $139,511
                                                                ============    ============    ============

 See accompanying Notes to Special-Purpose Combined Financial Statements.


                             W. R. Grace & Co.
                              Grace Packaging
                  SPECIAL-PURPOSE COMBINED BALANCE SHEET
                          (Dollars in thousands)

                                  December 31,
                                                                                        -----------------------------
                                                                                            1996             1995
                                                                                        ------------     ------------
Assets
Current Assets
      Cash and cash equivalents.....................................................    $       --       $       --
      Notes and accounts receivable, net of allowances for doubtful accounts of
           $5,734 in 1996 and $4,259 in 1995........................................         262,392          223,577
      Inventories...................................................................         219,311          253,211
      Deferred income taxes.........................................................          22,409           17,204
      Other current assets..........................................................          10,981           10,859
                                                                                        ------------     ------------
           Total Current Assets.....................................................         515,093          504,851

      Properties and equipment, net.................................................       1,121,762          918,968
      Goodwill, less accumulated amortization of $88 in 1996 and $1,596 in 1995.....           8,650            6,732
      Deferred income taxes.........................................................             956              473
      Other assets..................................................................          56,427           46,336
                                                                                        ------------     ------------
           Total Assets.............................................................      $1,702,888       $1,477,360
                                                                                        ============     ============

Liabilities and Equity
Current Liabilities
      Accounts payable..............................................................        $130,855         $140,652
      Other current liabilities.....................................................         106,655           74,594
                                                                                        ------------     ------------
           Total Current Liabilities................................................         237,510          215,246

Other liabilities...................................................................          83,588           88,152
                                                                                        ------------     ------------
           Total Liabilities........................................................         321,098          303,398
                                                                                        ------------     ------------
Commitments and contingencies (Notes 7 and 15)

Equity
      Equity........................................................................       1,428,925        1,227,613
      Cumulative translation adjustments............................................         (47,135)         (47,265)
      Adjustment for minimum pension liability (inclusive of tax benefit)...........              --           (6,386)
                                                                                        ------------     ------------
           Total Equity.............................................................       1,381,790        1,173,962
                                                                                        ------------     ------------
                Total Liabilities and Equity........................................      $1,702,888       $1,477,360
                                                                                        ============     ============

 See accompanying Notes to Special-Purpose Combined Financial Statements.


                             W. R. Grace & Co.
                              Grace Packaging
             SPECIAL-PURPOSE COMBINED STATEMENT OF CASH FLOWS
                          (Dollars in thousands)

                                                                                1996           1995           1994
                                                                             ----------     ----------     ----------
Cash Flows from Operating Activities:
Net earnings.............................................................    $   99,830     $  140,892     $  139,511
Adjustments to reconcile net earnings to cash provided by operating activities:
      Depreciation and amortization of property and equipment............        90,914         75,578         58,165
      Other depreciation and amortization................................         3,466          4,779          3,759
      Restructuring......................................................        47,947         11,145          6,021
      Asset impairment...................................................        27,000          6,600             --
      Deferred tax provisions............................................        (9,754)        (8,838)         1,520
      Net (gain)/loss on disposals of property and equipment.............          (929)         2,071          2,056
      Changes in operating assets and liabilities, net of assets and liabilities acquired
           Notes and accounts receivable.................................       (36,758)       (25,506)       (59,574)
           Inventories...................................................        38,784        (43,516)       (21,712)
           Other current assets..........................................           507          3,784         (2,775)
           Other assets..................................................       (22,754)       (14,765)        (6,280)
           Accounts payable..............................................       (18,761)        (7,892)        41,065
           Other accrued liabilities.....................................       (16,550)         1,301         18,020
           Other liabilities.............................................         4,659         11,046           (690)
                                                                             ----------     ----------     ----------
                Net cash provided by operating activities................       207,601        156,679        179,086
                                                                             ----------     ----------     ----------
Cash Flows from Investing Activities:
Capital expenditures for property and equipment..........................      (294,503)      (293,272)      (185,940)
Proceeds from sales of property and equipment............................         1,457            246            680
Businesses acquired in purchase transactions, net of cash acquired
      and debt assumed...................................................       (16,037)            --         (7,090)
                                                                             ----------     ----------     ----------
           Net cash used in investing activities.........................      (309,083)      (293,026)      (192,350)
                                                                             ----------     ----------     ----------
Cash Flows from Financing Activities:
Principal payments on long-term debt.....................................            --             --        (28,811)
Net advances from W. R. Grace & Co.-Conn.................................       101,482        136,347         42,075
                                                                             ----------     ----------     ----------
           Net cash provided by financing activities.....................       101,482        136,347         13,264
                                                                             ----------     ----------     ----------
Effect of exchange rate changes on cash and cash equivalents.............            --             --             --
Cash and Cash Equivalents:
Net change during the period.............................................            --             --             --

Balance, beginning of period.............................................    ----------     ----------     ----------
Balance, end of period...................................................    $       --     $       --     $       --
                                                                             ==========     ==========     ==========
Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for income taxes...............................    $   79,746      $ 103,419      $  86,721
                                                                             ==========     ==========     ==========
Debt assumed on acquisition of business                                      $       --      $      --      $  28,811
                                                                             ==========     ==========     ==========

 See accompanying Notes to Special-Purpose Combined Financial Statements.


                     W. R. GRACE & CO. Grace Packaging
          NOTES TO SPECIAL-PURPOSE COMBINED FINANCIAL STATEMENTS
               (Dollars in thousands, except per share data)

Note 1. Basis of Presentation

               General. W. R. Grace & Co. ("WRG"), through its subsidiaries, is a leading manufacturer of packaging and specialty chemicals. The assets and liabilities of WRG's packaging and specialty chemicals businesses are currently owned by W. R. Grace & Co.-Conn. ("Grace Specialty Chemicals"), a direct wholly owned subsidiary of WRG, and its subsidiaries.

               In August 1997, WRG and Sealed Air Corporation ("Sealed Air") entered into a definitive agreement ("Merger Agreement," and, together with related agreements, "Transaction Agreements") to combine WRG's packaging business, excluding the Darex Container Products business, with the business of Sealed Air. Under the Transaction Agreements, WRG will separate its packaging business and its specialty chemicals businesses into two separate groups of subsidiaries (the "Separation"); WRG will contribute the stock of Grace Specialty Chemicals to another wholly owned subsidiary, which will be renamed "W. R. Grace & Co." ("New Grace"), and will spin off New Grace to WRG's shareholders (the "Spin-off"); WRG (which, after the Spin-off, will own only WRG's packaging business) will be recapitalized (the "Recapitalization"); and a subsidiary of WRG will merge with Sealed Air (the "Merger"). The Separation, Spin-off and Recapitalization are collectively referred to as the "Reorganization". Upon consummation of the Reorganization and Merger, WRG will be renamed "Sealed Air Corporation" ("New Sealed Air").

               The special-purpose combined financial statements of WRG and its packaging business, excluding the Darex Container Products business ("Grace Packaging," and, together with WRG, the "Company"), have been prepared pursuant to Section 6.7(a) of the Merger Agreement, and exclude all the assets, liabilities (including contingent liabilities), revenues and expenses of WRG other than the assets, liabilities, revenues and expenses of Grace Packaging. As used herein, "Grace" refers to the consolidated businesses of W. R. Grace & Co. prior to the consummation of the Reorganization.

               Grace Packaging is Grace's largest product line and includes the following trademarked products: Cryovac([Registered]) flexible packaging systems, Formpac[Trademark] rigid foam trays, and Omicron[Trademark] rigid plastic cups and tubs. Grace Packaging is primarily engaged in producing flexible packaging materials used in food processing and industrial and consumer products, as well as packaging equipment.

               Basis of Combination. The special-purpose combined financial statements have been prepared using Grace's historical basis of accounting and include the assets, liabilities, revenues, expenses and related taxes on income of Grace Packaging previously included in the consolidated financial statements of Grace, and, as such, include certain assets and liabilities of Grace Packaging that will be retained by New Grace following the Reorganization, as contemplated by the Transaction Agreements. Additionally, in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 55 ("SAB 55"), the special-purpose combined financial statements have been adjusted to include certain expenses incurred by Grace on behalf of Grace Packaging. See Note 14 for a discussion of these corporate allocations.

               The special-purpose combined financial statements do not include an allocation of Grace's debt and related interest expense (except for interest capitalized as a component of properties and equipment). Therefore, the special-purpose combined financial statements may not necessarily reflect the financial position and results of operations that would have occurred had Grace Packaging been a stand-alone entity on the dates, and for the periods, indicated. All transactions between and among Grace Packaging entities have been eliminated.

               The special-purpose combined financial statements also exclude dividends paid by Grace to its shareholders, as the obligation to pay such dividends was incurred by Grace and not by Grace Packaging on a stand-alone basis. See Note 12 for a discussion of equity.

Note 2. Summary of Significant Accounting Policies

               Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities (including contingent assets and liabilities) at the dates of the special-purpose combined financial statements and the reported revenues and expenses during the periods presented. Actual amounts could differ from those estimates.

               Financial Instruments. Gains and losses on contracts that hedge firmly committed foreign currency transactions are deferred and recorded in income or as adjustments of carrying amounts in the period in which the related transactions are consummated.

               Inventories. Inventories are stated at the lower of cost or market. The costs of most U.S. inventories are determined on a last-in, first-out ("LIFO") basis, while the costs of other inventories are determined on a first-in, first-out ("FIFO") basis.

               Properties and Equipment. Properties and equipment are stated at cost, except for properties and equipment that have been impaired, for which the carrying amount is reduced to estimated fair value. Significant improvements are capitalized; repairs and maintenance costs that do not extend the lives of the assets are charged to expense as incurred. The cost and accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and any resulting gain or loss is included in income when the assets are disposed of.

               The cost of properties and equipment is depreciated over estimated useful lives on a straight-line basis as follows: buildings - 20 to 40 years, and machinery and other property and equipment - three to 20 years.

               Goodwill and Other Intangible Assets. Goodwill arises from certain purchase transactions and is amortized on a straight-line basis, generally over 40 years; other intangible assets are amortized over their estimated lives on a straight-line basis.

               Impairment of Long-Lived Assets. In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews the carrying value of its assets for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be fully recoverable. The Company considers various valuation factors, including discounted cash flows, fair values and replacement costs, to assess any impairment of goodwill and other long-lived assets.

               Stock-Based Compensation. The Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123"), in 1996. As permitted by SFAS No. 123, the Company continues to follow the measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting For Stock Issued to Employees," and does not recognize stock compensation expense with respect to its stock-based incentive plans, because it is the Company's practice to grant options at an exercise price that is equal to the market value of the Company's stock on the grant date.

               Foreign Currency Translation. The Company follows the provisions of Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" ("SFAS No. 52"). In locations that are not considered highly inflationary under SFAS No. 52, the local currency is considered to be the functional currency. As a result, the balance sheets of the Company's foreign operations are translated at the current exchange rate and statements of earnings are translated at the average exchange rate during the applicable period (except where a country has a highly inflationary economy). Assets and liabilities of the Company's operations in countries with highly inflationary economies are translated at the current exchange rate, except that properties and equipment and inventories are translated at historical exchange rates. Items included in statements of earnings of the Company's operations in countries with highly inflationary economies are translated at average rates of exchange prevailing during the period, except that depreciation and costs of sales are translated at historical rates.

               Income Taxes. The Company's U.S. operations are included in Grace's U.S. federal and state income tax returns. Grace's consolidated income tax provision has generally been allocated to the Company as if the Company filed separate income tax returns. The allocated current provision is settled with Grace on a current basis. No liability for potential future income tax assessments relating to prior years is included in the special-purpose combined financial statements.

               Deferred tax assets and liabilities are recognized with respect to the future tax consequences attributable to differences between the financial statement amounts for existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. A valuation allowance is provided when it is more likely than not that all or some portion of a deferred tax asset will not be realized. Deferred tax liabilities or assets at the end of each period are determined using the tax rates then in effect.

               Research and Development. Research and development costs are expensed as incurred and amounted to $42,255, $36,926 and $33,727 in 1996, 1995 and 1994, respectively, including corporate allocations. See Note 14 for further information.

               Other Expenses, Net. Other expenses, net consists primarily of losses on the sale of receivables (see Note 5), realized foreign exchange gains and losses, gains and losses on the disposal of fixed assets and equity interest in the gains and losses of affiliated companies.

               Earnings per Share. For the periods presented, the Company was a business unit of Grace and did not have a separate identifiable capital structure upon which a calculation of earnings per share could be based. Historical earnings per share of Grace Packaging calculated on an equivalent share basis (i.e., using the weighted average number of shares of WRG common stock outstanding) were $1.09, $1.47 and $1.49 for the years ended December 31, 1996, 1995 and 1994, respectively. The equivalent earnings per share of Grace Packaging are not necessarily indicative of the results that would have occurred had Grace Packaging been a stand-alone entity for the periods presented.

               The weighted average number of common shares used to compute equivalent earnings per share amounts were 92.0 million for 1996, 95.8 million for 1995 and 93.9 million for 1994.

Note 3. Acquisitions

               In 1996, the Company acquired Cypress Packaging, Inc., a U.S. manufacturer of flexible packaging primarily for the retail pre-cut produce market segment, for net cash consideration of $16,838. In 1994, the Company acquired Schur Multiflex, a manufacturer of laminated packaging products, for $32,687 (including assumed debt). These transactions have been accounted for as purchases and resulted in goodwill of $8,738 in 1996 and $7,103 in 1994.

Note 4. Other Balance Sheet Items

        The Company's other balance sheet items consist of the following:


                                  December 31,
                                                          --------------------
                                                            1996        1995
                                                          --------    --------

Inventories (at FIFO, which approximates current cost):
      Raw materials....................................    $40,853     $48,996
      Work in process..................................     54,781      59,155
      Finished goods...................................    140,908     162,804
                                                          --------    --------
                                                           236,542     270,955
Reduction of certain inventories to LIFO basis.........    (17,231)    (17,744)
                                                          --------    --------
      Total............................................   $219,311    $253,211
                                                          ========    ========


               Inventories accounted for on a LIFO basis represented approximately 27% and 22% of total inventories at December 31, 1996 and 1995, respectively. The liquidation of prior years' LIFO inventory layers in 1996 did not materially affect the Company's results of operations.


Other Assets:
 Leased equipment, net...........................      $30,905      $11,384
 Long-term lease receivables.....................       11,086       14,075
 Investment in joint ventures and affiliates.....        4,784        5,184
 Intangible assets, net..........................        5,343        8,837
 Other...........................................        4,309        6,856
                                                      --------     --------
     Total.......................................      $56,427      $46,336


               Leased equipment consists of equipment held for lease or equipment at customer locations under no-charge operating lease arrangements. Leased equipment is recorded at cost less accumulated amortization. Amortization is calculated over a term relevant to the agreement, generally from three to 10 years.

               The Company recorded $4,832 and $5,124 of current lease receivables, and $11,086 and $14,075 in long-term lease receivables, related to sales-type lease arrangements at December 31, 1996 and 1995, respectively.

               Intangibles consist mainly of patents and licenses and non-compete agreements. Intangibles are amortized over the useful life or the shorter of the term of the related agreement or four years.

               Total amortization expense related to leased equipment and intangible assets was $3,466, $4,779 and $3,759 during the years ended December 31, 1996, 1995 and 1994, respectively.



                                                    December 31,
                                               -----------------------
                                                  1996         1995
                                               ----------    ---------

Other Current Liabilities:
      Accrued restructuring costs.............    $38,921      $12,980
      Accrued incentive compensation and
       other employee benefits................     25,993       25,486
      Accrued salaries, wages and
       related taxes..........................     16,094       11,281
      Accrued operating expenses..............     11,937       11,675
      Other...................................     13,710       13,172
                                               ----------    ---------
           Total..............................   $106,655      $74,594
                                               ==========    =========

Other Liabilities:
      Other postretirement benefits...........    $59,600      $59,400
      Long-term incentive program.............      7,100        8,100
      Pensions................................      4,200       10,700
      Statutory social security...............      3,577        3,688
      Deferred income.........................      1,636        2,076
      Other...................................      7,475        4,188
                                               ----------    ---------
           Total..............................    $83,588      $88,152
                                               ==========    =========


               Unfunded statutory social security obligations represent the present value of the Company's future social security obligations for certain eligible, active employees in France based on actuarial calculations.

               See Notes 8, 10 and 11 for information concerning restructuring, pension and other postretirement benefit obligations, respectively.

Note 5. Sale of Accounts Receivable

               During 1995, Grace entered into agreements to sell up to $120,000 of interests in designated pools of accounts receivable. At December 31, 1995, $116,000 had been received pursuant to such sales, including $47,068 relating to accounts receivable of Grace Packaging. The amounts sold have been reflected as reductions to accounts receivable. Under the terms of the agreements, new interests in accounts receivable were sold as collections reduced previously sold accounts. The losses related to such sales were expensed as incurred. These agreements were terminated as to Grace Packaging during September 1996 with no gain or loss incurred on termination.

Note 6. Income Taxes

        The components of earnings before income taxes were as follows:

                        1996          1995          1994
                     ----------    ----------    ----------
Domestic.........      $101,012      $117,100      $139,538
Foreign..........        68,810       118,373        88,214
                     ----------    ----------    ----------
    Total........      $169,822      $235,473      $227,752
                     ==========    ==========    ==========

     The components of the provision for income taxes were as follows:

                                        1996          1995          1994
                                     ---------     ---------     ---------
Current tax expense
     Federal.....................      $41,986       $46,550       $46,323
     State and local.............        7,245         9,872        10,411
     Foreign.....................       30,515        46,997        29,987
                                     ---------     ---------     ---------
          Total current..........       79,746       103,419        86,721
                                     ---------     ---------     ---------

Deferred tax (benefit)/expense
     Federal.....................       (8,891)       (8,011)         (216)
     State and local.............         (328)         (826)           33
     Foreign.....................         (535)           (1)        1,703
                                     ---------     ---------     ---------
          Total deferred.........       (9,754)       (8,838)        1,520
                                     ---------     ---------     ---------
          Total provision........      $69,992       $94,581       $88,241
                                     =========     =========     =========

        Deferred tax assets/(liabilities) consist of the following:

                                  December 31,
                                                     -----------------------
                                                        1996          1995
                                                     ---------     ---------
Reserves not yet deductible for tax purposes.....      $13,541        $5,190
Research and development expenses................       24,306        20,724
Postretirement benefits other than pensions......       20,860        20,790
Employee benefit items...........................        6,004         9,781
Capitalized inventory costs and inventory
   reserves......................................        4,367         5,768
Foreign net operating loss carryforwards
  and investment tax allowances..................       33,422        12,186
Other............................................        6,826         5,748
                                                     ---------     ---------
      Gross deferred tax assets..................      109,326        80,187
Valuation allowance..............................      (18,599)         (190)
                                                     ---------     ---------
      Total deferred tax assets..................       90,727        79,997
                                                     ---------     ---------
Depreciation and amortization....................      (52,175)      (46,656)
Capitalized interest.............................      (14,384)      (12,067)
Other............................................         (803)       (3,597)
                                                     ---------     ---------
      Total deferred tax liabilities.............      (67,362)      (62,320)
                                                     ---------     ---------
      Net deferred tax assets....................      $23,365       $17,677
                                                     =========     =========

               The U. S. federal statutory corporate tax rate reconciles to the Company's effective tax rate as follows:

                                                   1996      1995      1994
                                                  -------   -------   -------
Statutory U.S. federal tax rate................     35.0%     35.0%     35.0%
State income taxes, net of federal tax benefit.      2.4       2.3       3.0
U.S. and foreign taxes on foreign operations...      3.4       2.6      (1.1)
Other..........................................      0.4       0.3       1.8
                                                  -------   -------   -------
Effective tax rate.............................     41.2%     40.2%     38.7%
                                                  =======   =======   =======

               The Company has concluded that it is more likely than not that the remaining balance of deferred tax assets of $90,727, after consideration of the valuation allowance at December 31, 1996, will be realized based upon anticipated future results. The valuation allowance of $18,599 at December 31, 1996 has been recorded due to the uncertainty of the realization of certain foreign deferred tax assets, primarily relating to foreign investment tax allowances that arose during 1996.

               Provision has not been made for additional federal, state or foreign taxes on undistributed earnings of foreign subsidiaries. It is management's intent that these earnings will continue to be reinvested indefinitely. The distribution of these earnings would result in additional foreign withholding taxes and additional U.S. federal income taxes to the extent they are not offset by foreign tax credits. It is not practicable to estimate the total tax liability that would be incurred upon such distribution.

               At December 31, 1996, there were $39,205 of foreign net operating loss carryforwards ($15,182 tax effected) and $60,800 of investment tax allowances ($18,240 tax effected), the majority of which have no expiration period. In accordance with the Transaction Agreements, New Grace will receive cash from New Sealed Air equivalent to the tax benefit of such tax attributes as realized.

Note 7. Properties and Equipment

                                                        December 31,
                                                ----------------------------
                                                    1996             1995
                                                ------------     -----------
Land and improvements.......................         $14,940          $8,775
Buildings...................................         280,982         214,689
Machinery and equipment.....................       1,026,876         874,852
Other property and equipment................         127,512          96,884
Construction in progress....................         327,925         308,770
                                                ------------     -----------
                                                   1,778,235       1,503,970
Accumulated depreciation and amortization...        (656,473)       (585,002)
                                                ------------     -----------
     Properties and equipment, net..........      $1,121,762        $918,968
                                                ============     ===========

               Depreciation and amortization expense relating to properties and equipment amounted to $90,914, $75,578 and $58,165 in 1996, 1995 and 1994,
respectively.

               Interest cost capitalized during 1996, 1995 and 1994 was $17,650, $15,071 and $8,455, respectively.

               Leases. Future minimum payments for operating leases as of December 31, 1996 are as follows:

1997..........................................      $11,460
1998..........................................        9,534
1999..........................................        8,233
2000..........................................        6,610
2001..........................................        4,069
2002 and beyond...............................        1,906
                                                  ---------
    Total minimum payments....................      $41,812
                                                  =========

               Rental expense for operating leases was $12,036, $11,560 and $9,435 in 1996, 1995 and 1994, respectively.

Note 8. Restructuring Costs and Asset Impairments

               Restructuring Costs. The Company began implementing a worldwide program in 1995 focused on streamlining processes and reducing general and administrative expenses and factory administration costs. Under this program, the Company has continued to implement additional cost reductions and efficiency improvements, as it has further evaluated and reengineered its operations. In connection with these programs, the Company recorded restructuring charges of $47,947 in 1996 and $11,145 in 1995. These charges primarily related to headcount reductions and the restructuring of the Company's European operations (in areas such as working capital management, manufacturing and sales).

               In 1994, the Company recorded restructuring charges of $6,021 related to the closing of certain facilities in connection with efforts to reduce costs and implement efficiency improvements.

               The components of the 1996, 1995 and 1994 restructuring charges, spending and other activity during 1996, 1995 and 1994, and the remaining reserve balances at December 31, 1996 were as follows:

                                                        Employee
                                                      Termination       Plant/Office
                                                        Benefits          Closures         Other Costs      Total
                                                     -------------     -------------      ------------     --------
Restructuring provisions recorded in 1994........           $5,515             $506           $  --          $6,021
Cash payments during 1994........................           (2,678)              --              --          (2,678)
                                                     -------------     -------------      ------------     --------
      Restructuring reserve at December 31,1994..            2,837              506              --           3,343
                                                     -------------     -------------      ------------     --------
Restructuring provisions recorded in 1995........            9,845              500             800          11,145
Cash payments during 1995........................           (1,008)              --            (500)         (1,508)
                                                     -------------     -------------      ------------     --------
      Restructuring reserve at December 31, 1995.           11,674            1,006             300          12,980
                                                     -------------     -------------      ------------     --------
Restructuring provisions recorded in 1996........           41,328            4,400           2,219          47,947
Cash payments during 1996........................          (19,971)            (200)         (1,835)        (22,006)
                                                     -------------     -------------      ------------     --------
      Restructuring reserve at December 31,1996..          $33,031           $5,206            $684        $ 38,921
                                                     =============     =============      ============     ========

               Employee termination benefits primarily represent severance pay and other benefits (including benefits under long-term incentive programs paid over time) associated with the elimination of approximately 400 positions worldwide. Through December 31, 1996, approximately 250 positions had been eliminated.

               Subsequent to the Reorganization, certain restructuring obligations (for which approximately $1,900 was accrued as of December 31, 1996) will be retained by New Grace. As of the date of the Reorganization, the Company's liability with respect to such restructuring obligations retained by New Grace, including related deferred income taxes, will be reversed and accounted for as an equity contribution from Grace.

               Asset Impairments. During 1996 and 1995, the Company determined that, due to certain market demand shifts and manufacturing capacity strategies, certain long-lived assets and related goodwill were impaired. As a result, in 1996 and 1995 the Company recorded noncash pretax charges of approximately $27,000 and $6,600, respectively. The components of the 1996 and 1995 charges were as follows:

                                                 1996         1995
                                               ---------    --------
Goodwill and other intangible assets.......      $11,100        $300
Properties and equipment...................        9,000       1,900
Long-term investments......................        4,200       4,400
Other assets...............................        2,700        --
                                               ---------    --------
                                                 $27,000      $6,600
                                               =========    ========

Note 9. Long-Term Incentive Program

               Certain Grace Packaging employees participate in Grace's Long-Term Incentive Program ("LTIP"), which provides that employees can earn performance units based upon the achievement of targeted earnings and shareholder value creation goals over a three-year period. These performance units are equivalent in value to a share of Grace common stock at the end of the three-year period. Awards are paid to participants following the end of each three-year period.

               Provisions for the LTIP awards are made quarterly based upon progress toward meeting the targets described above. LTIP expense included in the special-purpose combined financial statements related to Grace Packaging employees was $1,900, $7,000 and $1,000 for 1996, 1995 and 1994, respectively.

               In accordance with SAB 55, the special-purpose combined financial statements also reflect an allocation of LTIP expense related to Grace corporate employees that performed services on behalf of Grace Packaging. See Note 14 for a discussion of corporate allocations. The provision included in the special-purpose combined financial statements for allocated LTIP expenses was $9,293, $10,811 and $2,538 for 1996, 1995 and 1994, respectively.

               Subsequent to the Reorganization, LTIP liabilities related to Grace Packaging and Grace corporate employees (for which approximately $7,100 was accrued as of December 31, 1996) will be retained by New Grace. As of the date of the Reorganization, the Company's liability with respect to LTIP obligations retained by New Grace, including related deferred income taxes, will be reversed and accounted for as an equity contribution from Grace.

Note 10. Pension Plans

               Substantially all of the Company's U.S. employees are covered by non-contributory defined benefit plans sponsored by Grace. Benefits are generally based on final average salary and years of service. Grace funds its U.S. pension plans in accordance with U.S. federal laws and regulations. Plan assets consist primarily of publicly traded common stocks, fixed income securities and cash equivalents.

               Separate calculations of Grace Packaging's net pension cost and funded status within Grace's U.S. pension plans have been performed. Grace Packaging's total pension expense consists of the following components:

                                                                    1996          1995          1994
                                                                 ---------     ---------     ---------
Service cost on benefits earned during the year..............       $6,400        $5,200        $5,800
Interest cost on benefits earned in prior years..............       12,100        10,800        10,000
Actual (return)/loss on plan assets..........................      (18,800)      (22,200)        2,500
Deferred gain/(loss) on plan assets..........................        5,800        10,600       (14,900)
Amortization of net gains and prior service costs............         (200)       (1,300)       (1,300)
                                                                 ---------     ---------     ---------
Net pension cost.............................................       $5,300        $3,100        $2,100
                                                                 =========     =========     =========

     Grace Packaging's funded status within Grace's U.S. plans was as follows:

                                  December 31,
                                                      --------------------------
                                                         1996           1995
                                                      ----------     ----------
Actuarial present value of benefit obligation:
Vested...............................................   $150,000       $156,800
                                                      ----------     ----------
Accumulated benefit obligation.......................   $152,400       $158,200
                                                      ----------     ----------
Total projected benefit obligation...................   $163,000       $170,600
Plan assets at fair value............................    158,700        147,500
                                                      ----------     ----------
Plan assets less than projected benefit obligation...     (4,300)       (23,100)
Unamortized net gain at initial adoption.............     (7,500)        (9,000)
Unamortized prior service cost.......................      6,100          5,700
Unrecognized net loss................................      1,500         26,000
                                                      ----------     ----------
Accrued pension cost.................................     (4,200)          (400)
Adjustment required to recognize
  minimum liability..................................         --        (10,300)
                                                      ----------     -----------
Accrued pension cost liability
  recognized in the balance sheet....................    $(4,200)      $(10,700)
                                                      ==========     ==========

               The following significant assumptions were used in calculating the Company's U.S. pension cost and funded status:

                                           1996         1995         1994
                                         ---------    ---------    ---------
Discount rate at December 31,........         8.0%         7.3%         8.5%
Expected long-term rate of return....         9.0%         9.0%         9.0%
Rate of compensation increase........         4.5%         4.5%         4.5%



               The Company's non-U.S. employees participate in various Grace-sponsored retirement plans. Net pension cost for these plans has been allocated annually to the Company by Grace. Total pension costs/(benefits) allocated to the Company in connection with these plans were $3,000, $500 and $(1,600) in 1996, 1995 and 1994, respectively. No portion of the non-U.S. pension assets or liabilities has been allocated to the Company, on the basis that non-U.S. employees are considered to have participated in a multiemployer pension plan as defined in Statement of Financial Accounting Standards No. 87, "Employer's Accounting for Pensions."

               Separate calculations for the components of net pension cost for the Company and the Company's funded status within the Grace-sponsored non-U.S. plans are not available. The following tables reflect the components of net pension cost and the funded status of the non-U.S., Grace-sponsored pension plans for all Grace businesses:

                                                                    1996          1995          1994
                                                                 ---------     ---------     ---------
Service cost on benefits earned during the year..............      $10,700       $10,500       $13,400
Interest cost on benefits earned in prior years..............       23,100        21,400        19,300
Actual (return)/loss on plan assets..........................      (39,100)      (52,000)       10,600
Deferred gain/(loss) on plan assets..........................        8,200        26,200       (37,400)
Amortization of net gains and prior service costs............         (300)         (800)       (1,600)
Net curtailment and settlement gain..........................       (2,400)           --            --
                                                                 ---------     ---------     ---------
Net pension cost.............................................         $200        $5,300        $4,300
                                                                 =========     =========     =========


                                                              Assets Exceed Accumulated          Accumulated Benefits Exceed
                                                                      Benefits                             Assets
                                                                    December 31,                        December 31,
                                                           ------------------------------    ---------------------------------
                                                                1996             1995              1996               1995
                                                           -------------     ------------     --------------     -------------
Actuarial present value of benefit obligation:
Vested.................................................         $161,800         $133,500            $75,200           $67,500
                                                           -------------     ------------     --------------     -------------
Accumulated benefit obligation.........................         $162,500         $133,900            $82,800           $75,100
                                                           -------------     ------------     --------------     -------------
Total projected benefit obligation.....................         $183,200         $189,400           $103,300           $92,400
Plan assets at fair value..............................          313,400          302,500              6,100             7,300
                                                           -------------     ------------     --------------     -------------
Plan assets in excess of/(less than) projected benefit
      obligation.......................................          130,200          113,100            (97,200)          (85,100)
Unamortized net (gain)/loss at initial adoption........           (4,700)          (6,300)             3,800             4,500
Unamortized prior service cost.........................            4,100            3,600                 --                --
Unrecognized net (gain)/loss...........................          (17,300)         (16,000)            15,000            (3,200)
                                                           -------------     ------------     --------------     -------------
Prepaid/(accrued) pension cost.........................         $112,300          $94,400           $(78,400)         $(83,800)
                                                           =============     ============     ==============     =============

               The following significant assumptions were used in calculating the pension cost and funded status for the non-U.S. Grace-sponsored pension plans for all Grace businesses:

                                         1996           1995           1994
                                      -----------    ----------     -----------
Discount rate at December 31......     3.4 - 8.7%    5.1 - 11.6%    5.0 - 12.0%
Expected long-term rate of return.    6.0 - 10.5%    6.0 - 10.5%    6.0 - 10.5%
Rate of compensation increase.....     2.5 - 7.5%     4.0 - 7.5%     4.0 - 7.5%

               The Company's participants historically comprised approximately 65% of the total participants in the non-U.S. Grace-sponsored pension plans.

               Subsequent to the Reorganization, the pension obligations relating to substantially all of the Company's U.S. employees will be retained by New Grace. As of the date of the Reorganization, the Company's liability with respect to such employees to be retained by New Grace, including related deferred income taxes, will be reversed and accounted for as an equity contribution from Grace.

               Subsequent to the Reorganization, it is expected that New Sealed Air will assume substantially all of the pension obligations related to the Company's non-U.S. employees and will also receive a corresponding amount of assets from the non-U.S. Grace plans. However, differences, if any, between the non-U.S. projected benefit obligations assumed by New Sealed Air and the value of the assets transferred related to such obligations will be accounted for as a contribution to, or distribution from, Grace Packaging.

Note 11. Other Postretirement Benefit Plans

               The Company's U.S. retired employees receive certain postretirement health care and life insurance benefits under plans established by Grace. Those retiree medical and life insurance plans provide for various levels of benefits to employees (depending on their dates of hire) who retire from the Company after age 55 with at least 10 years of service. The plans are unfunded.

               The Company applies Statement of Financial Accounting Standards No. 106, "Employer's Accounting for Postretirement Benefits Other than Pensions," which requires the accrual method of accounting for the future costs of postretirement health care and life insurance benefits over the employees' years of service. Grace pays the costs of postretirement benefits as they are incurred.

               Actuarial calculations of net postretirement benefit costs and accrued obligations for Grace Packaging participants within the Grace retiree medical and life insurance plans were performed as if Grace Packaging were a stand-alone entity. Included in other liabilities are the following:

                                  December 31,
                                                     -----------------------
                                                       1996          1995
                                                     ---------    ----------
Accumulated postretirement benefit obligation:
     Retirees....................................      $23,500      $34,400
     Fully eligible participants.................        2,500        5,500
     Active ineligible participants..............       19,300       12,200
                                                     ---------    ---------
                                                        45,300       52,100
     Unrecognized net loss.......................           --      (11,300)
     Unrecognized prior service benefit..........       14,300       18,600
                                                     ---------    ---------
Accrued postretirement benefit obligation              $59,600      $59,400
                                                     =========    =========

               Net periodic postretirement benefit cost for 1996, 1995 and 1994 consists of the following components:

                                                                             1996         1995         1994
                                                                           --------     --------     --------
Service cost...........................................................        $800         $600         $700
Interest cost on accumulated postretirement benefit obligation.........       3,400        3,900        3,500
Amortization of net loss...............................................          --           --          300
Amortization of prior service benefit..................................      (1,600)      (1,800)      (1,800)
                                                                           --------     --------     --------
      Net periodic postretirement benefit cost.........................      $2,600       $2,700       $2,700
                                                                           ========     ========     ========

               Medical care cost trend rates were projected at 9.2% in 1996, declining to 6.0% through 2001 and remaining level thereafter. An increase of one percentage point in each year's assumed medical care cost trend rate, holding all other assumptions constant, would increase the annual net periodic postretirement benefit cost by $200 and the accumulated postretirement benefit obligation by $2,000. The discount rates at December 31, 1996, 1995 and 1994 were 8.0%, 7.3% and 8.5%, respectively.

               Subsequent to the Reorganization, the postretirement obligation related to all retired Grace Packaging employees, and those active Grace Packaging employees who would be eligible to receive postretirement benefits if they should retire at any time on or before the first anniversary of the Reorganization, will be retained by New Grace. As of the date of the Reorganization, the Company's liability to be retained by New Grace, including related deferred income taxes, will be reversed and accounted for as an equity contribution from Grace.

Note 12. Equity

               Because Grace Packaging operations have been conducted by divisions or subsidiaries of Grace Specialty Chemicals, rather than by a distinct consolidated legal entity, there are no customary equity and capital accounts. Grace Packaging's operations are funded by means of intercompany accounts with Grace Specialty Chemicals. Therefore, equity also includes intercompany balances due to Grace Specialty Chemicals arising from the funding of Grace Packaging, as well as balances related to transactions and other charges and credits between Grace Packaging and Grace, as more fully described in Note 14. The special-purpose combined financial statements include equity balances related only to Grace Packaging. Therefore, changes within the equity accounts of Grace related to the declaration and payment of dividends to its shareholders, the addition of capital contributions, the granting and exercising of stock options and the purchase of treasury stock have been excluded, since such movements related to Grace and not to Grace Packaging on a stand-alone basis. Similarly, due to the above factors, it has not been possible to present separately within equity the retained earnings of Grace related to Grace Packaging. A summary of changes in equity follows:

                                                                1996            1995           1994
                                                            ------------    ------------    ----------
Balance, beginning of year..............................      $1,227,613        $950,374      $768,788
Net earnings............................................          99,830         140,892       139,511
Advances from Grace Specialty Chemicals, net............         101,482         136,347        42,075
                                                            ------------    ------------    ----------
Balance, end of year....................................      $1,428,925      $1,227,613      $950,374
                                                            ============    ============    ==========

               Cumulative translation adjustments for the three years ended December 31, 1996 were as follows:

                                     1996           1995           1994
                                  ----------     ----------     ----------
Balance, beginning of year....      $(47,265)      $(52,613)      $(69,069)
Translation adjustment........           130          5,348         16,456
                                  ----------     ----------     ----------
Balance, end of year..........      $(47,135)      $(47,265)      $(52,613)
                                  ==========     ==========     ==========

               Stock Options. Certain of the Company's employees participate in WRG's stock incentive plans. Options granted under these plans have an exercise price equal to the market value of WRG's common stock on the date of grant, become exercisable at the time or times determined by a committee of WRG's Board of Directors and have terms of up to ten years and one month. Options to purchase approximately 6.1 million shares of WRG common stock were outstanding as of December 31, 1996, at an average exercise price of approximately $31.00. Options held by current and former employees of Grace Packaging represent approximately 10% of the 6.1 million options outstanding as of December 31, 1996.

               Concurrent with the Reorganization, the outstanding options to purchase WRG common stock that are held by Grace Packaging employees will be converted to options to purchase common stock of New Sealed Air. All other options will be converted to options to purchase common stock of New Grace. The number of shares that can be purchased when the options are exercised, and the exercise price, will be adjusted using formulas designed to maintain the approximate economic value of the options at the time of the Reorganization.

               The pro forma effects on earnings of applying SFAS No. 123 for those options granted during 1996 and 1995 to employees of Grace Packaging were $600 in 1996 and $500 in 1995. The fair value of option grants were estimated using the Black-Scholes option pricing model, with the following historical weighted-average assumptions applied to grants in 1996 and 1995:

                                          1996      1995
                                         -------   -------
Dividend yields......................         1%        3%
Expected volatility..................        26%       25%
Risk-free interest rates.............         6%        7%
Expected life (in years).............         4         4

               Based on the above assumptions, the weighted-average fair value per share of options granted during 1996 and 1995 was $14.00 and $7.00, respectively.

Note 13. Financial Instruments

               Fair Value of Financial Instruments. At December 31, 1996 and 1995, the carrying value of financial instruments such as accounts receivable, other assets, accounts payable, and accrued liabilities approximated their fair values, based on the short-term maturities of these instruments.

               Foreign Currency Contracts. Grace Packaging enters into forward foreign exchange sales and purchase contracts with Grace in order to hedge foreign currency exposures related to firm commitments to purchase inventory and fixed assets, as well as firm commitments to sell products. Gains and losses associated with these forward currency exchange contracts are deferred and included in the measurement of the related foreign currency transaction. However, losses are not deferred if it is estimated that deferral would result in the recognition of losses in later periods.

               The notional principal amounts of forward foreign currency exchange contracts at December 31, 1996 and 1995 were $37,600 and $16,100, respectively. Fair market values were not significant. The Company may be exposed to foreign exchange loss in the event of nonperformance by Grace, but considers the likelihood of nonperformance remote.

               Concentrations of Risk. Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. A significant portion of the Company's sales are to customers in the food processing or distribution industry and, as such, the Company is directly affected by economic factors impacting that industry. The Company does not require collateral; however, the credit risk associated with trade receivables is minimal due to the Company's large customer base. Historically, the Company has not experienced significant losses on trade receivables.

               The Company relies on certain vendors to supply its primary raw material needs; however, the Company believes that other suppliers could provide for the Company's needs on comparable terms. Adverse changes in the supply flow could, however, cause delays in manufacturing.

Note 14. Related Party Transactions and Allocations

               Cash. Grace Packaging has used Grace's centralized cash management services. Under such service arrangements, excess domestic cash was invested, and disbursements were funded, centrally by Grace on behalf of Grace Packaging.

               Shared Services. Grace has allocated a portion of its domestic and overseas regional corporate expenses to its business units, including Grace Packaging. These expenses have reflected corporate overhead; benefit administration; risk management/insurance administration; tax and treasury/cash management services; environmental services; litigation administration services; general legal services, including intellectual property; and other support and executive functions. Allocations and charges are based on either a direct cost pass-through or a percentage allocation for services provided, based on factors such as net sales, management effort, or headcount.

               Domestic corporate expenses of Grace allocated to Grace Packaging in accordance with SAB 55 totaled $15,175, $22,542 and $19,201 for 1996, 1995 and 1994, respectively, and are included in marketing, administrative and development expenses.

               Domestic research and development expenses of Grace allocated to Grace Packaging in accordance with SAB 55 totaled $5,074, $6,851 and $6,234 for 1996, 1995 and 1994, respectively, and are included in marketing, administrative and development expenses.

               Management believes that the basis used for allocating corporate services is reasonable and that the terms of these transactions would not materially differ from those among unrelated parties.

               Additionally, the accompanying statement of earnings includes allocations of costs for general and administrative services and maintenance services for shared facilities as well as data processing services provided by Grace's European central data processing facility. The allocated costs and expenses related to general and administrative functions, maintenance, data processing and other facility support functions were $84,005, $99,437 and $77,153 for 1996, 1995 and 1994, respectively. Of these amounts, $15,226 has been included in cost of sales and $68,779 has been included in marketing, administrative and development expenses in 1996 ($15,236 and $84,201 in 1995, and $12,942 and $64,211 in 1994). The cost allocations for these services were determined based on methods that management considers to be reasonable.

               Prior to the Reorganization, New Grace and the Company expect to enter into short-term administrative and support service agreements, as necessary.

               Grace has also charged Grace Packaging for its share of domestic workers' compensation, automobile and other general business liability insurance premiums and claims, which have all been handled by Grace on a corporate basis. These charges have been based on Grace Packaging's actual and expected future experience, including actual payroll expense, and have not been significant to the Company's results of operations.

               Shared Facilities. The Company shares certain sales, manufacturing and administration facilities with Grace. Subsequent to the Reorganization, ownership of these shared facilities will either be retained by the Company, retained by New Grace or physically divided between the Company and New Grace. In certain locations where the ownership of facilities cannot be legally divided in accordance with the business needs of Grace Packaging and New Grace, the two parties will enter into lease or similar agreements under which one of the parties will retain ownership of land and buildings and lease space to the other.

               The property and equipment included in the accompanying balance sheet have been allocated in accordance with the expected ownership of such assets subsequent to the Reorganization.

Note 15. Commitments and Contingencies

               Contingent Non-Grace Packaging Liabilities. New Grace has agreed to indemnify the Company against all liabilities of Grace, whether relating to events occurring before or after the Reorganization, other than liabilities arising from or relating to Grace Packaging operations (unless otherwise retained by New Grace under the terms of the Transaction Agreements). After the Reorganization, the Company may remain contingently liable with respect to pre-Reorganization liabilities that are not related to Grace Packaging operations. Management believes that in view of the nature of the non-Grace Packaging liabilities, New Grace's agreement to indemnify the Company and the expected impact of the Reorganization on New Grace's financial position, the risk of loss to the Company from non-Grace Packaging liabilities is remote.

               Environmental. The Company is subject to loss contingencies resulting from environmental laws and regulations. The Company accrues for anticipated costs associated with investigatory and remediation efforts when an assessment has indicated that a loss is probable and can be reasonably estimated. These accruals do not take into account any discounting for the time value of money and are not reduced by potential insurance recoveries, if any. The Company's liabilities for environmental investigatory and remediation costs totaled approximately $4,800 and $5,300 at December 31, 1996 and 1995, respectively, and are included in other current liabilities in the accompanying special-purpose combined balance sheet.

               The Company's environmental liabilities are reassessed whenever circumstances become better defined and/or remediation efforts and their costs can be better estimated. These liabilities are currently evaluated periodically, based on available information, including the progress of remedial investigation at each site, the current status of discussions with regulatory authorities regarding the methods and extent of remediation and the apportionment of costs among potentially responsible parties. As some of these issues are decided (the outcomes of which are subject to uncertainties) and/or new sites are assessed and costs can be reasonably estimated, the Company will continue to review and analyze the need for adjustments to the recorded accruals. However, the Company believes that it is adequately reserved for all probable and estimable environmental exposures.

               Subsequent to the Reorganization, certain Grace Packaging environmental liabilities (for which approximately $4,200 was accrued as of December 31, 1996) will be retained by New Grace. As of the date of the Reorganization, the Company's liability with respect to such environmental obligations retained by New Grace, including related deferred income taxes, will be reversed and accounted for as an equity contribution from WRG.

               Guarantee of New Grace Outstanding Public Debt. WRG currently is the guarantor of the outstanding public debt (approximately $757,184 at December 31, 1996) of Grace Specialty Chemicals, which will be owned by New Grace upon completion of the Reorganization. WRG will continue as the guarantor of any of such debt remaining outstanding following the Reorganization. New Grace will indemnify New Sealed Air against any liability arising from the guarantee. To the extent that more than $50,000 of such debt remains outstanding after the Reorganization, New Sealed Air will receive a letter of credit to be obtained by New Grace to cover any payments it must make under its guarantee.

Note 16. Information About Foreign Operations

               The table below provides information pertaining to Grace Packaging's operations by geographic area. Interregion sales, eliminated in combination, were not significant.

                                         United States
                                          and Canada         Europe       Asia Pacific      Latin America        Total
                                        ---------------    ----------    --------------    ---------------    ------------
Net sales.................      1996           $864,254      $530,328          $202,560           $144,460      $1,741,602
                                1995            859,223       520,571           194,836            131,012       1,705,642
                                1994            750,921       400,571           164,447            112,520       1,428,459
Earnings before income
 taxes(1) ................      1996             95,543        16,987            26,557             30,735         169,822
                                1995            108,283        63,222            38,057             25,911         235,473
                                1994            108,838        57,425            36,603             24,886         227,752

Identifiable Assets.......      1996            873,754       452,272           258,563            118,299       1,702,888
                                1995            726,243       454,607           193,544            102,966       1,477,360
                                1994            563,357       387,598           140,200             88,782       1,179,937

-----------
(1)Includes 1996, 1995 and 1994 pretax charges of $74,947, $17,745 and $6,021, respectively, relating to restructuring costs and asset impairments (see Note
   8).


Note 17. Quarterly Summary (Unaudited)

                           First Quarter      Second Quarter      Third Quarter      Fourth Quarter
                          ---------------     ---------------    ---------------    ----------------
1996
Net sales.............        $409,141            $426,340           $436,131            $469,990
Cost of sales.........         265,534             286,270            288,530             310,672
Net earnings..........          29,780               7,975             41,058              21,017
1995
Net sales.............        $390,831            $423,445           $437,217            $454,149
Cost of sales.........         241,556             266,085            277,809             292,650
Net earnings..........          36,759              38,658             41,560              23,915

                             W. R. Grace & Co.
                              Grace Packaging
          SPECIAL-PURPOSE COMBINED INTERIM STATEMENT OF EARNINGS
                                (Unaudited)
                          (Dollars in thousands)

                                Nine Months Ended
                                  September 30,
                                                       ------------------------
                                                          1997          1996
                                                       ----------    ----------
Net sales..........................................    $1,347,739    $1,271,612
Cost of sales......................................       873,856       840,334
                                                       ----------    ----------
      Gross profit.................................       473,883       431,278
Marketing, administrative and development expenses.       273,594       255,202
Restructuring costs................................         8,371        36,970
                                                       ----------    ----------
      Operating profit.............................       191,918       139,106
Other expenses, net................................         2,215         5,036
                                                       ----------    ----------
Earnings before income taxes.......................       189,703       134,070
Income taxes.......................................        78,158        55,257
                                                       ----------    ----------
      Net earnings.................................      $111,545       $78,813
                                                       ==========    ==========

                             W. R. Grace & Co.
                              Grace Packaging
              SPECIAL-PURPOSE COMBINED INTERIM BALANCE SHEET
                                (Unaudited)
                          (Dollars in thousands)

                                                               September 30,
                                                                    1997
                                                              ---------------
Assets
Current Assets
      Cash and cash equivalents.............................  $          --
      Notes and accounts receivable, net of allowances
       for doubtful accounts of $6,519......................          272,807
      Inventories...........................................          228,874
      Deferred income taxes.................................           13,223
      Other current assets..................................           14,521
                                                              ---------------
           Total Current Assets.............................          529,425
Properties and equipment, net...............................        1,082,356
Goodwill, less accumulated amortization of $294.............           13,118
Other assets................................................           58,533
                                                              ---------------
      Total Assets..........................................       $1,683,432
                                                              ===============

Liabilities and Equity
Current Liabilities
      Accounts payable......................................         $111,108
      Other current liabilities.............................           94,807
                                                              ---------------
           Total Current Liabilities........................          205,915
Other liabilities...........................................           93,580
Deferred income taxes.......................................            2,119
                                                              ---------------
           Total Liabilities................................          301,614
                                                              ---------------
Commitments and contingencies (Note 3)

Equity
      Equity................................................        1,468,825
      Cumulative translation adjustments....................          (87,007)
                                                              ---------------
           Total Equity.....................................        1,381,818
                                                              ---------------
           Total Liabilities and Equity.....................       $1,683,432
                                                              ===============

See accompanying Notes to Special-Purpose Combined Interim Financial Statements.


                             W. R. Grace & Co.
                              Grace Packaging
         SPECIAL-PURPOSE COMBINED INTERIM STATEMENT OF CASH FLOWS
                                (Unaudited)
                          (Dollars in thousands)

                                                                                                   Nine Months Ended
                                                                                                     September 30,
                                                                                              --------------------------
                                                                                                  1997           1996
                                                                                              -----------     ----------
Cash Flows from Operating Activities:
      Net earnings........................................................................       $111,545        $78,813
Adjustments to reconcile net earnings to cash provided by operating activities:
      Depreciation and amortization of property and equipment.............................         78,701         69,586
      Other depreciation and amortization.................................................
      Restructuring.......................................................................          8,371         36,970
      Asset impairment....................................................................             --             --
      Deferred tax provisions.............................................................         12,261           (305)
      Net loss on disposals of property and equipment.....................................            594            504
      Changes in operating assets and liabilities net of assets and liabilities acquired
           Notes and accounts receivable, net.............................................         (5,161)       (31,354)
           Inventories....................................................................         (2,355)        27,764
           Other current assets...........................................................         (2,910)          (285)
           Other assets...................................................................         (5,150)       (15,032)
           Accounts payable...............................................................        (20,170)       (30,545)
           Other accrued liabilities......................................................        (19,998)        27,677
           Other liabilities..............................................................          7,318          1,688
                                                                                              -----------     ----------
           Net cash provided by operating activities......................................        163,046        165,481
                                                                                              -----------     ----------

Cash Flows from Investing Activities:
      Capital expenditures for property and equipment.....................................        (77,952)      (232,719)
      Proceeds from sales of property and equipment.......................................            260            109
      Businesses acquired in purchase transactions, net of cash acquired and debt
        assumed...........................................................................        (13,709)       (16,037)
                                                                                              -----------     ----------
           Net cash used in investing activities..........................................        (91,401)      (248,647)
                                                                                              -----------     ----------

Cash Flows from Financing Activities:
      Net advances (to)/from W. R. Grace & Co.-Conn.......................................        (71,645)        83,166
                                                                                              -----------     ----------
           Net cash provided by/(used for) financing activities...........................        (71,645)        83,166
                                                                                              -----------     ----------
Effect of exchange rate changes on cash and cash equivalents..............................             --             --

Cash and Cash Equivalents:
      Net change during the period........................................................             --             --
      Balance, beginning of period........................................................             --             --
                                                                                              -----------     ----------
      Balance, end of period..............................................................    $        --     $       --
Supplemental Disclosures of Cash Flow Information:                                            ===========     ==========
      Cash paid during the year for income taxes..........................................        $65,897        $55,562
                                                                                              ===========     ==========

See accompanying Notes to Special-Purpose Combined Interim Financial Statements.


                             W. R. GRACE & CO.
                              Grace Packaging
      NOTES TO SPECIAL-PURPOSE COMBINED INTERIM FINANCIAL STATEMENTS

Note 1. Basis of Presentation

               The interim special-purpose combined financial statements have been prepared by the Company in accordance with the accounting policies stated in the December 31, 1996 special-purpose combined financial statements, except as noted below, and should be read in conjunction with the notes to special-purpose combined financial statements appearing therein. These interim financial statements are presented on a combined basis as described in Note 1 to the December 31, 1996 historical combined financial statements appearing elsewhere herein. In the opinion of the Company, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been included in the interim combined financial statements. The interim combined financial statements are based in part on approximations and have not been audited by independent accountants.

Note 2. Inventories

        The Company's inventories consist of the following:

                                                               September 30,
                                                                    1997
                                                              ---------------
Inventories (at FIFO, which approximates current cost):
      Raw materials.......................................          $44,236
      Work in process.....................................           69,575
      Finished goods......................................          132,911
                                                              -------------
                                                                    246,722
Reduction of certain inventories to LIFO basis............          (17,848)
                                                              -------------
      Total...............................................         $228,874
                                                              =============

Note 3. Commitments and Contingencies

               See Notes 7 and 15 of the Notes to the Special-Purpose Financial Statements for details regarding commitments and contingencies.

Note 4. Quarterly Summary (Unaudited)

                      First Quarter      Second Quarter      Third Quarter
                     ---------------    ----------------    ---------------
1997
Net sales........           $422,693            $463,211           $461,835
Cost of sales....            274,629             299,528            299,699
Net earnings.....             37,260              38,259             36,026



                                                                       ANNEX A

==============================================================================


                       AGREEMENT AND PLAN OF MERGER

                        dated as of August 14, 1997

                               by and among

                            W. R. GRACE & CO.,

                         PACKCO ACQUISITION CORP.

                                    and

                          SEALED AIR CORPORATION


==============================================================================


                             TABLE OF CONTENTS

                                                                          Page
                                                                          ----
                                 RECITALS

       A.    Defined Terms................................................   1
       B.    The Contribution.............................................   1
       C.    The Distribution.............................................   1
       D.    The Recapitalization.........................................   1
       E.    The Merger...................................................   1
       F.    Intention of the Parties.....................................   2
       G.    Approvals ...................................................   2

                                ARTICLE I

                THE REORGANIZATION; CLOSING; EFFECTIVE TIME

Section 1.1.       The Contribution, the Distribution, and the
                     Recapitalization.....................................   2
Section 1.2.       The Merger.............................................   2
Section 1.3.       Effective Time.........................................   2
Section 1.4.       Closing................................................   3


                                ARTICLE II

                 CERTIFICATE OF INCORPORATION AND BY-LAWS

Section 2.1.       Certificates of Incorporation.........................    3
Section 2.2.       Surviving Corporation By-laws.........................    3


                               ARTICLE III

                          DIRECTORS AND OFFICERS

Section 3.1.       Newco Directors.......................................    3
Section 3.2.       Newco Officers........................................    3
Section 3.3.       Surviving Corporation Directors.......................    4
Section 3.4.       Surviving Corporation Officers........................    4


                                ARTICLE IV.

                    MERGER CONSIDERATION; CONVERSION OR
                   CANCELLATION OF SHARES IN THE MERGER

Section 4.1.       Merger Consideration; Conversion or
                     Cancellation of Capital Stock of Sealed
                     Air and Merger Sub..................................    4
Section 4.2.       Exchange of Old Certificates for New
                     Certificates........................................    4


                   (a)  Appointment of Exchange Agent....................    4
                   (b)  Exchange Procedures..............................    5
                   (c)  No Transfers.....................................    6
                   (d)  No Liability.....................................    6
                   (e)  Withholding Rights...............................    6
                   (f)  Sealed Air Contingent Stock and Restricted
                          Stock Plans....................................    6


                                ARTICLE V

                      REPRESENTATIONS AND WARRANTIES

Section 5.1.       Representations and Warranties of Grace...............    7
                   (a)  Capital Stock....................................    7
                   (b)  Corporate Organization and Qualification.........    9
                   (c)  Corporate Authority..............................    9
                   (d)  Governmental Filings; No Violations..............   10
                   (e)  SEC Documents; Financial Statements;
                          No Undisclosed Liabilities.....................   11
                   (f)  Absence of Certain Events and Changes............   11
                   (g)  Takeover Statutes; Rights Plan...................   12
                   (h)  Brokers and Finders..............................   12
                   (i)  Contribution.....................................   12
                   (j)  Tax Matters......................................   12
                   (k)  Disclosure.......................................   13
Section 5.2.       Representations and Warranties for the
                     Packaging Business..................................   13
                   (a)  Corporate Organization and Qualification.........   13
                   (b)  Corporate Authority..............................   13
                   (c)  Capitalization...................................   14
                   (d)  Financial Statements; No Undisclosed
                          Liabilities....................................   14
                   (e)  Absence of Certain Events and Changes............   15
                   (f)  Compliance with Laws.............................   15
                   (g)  Title to Assets..................................   16
                   (h)  Litigation.......................................   16
                   (i)  Taxes............................................   17
                   (j)  Environmental Matters............................   17
                   (k)  Contracts and Commitments........................   18
                   (l)  Employee Benefit Plans...........................   19
                   (m)  Trademarks, Patents and Copyrights...............   22
Section 5.3.       Representations and Warranties of Sealed Air..........   23
                   (a)  Capital Stock....................................   23
                   (b)  Corporate Organization and
                          Qualification..................................   24
                   (c)  Corporate Authority..............................   24
                   (d)  Governmental Filings; No Violations..............   25
                   (e)  SEC Documents; Financial Statements; No
                          Undisclosed Liabilities........................   26
                   (f)  Absence of Certain Events and Changes............   26
                   (g)  Compliance with Laws.............................   27
                   (h)  Title to Assets..................................   27
                   (i)  Litigation.......................................   28
                   (j)  Taxes............................................   28
                   (k)  Contracts and Commitments........................   29
                   (l)  Employee Benefits................................   29
                   (m)  Environmental Matters............................   32
                   (n)  Takeover Statutes; Rights Plans..................   32
                   (o)  Brokers and Finders..............................   32
                   (p)  Trademarks, Patents and Copyrights...............   33
                   (q)  Tax Matters......................................   33
                   (r)  Disclosure.......................................   33


                                ARTICLE VI

                                 COVENANTS

Section 6.1.       Interim Operations                                       34
Section 6.2.       Certain Transactions                                     36
Section 6.3.       Acquisition Proposals                                    36
Section 6.4.       Information Supplied                                     38
Section 6.5.       Shareholder Approvals                                    38
Section 6.6.       Filings; Other Actions                                   39
Section 6.7.       Audited Financial Statements; Comfort
                     Letters                                                40
Section 6.8.       Access                                                   40
Section 6.9.       Notification of Certain Matters                          41
Section 6.10.      Publicity                                                41
Section 6.11.      Employee Benefits; Headquarters Employees                41
Section 6.12.      Expenses                                                 42
Section 6.13.      Antitakeover Statutes                                    45
Section 6.14.      Securities Act Compliance                                45
Section 6.15.      Transaction Agreements                                   45
Section 6.16.      Tax Matters                                              45


                               ARTICLE VII

                                CONDITIONS

Section 7.1.       Conditions to Each Party's Obligation                    46
                   (a)  Shareholder Approval                                46
                   (b)  Governmental and Regulatory Consents                46
                   (c)  Third-Party Consents                                46
                   (d)  Governmental Matters                                47
                   (e)  Tax Opinions                                        47
                   (f)  Registration Statements                             47
                   (g)  The Contribution, the Distribution and
                          the Recapitalization                              47
                   (h)  Stock Exchange Listing                              47
Section 7.2.       Conditions to Obligation of Grace                        48
                   (a)  Representations and Warranties                      48
                   (b)  Performance of Obligations                          48
Section 7.3.       Conditions to Obligation of Sealed Air                   48
                   (a)  Representations and Warranties                      48
                   (b)  Performance of Obligations                          49
                   (c)  Letter of Credit                                    49
                   (d)  Solvency Opinion                                    49


                               ARTICLE VIII

                                TERMINATION

Section 8.1.       Termination by Mutual Consent.........................   49
Section 8.2.       Termination by any Party Hereto.......................   49
Section 8.3.       Termination by Grace..................................   50
Section 8.4.       Termination by Sealed Air.............................   50
Section 8.5.       Effect of Termination and Abandonment.................   51


                                ARTICLE IX

                         MISCELLANEOUS AND GENERAL

Section 9.1.       Survival                                                 51
Section 9.2.       Modification or Amendment                                51
Section 9.3.       Waiver of Conditions                                     51
Section 9.4.       Counterparts                                             51
Section 9.5.       Governing Law                                            52
Section 9.6.       Notices                                                  52
Section 9.7.       Entire Agreement; Assignment.                            52
Section 9.8.       Definition of "Subsidiary"                               53
Section 9.9.       Captions                                                 53
Section 9.10.      Specific Performance                                     53
Section 9.11.      Severability                                             53
Section 9.12.      Third-Party Beneficiaries                                54
Section 9.13.      Further Assurances                                       54

Annex A        Defined Terms

Exhibit A      Form of Distribution Agreement
Exhibit B      Forms of Tax Matters Certificates
Exhibit C      Form of Grace Tax Opinion
Exhibit D      Form of Sealed Air Tax Opinion
Exhibit E      Terms of Newco Convertible Preferred Stock
Exhibit F      Terms of Newco Amendment

Grace Disclosure Letter
Packaging Business Disclosure Letter
Sealed Air Disclosure Letter


                   AGREEMENT AND PLAN OF MERGER, dated as of August 14, 1997 (this "Agreement"), by and among W. R. GRACE & CO., a Delaware corporation ("Grace"), Packco Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Grace ("Merger Sub"), and Sealed Air Corporation, a Delaware corporation ("Sealed Air").


                                 RECITALS
                                 --------

            A. Defined Terms. Certain capitalized terms used herein shall have the meanings set forth in Annex A hereto.

            B. The Contribution. Prior to the Effective Time, and pursuant to the Distribution Agreement, a form of which is attached hereto as Exhibit A (the "Distribution Agreement"), Grace intends to contribute (the "Contribution") its worldwide packaging business (other than the container business group) to an indirect, newly-formed Delaware subsidiary of Grace ("Packco").

            C. The Distribution. Prior to the Effective Time, Grace, New Grace (as defined in the Distribution Agreement) and W. R. Grace & Co.-Conn. ("Grace-Conn.") intend to consummate the transactions contemplated by the Distribution Agreement, including the distribution by Grace to the holders of Grace Common Shares all of the common stock of New Grace (the "Distribution").

            D. The Recapitalization. Immediately prior to the Effective Time, but following the Distribution, Grace shall be recapitalized (as defined in the Distribution Agreement, the "Recapitalization") so that the holders of Grace Common Shares shall thereafter hold Newco Common Shares and Newco Convertible Preferred Shares, all as provided in the Distribution Agreement.

            E. The Merger. At the Effective Time, the parties intend to effect a merger of Merger Sub with and into Sealed Air, with Sealed Air being the surviving corporation (the "Merger"), the Certificate of Incorporation of Sealed Air shall be amended to change the name of Sealed Air to a different name as determined by Sealed Air, and the Certificate of Incorporation of Grace shall be amended (the "Newco Amendment") to change the name of Grace to "Sealed Air Corporation" (such corporation, from and after the Effective Time, is sometimes hereinafter referred to as "Newco") and to effect the other amendments described in Exhibit F hereto.

            F. Intention of the Parties. It is the intention of the parties to this Agreement that, for United States federal income tax purposes, the Distribution, Recapitalization and related transactions shall be tax-free to Grace and its shareholders under the Code and the Merger shall qualify as a "reorganization" within the meaning of Section 368 of the Code and the Merger will be tax-free under the Code to Grace, Sealed Air and their respective shareholders.

            G. Approvals. The Board of Directors of each party hereto has determined that this Agreement is in the best interests of such party and its shareholders and has duly approved this Agreement and authorized its execution and delivery.

            NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:


                                 ARTICLE I

                THE REORGANIZATION; CLOSING; EFFECTIVE TIME

            1.1. The Contribution, the Distribution, and the Recapitalization. Subject to the terms and conditions of the Distribution Agreement, prior to the Effective Time, the parties thereto shall effect the various transactions contemplated thereby, including the Contribution, the Distribution and the Recapitalization.

            1.2. The Merger. At the Effective Time, Sealed Air and Merger Sub shall consummate the Merger in which Merger Sub shall be merged with and into Sealed Air and the separate corporate existence of Merger Sub shall thereupon cease. Sealed Air shall be the surviving corporation of the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware.

            1.3. Effective Time. Provided that this Agreement shall not have been terminated in accordance with its terms, as promptly as practicable after all of the conditions to the Merger shall have been satisfied or waived (or on such later date as the parties hereto may agree in writing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Merger Certificate") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, Section 251 of the Delaware General Corporation Law (the "DGCL"). The Merger shall become effective upon the date and at the time (the "Effective Time") on which the Merger Certificate has been duly filed with the Secretary of State of the State of Delaware, or at such later date and time as set forth therein.

            1.4. Closing. The closing of the Reorganization (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, New York, New York, at 10:00 A.M. on the first business day on which all the conditions set forth in Article VII can be fulfilled or are waived, or at such other place and/or time as the parties hereto may agree. The date upon which the Closing shall occur is herein called the "Closing Date."


                                ARTICLE II

                 CERTIFICATE OF INCORPORATION AND BY-LAWS

            2.1. Certificates of Incorporation. The certificate of incorporation of Merger Sub, as in effect at the Effective Time, shall be the certificate of incorporation of the Surviving Corporation (the "S.C. Certificate of Incorporation"), until duly amended in accordance with the terms thereof and the DGCL. At the Effective Time, the Certificate of Incorporation of Grace (the "Grace Certificate of Incorporation") shall be amended as set forth in the Newco Amendment.

            2.2. Surviving Corporation By-laws. The By-laws of Merger Sub, as in effect at the Effective Time, shall be the By-laws of the Surviving Corporation until duly amended in accordance with the terms thereof, the S.C.
Certificate of Incorporation and the DGCL.


                                ARTICLE III

                          DIRECTORS AND OFFICERS

            3.1. Newco Directors. Immediately after the Effective Time, the directors of Newco shall be the seven directors of Sealed Air immediately prior to the Effective Time and four independent directors selected by Grace from the existing Grace Board.

            3.2. Newco Officers. Immediately after the Effective Time, the officers of Newco shall be the Chief Executive Officer of Sealed Air, the Chief Operating Officer of Sealed Air, the current President of Grace Packaging and such other officers as may be named in the Joint Proxy Statement or duly appointed or elected by the Board of Directors of Newco.

            3.3. Surviving Corporation Directors. Immediately after the Effective Time, the directors of the Surviving Corporation shall be as designated by Newco.

            3.4. Surviving Corporation Officers. Immediately after the Effective Time, the officers of Sealed Air shall be the officers of the Surviving Corporation.


                                ARTICLE IV

                    MERGER CONSIDERATION; CONVERSION OR
                   CANCELLATION OF SHARES IN THE MERGER

            4.1. Merger Consideration; Conversion or Cancellation of Capital Stock of Sealed Air and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of Sealed Air or Merger Sub:

            (a) Each Sealed Air Common Share issued and outstanding immediately prior to the Effective Time (other than any Sealed Air Common Share owned by Grace or its subsidiaries or any Sealed Air subsidiary or held in Sealed Air's treasury) shall be converted into and become at the Effective Time one Newco Common Share.

            (b) Each Newco Common Share and each Newco Convertible Preferred Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

            (c) All Sealed Air Common Shares shall cease to be outstanding, shall be cancelled and retired and shall cease to exist.

            (d) Each Sealed Air Common Share issued and outstanding immediately prior to the Effective Time and owned by Grace or its subsidiaries or any Sealed Air subsidiary or held in Sealed Air's treasury shall cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

            (e) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation.

            4.2. Exchange of Old Certificates for New Certificates. (a) Appointment of Exchange Agent. From and after the Effective Time until the end of the six-month period following the Effective Time, Newco shall make available or cause to be made available to an exchange agent appointed prior to the Effective Time with the approval of each of Grace and Sealed Air (the "Exchange Agent") Newco Certificates in amounts sufficient to allow the Exchange Agent to make all deliveries of Newco Certificates that are requested by holders of Old Sealed Air Certificates in exchange for Old Sealed Air Certificates pursuant to this Article IV. In its discretion, Newco may elect to evidence ownership of Newco Common Shares through a book-entry transfer agent, in which case the Exchange Agent shall deliver, upon compliance by a former Sealed Air shareholder with the provisions of Section 4.2(b), a book-entry account statement evidencing the ownership of Newco Common Shares (or, at the request of a former Sealed Air shareholder, a Newco Certificate evidencing such ownership). In the event Newco so elects, references herein to Newco Certificates shall be deemed to include references to the book-entry account statements relating to the ownership of Newco Common Shares.

            (b) Exchange Procedures. Promptly after the Effective Time, Newco shall cause the Exchange Agent to mail or deliver to each person who was, at the Effective Time, a holder of record of Sealed Air Common Shares a letter of transmittal (the terms of which shall be mutually agreed upon by the parties hereto prior to the Effective Time) containing instructions for use by holders of Sealed Air Common Shares who may, in their discretion, desire to surrender their Old Sealed Air Certificates in exchange for Newco Certificates pursuant to this Article IV. Upon surrender to the Exchange Agent of an Old Sealed Air Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Old Sealed Air Certificate shall be entitled to receive in exchange therefor a Newco Certificate representing the Newco Common Shares and the Old Sealed Air Certificate so surrendered shall forthwith be cancelled. If any Newco Certificate is to be issued in a name other than that in which the Old Sealed Air Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of such in a name other than that of the registered holder of the Old Sealed Air Certificate surrendered, or shall establish to the satisfaction of Newco that any such taxes have been paid or are not applicable. Six months after the Effective Time, Newco shall be entitled to cause the Exchange Agent to deliver to it any applicable Newco Certificates made available to the Exchange Agent that are unclaimed by the former shareholders of Sealed Air. Any such former shareholders who have not theretofore exchanged their Old Sealed Air Certificates for Newco Certificates pursuant to this Article IV who desires to do so shall thereafter be entitled to look exclusively to Newco and only as general creditors thereof to obtain Newco Certificates to which they become entitled upon exchange of their Old Sealed Air Certificates pursuant to this Article IV. Newco shall pay all applicable charges and expenses in connection with the exchange of Newco Certificates for Old Sealed Air Certificates as contemplated hereby.

            (c) No Transfers. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Sealed Air Common Shares which were outstanding immediately prior to the Effective Time.

            (d) No Liability. If any Old Sealed Air Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Newco, the posting by such person of a bond in such reasonable amount as Newco may direct as indemnity against any claim that may be made against it with respect to such Old Sealed Air Certificate, Newco shall, in exchange for such lost, stolen or destroyed Old Sealed Air Certificates, issue or cause to be issued the Newco Certificate deliverable in respect thereof pursuant to this Article IV. No party hereto, nor the Exchange Agent, shall be liable to any holder of former Sealed Air Common Shares for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (e) Withholding Rights. Newco shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of former Sealed Air Common Shares such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the former Sealed Air Common Shares in respect of which such deduction and withholding was made.

            (f) Sealed Air Contingent Stock and Restricted Stock Plans. The Sealed Air Stock Plans shall be amended in accordance with their terms and applicable law, with the effect that as of the Effective Time, among other things, (i) all of the rights and obligations of Sealed Air under the Sealed Air Stock Plans, including with respect to awards outstanding at the Effective Time, shall be rights and obligations of Newco following the Effective Time and (ii) each unexercised right granted under the Sealed Air Stock Plans to purchase a Sealed Air Common Share shall constitute a right to purchase a Newco Common Share in accordance with the terms and conditions of the applicable Sealed Air Stock Plans, as amended from time to time.


                                 ARTICLE V

                      REPRESENTATIONS AND WARRANTIES

            5.1. Representations and Warranties of Grace. Grace hereby represents and warrants to Sealed Air that, except as set forth in a letter delivered to Sealed Air simultaneously with the execution and delivery of this Agreement (the "Grace Disclosure Letter"):

            (a) Capital Stock. (i) Grace. The authorized capital stock of Grace consists of 300,010,165 Grace Common Shares, par value $.01 per share, of which 73,409,932 were outstanding as of August 1, 1997, and 53,000,000 Grace Preferred Shares, par value $.01 per share, of which, as of August 1, 1997, none was outstanding. As of August 1, 1997, 6,224,234 Grace Common Shares were held in the treasury of Grace. As of the Effective Time, there will be no Grace Common Shares held in the treasury of Grace. As of August 1, 1997, there were outstanding under the Grace 1996 Stock Incentive Plan, the Grace 1994 Stock Incentive Plan, the Grace 1989 Stock Incentive Plan, the Grace 1986 Stock Incentive Plan, the Grace 1981 Stock Incentive Plan, and the Grace 1997 Stock Retainer Plan for Nonemployee Directors and any other plan for employees or directors of Grace (collectively, the "Grace Stock Plans") options to acquire an aggregate of 5,655,954 Grace Common Shares (subject to adjustment on the terms set forth in the Grace Stock Plans) at an average exercise price of $34.65 per share (the "Grace Options"). Such Grace Options include options to acquire an aggregate of 669,887 Grace Common Shares at an average exercise price of $40.81 per share held by Packco Employees (based on information regarding the identity of such employees as of the date hereof and as defined in the Benefits Agreement). As of August 1, 1997, there were no shares of capital stock of Grace reserved for issuance, other than 3,000,000 Grace Preferred Shares reserved for issuance in connection with the Grace Rights and 12,189,285 Grace Common Shares reserved for issuance under the Grace Stock Plans. All outstanding Grace Common Shares have been duly authorized and validly issued and are fully paid and nonassessable, and all Grace Common Shares issuable under the Grace Stock Plans have been duly authorized and will, upon issuance in accordance with the Grace Stock Plans and any agreements thereunder, be validly issued, fully paid and nonassessable. Except for the Grace Common Shares, Grace has outstanding no bonds, debentures, notes or other obligations or securities the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the shareholders of Grace on any matter. Except as set forth above, except for Grace Common Shares issued after August 1, 1997 pursuant to the terms of options, securities or plans referred to above and except in connection with the Transaction Agreements, there are no shares of capital stock of Grace authorized, issued or outstanding and there are no preemptive rights or any outstanding subscriptions, options, puts, calls, warrants, rights, convertible or exchangeable securities or other agreements or commitments of Grace or any of its subsidiaries of any character relating to the issued or unissued capital stock or other securities of Grace or any of its subsidiaries (including, without limitation, the issuance, sale, purchase, redemption, conversion, exchange, redemption, voting or transfer thereof). The Newco Common Shares to be issued in the Recapitalization and the Merger or upon exercise of the Grace Options after the Recapitalization and the Newco Preferred Shares to be issued in the Recapitalization will, upon such issuance, be duly authorized, fully paid, validly issued and nonassessable.

          (ii) Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, of Merger Sub (the "Merger Sub Common Stock"). As of the date of this Agreement, 1,000 shares of Merger Sub Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable. Each issued and outstanding share of Merger Sub Common Stock is owned by Grace, free and clear of all liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights and or other encumbrances or restrictions of any kind. No shares of Merger Sub Common Stock are held in the treasury of Merger Sub. There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Merger Sub or obligating Grace or any of its subsidiaries to issue or sell any shares of capital stock, or other equity interest in, Merger Sub. As of the Effective Time, all of the outstanding shares of capital stock of the Surviving Corporation will be duly authorized, validly issued, fully paid and nonassessable, and will be owned by Grace, free and clear of all liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights and or other encumbrances or restrictions of any kind. Merger Sub was formed for the purpose of effecting the Merger and has no other business activity.

            (b) Corporate Organization and Qualification. Each of Grace and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is in good standing (if recognized in such jurisdiction, or, if not, duly qualified) as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it or its subsidiaries require such qualification, except for any such failure so to qualify or be in good standing which, when taken together with all other such failures, is not reasonably likely to have a Material Adverse Effect with respect to Grace. Each of Grace and Merger Sub has the requisite corporate power and authority and all material governmental licenses and approvals to carry on its businesses as they are now being conducted. Grace has made available to Sealed Air a complete and correct copy of the Certificate of Incorporation and By-laws of Grace and Merger Sub, each as amended to date and currently in full force and effect.

            (c) Corporate Authority. Subject only to the receipt of the requisite approval of its shareholders necessary to consummate the Reorganization, each of Grace, Merger Sub and each other subsidiary of Grace that is or will be a party to a Transaction Agreement has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform each Transaction Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby, including, without limitation, the approval of the Grace Board and the resolution of the Grace Board to recommend, subject to their fiduciary duties, the transactions contemplated hereby and thereby for approval by Grace shareholders. Each Transaction Agreement to which Grace, Merger Sub or any of Grace's subsidiaries is a party is, or when executed and delivered shall be, a valid and binding agreement of such person enforceable in accordance with its terms. The affirmative votes of the holders of a majority of the outstanding Grace Common Shares in favor of the Merger and related transactions (including the amendments to the Grace Certificate of Incorporation) and the Distribution are the only votes of the holders of Grace's capital stock necessary in connection with the consummation of the Reorganization.

            (d) Governmental Filings; No Violations. (i) Other than as may be required under the HSR Act and similar statutes in other countries, the Exchange Act, the Securities Act, state securities laws, no notices, reports or other filings are required to be made by Grace or any Grace subsidiary with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it or any such subsidiary from, any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with the execution, delivery or performance of each Transaction Agreement to which it or any such subsidiary is a party and the consummation by it or any such subsidiary of the transactions contemplated hereby and thereby, except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the New Grace Group or the Packco Group or prevent or materially delay or enable any person to enjoin consummation of the transactions contemplated hereby and thereby.

            (ii) The execution, delivery and performance by Grace or any Grace subsidiary of each Transaction Agreement to which it is a party does not or will not, and the consummation by it of any of the transactions contemplated hereby and thereby will not, constitute or result in (with or without the giving of notice, the lapse of time or both) (A) a breach or violation of, or a default under, its certificate of incorporation or by-laws or comparable governing instruments, or (B) a breach or violation of, or a default under, or an acceleration or termination of or change in the rights or obligations of any party under, or the creation of a lien, pledge, security interest or other encumbrance on any assets pursuant to, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation or commitment ("Contracts") of it or any of its subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, except, in the case of clause (B) above, for such breaches, violations, defaults, accelerations or changes that are disclosed in the Grace Disclosure Letter or, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect with respect to the New Grace Group or the Packco Group or prevent or materially delay or enable any person to enjoin consummation of the Reorganization.

            (e) SEC Documents; Financial Statements; No Undisclosed Liabilities.
      (i) Grace has filed all forms, reports and documents required to be filed by it under the Exchange Act or the Securities Act since December 31, 1994. As of its filing date, each SEC Document filed, and each SEC Document that will be filed by it or its subsidiaries prior to the Effective Time, as amended or supplemented, if applicable, pursuant to the Exchange Act or the Securities Act (A) complied or will comply in all material respects with the applicable requirements of the Exchange Act or the Securities Act and (B) did not or will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of Grace's consolidated balance sheets included in or incorporated by reference into its SEC Documents (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of it and its subsidiaries as of the dates set forth therein and each of the consolidated statements of operations, cash flows and shareholders' equity included in or incorporated by reference into its SEC Documents (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations, cash flows and retained earnings, as the case may be, of it and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with US GAAP (applied on a consistent basis).

          (ii) Except as disclosed in its SEC Documents filed with the SEC prior to the date hereof, neither Grace nor any of its subsidiaries has any liabilities of any kind whatsoever, whether or not accrued, contingent or otherwise, that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect with respect to the Packco Group or the New Grace Group.

            (f) Absence of Certain Events and Changes. Except (i) as disclosed in its SEC Documents filed with the SEC prior to the date hereof, and (ii) as contemplated by the Transaction Agreements, since December 31, 1996, Grace and its subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses, and there has not been any change or development or combination of changes or developments (including any worsening of any condition currently existing) which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect with respect to the New Grace Group.

            (g) Takeover Statutes; Rights Plan. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will not cause to be applicable to Grace, Section 203 of the DGCL or any similar provision (a "Takeover Statute") (after giving effect to any actions that will be taken prior to the Effective Time). The Grace Board has taken, or prior to the Effective Time will take, all requisite action in order to amend the Grace Rights Agreement so as to render the Grace Rights inapplicable to the Merger, the Recapitalization, and the Distribution and to terminate or redeem the Grace Rights at or prior to the Effective Time.

            (h) Brokers and Finders. Neither Grace nor any of its subsidiaries or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein, except pursuant to arrangements disclosed in writing to the other parties hereto prior to the date hereof.

            (i) Contribution. The Packco Assets represent the worldwide Packaging Business of Grace and its subsidiaries and all of their assets used or held for use in the conduct of Grace's worldwide Packaging Business as presently conducted or as conducted at the Effective Time, as the case may be.

            (j) Tax Matters. Except as reflected in its SEC Documents filed with the SEC prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect with respect to the Packco Group or the New Grace
      Group: (i) all federal, state, local and foreign tax returns required to be filed by or on behalf of Grace or any of its subsidiaries have been timely filed, or requests for extensions have been timely filed and have been granted and have not expired, and all such filed returns are complete and accurate in all respects; (ii) all taxes shown as due and payable on returns filed by Grace or any of its subsidiaries have been paid in full;
      (iii) there is no outstanding audit examination, deficiency or refund litigation with respect to any taxes of Grace; (iv) all taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to Grace have been paid in full or have been recorded as a liability on its balance sheet (in accordance with US GAAP); (v) neither Grace nor any of its subsidiaries is a party to any tax sharing or similar agreement pursuant to which it or any of its subsidiaries has indemnified another party with respect to taxes; and (vi) neither Grace nor any of its subsidiaries has waived any applicable statute of limitations with respect to any taxes. At the Effective Time, the representations set forth in the Tax Matters Certificates of Grace-Conn., substantially in the form of Exhibit B (the "Grace Tax Matters Certificate"), will be true and correct in all respects, and such representations are hereby incorporated herein by reference with the same effect as if set forth herein in their entirety.

            (k) Disclosure. The representations and warranties of Grace contained in this Agreement or in any written instrument, exhibit or certificate furnished or to be furnished by Grace to Sealed Air pursuant hereto or in connection herewith, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

            5.2. Representations and Warranties for the Packaging Business. Grace hereby represents and warrants to Sealed Air that, except as set forth in a letter delivered to Sealed Air simultaneously with the execution and delivery of this Agreement (the "Packaging Business Disclosure Letter"):

            (a) Corporate Organization and Qualification. At the Effective Time, Packco and each Packco Subsidiary will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and will be in good standing (if recognized in such jurisdiction, or, if not, duly qualified) as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by Packco or such Packco Subsidiary require such qualification, except for any such failure so to qualify or be in good standing which, when taken together with all other such failures, is not reasonably likely to have a Material Adverse Effect with respect to the Packco Group or the Packaging Business. At the Effective Time, Packco and each Packco Subsidiary will have the requisite corporate power and authority and all material governmental licenses and approvals to carry on its business as now being conducted.

            (b) Corporate Authority. At the Effective Time, Packco and each Packco Subsidiary will have the requisite corporate power and authority and will have taken all corporate action necessary in order to consummate the transactions contemplated hereby and by the other Transaction Agreements.

            (c) Capitalization. All issued and outstanding shares of capital stock of Packco and each Packco Subsidiary (except for an immaterial number of shares held by officers and directors of Grace and its subsidiaries as required by applicable law) will, as of the Effective Time, be owned of record and beneficially by Grace, Packco or another Packco Subsidiary, free and clear of all liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights or other encumbrances or restrictions of any kind. There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Packco or any Packco Subsidiary or obligating Packco or any Packco Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Packco or any Packco Subsidiary. There are no outstanding contractual obligations of Packco or any Packco Subsidiary to repurchase, redeem or otherwise acquire any capital stock of Packco or any Packco Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in Packco or any Packco Subsidiary or any other entity. As of the Effective Time, each of the outstanding shares of capital stock of Packco, and each Packco Subsidiary will be duly authorized, validly issued, fully paid and nonassessable.

            (d) Financial Statements; No Undisclosed Liabilities. (i) Included in the Packaging Business Disclosure Letter are unaudited special purpose consolidated and combined balance sheets as of December 31, 1995 and 1996 and June 30, 1997, and special purpose consolidated and combined statements of earnings before interest and taxes for the three years ended December 31, 1996 and the six months ended June 30, 1997 for the Packaging Business (such financial statements, the "Packaging Business Disclosure Letter Financial Statements," and the balance sheet as of December 31, 1996 included therein, the "Packaging Business Disclosure Letter Balance Sheet"). The balance sheets included in the Packaging Business Disclosure Letter Financial Statements (including and subject to the Basis of Presentation) fairly present in all material respects, and the special purpose consolidated and combined balance sheet to be included in the Packaging Business Financial Statements (including any related notes and schedules) shall fairly present in all material respects, the consolidated financial position of the Packaging Business, in each case as of the dates set forth therein; and each of the special purpose consolidated and combined statements of earnings before interest and taxes included in the Packaging Business Disclosure Letter Financial Statements (including and subject to the Basis of Presentation) fairly presents in all material respects, and each consolidated statement of operations, cash flows and shareholders' equity to be included in the Packaging Business Financial Statements (including any related notes and schedules) shall fairly present in all material respects, the consolidated results of operations, cash flows and retained earnings, as the case may be, of the Packaging Business for the periods set forth therein, in each case in accordance with US GAAP applied on a consistent basis (subject, in the case of interim financial statements, to normal year-end adjustments).

          (ii) Except as disclosed on the Packaging Business Disclosure Letter Balance Sheet or in the Basis of Presentation thereto, the Packco Group does not have any liabilities of any kind whatsoever, whether or not accrued, contingent or otherwise, that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect with respect to the Packco Group or the Packaging Business (other than liabilities to be incurred in connection with the Grace Credit Agreement).

            (e) Absence of Certain Events and Changes. Except (i) as disclosed in the Packaging Business Disclosure Letter, and (ii) as contemplated by the Transaction Agreements, since December 31, 1996, the Packaging Business has been conducted only in the ordinary and usual course of business and there has not been any change or development or combination of changes or developments (including any worsening of any condition currently existing) which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect with respect to the Packco Group or the Packaging Business.

            (f) Compliance with Laws. Grace and its subsidiaries (with respect to the Packaging Business) have complied with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, except where the failure to comply is not reasonably likely, individually and in the aggregate, to have a Material Adverse Effect with respect to the Packco Group or the Packaging Business. Grace and its subsidiaries (with respect to the Packaging Business) have, and immediately after the Contribution will have, all permits, licenses, certificates of authority, orders, and approvals of, and has and will have made all filings, applications, and registrations with, federal, state, local, and foreign Governmental Entities that are required in order to permit the Packco Group to carry on the Packaging Business as it is presently conducted by Grace and its subsidiaries, except for such permits, licenses, certificates, orders, filings, applications and registrations, the failure to have or make which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect with respect to the Packco Group or the Packaging Business.

            (g) Title to Assets. Effective as of the Distribution Date and subject to the provisions of Article II of the Distribution Agreement or as disclosed in the Packaging Business Disclosure Letter, one or more members of the Packco Group will:

                  (i) have good and valid title to the Packco Assets (as defined in the Distribution Agreement) (including, without limitation, all assets reflected on the Packaging Business Disclosure Letter Balance Sheet or Packco Assets acquired after December 31, 1996, except for such assets as were sold since December 31, 1996 in the ordinary course of business and not in violation of this Agreement), free and clear of any Liens; and

                  (ii) own or have adequate rights to use all assets used or held for use in the Packaging Business as conducted by Grace and its subsidiaries as of the Distribution Date, and such rights are sufficient to permit the Packco Group to continue to operate the Packaging Business as conducted by Grace and its subsidiaries as of the Distribution Date;

      in each case except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on the Packaging Business or the Packco Group. As used herein, "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such asset.

            (h) Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings or proceedings pending or, to the knowledge of its executive officers, threatened, or investigations pending, against Grace or its subsidiaries with respect to the Packaging Business, Packco or any Packco Subsidiary that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect with respect to the Packco Group or the Packaging Business. There are no judgments or outstanding orders, writs, injunctions, decrees, stipulations or awards (whether rendered or issued by a court or Governmental Entity, or by arbitration) against Grace or its subsidiaries with respect to the Packaging Business, Packco or any Packco Subsidiary, or any of their respective properties or businesses, which are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect with respect to the Packco Group or the Packaging Business.

            (i) Taxes. Except as reflected in Grace's SEC Documents filed with the SEC prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect with respect to the Packco Group or the Packaging
      Business: (i) all federal, state, local and foreign tax returns required to be filed with respect to the Packaging Business, Packco or any Packco Subsidiary have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not expired, and all such filed returns are complete and accurate in all material respects; (ii) all taxes shown as due and payable on returns filed with respect to the Packaging Business, Packco or any Packco Subsidiary have been paid in full; (iii) there is no outstanding audit examination, deficiency or refund litigation with respect to any taxes with respect to the Packaging Business, Packco or any Packco Subsidiary;
      (iv) all taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation with respect to the Packaging Business, Packco or any Packco Subsidiary have been paid in full or have been recorded as a liability on the Packaging Business Disclosure Letter Balance Sheet (in accordance with the Basis of Presentation set forth therein); (v) neither Grace, Packco nor any Packco Subsidiary is a party to any tax sharing or similar agreement pursuant to which the Packaging Business has indemnified another party with respect to taxes; and (vi) neither Grace (with respect to the Packaging Business), Packco nor any of the Packco Subsidiaries has waived any applicable statute of limitations with respect to any taxes.

            (j) Environmental Matters. Except as disclosed in the Grace SEC Documents filed prior to the date hereof and except for such matters that, individually and in the aggregate, are not reasonably likely to have a Material Adverse Effect with respect to the Packco Group or the Packaging Business, (i) Grace and its subsidiaries, with respect to the Packaging Business, Packco and the Packco Subsidiaries are and have been in compliance with all applicable Environmental Laws; (ii) Grace and its subsidiaries, with respect to the Packaging Business, Packco and the Packco Subsidiaries hold and have held all permits under any Environmental Law required for the operation of the Packaging Business as presently conducted and are in compliance with the terms of such permits; and (iii) neither Grace nor any of its subsidiaries, with respect to the Packaging Business, Packco, nor any of the Packco Subsidiaries has received any outstanding written notices, demand letters, claims or requests for information, nor has any complaint been filed, penalty assessed, nor is any investigation, action, claim, suit, proceeding or review pending (with respect to which Grace has been provided notice), or, to the knowledge of the executive officers of Grace, threatened by any Governmental Entity or any third party that assert that Grace or any of its subsidiaries, with respect to the Packaging Business, Packco, or any of the Packco Subsidiaries may be in violation of, or liable under, any Environmental Law (including as an indemnitor in connection with any threatened or asserted claim by any third party indemnitee, which indemnity claim may be a Packco Liability (as defined in the Distribution Agreement)), and none of Grace or any of its subsidiaries, with respect to the Packaging Business, Packco, the Packco Subsidiaries or its properties is subject to any citation, court order, administrative order or decree arising under any Environmental Law. None of the real property owned or leased by Grace (with respect to the Packaging Business) or any of its subsidiaries (with respect to any Packco Asset), Packco or any Packco Subsidiary is listed on, or, to the knowledge of the executive officers of Grace, proposed for listing on the "National Priorities List" under CERCLA, or any similar state, local or foreign list of sites requiring investigation or cleanup.

            (k) Contracts and Commitments. Except as set forth in the Packaging Business Disclosure Letter, and except for matters that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Packaging Business or the Packco Group, (i) Grace, Packco and the Packco Subsidiaries will not, as of the Effective Time, be parties to or bound by any Contract that materially limits the ability of Grace after the Merger, Packco, the Surviving Corporation or any of their respective subsidiaries to compete in any line of business or with any person or in any geographic area, in each case with respect to the Packaging Business or the business of Sealed Air as presently conducted;
      (ii) neither Grace nor any of its subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Contract that is material to the operation of the Packaging Business; (iii) to the knowledge of the executive officers of Grace, none of the other parties to any Contract that is material to the operation of the Packaging Business is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and (iv) neither Grace nor any of its subsidiaries has received any written notice of the intention of any party to terminate any Contract whether as a termination for convenience or for default of Grace or any of its subsidiaries thereunder.

            (l) Employee Benefit Plans. (i) The Packaging Business Disclosure Letter includes a complete list of all material employee benefit plans, programs, policies, practices and other arrangements (regardless of whether they are funded or unfunded or foreign or domestic, but excluding any such plans, programs, policies, practices and arrangements mandated or sponsored by a Governmental Entity with respect to foreign Packco Employees) providing benefits to any current or former Packco Employee or beneficiary or dependent thereof, sponsored or maintained by Grace or any of its subsidiaries, with respect to the Packaging Business, Packco or any of the Packco Subsidiaries, or to which Grace or any of its subsidiaries, with respect to the Packaging Business, Packco or any of the Packco Subsidiaries contributes or is obligated to contribute (the "Packaging Business Plans"). Without limiting the generality of the foregoing, the term "Packaging Business Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA; provided, that such list may not be complete as of the date hereof as to Packaging Business Plans providing benefits to foreign Packco Employees, but such list shall be updated so as to be complete as to such Packaging Business Plans promptly following the date hereof. The Packaging Business Disclosure Letter also specifically identifies those Packaging Business Plans that are sponsored, maintained or contributed to exclusively by Packco or any of the Packco Subsidiaries exclusively for the benefit of Packco Employees (the "Packaging Business-Only Plans").

          (ii) With respect to each Packaging Business Plan providing benefits to U.S. Packco Employees, Grace has delivered or made available to Sealed Air and, with respect to each Packaging Business Plan providing benefits to foreign Packco Employees, promptly following the date hereof, Grace will deliver or make available to Sealed Air, a true, correct and complete copy of each of the following: (A) all plan documents and the current summary plan descriptions (if any); (B) all benefit schedules, trust agreements and insurance contracts and other funding vehicles, if any; (C) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any, or any similar filing made with any foreign authority;
      (D) the most recent annual financial report, if any; (E) the most recent actuarial report, if any; and (F) the most recent determination letter from the IRS or similar document issued by any other taxing authority, if any. Except as specifically provided in the foregoing documents delivered or made available to Sealed Air, there are no amendments to any Packaging Business Plan that have been adopted or approved, nor has Grace or Packco undertaken to make any such amendments.

         (iii) The Packaging Business Disclosure Letter identifies each Packaging Business Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (the "Packco Qualified Plans"). The IRS has issued a favorable determination letter with respect to each Packco Qualified Plan, in each case that has not been revoked, or an application for such a letter has been or will be filed before the expiration of the remedial amendment period, and Grace knows of no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any such plan or the related trust. No Packaging Business-Only Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

          (iv) Grace and its subsidiaries and Packco and the Packco Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all other laws and regulations applicable to the Packaging Business-Only Plans. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to any Packaging Business-Only Plan or the imposition of any lien on the assets of Packco or a Packco Subsidiary under ERISA or the Code. No prohibited transaction (as defined in ERISA) has occurred with respect to any Packaging Business-Only Plan.

           (v) No Packaging Business-Only Plan is a "multi-employer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"). There does not now exist, nor do any circumstances exist that could result in, any liability under (A) Title IV of ERISA, (B) Section 302 of ERISA, (C) Sections 412 and 4971 of the Code,
      (D) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (E) corresponding or similar provisions of foreign laws or regulations, that would be a liability of Newco, Packco or a Packco Subsidiary following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the Packaging Business-Only Plans.

          (vi) All contributions required to be made to any Packaging Business Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Packaging Business Plan, have been timely made or paid in full. Without limiting the generality of the foregoing, all contributions to the Hourly SIP and the Salaried SIP (each as defined in the Benefits Agreement) have been timely made in accordance with past practice.

         (vii) All Packaging Business Plans covering foreign Packco Employees comply with applicable local law, except when the failure to so comply, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Packco Group or the Packaging Business.

        (viii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any Packco Employee. Without limiting the generality of the foregoing, no amount paid or payable in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

          (ix) To the knowledge of the executive officers of Grace, Grace has, and, after the Effective Time, Packco will have, the right to amend or terminate any Packaging Business Plan to the extent it provides post-retirement medical and life insurance benefits under U.S. Welfare Plans (as defined in the Benefits Agreement), other than such benefits that the New Grace Group is responsible for providing pursuant to the Benefits Agreement, and except as may be required by any applicable collective bargaining agreement.

            (m) Trademarks, Patents and Copyrights. Grace, Packco or a Packco Subsidiary owns or possesses adequate licenses or other rights to use all patents, trademarks, trade names, service marks, copyrights, licenses and product licenses or registrations (including applications for any of the foregoing), technology, know-how, tangible or intangible proprietary intellectual property rights, information or material (whether conceived, reduced to practice or under development), formulae, inventions and new and investigational applications (including all options or other rights to acquire any of the foregoing) as are necessary, used or held for use in connection with the Packaging Business (the "Packaging Business Intellectual Property"), the lack of which would reasonably be expected to have a Material Adverse Effect with respect to the Packco Group or the Packaging Business. None of Grace, Packco or any of its subsidiaries has received any adverse claim by any other person with respect to the Packaging Business Intellectual Property or is aware, to the knowledge of the executive officers of Grace, Packco and the Packco Subsidiaries, of any infringements with respect thereto, and there is no infringement by Grace, Packco or any Packco Subsidiary of the intellectual property rights of others, which, in each case, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Packco Group or the Packco Business. Except for matters that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Packaging Business, immediately after the Contribution, Grace, Packco or a Packco Subsidiary will own or possess adequate licenses or other rights to use (subject to the terms of the Distribution Agreement, on substantially the same basis as currently owned or possessed by Grace and its Subsidiaries) all of the Packaging Business Intellectual Property. Except as contemplated by Section 2.01(d) of the Distribution Agreement, there are no Contracts, agreements or licenses pursuant to which Grace or any subsidiaries of Grace which are not a member of the Packco Group will retain rights or interests of any kind in or affecting the Packaging Business Intellectual Property.

            5.3. Representations and Warranties of Sealed Air. Sealed Air hereby represents and warrants to Grace that, except as set forth in a letter delivered to Grace simultaneously with the execution and delivery of this Agreement (the "Sealed Air Disclosure Letter"):

            (a) Capital Stock. The authorized capital stock of Sealed Air consists of 125,000,000 Sealed Air Common Shares, par value $.01 per share, of which 42,624,246 were outstanding as of August 14, 1997, and 1,000,000 Sealed Air Preferred Shares, no par value, none of which was outstanding as of such date. 157,858 Sealed Air Common Shares were held in treasury by Sealed Air and its subsidiaries as of August 14, 1997. As of August 14, 1997, there were outstanding under the Sealed Air Amended Contingent Stock Plan and the Sealed Air Amended Restricted Stock Plan for Non-Employee Directors and any other plan for employees or directors of Sealed Air (collectively, the "Sealed Air Stock Plans") no awards granting rights to acquire Sealed Air Common Shares (subject to adjustment on the terms set forth in the Sealed Air Stock Plans). As of August 14, 1997, there are no shares of capital stock of Sealed Air reserved for issuance, other than 547,050 Sealed Air Common Shares reserved for issuance pursuant to the Sealed Air Stock Plans. All outstanding Sealed Air Common Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except for the Sealed Air Common Shares, Sealed Air has outstanding no bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the shareholders of Sealed Air on any matter. Each of the outstanding shares of capital stock of each of Sealed Air's subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable and, except for an immaterial number of shares held by officers and directors of Sealed Air and its subsidiaries as required by applicable law, is owned, either directly or indirectly, by Sealed Air free and clear of all liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights or other encumbrances or restrictions of any kind. Except as set forth above and except for awards and Sealed Air Common Shares issued after August 14, 1997 pursuant to the terms of the Sealed Air Profit Sharing Plan in accordance with Section 6.1(c), there are no shares of capital stock of Sealed Air authorized, issued or outstanding and there are no preemptive rights or any outstanding subscriptions, options, puts, calls, warrants, rights, convertible or exchangeable securities or other agreements or commitments of Sealed Air or any of its subsidiaries of any character relating to the issued or unissued capital stock or other securities of Sealed Air (including, without limitation, the issuance, sale, purchase, redemption, conversion, exchange, redemption, voting or transfer thereof). As of the Effective Time, the number of Sealed Air Common Shares outstanding (including any awards pursuant to the Sealed Air Stock Plans) shall not exceed the number outstanding as of August 14, 1997, except to the extent that such excess is reflected in an adjustment to the Per Share Common Consideration (as defined in the Distribution Agreement) as provided in the definition thereof.

            (b) Corporate Organization and Qualification. Each of Sealed Air and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its or such subsidiary's jurisdiction of organization and is in good standing (if recognized in such jurisdiction, or, if not, duly qualified) as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it or such subsidiary require such qualification, except for any such failure so to qualify or be in good standing which, when taken together with all other such failures, is not reasonably likely to have a Material Adverse Effect with respect to Sealed Air. Each of Sealed Air and its subsidiaries has the requisite corporate power and authority and all material governmental licenses and approvals to carry on its businesses as they are now being conducted. Sealed Air has made available to the other parties hereto a complete and correct copy of its Certificate of Incorporation and By-laws, each as amended to date and currently in full force and effect.

            (c) Corporate Authority. Subject only to the receipt of the requisite approval of its shareholders to consummate the Merger, Sealed Air has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform each Transaction Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby, including, without limitation, the approval of the Sealed Air Board and the resolution of the Sealed Air Board to recommend, subject to their fiduciary duties, the transactions contemplated hereby and thereby for approval by Sealed Air shareholders. Each Transaction Agreement to which Sealed Air is a party is, or when executed and delivered shall be, a valid and binding agreement of Sealed Air enforceable in accordance with its terms. The affirmative vote of the holders of a majority of outstanding Sealed Air Common Shares in favor of the Merger is the only vote of the holders of Sealed Air's capital stock necessary in connection with the consummation of the Merger.

            (d) Governmental Filings; No Violations. (i) Other than as may be required under the HSR Act and similar statutes in other countries, the Exchange Act, the Securities Act, and state securities laws, no notices, reports or other filings are required to be made by Sealed Air or any of its subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it or any such subsidiary from, any Governmental Entity in connection with the execution, delivery or performance of each Transaction Agreement to which Sealed Air is a party and the consummation by Sealed Air of the transactions contemplated hereby and thereby, except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Sealed Air or prevent or materially delay or enable any person to enjoin consummation of the transactions contemplated hereby and thereby.

            (ii) The execution, delivery and performance by Sealed Air of each Transaction Agreement to which it is a party does not or will not, and the consummation by it of any of the transactions contemplated hereby and thereby will not, constitute or result in (with or without the giving of notice, the lapse of time or both) (A) a breach or violation of, or a default under, its Certificate of Incorporation or By-laws, or (B) a breach or violation of, or a default under, or an acceleration or termination of or change in the rights or obligations of any party under, or the creation of a lien, pledge, security interest or other encumbrance on any assets pursuant to, any provision of any Contracts of it or any of its subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, except, in the case of clause (B) above, for such breaches, violations, defaults, accelerations or changes that are disclosed in the Sealed Air Disclosure Letter or, individually and in the aggregate, are not reasonably likely to have a Material Adverse Effect with respect to Sealed Air or prevent or materially delay or enable any person to enjoin consummation of the Reorganization.

            (e) SEC Documents; Financial Statements; No Undisclosed Liabilities.
      (i) Sealed Air has filed all forms, reports and documents required to be filed by it under the Exchange Act or the Securities Act since December 31, 1994. As of its filing date, each such SEC Document filed, and each SEC Document that will be filed by Sealed Air or its subsidiaries prior to the Effective Time, as amended or supplemented, if applicable, pursuant to the Exchange Act or the Securities Act (A) complied or will comply in all material respects with the applicable requirements of the Exchange Act or the Securities Act and (B) did not or will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of Sealed Air's consolidated balance sheets included in or incorporated by reference into its SEC Documents fairly presents in all material respects the consolidated financial position of it and its subsidiaries as of the dates set forth therein, and each of the consolidated statements of earnings, cash flows and shareholders' equity included in or incorporated by reference into its SEC Documents (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations, cash flows and shareholders' equity, as the case may be, of Sealed Air and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with US GAAP (applied on a consistent basis).

          (ii) Except as disclosed in its SEC Documents filed with the SEC prior to the date hereof, neither Sealed Air nor any of its subsidiaries has any liabilities of any kind whatsoever, whether or not accrued, contingent or otherwise, that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect with respect to Sealed Air.

            (f) Absence of Certain Events and Changes. Except as disclosed in its SEC Documents filed with the SEC prior to the date hereof, since December 31, 1996, Sealed Air and its subsidiaries have conducted their respective businesses only in the ordinary course of such businesses, and there has not been any change or development or combination of changes or developments (including any worsening of any condition currently existing) which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect with respect to Sealed Air.

            (g) Compliance with Laws. Except as disclosed in its SEC Documents filed with the SEC prior to the date hereof, Sealed Air and its subsidiaries have complied with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, except where the failure to comply is not reasonably likely, individually and in the aggregate, to have a Material Adverse Effect with respect to Sealed Air. Sealed Air and its subsidiaries have, and, immediately after the Merger, will have, all permits, licenses, certificates of authority, orders, and approvals of, and has and will have made all filings, applications, and registrations with, federal, state, local, and foreign Governmental Entities that are required in order to permit it or such subsidiary to carry on its business as it is presently conducted, except for such permits, licenses, certificates, orders, filings, applications and registrations, the failure to have or make which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect with respect to Sealed Air.

            (h) Title to Assets. Except as disclosed in its SEC Documents filed with the SEC prior to the date hereof, Sealed Air or its subsidiaries have and, immediately after the Merger, will:

                  (i) have good and valid title to its properties and assets
            (including, without limitation, all assets reflected on the audited 1996 balance sheet of Sealed Air, except for such assets as were sold since December 31, 1996 in the ordinary course of business and not in violation of this Agreement), free and clear of any Liens; and

                  (ii) own or have adequate rights to use all assets currently used or held for use by Sealed Air and its subsidiaries, and such rights are sufficient to permit Sealed Air to continue to operate Sealed Air's business as currently conducted by Sealed Air and its subsidiaries;

      in each case except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on Sealed Air.

            (i) Litigation. Except as disclosed in Sealed Air's SEC Documents filed with the SEC prior to the date hereof, there are no civil, criminal or administrative actions, suits, claims, hearings or proceedings pending or, to the knowledge of its executive officers, threatened, or investigations pending, against Sealed Air or any of its subsidiaries that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect with respect to Sealed Air. There are no judgments or outstanding orders, writs, injunctions, decrees, stipulations or awards (whether rendered or issued by a court or Governmental Entity, or by arbitration) against Sealed Air or any of its subsidiaries or their respective properties or businesses, which are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect with respect to Sealed Air.

            (j) Taxes. Except as reflected in Sealed Air's SEC Documents filed with the SEC prior to the date hereof, and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect with respect to Sealed Air, (i) all federal, state, local and foreign tax returns required to be filed by or on behalf of Sealed Air or any of its subsidiaries have been timely filed, or requests for extensions have been timely filed and have been granted and not expired, and all such filed returns are complete and accurate; (ii) all taxes shown as due and payable on returns filed by Sealed Air or any of its subsidiaries have been paid in full; (iii) there is no outstanding audit examination, deficiency, or refund litigation with respect to any taxes of Sealed Air or any of its subsidiaries; (iv) all taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Sealed Air or any of its subsidiaries have been paid in full or have been recorded as a liability on the balance sheet of Sealed Air (in accordance with US GAAP); (v) neither Sealed Air nor any of its subsidiaries is a party to a tax sharing or similar agreement or any agreement pursuant to which it or any of its subsidiaries has indemnified another party with respect to taxes; and (vi) neither Sealed Air nor any of its subsidiaries has waived any applicable statute of limitations with respect to any taxes.

            (k) Contracts and Commitments. Except as set forth in the Sealed Air Disclosure Letter, and except for matters that would not, individually or in the aggregate, have a Material Adverse Effect with respect to Sealed Air, (i) Sealed Air and its subsidiaries will not, as of the Effective Time, be parties to or bound by any Contract that materially limits the ability of Grace after the Merger, Packco, the Surviving Corporation or any of their respective subsidiaries to compete in any line of business or with any person or in any geographic area; (ii) neither Sealed Air nor any of its subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Contract that is material to the operation of Sealed Air; (iii) none of the other parties to any Contract that is material to the operation of Sealed Air is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder; and (iv) neither Sealed Air nor any of its subsidiaries has received any written notice of the intention of any party to terminate any such Contract whether as a termination for convenience or for default of Sealed Air or any of its subsidiaries thereunder.

            (l) Employee Benefits. (i) The Sealed Air Disclosure Letter includes a complete list of all material employee benefit plans, programs, policies, practices and other arrangements (regardless of whether they are funded or unfunded or foreign or domestic, but excluding any such plans, programs, policies, practices and arrangements mandated or sponsored by a Governmental Entity with respect to foreign employees) providing benefits to any current or former employee of Sealed Air or any of its subsidiaries (collectively, "Sealed Air Employees") or beneficiary or dependent thereof, sponsored or maintained by Sealed Air or any of its subsidiaries, or to which Sealed Air or any of its subsidiaries contributes or is obligated to contribute (the "Sealed Air Plans"); provided, that such list may not be complete as of the date hereof as to Sealed Air Plans providing benefits to foreign Sealed Air Employees, but such list shall be updated so as to be complete as to such Sealed Air Plans promptly following the date hereof. Without limiting the generality of the foregoing, the term "Sealed Air Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

          (ii) With respect to each Sealed Air Plan providing benefits to U.S. Sealed Air Employees, Sealed Air has delivered or made available to Grace, and with respect to each Sealed Air Plan providing benefits to foreign Sealed Air Employees, promptly following the date hereof, Sealed Air will deliver or make available to Grace, a true, correct and complete copy of each of the following: (A) all plan documents, (B) all benefit schedules, trust agreements and insurance contracts and other funding vehicles, and the current summary plan descriptions (if any); (C) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any, or any similar filing made with any foreign authority; (D) the most recent annual financial report, if any; (E) the most recent actuarial report, if any; and (F) the most recent determination letter from the IRS or similar document issued by any other taxing authority, if any. Except as specifically provided in the foregoing documents delivered or made available to each of the parties hereto, there are no amendments to any Sealed Air Plan that have been adopted or approved, nor has Sealed Air undertaken to make any such amendments.

         (iii) The Sealed Air Disclosure Letter identifies each Sealed Air Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Sealed Air Qualified Plans"). The IRS has issued a favorable determination letter with respect to each Sealed Air Qualified Plan, in each case that has not been revoked, or application for such a letter has been or will be filed before the expiration of the remedial amendment period, and Sealed Air knows of no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any such plan or the related trust. No Sealed Air Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

          (iv) Sealed Air and its subsidiaries have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Code and all other laws and regulations applicable to the Sealed Air Plans. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to any Sealed Air Plan or the imposition of any lien on the assets of Sealed Air under ERISA or the Code. No prohibited transaction (as defined in ERISA) has occurred with respect to any Sealed Air Plan.

           (v) All contributions required to be made to any Sealed Air Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Sealed Air Plan, have been timely made or paid in full.

          (vi) No Sealed Air Plan currently sponsored or maintained by Sealed Air, any of its subsidiaries or any of their respective ERISA Affiliates is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Without limiting the generality of the foregoing, no Sealed Air Plan is a Multiemployer Plan or a Multiple Employer Plan, nor has Sealed Air or any ERISA Affiliate of Sealed Air, at any time since September 2, 1974, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. There does not now exist, nor do any circumstances exist that could result in, any liability under (A) Title IV of ERISA, (B) Section 302 of ERISA, (C) Sections 412 and 4971 of the Code,
      (D) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (E) corresponding or similar provisions of foreign laws or regulations, that would be a liability of Sealed Air or any of its subsidiaries following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the Sealed Air Plans.

         (vii) Neither Sealed Air nor any of its subsidiaries has any obligations for retiree health and life benefits under any Sealed Air Plan.

        (viii) All Sealed Air Plans covering foreign Sealed Air Employees comply with applicable local law, except when the failure to so comply, individually or in the aggregate, would not have a Material Adverse Effect with respect to Sealed Air.

          (ix) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any Sealed Air Employee. Without limiting the generality of the foregoing, no amount paid or payable in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code. Sealed Air and its subsidiaries have not entered into any change-of-control agreements under which Sealed Air will be obligated to make change-of-control payments following the Merger.

            (m) Environmental Matters. Except as disclosed in its SEC Documents filed prior to the date hereof and except for such matters that, individually and in the aggregate, are not reasonably likely to have a Material Adverse Effect with respect to Sealed Air, (i) Sealed Air and its subsidiaries are and have been in compliance with all applicable Environmental Laws; (ii) Sealed Air and its subsidiaries hold and have held all permits under any Environmental Law required for the operation of their respective businesses as presently conducted and are in compliance with the terms of such permits; and (iii) neither Sealed Air nor any of its subsidiaries has received any outstanding written notices, demand letters, claims or requests for information, nor has any complaint been filed, penalty assessed, nor is any investigation, action, claim, suit, proceeding or review pending (with respect to which Sealed Air has been provided notice), or, to the knowledge of the executive officers of Sealed Air, threatened by any Governmental Entity or any third party that assert that Sealed Air or any of its subsidiaries may be in violation of, or liable under, any Environmental Law (including as an indemnitor in connection with any threatened or asserted claim by any third party indemnitee), and none of Sealed Air, its subsidiaries or its properties is subject to any citation, court order, administrative order or decree arising under any Environmental Law. None of the real property owned or leased by Sealed Air or any of its subsidiaries is listed on, or, to the knowledge of Sealed Air's executive officers, proposed for listing on the "National Priorities List" under CERCLA, or any similar state, local or foreign list of sites requiring investigation or cleanup.


            (n) Takeover Statutes; Rights Plans. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will not cause to be applicable to Sealed Air any Takeover Statute (after giving effect to any actions that will be taken prior to the Effective Time). Sealed Air does not have any preferred share purchase rights plan or similar rights plan in effect.

            (o) Brokers and Finders. Neither Sealed Air nor any of its subsidiaries or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein, except pursuant to arrangements disclosed in writing to the other parties hereto prior to the date hereof.

            (p) Trademarks, Patents and Copyrights. Sealed Air and its subsidiaries own or possess adequate licenses or other rights to use all patents, trademarks, trade names, service marks, copyrights, licenses and product licenses or registrations (including applications for any of the foregoing), technology, know-how, tangible or intangible proprietary intellectual property rights, information or material (whether conceived, reduced to practice or under development), formulae, inventions and new and investigational applications (including all options or rights to acquire any of the foregoing) as are necessary, used or held for use in connection with its business (the "Sealed Air Intellectual Property"), the lack of which would reasonably be expected to have a Material Adverse Effect with respect to Sealed Air. None of Sealed Air or any of its subsidiaries has received any adverse claim by any other person with respect to the Sealed Air Intellectual Property or is aware, to the knowledge of the executive officers of Sealed Air and its subsidiaries, of any infringement with respect thereto, and there is no infringement by Sealed Air or its subsidiaries of the intellectual property rights of others, which, in each case, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Sealed Air. Except for matters that would not, individually or in the aggregate, have a Material Adverse Effect with respect to Sealed Air, immediately after the Merger, the Surviving Corporation and its subsidiaries will own or possess adequate licenses or other rights to use (on substantially the same basis as currently owned or possessed by Sealed Air and its subsidiaries) all of the Sealed Air Intellectual Property.

            (q) Tax Matters. At the Effective Time, the representations set forth in the Tax Matters Certificates of Sealed Air, substantially in the form of Exhibit B (the "Sealed Air Tax Matters Certificate"), will be true and correct in all respects, and such representations are hereby incorporated herein by reference with the same effect as if set forth herein in their entirety.

            (r) Disclosure. The representations and warranties of Sealed Air contained in this Agreement or in any written instrument, exhibit or certificate furnished or to be furnished by Sealed Air to Grace pursuant hereto or in connection herewith do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.


                                ARTICLE VI

                                 COVENANTS

            6.1. Interim Operations. Each of Grace and Sealed Air covenants and agrees as to itself and its subsidiaries that, from and after the date hereof until the Effective Time, except insofar as the other parties shall otherwise consent or except as otherwise contemplated by this Agreement, the Transaction Agreements or its Disclosure Letters (provided that, as used in this Section, all references to Grace (and/or its Affiliates) shall be deemed to refer to Grace and all of the Subsidiaries of Grace (in each case only with respect to the Packaging Business), the Packco Group and the Packaging Business except as otherwise specifically provided):

            (a) The business of it and its subsidiaries will be conducted only in the ordinary and usual course and it and its subsidiaries will use all reasonable efforts to preserve their business organization intact and maintain their existing relations with customers, suppliers, employees and business associates.

            (b) It will not (i) sell or pledge or agree to sell or pledge any stock owned, directly or indirectly, by it in any of its subsidiaries,
      (ii) amend its Certificate of Incorporation or By-laws (or similar organizational document); (iii) split, combine or reclassify any outstanding capital stock; or (iv) declare, set aside or pay any dividend payable in stock or property with respect to any of its capital stock (other than, in the case of Grace, regular quarterly cash dividends consistent with Grace's current practice, and intercompany dividends).

            (c) Neither it nor any of its subsidiaries will issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible or exchangeable for, or options, puts, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class other than common shares issuable pursuant to options, awards, warrants and other convertible securities outstanding on the date hereof and disclosed herein, provided that notwithstanding the foregoing
      (A) Grace may grant options to acquire Grace Common Shares so long as such options will not, after the Recapitalization, be or become options to purchase capital stock or other securities of Newco or any of its subsidiaries, and (B) in the ordinary course of business, Sealed Air may grant awards to acquire Sealed Air Common Shares or make all or part of its contribution to the Sealed Air Profit Sharing Plan in the form of Sealed Air Common Shares.

            (d) Neither it nor any of its subsidiaries will (i) other than in the ordinary course of business, transfer, lease, license, guarantee, sell, mortgage, pledge or dispose of any property or assets or encumber any property or assets, or make any material acquisition of, or investment in, assets, stock or other securities of any other person or entity (other than its wholly-owned subsidiaries); or (ii) transfer, license, sell, pledge or dispose of any material Intellectual Property rights.

            (e) Except as required or contemplated by agreements or arrangements disclosed in its SEC Documents or its Disclosure Letter, neither it nor any of its subsidiaries will grant any severance or termination pay to, or enter into, extend or amend any employment, consulting, severance or other compensation agreement with, any director or officer or, other than in the ordinary course of business consistent with past practice, other employees, except that the foregoing shall not prohibit Grace from entering into any such agreement or arrangement that will not be binding upon Newco or any of its subsidiaries after the Reorganization.

            (f) Except as may be required to satisfy contractual obligations existing as of the date hereof (and disclosed in its Disclosure Letter) and the requirements of applicable law, and except in the ordinary and usual course of business, neither it nor any of its subsidiaries will establish, adopt, enter into, make, amend or make any elections under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees that would be binding on Newco or any of its subsidiaries after the Reorganization.

            (g) It will not implement any change in its accounting principles, practices or methods, other than as may be required by US GAAP, and other than as may be necessary or advisable in connection with the Reorganization.

            (h) Neither Sealed Air nor Grace will adopt or propose any change in its certificate of incorporation or bylaws.

            (i) Grace agrees to use its reasonable best efforts to cause each person that holds any shares of a Packco Subsidiary constituting directors qualifying shares to deliver at the Effective Time such shares at the direction of Sealed Air.

            (j) Neither it nor any of its subsidiaries (including in the case of Grace, all members of the New Grace Group) shall intentionally take any action knowing that such action would cause a breach of a representation or warranty herein.

            (k) It and its subsidiaries will conduct cash management operations (including the collection of accounts receivable and realization of cash from other assets and the payment of trade payables and other liabilities) only in the ordinary and usual course of business, consistent with past practices, and, except as contemplated by the Transaction Agreements, all transactions between the Packco Group or the Packaging Business, on the one hand, and the New Grace Group or the New Grace Business, on the other, shall only be in the ordinary and usual course of business, consistent with the past practices.

            (l) Neither it nor any of its subsidiaries will authorize or enter into an agreement to take any of the actions referred to in paragraphs (a) through (k) above.

            6.2.  Certain Transactions.

            (a) It is understood and agreed by the parties hereto that, pursuant to the Distribution Agreement, at the time of the Reorganization and subject to
Section 2.02 of the Distribution Agreement, neither Grace nor any member of the Packco Group shall have cash or marketable securities, it being contemplated that, in connection with the Reorganization, such cash and marketable securities shall be provided to Grace-Conn.

            (b) Prior to the Distribution, Grace shall cause each of the parties to the Distribution Agreement, the Tax Sharing Agreement and the Benefits Agreement to duly enter into such agreements, which agreements shall not be amended without the consent of Sealed Air, which will not be unreasonably withheld.

            6.3. Acquisition Proposals. Each party hereto agrees that neither it nor any of its subsidiaries nor any of its respective officers and directors or the officers and directors of its subsidiaries shall, and it shall each direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation, business combination, recapitalization or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, it or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or provide any confidential information or data to, or have any discussions or engage in any negotiations with, any person relating to an Acquisition Proposal; provided, however, that the Grace Board or the Sealed Air Board may furnish or cause to be furnished information (pursuant to confidentiality arrangements) and may participate in such discussions and negotiations directly or through its representatives if (i) the failure to provide such information or participate in such negotiations and discussions would, in the opinion of its outside counsel, cause the members of the Grace Board or the Sealed Air Board, as the case may be, to breach their fiduciary duties under applicable law or (ii) another person makes a written offer or written proposal that was not solicited and did not otherwise result from a breach of this Section 6.3 and which, based upon the identity of the person making such offer or proposal, the terms thereof and the availability of adequate financing therefor, the Grace Board or the Sealed Air Board, as the case may be, believes, in the good faith exercise of its business judgment and based upon advice of its outside legal and financial advisors, could reasonably be expected to be consummated and represents a transaction more favorable to its shareholders than the Reorganization (a "Higher Offer"); provided further, however, that the term "Acquisition Proposal" shall not include a proposal exclusively involving all or part of the stock or assets of New Grace and the New Grace Business so long as any such proposal (and the consummation thereof) will not adversely affect the transactions contemplated hereby. Grace or Sealed Air, as the case may be, shall notify the other party hereto as soon as practicable if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it, which notice shall include the identity of the interested person and the material terms and conditions of any inquiry, request for information, offer or proposal. Thereafter, the party giving the notice shall keep the other reasonably informed of the status and details of any such inquiry, request for information, offer or proposal, discussion or negotiations.

            6.4. Information Supplied. Each of the parties hereto agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in any Registration Statement, the Joint Proxy Statement or Schedule 14A, or any amendment or supplement thereto, will, in the case of a Registration Statement, at the time such Registration Statement and each amendment and supplement thereto becomes effective under the Securities Act, or, in the case of a Joint Proxy Statement or Schedule 14A, at the time such Joint Proxy Statement or Schedule 14A and each amendment and supplement thereto is filed in definitive form with the SEC or mailed to shareholders and at the time of the applicable Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. All documents that either party is responsible for filing with the SEC in connection with the Reorganization will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

            6.5. Shareholder Approvals. Each of Grace and Sealed Air agrees to take, in accordance with applicable law and its Certificate of Incorporation and By-laws, all action necessary to convene a meeting of holders of Grace Common Shares and Sealed Air Common Shares, respectively, as promptly as practicable after the Registration Statements are declared effective, and the Joint Proxy Statement is cleared, by the SEC, to consider and vote upon the approval of the transactions contemplated by the Transaction Agreements (including, without limitation, the Grace Amendment). Subject to the remainder of this Section 6.5, each of the Grace Board and the Sealed Air Board shall recommend such adoption and approval and shall take all lawful action to solicit such approval by shareholders. The Grace Board or the Sealed Air Board, as the case may be, may fail to make such a recommendation, or withdraw, modify, or change any such recommendation, or recommend another offer or proposal, if (i) the making of such recommendation or failing to withdraw, modify or change its recommendation or to recommend another offer or proposal would, in the opinion of its outside counsel, cause the members of the Grace Board or the Sealed Air Board, as the case may be, to breach their fiduciary duties under applicable law, or (ii) there is a Higher Offer. In such event, notwithstanding anything contained in this Agreement to the contrary, any such failure to recommend, withdrawal, modification or change of recommendation or recommendation of such other offer or proposal, or the entering by Grace or Sealed Air into an agreement with respect to a Higher Offer (provided that Grace or Sealed Air, as the case may be, shall have provided the other party with at least four days' prior notice of its intention to enter into such agreement and the identity of the other party thereto and the material terms and conditions of the agreement to be entered into with such person), shall not constitute a breach of this Agreement by Grace or Sealed Air, as the case may be.

            6.6. Filings; Other Actions. (a) Subject to the obligations of consultation contained herein, Grace and Sealed Air shall promptly prepare for filing the Grace Registration Statement and the Joint Proxy Statement to be mailed to their shareholders, and Grace shall prepare the New Grace Registration Statement (and related prospectus forming a part thereof to be mailed to the Grace shareholders), in each case in connection with the Reorganization. In connection with the foregoing, Grace shall prepare audited annual and unaudited interim financial statements prepared in accordance with US GAAP and in compliance with Regulation S-K under the Securities Act for the Packaging Business (including Grace after giving effect to the Distribution) and for the New Grace Business, and such financial statements shall be included in the Registration Statements and the Joint Proxy Statement as may be appropriate. Each party hereto shall use its reasonable efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the SEC with respect to such filings, to have such filings declared effective or cleared, as the case may be, and cause such filings to be mailed at the earliest reasonably practicable time. Each party hereto and its counsel shall be given a reasonable opportunity to review and comment on each version of such filings prior to the filing thereof with the SEC. Each party hereto also shall use its reasonable efforts to obtain all necessary state securities law or blue sky permits and approvals required to carry out the transactions contemplated hereby and shall furnish all information as may be reasonably requested in connection with any such action.

            (b) Each party hereto shall cooperate with the other parties hereto, subject to the terms and conditions set forth herein, use its reasonable efforts promptly to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain as promptly as reasonably practicable all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated hereby. Each party hereto shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated hereby, and each party shall keep the other parties hereto apprised of the status of matters relating to completion of the transactions contemplated hereby.

            (c) Each party hereto shall, upon reasonable request and except as otherwise may be required by applicable law, furnish the other parties hereto with all information concerning itself, its subsidiaries, directors, officers, shareholders and other Affiliates and such other matters as may be reasonably necessary or advisable in connection any statement, filing, notice or application made by or on behalf of such other party or any of its Affiliates to any Governmental Entity in connection with any transactions contemplated by this Agreement.

            (d) Each party hereto shall, subject to applicable laws relating to the disclosure and exchange of information, promptly furnish the other parties hereto with copies of written communications received by each such party or any of its subsidiaries, from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

            (e) Each party hereto shall cooperate with each other party hereto and shall use reasonable efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable to obtain favorable review of the proposed transaction under the HSR Act and any foreign antitrust or competition laws.

            6.7. Audited Financial Statements; Comfort Letters. (a) Grace shall prepare, as promptly as practicable, audited annual and unaudited interim financial statements with respect to each of the New Grace Group and the Packco Group, as described in Section 6.6(a) hereto. Grace shall deliver to Sealed Air copies of any such financial statements relating to the Packaging Business, which shall be certified without qualification by Price Waterhouse LLP or other nationally recognized accounting firm reasonably acceptable to Sealed Air (the "Packaging Business Financial Statements").

            (b) Each of Grace and Sealed Air shall use all reasonable efforts to cause to be delivered to the other party, as appropriate, and its directors letters of its independent accountants, dated (i) the date on which each Registration Statement shall become effective and (ii) a date shortly prior to the Effective Time, and addressed to such other party and its directors, in form and substance customary for "comfort" letters delivered by independent accountants in connection with registration statements.

            6.8. Access. Upon reasonable notice, and except as may otherwise be required by applicable law, each party hereto shall afford each other party's Representatives access, during normal business hours throughout the period until the Effective Time, to its properties, books, Contracts and records and, during such period, shall (and shall cause each of its subsidiaries to) furnish promptly to the other party all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 6.8 shall affect or be deemed to modify any representation or warranty made by the party furnishing such information; provided further that with respect to the work papers of independent accountants or any other contract, document, information or other material the provision of which is not permitted without the consent of a third party, the provision of access shall be subject to the permission of such independent accountants or such third party, and each party hereto shall use reasonable efforts to secure such permission for the other. Each party hereto shall not, and shall cause its respective Representatives not to, use any information obtained pursuant to this
Section 6.8 for any purpose unrelated to the consummation of the transactions contemplated by the Transaction Agreements. All information obtained pursuant to this paragraph shall be subject to the provisions of the written confidentiality arrangements existing among the parties hereto.

            6.9. Notification of Certain Matters. Each party shall give prompt notice to the other party of (i) any material inaccuracy in any representation or warranty made by it in this Agreement, (ii) any material failure by it to comply with any of its covenants or agreements under this Agreement and (iii) any change or event that is reasonably likely to result in any Material Adverse Effect or to delay, in any substantial respect, or prevent consummation of the Reorganization, in each case to the knowledge of the executive officers.

            6.10. Publicity. The initial press release relating hereto shall be a joint press release and, thereafter, each party hereto shall consult with each other party hereto prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity or stock exchange with respect thereto; provided that, if a party shall be advised by counsel that any such press release, statement or filing is required by applicable law and it shall not be practicable to consult with the other parties prior to the time such press release, statement or filing is required, a party may make such press release, statement or filing and shall promptly notify the other parties thereof.

            6.11. Employee Benefits; Headquarters Employees. (a) Grace and Sealed Air covenant and agree that from and after the Effective Time, Grace, Packco and the Surviving Corporation, as the case may be, shall maintain either employee benefits plans and programs that are, in the aggregate, at least substantially comparable to the plans and programs in effect with respect to Packco Employees at the Effective Time or other plans that are, in the aggregate, at least substantially comparable to the plans and programs in effect from time to time with respect to comparable Sealed Air employees.

            (b) As a result of the Merger, Sealed Air acknowledges that it will need to add employees to its corporate staff and related support services, including in the areas of legal, tax, human resources, accounting, risk management, cash management, investor relations, information systems and internal audit. In seeking to fill these needs, Sealed Air shall work with Grace to identify, prior to the Effective Time, appropriate people located at Grace's Boca Raton headquarters and shall give such individuals preferential consideration.

            6.12. Expenses. (a) Except as set forth in paragraphs (b) and (c) below, Section 8.04 of the Distribution Agreement and in the Other Agreements, all costs and expenses, including without limitation, legal, investment banking, financial, accounting and other professional fees and expenses, incurred by Grace or its subsidiaries in connection with the Transaction Agreements and the transactions contemplated thereby shall be paid by New Grace (or if the Reorganization is not consummated, Grace) and all such costs and expenses incurred by Sealed Air or its subsidiaries shall be paid by Newco (or if the Reorganization is not consummated, Sealed Air); provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and the Grace Registration Statement, and all filing fees paid to the SEC in connection therewith, shall be evenly divided between New Grace (or if the Reorganization is not consummated, Grace) and Sealed Air. The payments under this Section 6.12 shall not be in limitation of the rights of the parties hereto under Sections
8.5 and 9.10 hereof.

            (b)  In the event that:

            (i)  this Agreement shall be terminated pursuant to:

                  (A) Section 8.2(iii) (due to a Higher Offer with respect to
            Grace);

                  (B) Section 8.2(ii) if, after an Acquisition Proposal with respect to Grace has been publicly disclosed or announced, the Grace shareholders do not approve the matters required by Section 7.1(a) and, within one year after termination of this Agreement, Grace consummates or enters into a written agreement to consummate an Acquisition Proposal (except that, for this purpose, the reference to "significant portion" in the definition thereof in Section 6.3 shall mean 20%) or any person (other than an employee stock or similar plan for the benefit of Grace employees) or group of affiliated persons shall acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least 35% of the outstanding Grace Common Shares;

                  (C) Section 8.4(ii) and, within one year after termination of this Agreement, Grace consummates or enters into a written agreement to consummate an Acquisition Proposal (except that, for this purpose, the reference to "significant portion" in the definition thereof in Section 6.3 shall mean 20%) or any person (other than an employee stock or similar plan for the benefit of Grace employees) or group of affiliated persons shall acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least 35% of the outstanding Grace Common Shares; or

                  (D) Section 8.2(ii) (due to a failure to obtain Grace
            shareholder approval at the Grace Meeting other than in the circumstances described in clause (B)); and

            (ii) at the time of such termination, Sealed Air shall not be in material breach of its covenants or agreements contained in this Agreement;

then, Grace shall pay to Sealed Air, in exchange for a complete release of any liabilities of Grace hereunder, the amount of (1) $150 million plus actual out of pocket expenses incurred to third parties in connection with the transactions contemplated hereby after the date of this Agreement, in the case of an event described in clauses (i)(A) or (i)(C) above, (2) in the case of clause (i)(B), $25 million at the time of termination and $125 million plus the expenses described above upon the occurrence of the additional event described in clause
(i)(B) or (3) $25 million, in the event of termination described in clause
(i)(D) above. The amounts payable under this Section shall be paid by wire transfer of immediately available funds within 24 hours to the account specified by Sealed Air in writing.

            (c) In the event that:

            (i)  this Agreement shall be terminated pursuant to:

                  (A) Section 8.2(iii) (due to a Higher Offer with respect to
            Sealed Air);

                  (B) Section 8.2(ii), if, after an Acquisition Proposal with respect to Sealed Air has been publicly disclosed or announced, the Sealed Air shareholders do not approve the matters required by
            Section 7.1(a), and, within one year after termination of this Agreement, Sealed Air consummates or enters into a written agreement to consummate an Acquisition Proposal (except that, for this purpose, the reference to "significant portion" in the definition thereof in Section 6.3 shall mean 20%) or any person (other than an employee stock or similar plan for the benefit of Sealed Air employees) or group of affiliated persons shall acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least 35% of the outstanding Sealed Air Common Shares;

                  (C) Section 8.3(ii) and, within one year after termination of this Agreement, Sealed Air consummates or enters into a written agreement to consummate an Acquisition Proposal (except that, for this purpose, the reference to "significant portion" in the definition thereof in Section 6.3 shall mean 20%) or any person (other than an employee stock or similar plan for the benefit of Sealed Air employees) or group of affiliated persons shall acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange
            Act) of at least 35% of the outstanding Sealed Air Common Shares; or

                  (D) Section 8.2(ii) (due to a failure to obtain Sealed Air shareholder approval at the Sealed Air Meeting other than in the circumstances described in clause (B)); and

            (ii) at the time of such termination, Grace shall not be in material breach of its covenants or agreements contained in this Agreement;

then, Sealed Air shall pay to Grace, in exchange for a complete release of any liabilities of Sealed Air hereunder, the amount of (1) $75 million plus actual out of pocket expenses incurred to third parties in connection with the transactions contemplated hereby after the date of this Agreement, in the case of an event described in clauses (i)(A) or (i)(C) above, (2) in the case of clause (i)(B), $25 million at the time of termination and $50 million plus the expenses described above upon occurrence of the additional event described in clause (i)(B) or (3) $25 million, in the event of termination described in clause (i)(D) above. The amounts payable under this Section shall be paid by wire transfer of immediately available funds within 24 hours to the account specified by Grace in writing.

            6.13. Antitakeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated hereby, each of the parties hereto and the members of its Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.

            6.14. Securities Act Compliance. As soon as practicable after the date of the Meetings, each party hereto shall identify all persons who were, at the time of the Meetings, possible Affiliates, shall use its reasonable efforts to obtain a written agreement in the usual and customary form from each person who is so identified as a possible Affiliate and shall deliver such written agreements to Grace or Newco as soon as practicable after the Meetings.

            6.15. Transaction Agreements. (a) Prior to the Effective Time, the parties shall consummate any transactions to be consummated prior to the Effective Time pursuant to the Distribution Agreement or the Other Agreements.

            (b) The parties shall not waive or amend any terms of the Distribution Agreement or the Other Agreements without the consent of the other parties hereto, which consent shall not be unreasonably withheld.

            6.16. Tax Matters. Each party agrees to report the Distribution as a tax-free distribution under the Code and the Merger as a tax-free reorganization under the Code on all tax returns and other filings, and take no position inconsistent therewith, except where, in the opinion of nationally recognized tax counsel to such party, there is not "substantial authority," as defined in
Section 6662 of the Code, to support such a position.


                                ARTICLE VII

                                CONDITIONS

            7.1. Conditions to Each Party's Obligation. The respective obligation of each party hereto to consummate the Reorganization is subject to the fulfillment of each of the following conditions:

            (a) Shareholder Approval. To the extent required by law or stock exchange regulations, the transactions contemplated by the Transaction Agreements shall have been duly approved by the shareholders of Sealed Air and Grace in accordance with applicable law.

            (b) Governmental and Regulatory Consents. The waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and all filings required to be made prior to the Closing by any party hereto or any of its respective subsidiaries with, and all consents, approvals and authorizations required to be obtained prior to the Closing by any party hereto or any of its respective subsidiaries from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement, the Distribution Agreement and the Other Agreements and the consummation of the transactions contemplated hereby and thereby (to the extent such transactions are required to be consummated prior to the Effective Time) shall have been made or obtained, except where the failure to obtain such consents, approvals and authorizations (i) is not reasonably likely to have a Material Adverse Effect on (A) the New Grace Group (with respect to the condition for Grace) or (B) the Packco Group or Sealed Air (with respect to the condition for Sealed Air), and (ii) could not reasonably be expected to subject the parties hereto or their Affiliates or any directors or officers of any of the foregoing to criminal liability.

            (c) Third-Party Consents. All consents or approvals of all persons (other than Governmental Entities) required for or in connection with the execution, delivery and performance of this Agreement, the Distribution Agreement and the Other Agreements and the consummation of the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect, except for those the failure of which to obtain would not have a Material Adverse Effect with respect to (i) the New Grace Group (with respect to the condition for Grace), or (ii) the Packco Group or Sealed Air (with respect to the condition for Sealed Air).

            (d) Governmental Matters. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated hereby or by the Distribution Agreement or the Other Agreements.

            (e) Tax Opinions. Grace shall have received the opinion of Wachtell, Lipton, Rosen & Katz, dated the date of the Effective Time, substantially in the form of Exhibit C hereto. In rendering such opinion, such firm may receive and rely upon representations contained in certificates of Grace, Merger Sub and Sealed Air and others, including, without limitation, the Grace Tax Matters Certificate and the Sealed Air Tax Matters Certificate. Sealed Air shall have received the opinion of Davis Polk & Wardwell, dated the date of the Effective Time, substantially in the form of Exhibit D hereto. In rendering such opinion, such firm may receive and rely upon representations contained in certificates of Grace, Merger Sub and Sealed Air and others, including, without limitation, the Grace Tax Matters Certificate and the Sealed Air Tax Matters Certificate.

            (f) Registration Statements. The Registration Statements shall have become effective under the Securities Act or Exchange Act (as applicable), and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

            (g) The Contribution, the Distribution and the Recapitalization. The Contribution, the Distribution and the Recapitalization shall have been consummated as provided in the Distribution Agreement, and the conditions to consummation of such transactions set forth in Section 8.01 of the Distribution Agreement shall have been satisfied or, to the reasonable satisfaction of Sealed Air, shall have been waived.

            (h) Stock Exchange Listing. The Newco Common Shares and Newco Convertible Preferred Shares to be issued in the Recapitalization and the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

            7.2. Conditions to Obligation of Grace. The obligation of Grace to consummate the Reorganization is also subject to the fulfillment or waiver by Grace prior to the Closing of each of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Sealed Air set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and such representations and warranties shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct in all material respects as of such date) disregarding with respect to the Closing Date all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, except for such matters as would not in the aggregate reasonably be expected to have a Material Adverse Effect with respect to Sealed Air, and Grace shall have received a certificate signed on behalf of Sealed Air by an officer to such effect.

            (b) Performance of Obligations. Sealed Air shall have performed in all material respects all obligations required to be performed by it under this Agreement or the other Transaction Agreements at or prior to the Closing Date, and Grace shall have received a certificate signed on behalf of Sealed Air by an officer to such effect.

            7.3. Conditions to Obligation of Sealed Air. The obligation of Sealed Air to consummate the Reorganization is also subject to the fulfillment or waiver by Sealed Air prior to the Closing of each of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Grace set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and the representations and warranties set forth in Section 5.1 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct in all material respects as of such date), and the representations and warranties set forth in Section 5.2 shall be true and correct as of the Closing Date as though made on and as of the Closing Date (or in the case of representations and warranties that speak of some other date, as of such date), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, except for such matters as would not in the aggregate reasonably be expected to have a Material Adverse Effect with respect to the Packaging Business or the Packco Group, and Sealed Air shall have received a certificate signed on behalf of Grace by an officer to such effect.

            (b) Performance of Obligations. Grace shall have performed in all material respects all obligations required to be performed by it under this Agreement or the other Transaction Agreements at or prior to the Closing Date, and Sealed Air shall have received a certificate signed on behalf of Grace by an officer to such effect.

            (c) Letter of Credit. New Grace or another member of the New Grace Group shall have obtained the letter of credit contemplated by Section 2.06(b) of the Distribution Agreement (to the extent required thereby).

            (d) Solvency Opinion. The Sealed Air Board shall have received the opinion referred to in Section 8.01(a)(ix)(A) of the Distribution Agreement regarding New Grace and Grace-Conn. and shall be entitled to rely on such opinion as if it were addressed to it.


                               ARTICLE VIII

                                TERMINATION

            8.1. Termination by Mutual Consent. This Agreement may be terminated, and the Reorganization may be abandoned, at any time prior to the Effective Time, before or after the approval by the shareholders of Grace and/or Sealed Air, by the mutual consent of each party hereto, which consent shall be effected by action of its Board of Directors.

            8.2. Termination by any Party Hereto. This Agreement may be terminated, and the Reorganization may be abandoned, by action of the Board of Directors of any party hereto, if (i) the Reorganization shall not have been consummated by April 30, 1998, provided that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Reorganization to be consummated by such date, (ii) at the Grace Meeting or at any adjournment thereof, the approval of Grace's shareholders required by
Section 7.1(a), or, at the Sealed Air Meeting or any adjournment thereof, the approval of Sealed Air's shareholders required by Section 7.1(a) shall not have been obtained, or (iii) Grace or Sealed Air shall have entered into an agreement with respect to a Higher Offer in a manner permitted by Section 6.5.

            8.3. Termination by Grace. This Agreement may be terminated and the Reorganization may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by shareholders of Grace referred to in
Section 7.1(a), by action of the Grace Board, if (i) Sealed Air shall have failed to comply in any material respect with any of the covenants or agreements contained herein to be performed by it at or prior to the time of termination, which failure (a) is not capable of being cured prior to April 30, 1998 and with respect to which Grace has provided 15 days' written notice; or (b) is capable of being cured prior to such date but with respect to such failure Sealed Air has not made, or has ceased to make, diligent efforts to cure within 15 days of written notice from Grace; (ii) the Sealed Air Board shall have failed to recommend to its shareholders the approval of the transactions contemplated hereby or shall have withdrawn, modified or changed in a manner materially adverse to Grace its approval or recommendation of this Agreement; or (iii) the average closing sales price of one Sealed Air Common Share for NYSE composite transactions, as reported in The Wall Street Journal, for the twenty trading days ending on the last trading day immediately preceding the day of the Effective Time (but for this clause) is less than $37.00 per share.

            8.4. Termination by Sealed Air. This Agreement may be terminated and the Reorganization may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by shareholders of Sealed Air referred to in Section 7.1(a), by action of the Sealed Air Board, if (i) Grace shall have failed to comply in any material respect with any of the covenants or agreements contained herein to be performed by it at or prior to the time of termination, which failure (a) is not capable of being cured prior to April 30, 1998 and with respect to which Sealed Air has provided 15 days' written notice; or (b) is capable of being cured prior to such date but with respect to such failure Grace has not made, or has ceased to make, diligent efforts to cure within 15 days of written notice from Sealed Air; (ii) the Grace Board shall have failed to recommend to its shareholders the approval of the transactions contemplated hereby or shall have withdrawn, modified or changed in a manner materially adverse to Sealed Air its approval or recommendation of this Agreement; or (iii) the average closing sales price of one Grace Common Share for NYSE composite transactions, as reported in The Wall Street Journal, for the twenty trading days ending on the last trading day immediately preceding the day of the Effective Time (but for this clause) is less than $45.375 per share.

            8.5. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Reorganization pursuant to this Article VIII, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party, except as set forth in Section 6.12 and except that nothing herein will relieve any party from liability for any material and willful breach of any covenant contained herein.


                                ARTICLE IX

                         MISCELLANEOUS AND GENERAL

            9.1. Survival. Only those agreements and covenants of the parties which by their express terms apply in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed only to be conditions of the Reorganization and shall not survive the Effective Time.

            9.2. Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

            9.3. Waiver of Conditions. The conditions to each party's obligation to consummate the Reorganization and the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

            9.4. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts signed by one or more of the parties hereto, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

            9.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

            9.6. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

            (a)   If to Grace or Merger Sub:

                  W. R. Grace & Co.
                  One Town Center Road
                  Boca Raton, Florida  33486-1010
                  Attention:  Secretary
                  Fax: (561) 362-1970

                  with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, NY  10019
                  Attention:  Andrew R. Brownstein, Esq.
                  Fax: (212) 403-2000

            (b)   If to Sealed Air:

                  Sealed Air
                  Park 80 East
                  Saddle Brook, New Jersey  07663
                  Attention:  President
                  Fax:  (201) 703-4152

                  with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Ave.
                  New York, NY  10017
                  Attention:  Christopher Mayer, Esq.
                  Fax:  (212) 450-4800

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section.

            9.7. Entire Agreement; Assignment. This Agreement (and the Exhibits and Disclosure Letters hereto) (a) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof other than the written confidentiality arrangements existing among the parties hereto, which shall survive, and (b) shall not be assignable by operation of law or otherwise.

            9.8. Definition of "Subsidiary." When a reference is made in this Agreement to a subsidiary of a party, the term "subsidiary" means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

            9.9. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement, and shall not be deemed to limit or otherwise affect any of the provisions hereof.

            9.10. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right of specific performance and injunctive relief giving effect to its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

            9.11. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

            9.12. Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity, other than the parties hereto, any benefit, right or remedies.

            9.13. Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, but subject to Section 9.1 hereof, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement.

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                                    W. R. GRACE & CO.



                                    By:  /s/ Albert J. Costello
                                         ---------------------------------
                                         Name:  Albert J. Costello
                                         Title: Chairman, President and
                                                Chief Executive Officer



                                    SEALED AIR CORPORATION



                                    By:  /s/ T.J. Dermot Dunphy
                                         ---------------------------------
                                         Name:  T.J. Dermot Dunphy
                                         Title: Chairman of the Board
                                                and Chief Executive Officer




                                    PACKCO ACQUISITION CORP.



                                    By:  /s/ Larry Ellberger
                                         ---------------------------------
                                         Name:  Larry Ellberger
                                         Title: President


                                                                       Annex A

                               DEFINED TERMS


            Acquisition Proposal:  as defined in Section 6.3 hereof.

            Affiliate:  as defined in Rule 12b-2 under the Exchange Act.

            Agreement:  as defined in the Preamble hereof.

            Benefits Agreement: the executed agreement in the form of Exhibit A to the Distribution Agreement.

            CERCLA: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

            Closing:  as defined in Section 1.4 hereof.

            Closing Date:  as defined in Section 1.4 hereof.

            Code:  the Internal Revenue Code of 1986, as amended.

            Contracts:  as defined in Section 5.1(d)(ii).

            Contribution:  as defined in Recital B hereof.

            DGCL:  as defined in Section 1.3 hereof.

            Disclosure Letters: the Sealed Air Disclosure Letter and the Grace Disclosure Letter.

            Distribution:  as defined in Recital C hereof.

            Distribution Agreement:  as defined in Recital B hereof.

            Effective Time:  as defined in Section 1.3 hereof.

            Environmental Law: any federal, state, foreign or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any government entity or other third party, (a) relating to the pollution, protection, preservation, investigation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

            ERISA: the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

            ERISA Affiliate: with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

            Exchange Act: the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            Exchange Agent:  as defined in Section 4.2(a) hereof.

            Governmental Entity:  as defined in Section 5.1(d)(i) hereof.

            Grace:  as defined in the Preamble hereof.

            Grace Board:  the Board of Directors of Grace.

            Grace Certificate of Incorporation: as defined in Section 2.1 hereof.

            Grace Common Shares: shares of common stock, par value $.01 per share, of Grace (including the associated Grace Rights).

            Grace-Conn.:  as defined in Recital C hereof.

            Grace Credit Agreement:  as defined in the Distribution Agreement.

            Grace Disclosure Letter:  as defined in Section 5.1 hereof.

            Grace Meeting: a duly convened meeting of holders of Grace Common Shares called to vote on and approve the transactions contemplated hereby (including the transactions contemplated by the Distribution Agreement).

            Grace Options:  as defined in Section 5.1(a)(i) hereof.

            Grace Preferred Shares: shares of preferred stock, par value $.01 per share, of Grace.

            Grace Registration Statement: the registration statement to be filed by Grace with the SEC in connection with the issuance of Newco Common Shares and Newco Convertible Preferred Shares in the Merger and the Recapitalization, which shall include therein the Joint Proxy Statement.

            Grace Rights: the preferred share purchase rights of Grace issued pursuant to the Grace Rights Agreement.

            Grace Rights Agreement: the Rights Agreement, dated as of September 25, 1996, by and between Grace and The Chase Manhattan Bank, as Rights Agent.

            Grace Savings Plan: the W.R. Grace & Co. Salaried Employees Savings and Investment Plan.

            Grace Stock Plans:  as defined in Section 5.1(a)(i) hereof.

            Grace Tax Matters Certificate: as defined in Section 5.1(j) hereof.

            Hazardous Substance: any substance, waste or material listed, defined, designated or classified as a pollutant or contaminant, or as ignitable, corrosive, reactive or hazardous, toxic, radioactive or dangerous, or otherwise regulated under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component.

            Higher Offer:  as defined in Section 6.3 hereof.

            HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            IRS:  the United States Internal Revenue Service.

            Joint Proxy Statement: the joint proxy statement (including all proxy solicitation materials constituting a part thereof) to be prepared by the parties hereto and mailed to the Grace shareholders or Sealed Air shareholders, as the case may be, in connection with the Reorganization.

            knowledge of executive officers: shall mean, in the case of Grace or Sealed Air, as the case may be, the knowledge of each officer of such party subject to Section 16 of the Exchange Act pursuant to Rule 16a-2 under the Exchange Act.

            Lien:  as defined in Section 5.2(g) hereof.

            material: with respect to any party, material to such party and its subsidiaries, taken as a whole.

            Material Adverse Effect: with respect to any party, an effect which would be materially adverse to the properties, business, financial condition, results of operations or prospects of such party and its subsidiaries taken as a whole.

            Meetings:  the Grace Meeting and the Sealed Air Meeting.

            Merger:  as defined in Recital E hereof.

            Merger Certificate:  as defined in Section 1.3 hereof.

            Merger Sub:  as defined in the Preamble hereof.

            Merger Sub Common Stock:  as defined in Section 5.1(a)(ii) hereof.

            Multiemployer Plan:  as defined in Section 5.2(l)(v) hereof.

            Multiple Employer Plan:  as defined in Section 5.2(l)(v) hereof.

            Newco:  as defined in Recital E hereto.

            Newco Amendment: as defined in Recital E hereof, the terms of which are attached hereto as Exhibit F.

            Newco Certificate:  a certificate evidencing Newco Common Shares.

            Newco Common Shares: the shares of common stock of Newco, par value $.10 per share.

            Newco Convertible Preferred Shares: the shares of Series A Convertible Preferred Stock of Newco, par value $.10 per share, the terms of which are set forth in Exhibit E hereto.

            New Grace:  as defined in the Distribution Agreement.

            New Grace Business:  as defined in the Distribution Agreement.

            New Grace Group:  as defined in the Distribution Agreement.

            New Grace Registration Statement: the registration statement to be filed with the SEC by New Grace in connection with the Distribution.

            NYSE:  the New York Stock Exchange, Inc.

            Old Sealed Air Certificate: a certificate evidencing Sealed Air Common Shares.

            Other Agreements:  as defined in the Distribution Agreement.

            Packaging Business:  as defined in the Distribution Agreement.

            Packaging Business Disclosure Letter: as defined in Section 5.2 hereof.

            Packaging Business Disclosure Letter Balance Sheet: as disclosed in Section 5.2(d)(i) hereof.

            Packaging Business Disclosure Letter Financial Statements: as defined in Section 5.2(d)(i) hereof.

            Packaging Business Financial Statements: as defined in Section 6.7(a) hereof.

            Packaging Business Intellectual Property: as defined in Section 5.2(m) hereof.

            Packaging Business Plans:  as defined in Section 5.2(l)(i) hereof.

            Packaging Business-Only Plans: as defined in Section 5.2(l)(i) hereof.

            Packco:  as defined in Recital B hereof.

            Packco Assets:  as defined in the Distribution Agreement.

            Packco Employees:  as defined in the Benefits Agreement.

            Packco Group:  as defined in the Distribution Agreement.

            Packco Qualified Plans:  as defined in Section 5.2(l)(iii) hereof.

            Packco Subsidiary:  as defined in the Distribution Agreement.

            Recapitalization:  as defined in the Distribution Agreement.

            Registration Statements: the Grace Registration Statement and the New Grace Registration Statement.

            Reorganization: the Contribution, the Recapitalization, the Distribution and the Merger and other transactions contemplated by the Transaction Agreements.

            Representatives: with respect to any party, such party's officers, employees, counsel, accountants and other authorized representatives.

            S.C. Certificate of Incorporation: as defined in Section 2.1 hereof.

            Schedules 14A: the Schedule 14A to be filed by Grace or Sealed Air, as the case may be, in connection with the Reorganization, including the related Joint Proxy Statement.

            Sealed Air:  as defined in the Preamble hereof.

            Sealed Air Board:  the Board of Directors of Sealed Air.

            Sealed Air Common Shares: shares of common stock, par value $.01 per share, of Sealed Air.

            Sealed Air Disclosure Letter:  as defined in Section 5.3 hereof.

            Sealed Air Employees:  as defined in Section 5.3(l)(i) hereof.

            Sealed Air Intellectual Property: as defined in Section 5.3(p) hereof.

            Sealed Air Meeting: a duly convened meeting of holders of Sealed Air Common Shares called to vote on and approve the transactions contemplated hereby.

            Sealed Air Plans:  as defined in Section 5.3(l)(i) hereof.

            Sealed Air Qualified Plans:  as defined in Section 5.3(l)(iii).

            Sealed Air Stock Plans:  as defined in Section 5.3(a) hereof.

            Sealed Air Tax Matters Certificate: as defined in Section 5.3(q) hereof.

            SEC:  the Securities and Exchange Commission.

            SEC Documents: with respect to any party, all filings made by such party or its subsidiaries with the SEC since December 31, 1994, including notes, schedules, amendments and exhibits thereto.

            Securities Act: the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            subsidiary:  as defined in Section 9.8 hereof.

            Surviving Corporation:  as defined in Section 1.2 hereof.

            Takeover Statute:  as defined in Section 5.1(g) hereof.

            Tax Sharing Agreement: the executed agreement in the form of Exhibit B to the Distribution Agreement.

            Transaction Agreements: this Agreement, the Distribution Agreement and the Other Agreements.

            US GAAP: United States generally accepted accounting principles consistently applied.

                                                                       ANNEX B


                                  FORM OF


                          DISTRIBUTION AGREEMENT


                               by and among


                             W. R. GRACE & CO.


                          W. R. GRACE & CO.-CONN,


                                    and

                      GRACE SPECIALTY CHEMICALS, INC.

                    (to be renamed "W. R. Grace & Co.")

                      Dated as of [           ], 1997




                             TABLE OF CONTENTS
                                                                     Page
                                                                     ----

I.      Definitions................................................     2

            1.01    General........................................     2
            1.02    References to Time.............................    17

II.     Certain Transactions Prior to the
          Distribution Date.......................................     18


            2.01    Transfer of Packco Assets; Assumption
                      of Packco Liabilities........................    18
            2.02    Certain Foreign Transfers......................    20
            2.03    Certificate of Incorporation;
                      By-laws; Rights Plan.........................    23
            2.04    Issuance of Stock..............................    23
            2.05    Other Agreements; Shared Facilities............    23
            2.06    Financing......................................    24
            2.07    Grace Recapitalization.........................    26
            2.08    Registration and Listing.......................    27
            2.09    Grace and New Grace Boards.....................    28
            2.10    Transfers Not Effected Prior to the
                      Distribution; Transfers Deemed
                      Effective as of the Distribution
                      Date.........................................    28
            2.11    Intercompany Accounts and
                      Distribution Payments........................    29

III.    The Distribution...........................................    29

            3.01    Record Date and Distribution Date..............    29
            3.02    The Agent......................................    29
            3.03    Delivery of Share Certificates to the
                      Agent........................................    29
            3.04    The Distribution...............................    30

IV.     Survival and Indemnification...............................    30

            4.01    Survival of Agreements.........................    30
            4.02    Indemnification................................    30
            4.03    Procedures for Indemnification for
                      Third-Party Claims...........................    31
            4.04    Remedies Cumulative............................    33

V.      Certain Additional Covenants...............................    34

            5.01    Notices to Third Parties.......................    34
            5.02    Licenses and Permits...........................    34
            5.03    Intercompany Agreements........................    34
            5.04    Guarantee Obligations..........................    35
            5.05    Further Assurances.............................    36
            5.06    Environmental Claims Cooperation...............    36

VI.     Access to Information......................................    36

            6.01    Provision of Corporate Records.................    36
            6.02    Access to Information..........................    37
            6.03    Production of Witnesses........................    39
            6.04    Retention of Records...........................    39
            6.05    Confidentiality................................    40
            6.06    Cooperation with Respect to
                      Government Reports and Filings...............    40

VII.    No Representations or Warranties...........................    41

            7.01    No Representations or Warranties...............    41

VIII.   Miscellaneous..............................................    42

            8.01    Conditions to Obligations......................    42
            8.02    Use of Grace Name and Mark.....................    43
            8.03    Complete Agreement.............................    44
            8.04    Expenses.......................................    44
            8.05    Governing Law..................................    45
            8.06    Notices........................................    45
            8.07    Amendment and Modification.....................    46
            8.08    Successors and Assigns; No Third-Party
                      Beneficiaries................................    46
            8.09    Counterparts...................................    46
            8.10    Interpretation.................................    46
            8.11    Severability...................................    47
            8.12    References; Construction.......................    47
            8.13    Termination....................................    47
            8.14    SAC Reasonable Consent.........................    47

SIGNATURES                                                             48

Schedules to Distribution Agreement


Exhibit A         Form of Employee Benefits Allocation Agreement

Exhibit B         Form of Tax Sharing Agreement

Exhibit C         Form of New Grace Certificate of Incorporation [to be
                  provided prior to signing of this Agreement]

Exhibit D         Form of New Grace Bylaws [to be provided prior to signing of this Agreement]

Exhibit E Form of New Grace Preferred Share Purchase Rights Plan [to be provided prior to signing of this Agreement]



                          DISTRIBUTION AGREEMENT


            This DISTRIBUTION AGREEMENT (this "Agreement"), dated as of [
   ], 1997, by and among W. R. Grace & Co., a Delaware corporation ("Grace"),
W. R. Grace & Co.-Conn., a Connecticut corporation and a wholly owned subsidiary of Grace ("Grace-Conn.") and Grace Specialty Chemicals, Inc., a Delaware corporation and a wholly owned subsidiary of Grace ("New Grace").


                                 RECITALS
                                 --------

            A. The Merger Agreement. Grace and Sealed Air Corporation, a Delaware corporation ("SAC"), have entered into an Agreement and Plan of Merger, dated as of August 14, 1997 (the "Merger Agreement"), pursuant to which, at the Effective Time (as defined therein), a wholly owned subsidiary of Grace will merge with and into SAC, with SAC being the surviving corporation (the "Merger"), and Grace being renamed "Sealed Air Corporation".

            B. The Distribution Agreement. This Agreement and the Other Agreements (as defined herein) set forth certain transactions that SAC has required as a condition to its willingness to consummate the Merger, and the purpose of this Agreement is to make possible the Merger by divesting Grace of the businesses and operations to be conducted by New Grace and its subsidiaries, including Grace-Conn.

            C. The Contribution. Prior to the Effective Time, and subject to the terms and conditions set forth in this Agreement, Grace intends to cause the transfer to a wholly owned subsidiary of Grace-Conn. ("Packco") of certain assets and liabilities of Grace and its subsidiaries predominantly related to the Packaging Business (the "Contribution"), as contemplated by this Agreement and the Other Agreements.

            D. Financing. It is the intention of the parties hereto that, prior to the Distribution: (i) Grace and/or Packco shall enter into new financing arrangements and shall make, or cause to be made, the New Grace Capital Contribution (as defined herein); and (ii) the parties shall cooperate with one another with respect to the foregoing.

            E. The Distribution. Following the Contribution and prior to the Effective Time, subject to the conditions set forth in this Agreement, (i) the capital stock of Packco will be distributed to Grace (the "Intragroup Spinoff"),
(ii) the capital stock of Grace-Conn. will be contributed to New Grace and (iii) all of the issued and outstanding shares of the common stock of New Grace (together with the New Grace Rights, "New Grace Common Stock") will be distributed on a pro rata basis (the "Distribution") to the holders as of the Record Date of the common stock of Grace, par value $.01 per share ("Grace Common Stock"), other than shares held in the treasury of Grace.

            F. The Recapitalization. Following the Distribution and immediately prior to the Effective Time, Grace intends to consummate the Recapitalization in which each holder of a share of Grace Common Stock shall hold, immediately thereafter, the Per Share Common Consideration and the Per Share Preferred Consideration.

            G. Intention of the Parties. It is the intention of the parties (i) to this Agreement that, for United States federal income tax purposes, the Contribution and associated transactions shall qualify as a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), the Contribution and the Intragroup Spinoff (and associated transactions) shall qualify as a tax-free transaction under Sections 355 and 368 of the Code, the Distribution and associated transactions shall qualify as a tax-free transaction under Sections 355 and 368 of the Code, and the Recapitalization shall be tax-free to Grace and its shareholders under the Code, and (ii) to this Agreement and the Merger Agreement that the Merger shall qualify as a "reorganization" within the meaning of Section 368 of the Code and the Merger will be tax free under the Code to Grace, SAC and their respective shareholders.

            NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:


                                 ARTICLE I

                                DEFINITIONS

            SECTION 1.01 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            Adjusted Foreign Transfer Taxes: as defined in Section 2.02(c) hereof.

            Affiliate: with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that, for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group.

            Agent: the distribution agent to be appointed by Grace to distribute the shares of New Grace Common Stock pursuant to the Distribution.

            Agreement:  as defined in the preamble to this Agreement.

            Asset: any and all assets and properties, tangible or intangible, including, without limitation, the following: (i) cash, notes and accounts and notes receivable (whether current or non-current); (ii) certificates of deposit, banker's acceptances, stock, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, preorganization certificates or subscriptions, transferable shares, investment contracts, voting-trust certificates, fractional undivided interests in oil, gas or other mineral rights, puts, calls, straddles, options and other securities of any kind; (iii) intangible property rights, inventions, discoveries, know-how, United States and foreign patents and patent applications, trade secrets, confidential information, registered and unregistered trademarks, service marks, service names, trade styles and trade names and associated goodwill; statutory, common law and registered copyrights; applications for any of the foregoing, rights to use the foregoing and other rights in, to and under the foregoing; (iv) rights under leases, contracts, licenses, permits, distribution arrangements, sales and purchase agreements, other agreements and business arrangements; (v) real estate and buildings and other improvements thereon; (vi) leasehold improvements, fixtures, trade fixtures, machinery, equipment (including transportation and office equipment), tools, dies and furniture; (vii) office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind;
(viii) computer equipment and software; (ix) raw materials, work-in-process, finished goods, consigned goods and other inventories; (x) prepayments or prepaid expenses; (xi) claims, causes of action, choses in action, rights under express or implied warranties, rights of recovery and rights of setoff of any kind; (xii) the right to receive mail, payments on accounts receivable and other communications; (xiii) lists of customers, records pertaining to customers and accounts, personnel records, lists and records pertaining to customers, suppliers and agents, and books, ledgers, files and business records of every kind; (xiv) advertising materials and other printed or written materials; (xv) goodwill as a going concern and other intangible properties; (xvi) employee contracts, including any rights thereunder to restrict an employee from competing in certain respects; and (xvii) licenses and authorizations issued by any governmental authority.

            Benefits Agreement: the Employee Benefits Allocation Agreement to be entered into prior to the Distribution between Grace and New Grace, substantially in the form of Exhibit A hereto, with such changes as are acceptable to Grace, New Grace, Grace-Conn. and SAC.

            Business:  the New Grace Business or the Packaging Business.

            Code:  as defined in the Recitals to this Agreement.

            Contribution:  as defined in the Recitals to this Agreement.

            Debt Costs:  as defined in Section 2.06(b) hereof.

            Deemed Foreign Tax Credits:  as defined in Section 2.02(c) hereof.

            Deemed Repatriations:  as defined in Section 2.02(c) hereof.

            Distribution:  as defined in the Recitals to this Agreement.

            Distribution Date: the date as of which the Distribution shall be effected, to be determined by, or under the authority of, the Board of Directors of Grace consistent with this Agreement and the Merger Agreement.

            Effective Time:  as defined in the Merger Agreement.

            Environmental Law:  as defined in the Merger Agreement.

            Excess Short-Term Payables:  as defined in Section 2.02(c) hereof.

            Excess Shares:  as defined in Section 2.07(b) hereof.

            Exchange Act: the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

            Exchange Agent: the exchange agent to be retained in connection with effecting the Recapitalization (which may also be the Exchange Agent with respect to the Merger and/or the Agent).

            Foreign Exchange Rate: with respect to any currency other than United States dollars as of any date, the rate on such date at which such currency may be exchanged for United States dollars as quoted in The Wall Street Journal.

            Foreign New Grace Subsidiaries: as defined in the Tax Sharing Agreement.

            Foreign NOLs:  as defined in Section 2.02(c) hereof.

            Foreign Packco Subsidiaries:  as defined in the Tax Sharing
Agreement.

            Foreign Tax Credits:  as defined in Section 2.02(c) hereof.

            Foreign Transfer Taxes:  as defined in Section 2.02(c) hereof.

            Foreign Transfers:  as defined in Section 2.02(a) hereof.

            Grace:  as defined in the preamble to this Agreement.

            Grace Certificate of Incorporation: as defined in the Merger Agreement.

            Grace Common Stock:  as defined in the Recitals to this Agreement.

            Grace-Conn.:  as defined in the preamble to this Agreement.

            Grace-Conn. Assets: all of the Assets owned by Grace or its Subsidiaries immediately prior to the Distribution, other than any Packco Assets.

            Grace-Conn. Liabilities: all of the Liabilities of Grace or its Subsidiaries immediately prior to the Distribution, other than Packco Liabilities.

            Grace-Conn. Public Debt: (i) the outstanding indebtedness of Grace-Conn. under its 8.0% Notes Due 2004, 7.4% Notes Due 2000 and 7.75% Notes Due 2002 (other than any such indebtedness owned by Grace-Conn. or another member of the New Grace Group) and (ii) with respect to any indebtedness described in clause (i), any amendments, modifications, refinancings, extensions, renewals, refundings or replacements of, or indebtedness exchanged for, such indebtedness which in each case is guaranteed by Grace (other than any such indebtedness owned by Grace-Conn. or another member of the New Grace Group).

            Grace Credit Agreement: the credit agreement or other financing agreements or arrangements to be entered into by Grace and/or Packco prior to the Distribution Date to fund the New Grace Capital Contribution and fees and expenses of Packco (or Grace) in connection with the transactions contemplated hereby and to provide Packco with working capital.

            Group:  the Packco Group or the New Grace Group.

            Indemnifiable Losses: all losses, Liabilities, damages, claims, demands, judgments or settlements of any nature or kind, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered (and not actually reimbursed by insurance proceeds) by an Indemnitee, including any reasonable costs or expenses of enforcing any indemnity hereunder.

            Indemnifying Party: a Person who or which is obligated under this Agreement to provide indemnification.

            Indemnitee: a Person who or which may seek indemnification under this Agreement.

            Indemnity Payment: an amount that an Indemnifying Party is required to pay to or in respect of an Indemnitee pursuant to Article IV.

            Information: all records, books, contracts, instruments, computer data and other data and information.

            Intragroup Spinoff:  as defined in Recital E to this Agreement.

            Joint Proxy Statement:  as defined in the Merger Agreement.

            Liabilities: all debts, liabilities and obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet.

            Litigation Matters: actual, threatened or future litigations, investigations, claims or other legal matters that have been or may be asserted against, or otherwise adversely affect, Grace and/or New Grace (or members of either Group).

            Merger:  as defined in the Recitals to this Agreement.

            Merger Agreement:  as defined in the Recitals to this Agreement.

            Net Benefit Amount: the amount (whether positive or negative) equal to (i) minus (ii), where (i) is the sum of the U.S. Plan Assets and the Foreign Plan Assets (each as defined below) and (ii) is the sum of the U.S. Benefit Plan Liabilities and the Foreign Benefit Plan Liabilities (each as defined below).

            "U.S. Plan Assets" means the aggregate fair market value, as of the Distribution Date, of the assets of the Union Retirement Plan (as defined in the Benefits Agreement) and the assets that will be transferred to the Packco Hourly Non-Union Retirement Plan (as defined in the Benefits Agreement) pursuant to Section 4.01(d) of the Benefits Agreement, in each case as reasonably determined by Actuarial Sciences Associates ("ASA"). "Foreign Plan Assets" means the aggregate fair market value, as of the Distribution Date, of the assets that will be, pursuant to the Foreign Plans Agreement (as defined in the Benefits Agreement), transferred from a Noninsured Foreign Pension Plan (as defined in the Benefits Agreement) that is a New Grace Benefit Plan (as defined in the Benefits Agreement) (a "Transferring New Grace Foreign Plan") to a Packco Benefit Plan or retained by a Noninsured Foreign Pension Plan that is a Packco Benefit Plan (a "Retained Grace Foreign Plan"), in each case as reasonably determined by the Local Actuary (as defined in the Benefits Agreement) for the relevant Transferring New Grace Foreign Plan or Retained Grace Foreign Plan.

                  "U.S. Benefit Plan Liabilities" means the sum of the Accrued Benefit Obligation, calculated in accordance with FAS 87 ("ABO"), for (i) benefits of Packco Participants (as defined in the Benefits Agreement) under the Union Retirement Plan and (ii) benefits of Packco Participants under the Hourly Non-Union Retirement Plan (as defined in the Benefits Agreement) that are assumed by the Packco Hourly Non-Union Retirement Plan pursuant to Section 4.01(d) of the Benefits Agreement. "Foreign Benefit Plan Liabilities" means the greater of (i) the sum of the ABOs for the Assumed Foreign Benefits (as defined below) plus $10 million and (ii) the sum of the Projected Benefit Obligations, calculated in accordance with FAS 87 ("PBO"), for the Assumed Foreign Benefits. The "Assumed Foreign Benefits" means the aggregate amount of the retirement benefits of Packco Participants under each Noninsured Foreign Pension Plan that are, pursuant to the Foreign Benefits Agreement, either assumed by a Packco Benefit Plan from a Transferring New Grace Foreign Plan or retained by a Retained Grace Foreign Plan.

            The determination of U.S. Benefit Plan Liabilities shall be made by ASA in accordance with the actuarial and other assumptions set forth on Schedule 1.01(f). The determination of the ABOs and PBOs for the Assumed Foreign Benefits shall in each case be made by AON Consulting ("AON") as of the Distribution Date based upon the actuarial and other assumptions used by AON to determine the ABO or PBO (as applicable) of the relevant Transferring New Grace Foreign Plan or Retained Grace Foreign Plan for purposes of Grace's fiscal 1996 year-end financial disclosures, if such ABO or PBO is reported thereon, which actuarial and other assumptions are set forth on Schedule 1.01(f), provided, in the case of the assumptions relating to each Noninsured Foreign Pension Plan, that such assumptions are reasonable. To the extent that the ABO or PBO for a particular Transferring New Grace Foreign Plan or Retained Grace Foreign Plan was not so reported, such assumptions shall be reasonable assumptions developed by AON in the manner most typically used by AON to develop assumptions for determining ABO or PBO for FAS 87 purposes for substantially similar plans in the applicable jurisdiction.

            ASA, the Local Actuaries and AON (collectively, the "Actuaries") shall initially make the determinations called for by this definition on a good-faith estimated basis not later than December 31, 1997 or such other date as the parties hereto shall request. In making such initial determinations, the local Actuaries shall be entitled to rely upon the advice of Grace and New Grace with respect to the anticipated terms and conditions of the Foreign Plans Agreement (if it has not yet been signed) and the manner in which its terms and conditions will be implemented. Final determinations shall be made by the Actuaries as and when the asset transfers and assumptions of liabilities contemplated by the Foreign Plans Agreement and Section 4.01(d) of the Benefits Agreement are completed, and the New Grace Capital Contribution shall be adjusted as necessary to reflect the Net Benefit Amount as so finally determined. Grace and New Grace agree to cooperate in supplying the Actuaries with all information reasonably requested by them in connection with making such determinations, including, without limitation, information concerning Plan participants, assets and benefits. Grace, New Grace and SAC shall be entitled to review and comment on the Actuaries' analyses as the Actuaries are in the process of making their determinations.

            New Grace:  as defined in the preamble to this Agreement.

            New Grace Business: all of the businesses and operations conducted by Grace and its Subsidiaries at any time, whether prior to, on or after the Distribution Date, other than the Packaging Business.

            New Grace Capital Contribution: the capital contribution, distribution or other transfer to be received by Grace-Conn. at or shortly prior to the Distribution, in the aggregate amount of:

            (a)   $1,200,000,000;

    plus    (b)   the aggregate amount of cash held by Packco or any Packco
                  Subsidiaries immediately prior to the Distribution;

    minus   (c)   the amount by which

                    (i) the aggregate amount of (x) withholding Taxes that would be imposed by foreign jurisdictions on a deemed distribution to Packco by each Foreign Packco Subsidiary immediately following the Distribution, of an amount of cash equal to the excess of (I) the amount of cash held by such Foreign Packco Subsidiary immediately prior to the Distribution over (II) the sum of (A) the amount of debt that may be repaid without penalty plus current accrued but unpaid Taxes of such Subsidiary as of the Distribution Date and (B) Excess Short-Term Payables of such Subsidiary; provided, however, that such amount of cash shall be determined taking into account the principles, as applied to Packco, set forth in the proviso in Section 2.02(c)(v), and (y) Taxes that would be imposed by the United States or any political subdivision thereof in excess of the Foreign Tax Credits of Packco in respect of Taxes paid by Packco or deemed paid by Packco as a result of such deemed distributions of such cash;

       exceeds  (ii)    the aggregate amount of Packco Repatriation Tax Costs;

    plus    (d)   the Net Benefit Amount; and

    plus (e) the aggregate amount of Transaction Costs, if any, payable by Grace to New Grace pursuant to Section 8.04 of this Agreement, as of the Distribution Date.

            New Grace Common Stock: as defined in the Recitals to this Agreement.

            New Grace Group: New Grace, Grace-Conn. and the other New Grace Subsidiaries.

            New Grace Group Excess Cash:  as defined in Section 2.02(c) hereof.

            New Grace Indemnitees: New Grace, each Affiliate of Grace-Conn. (other than members of the Packco Group) and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

            New Grace Repatriation Tax Costs: as defined in Section 2.02(c) hereof.

            New Grace Rights:  the preferred share purchase rights of New
Grace.

            New Grace Subsidiaries: all direct and indirect Subsidiaries of Grace, including foreign subsidiaries of Grace-Conn. to be formed pursuant to the Tax Sharing Agreement or Section 2.02 hereof, other than Packco and any Packco Subsidiary.

            Newco Common Stock: the shares of common stock, par value $.10 per share, of Grace.

            Newco Convertible Preferred Stock: the Series A Convertible Preferred Stock of Grace, par value $.10 per share, the terms of which are described in Exhibit E to the Merger Agreement.

            NYSE:  New York Stock Exchange, Inc.

            Other Agreements: the Benefits Agreement, the Tax Sharing Agreement, an insurance procedures agreement, an intellectual property license agreement, an interim services agreement, the shared facilities agreements and the other agreements entered into or to be entered into in connection with the Distribution as contemplated by Article II of this Agreement.

            Packaging Business: all of the worldwide packaging businesses, operations and investments conducted or owned by Grace and its Subsidiaries at any time, whether prior to, on or after the Distribution Date, including Cryovac([Registered])flexible plastic packaging systems, Omicron ([Registered]) rigid plastic cups and tubs for dairy foods and Formpac([Registered]) foam trays for supermarket and institutional food service, provided that the Packaging Business shall not include the worldwide businesses, operations and investments at or prior to the Distribution Date conducted or owned by Grace and its Subsidiaries of its container business group (which was, until 1996, operated as a separate business unit known as Grace Container Products and any extensions of such former business unit since such time and through the Distribution Date), including, without limitation, Darex([Registered]) container sealants and coatings.

            Packco:  as defined in the Recitals to this Agreement.

            Packco Assets: collectively and except as otherwise provided in any of the Other Agreements, (i) all of the right, title and interest immediately prior to the time of the Distribution of Grace and its Subsidiaries in all Assets that are predominantly used or held for use in or predominantly relating to or to the extent arising from the Packaging Business; (ii) the rights to use shared Assets as provided in Article II; (iii) all other Assets of Grace and its Subsidiaries to the extent specifically assigned to or retained by any member of the Packco Group pursuant to this Agreement or any Other Agreement; (iv) the capital stock of Packco and all Packco Subsidiaries; and (v) the Assets set forth on Schedule 1.01(a) hereto; provided that

                  (a) all cash and marketable securities held by any member of the Packco Group immediately prior to the Distribution shall be Grace-Conn. Assets;

                  (b) intellectual property rights shall be Packco Assets in the form and to the extent provided in Section 2.01(d);

                  (c) with respect to leased or owned real property included in the Packco Assets that is not used exclusively by the Packaging Business, Packco Assets shall include only real property used or held for use in the Packaging Business as of the Distribution Date and shall not include any vacant or unoccupied property otherwise owned or leased by Grace or any of its Subsidiaries (except in the case of vacant or unoccupied property (I) on a site that is engaged predominantly in the Packaging Business, to provide a reasonable buffer area for such operations, to the extent practicable or (II) that is used or held for use in the Packaging Business);

                  (d) other than as provided herein or in the Other Agreements,
            Packco Assets shall not include any general corporate or corporate service operations of Grace conducted in its Boca Raton, Florida headquarters and the other locations set forth on Schedule 1.01(b) hereto;

                  (e) all right, title and interest of Grace and its
            Subsidiaries in the real property identified on Schedule 1.01(a) shall be Packco Assets; and

                  (f) Packco Assets shall not include (I) the Woburn, MA Grace facility or the Scuffletown Rd., South Carolina facility previously used by the Packaging Business (or any Assets located at or relating to such facilities); (II) Assets relating to any divested business or product line of Grace or any of its Subsidiaries (including rights to payment and indemnification thereunder, but Packco Assets shall include rights to indemnification relating to amounts paid by the Packco Group pursuant to clause (a)(II) of the definition of Packco Liabilities); (III) any interim service or tolling agreements entered into in connection with any divestiture by Grace or any of its Subsidiaries prior to the Distribution Date; and (IV) the Assets set forth on Schedule 1.01(c).

            Packco Group:  Grace, Packco and the Packco Subsidiaries.

            Packco Group Excess Cash:  as defined in Section 2.02(c) hereof.

            Packco Indemnitees: Grace, Packco, each Affiliate of Packco and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

            Packco Liabilities: collectively, and in each case except to the extent otherwise provided in any Other Agreement, (i) all Liabilities of Grace and its Subsidiaries to the extent relating to or arising from the Packaging Business or the Packco Assets; (ii) all Liabilities of Grace and its Subsidiaries to the extent assigned to or assumed by Grace and Packco under this Agreement or any Other Agreement; (iii) all Liabilities of Grace and/or Packco under the Grace Credit Agreement; and (iv) all Liabilities set forth on Schedule 1.01(d) hereto, provided that Packco Liabilities shall not, in any event, include:

                  (a) Liabilities of Grace and its Subsidiaries (I) arising
            under any Environmental Law relating to any facility or Asset that was used or held for use in the Packaging Business prior to but not on or after the Distribution Date (including formerly owned or leased facilities and former offsite disposal facilities) or (II) relating to any business or product line that was part of, or any facility or Asset that was used or held for use in, the Packaging Business that, in each case, has been divested prior to the Distribution Date; provided that, except as otherwise provided below, 25% of such Liabilities described in this clause not to exceed $10 million in the aggregate shall be Packco Liabilities;

                  (b) Liabilities arising under any Environmental Law relating to or arising from the Woburn, MA Grace facility or the Scuffletown Road, SC facility;

                  (c) Liabilities for any indebtedness, other than indebtedness under the Grace Credit Agreement and indebtedness to unaffiliated persons outstanding on the date hereof;

                  (d) Liabilities of Grace or any of its Subsidiaries relating to or arising from any interim service or tolling agreements entered into in connection with any divestiture by Grace or any of its Subsidiaries;

                  (e) Liabilities, whether such Liabilities relate to events, occurrences or circumstances occurring or existing, or whether such Liabilities arise, before, on or after the Distribution Date, relating to asbestos or asbestos-containing materials manufactured and/or sold (collectively, "Asbestos Activities") by Grace, Grace-Conn. or any of their respective Subsidiaries, affiliates or predecessors (but this clause shall not include such Liabilities to the extent relating to Asbestos Activities, if any, conducted after the Distribution Date of any member of the Packco Group or any of their Affiliates after the Distribution Date);

                  (f) Liabilities relating to or arising from any violation or alleged violation on or prior to the Distribution Date by Grace, Grace-Conn. or any of their respective Subsidiaries, affiliates or predecessors of any federal, state or foreign securities laws; and

                  (g) Liabilities relating to or arising from any breach or
            alleged breach of fiduciary duties by any director or executive officer of Grace, Grace-Conn. or any of their respective Subsidiaries, affiliates or predecessors prior to the Distribution Date.

            Packco Repatriation Tax Costs: as defined in Section 2.02(c) hereof.

            Packco Subsidiaries: all direct and indirect Subsidiaries of Grace to be transferred to or formed by Packco in connection with the Contribution or the Foreign Transfers (including any such Subsidiary to be formed pursuant to the Tax Sharing Agreement or Section 2.02).

            Per Share Common Consideration: the shares (or fraction of a share) of Newco Common Stock issuable in the Recapitalization per share of Grace Common Stock outstanding as of the Record Date, such amount to be determined by dividing (a) the amount equal to (I) 40,895,000, increased by the product, if any, of (x) 1.7027 and (y) the net increase in outstanding Sealed Air Common Shares between August 14, 1997 and the Distribution Date, minus (II) the Net Option Number, by (b) the aggregate number of shares of Grace Common Stock outstanding as of the Record Date, the result being rounded to the nearest one-thousandth (or, in the event there is no nearest number, rounded up to the next one-thousandth). "Net Option Number" means

                  (i) the aggregate number of shares of Newco Common Stock into which all outstanding options to purchase shares of Grace Common Stock outstanding as of the Distribution Date and held by Packco Employees are or may be exercisable (whether or not then exercisable) immediately after the Effective Time (such number calculated as provided in the Benefits Agreement, the "Newco Options"), multiplied by the amount by which:

                        (I) the average of the arithmetic mean between the highest and lowest sales prices of a share of Newco Common Stock on the New York Stock Exchange Composite Tape on each of the five trading days beginning on the ex-dividend date for the Distribution (the "SAC Stock Price")

               exceeds (II)   the weighted average per-share exercise price
                              for the Newco Options, calculated as provided in the Benefits Agreement;

           divided by   (ii)  the SAC Stock Price.

Fractional shares otherwise issuable to a Grace shareholder shall be treated as provided in Section 2.07(b). In the event that shares of Grace Common Stock are issued between the Record Date and the Effective Time, including pursuant to the exercise of stock options granted by Grace (but not including issuances in the Recapitalization), such Consideration shall be appropriately adjusted.

            Per Share Preferred Consideration: the shares (or fraction of a share) of Newco Convertible Preferred Stock issuable in the Recapitalization per share of Grace Common Stock outstanding as of the Record Date, such amount to be calculated by dividing 36,000,000 by the aggregate number of shares of Grace Common Stock outstanding as of the Record Date, the result being rounded to the nearest one-thousandth (or, in the event there is no nearest number, rounded up to the next one-thousandth). Fractional shares otherwise issuable to a Grace shareholder shall be treated as provided in Section 2.07(b). In the event that shares of Grace Common Stock are issued between the Record Date and the Effective Time, including pursuant to the exercise of stock options granted by Grace (but not including issuances in the Recapitalization), such Consideration shall be appropriately adjusted.

            Person: an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or any department or agency thereof.

            Pre-Distribution Period:  as defined in the Tax Sharing Agreement.

            Privileged Information: with respect to either Group, Information regarding a member of such Group, or any of its operations, Assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or other applicable privileges, that a member of the other Group may come into possession of or obtain access to pursuant to this Agreement or otherwise.

            Recapitalization:  as defined in Section 2.07 hereof.

            Record Date: the close of business on the date to be determined by the Board of Directors of Grace as the record date for determining shareholders of Grace entitled to receive the Distribution and the Recapitalization, which date shall be the day of, or the business day immediately preceding the day of, the Effective Time.

            Registration Statements: a registration statement on Form 10 (or, if such form is not appropriate, the appropriate form pursuant to the Securities
Act) to be filed by New Grace with the SEC to effect the registration of the New Grace Common Stock and the New Grace Rights pursuant to the Exchange Act (or, if applicable, pursuant to the Securities Act) and the registration statement to be filed by Grace with the SEC in connection with the Recapitalization and the Merger pursuant to the Securities Act.

            Representative: with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

            SAC:  as defined in the Recitals to this Agreement.

            SEC:  the Securities and Exchange Commission.

            Securities Act: the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

            Severance Costs:  as defined in Section 8.04 hereof.

            Shared Facilities: other than Shared Regional Headquarters, any production, manufacturing, sales office or other facility (whether owned or leased) of Grace or any of its subsidiaries in which operations of both the Packaging Business and the New Grace Business are conducted as of the Distribution Date, including the facilities listed on Schedule 1.01(e) hereto.

            Shared Regional Headquarters: regional headquarters of Grace in which services are provided, as of the Distribution Date, to both the Packaging Business and the New Grace Business.

            Subsidiary: with respect to any specified Person, any corporation or other legal entity of which such Person or any of its subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

            Subsidiary Excess Cash:  as defined in Section 2.02(c) hereof.

            Tax:  as defined in the Tax Sharing Agreement.

            Tax Benefit:  as defined in the Tax Sharing Agreement.

            Tax Sharing Agreement: the Tax Sharing Agreement to be entered into prior to the Distribution between Grace and New Grace, substantially in the form of Exhibit B hereto, with such changes as are acceptable to Grace, New Grace, Grace-Conn. and SAC.

            Third-Party Claim: any claim, suit, derivative suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person who or which is neither a party hereto nor an Affiliate of a party hereto.

            Transaction Agreements:  as defined in the Merger Agreement.

            Transaction Costs:  as defined in Section 8.04 hereof.

            Withholding Taxes:  as defined in Section 2.02(c) hereof.

            SECTION 1.02 References to Time. All references in this Agreement to times of the day shall be to New York City time.


                                ARTICLE II

            CERTAIN TRANSACTIONS PRIOR TO THE DISTRIBUTION DATE

            SECTION 2.01 Transfer of Packco Assets; Assumption of Packco Liabilities. (a) Prior to the Distribution Date but subject to Section 2.02, Grace shall transfer, or cause to be transferred to Packco or, at Packco's option, to a Packco Subsidiary effective as of the Distribution Date all of the Packco Assets. Immediately prior to the Distribution, the capital stock of Packco shall be distributed to Grace. Grace shall also transfer, or cause to be transferred, the capital stock of any Subsidiary such that, as of the Distribution Date, the Packco Subsidiaries shall be wholly owned (except for shares held by directors or officers to comply with applicable law) by a member of the Packco Group and the New Grace Subsidiaries shall be wholly owned (except for shares held by directors or officers to comply with applicable law) by a member of the New Grace Group. Effective as of the Distribution Date, the transfers described in this Section will result in Packco or another member of the Packco Group obtaining all of the rights, title and interests of Grace and its Subsidiaries in the Packco Assets, subject to Sections 2.05 and 2.10.

            (b) Effective as of the Distribution Date and subject to Section 2.02, Packco shall, or shall cause a Packco Subsidiary to, assume, pay, perform, and discharge in due course all of the Packco Liabilities.

            (c) Separation of Assets. The Packco Assets and Grace-Conn. Assets (including Assets that are, or are contained in, the Shared Facilities) shall, to the extent reasonably practicable (including taking into account the costs of any actions taken), be severed, divided or otherwise separated from each other so that a member of the respective Group will own and control their respective Assets as of the Distribution Date, provided that neither Grace nor New Grace shall be obligated to make significant expenditures to effect such separation prior to the Distribution Date. Actions taken and expenditures incurred to separate the Shared Facilities shall be subject to the agreement of Grace, New Grace and SAC. Such separation may include subdivision of real property, subleasing or other division of shared buildings or premises and allocation of shared working capital, equipment and other Assets. Such separation shall be effected in a manner that does not unreasonably disrupt either the Packaging Business or the New Grace Business and minimizes, to the extent practicable, current and future costs (and losses of tax or other economic benefits) of the respective Businesses. With respect to any Asset that cannot reasonably be separated or otherwise allocated as provided above, (i) all right, title and interest of Grace and its Subsidiaries shall be allocated to the Group as to which such Asset is predominantly used or held for use or predominantly relates and (ii) the other Group shall have a right to use such Assets in its Business in a manner consistent with past practice for a period which is coterminous with the life of the Asset described in (i) (and the coextensive obligation to pay its allocable share of any costs or expenses related to such Asset pursuant to the last sentence of this Section 2.01(c)). To the extent the separation of Assets cannot be achieved in a reasonably practicable manner, the parties will enter into appropriate arrangements regarding the shared Asset. Any costs related to the use of a shared Asset that is not separated as of the Distribution Date shall be allocated, with respect to the two-year period beginning immediately after the Distribution Date, based on the methodology historically used by Grace, and, for any period thereafter, using such reasonable manner as agreed by New Grace and Grace.

            (d) Intellectual Property. Notwithstanding the foregoing or anything else contained herein, any intellectual property rights of Grace or any of its Subsidiaries that are Packco Assets shall be licensed to or transferred to Packco, as the case may be, as follows. With respect to intellectual property rights used or held for use solely in connection with the Packaging Business, Packco shall have full ownership (to the extent of Grace's rights therein) of such rights. Except as otherwise provided in Schedule 2.01(d), with respect to intellectual property rights that are used or held for use in both the Packaging Business and the New Grace Business, title to such rights shall be owned by the New Grace Group and the Packco Group shall have an exclusive, worldwide, fully paid, perpetual, royalty-free license to use the intellectual property rights for the field of use described in the next sentence hereof. The field of use shall be (i) the businesses engaged in by Packco and the Packco Group as of the Distribution Date and the businesses of SAC as of the Distribution Date, including, in each case, reasonable extensions thereof, provided, however, that such field of use shall not include the field described in the proviso to the definition of "Packaging Business" as well as (to the extent not described in such proviso) the business of (A) closures, closure sealant compositions and multifunctional can ends which are used on or with rigid containers and (B) coatings, sealants, compositions and equipment used or held for use in the manufacture of cans and other rigid containers, in each case including reasonable extensions thereof; and (ii) notwithstanding (i), with respect to reasonable extensions referred to in the first part of clause (i) that overlap with the reasonable extensions described in the proviso in clause (i), the field of use shall include such overlap but the license therefor shall be non-exclusive and the New Grace Group shall also have title to use such intellectual property in the area of overlap. Such licenses shall not unduly restrict the subsequent transfer or license (within the applicable field of use) of the intellectual property. Such arrangements shall not restrict or limit in any way the rights of SAC to use any intellectual property that is not a Packco Asset.

            (e) The costs (and other out-of-pocket losses) attributable to the separation of the Assets, including, without limitation, the Shared Facilities, shall be allocated pursuant to Section 8.04.

            SECTION 2.02 Certain Foreign Transfers. (a) Prior to the Distribution Date, Grace shall use its reasonable best efforts to effect the legal separation of the Packco Assets and Packco Liabilities, on the one hand, from the Grace-Conn. Assets and Grace-Conn. Liabilities, on the other hand, that are located in jurisdictions outside the United States. Such separation may include asset transfers, stock transfers, spin-offs, mergers, reorganizations, consolidations or other transfers which may be effected before, simultaneously with or after the Distribution (collectively, the "Foreign Transfers"). Any Foreign Transfer that occurs after the Distribution shall be effected pursuant to a binding commitment in existence prior to the Distribution Date.

            (b) The Adjusted Foreign Transfer Taxes shall be allocated between the New Grace Group and the Packco Group as provided in Section 8.04. Each party shall reimburse the other to the extent that such other party pays Foreign Transfer Taxes in excess of the amount of Adjusted Foreign Transfer Taxes allocable to such other party pursuant to Section 8.04. Such payment shall, for Tax purposes, be characterized as an adjustment of the New Grace Capital Contribution.

            (c) (i) "Adjusted Foreign Transfer Taxes" shall mean the excess, if any, of (I) the sum of the Foreign Transfer Taxes, Packco Repatriation Tax Costs and New Grace Repatriation Tax Costs over (II) the present value using a discount rate of 5% (or, in the case of value added taxes, the gross value) of any Tax Benefits (including foreign tax credits for United States federal income tax purposes ("Foreign Tax Credits") other than Foreign Tax Credits attributable to Foreign Transfer Taxes or Withholding Taxes that in the aggregate do not exceed the Tax imposed by the United States and any political subdivision thereof on the Deemed Repatriation) that may or would arise as a result of the Foreign Transfers, the payment of the Foreign Transfer Taxes or the Deemed Repatriations. Such Tax Benefits shall be presumed to be utilized in the first year in which they arise (or are deemed to arise). All amounts relating to the calculation of Adjusted Foreign Transfer Taxes and the amount calculated pursuant to clause (c) of the definition of "New Grace Capital Contribution" shall be calculated in local currency and translated into U.S. Dollars at the Foreign Exchange Rate for such currency as of the Distribution Date.

          (ii) "Foreign Transfer Taxes" shall mean net Taxes that may be imposed by any jurisdiction other than the United States or any political subdivision thereof in connection with the Foreign Transfers (and any Tax net of associated foreign tax credits imposed by the United States or a political subdivision thereof on the Foreign Transfer in Venezuela) on any member of the New Grace Group or the Packco Group; provided, however, that the Foreign NOLs shall be taken into account in calculating the amount of Foreign Transfer Taxes.

         (iii) "Packco Repatriation Tax Costs" and "New Grace Repatriation Tax Costs", respectively, shall mean the sum of the (I) withholding Taxes that would be imposed by a foreign jurisdiction on a deemed distribution of Packco Group Excess Cash to Packco or of New Grace Group Excess Cash to New Grace, respectively (the "Deemed Repatriations"), on the day immediately following the Distribution ("Withholding Taxes") and (II) Taxes that would be imposed by the United States or any political subdivision thereof on a Deemed Repatriation (without taking into account any net operating loss or other deduction) in excess of the Foreign Tax Credits of Packco or Grace-Conn., respectively, in respect of Taxes paid or deemed paid by Packco or Grace-Conn., respectively, as a result of such Deemed Repatriation ("Deemed Foreign Tax Credits").

          (iv) "Packco Group Excess Cash" and "New Grace Group Excess Cash", respectively, shall mean the sum of the amount of Subsidiary Excess Cash for all Foreign Packco Subsidiaries or Foreign New Grace Subsidiaries.

           (v) "Subsidiary Excess Cash" shall mean the cash transferred to a Foreign Packco Subsidiary or Foreign New Grace Subsidiary pursuant to a Foreign Transfer in excess of the sum of (I) the amount of debt that may be repaid without penalty plus current accrued unpaid Taxes of such Subsidiary as of the Distribution Date and (II) the excess of trade and other short-term payables over trade and other short-term receivables of such Subsidiary ("Excess Short-Term Payables"); provided, however, that each party shall take steps (including causing the Subsidiary to loan cash to an Affiliate organized in a foreign jurisdiction to the extent that such Affiliate can use such cash to repay its debt or to pay current accrued unpaid Taxes and Excess Short-Term Payables) and cooperate in good faith to minimize the amount of Subsidiary Excess Cash, taking into account Tax and financial considerations as if each party were bearing the full amount of its respective Repatriation Tax Cost.

          (vi) The "Foreign NOLs" shall mean net operating losses for German income tax purposes of Grace GmbH and Grace Multiflex GmbH, and net operating losses for other foreign income tax purposes of any other Foreign Packco Subsidiary, attributable to the Pre-Distribution Period to the extent, in either case, that such net operating losses would be an Overall Tax Benefit (or Hypothetical Pre-Distribution Overall Tax Benefit), calculated without regard to any Tax Item arising on the Foreign Transfer involving such Subsidiary, that does not exceed the amount of income or gain arising, for purposes of the applicable foreign income tax, on the Foreign Transfer involving such Subsidiary.

            (d) In connection with the Foreign Transfers, certain Assets (including cash) or Liabilities that, without the agreement of the parties as required by this Section 2.02(d), would be Grace-Conn. Assets or Grace-Conn. Liabilities, as the case may be, may be retained by Packco or a Packco Subsidiary (or Assets or Liabilities that, without the agreement of the parties as required by this Section 2.02(d), would be Packco Assets or Packco Liabilities, may be retained by New Grace or a New Grace Subsidiary) if agreed between Grace and New Grace and reasonably satisfactory to SAC.

            (e) Neither SAC nor any member of the Packco Group or the New Grace Group shall take any action, or fail or omit to take any action where the taking of such action or the failure or omission to take such action would disturb the tax treatment assumed by the parties in calculating the Foreign Transfer Taxes and cause any Indemnifiable Loss to a member of the other Group, including an increase in the amount of Adjusted Foreign Transfer Taxes borne by the other Group. Grace agrees to indemnify and hold the Grace-Conn. Indemnitees harmless, and Grace-Conn. agrees to indemnify and hold the Packco Indemnitees harmless, from and against any such Indemnifiable Loss without regard to any limitation contained in Section 8.04.

            (f) Adjusted Foreign Transfer Taxes shall be recalculated upon any audit adjustment, Final Determination or any other change (i) of a Foreign Transfer Tax or another foreign Tax or Tax Item that would change the amount of Deemed Foreign Tax Credit or otherwise alter Packco Repatriation Tax Costs or New Grace Repatriation Tax Costs or (ii) that changes the amount of a Foreign NOL. Appropriate payment shall be made between the parties such that Foreign Transfer Taxes, as so redetermined, and Adjusted Foreign Transfer Taxes, as so recalculated, are shared according to the principles of Section 2.02(b).

            SECTION 2.03  Certificate of Incorporation; By-laws; Rights Plan.
(a) Prior to the Distribution Date, Grace shall contribute the capital stock of Grace-Conn. to New Grace, as well as the capital stock of any other Subsidiary of Grace formed in connection with the Foreign Transfers that is not a Packco Subsidiary. In addition, prior to the Distribution Date, the parties hereto shall take all action necessary so that, at the Distribution Date, New Grace's name shall be "W. R. Grace & Co."

            (b) Prior to the Distribution Date, Grace and New Grace shall take all action necessary so that the certificate of incorporation and by-laws of New Grace and the preferred share purchase rights plan of New Grace shall be in effect as specified by New Grace, each in the form of Exhibits C, D and E hereto, respectively (with such changes as Grace and New Grace may find appropriate).

            (c) Prior to the Distribution Date, Grace and Packco shall take all action necessary so that the certificate of incorporation and by-laws of Packco shall be substantially similar to the customary form of certificate of incorporation and by-laws for a wholly owned Delaware subsidiary and reasonably acceptable to SAC.

            SECTION 2.04 Issuance of Stock. Prior to the Distribution Date, the parties hereto shall take all steps necessary so that the number of shares of New Grace Common Stock outstanding and held by Grace shall equal the number of shares of Grace Common Stock outstanding on the Record Date.

            SECTION 2.05 Other Agreements; Shared Facilities. (a) Each of Grace and New Grace shall, prior to the Distribution Date, enter into, or cause the appropriate members of the Group of which it is a member to enter into, the Other Agreements in connection with the Distribution, including, without limitation, agreements with respect to (i) insurance procedures, (ii) interim services (including, without limitation, services to be provided by the Shared Regional Headquarters consistent with current operations of the respective Businesses, and services to be provided by country organizations to operations of the other Business consistent with past practice), which shall be charged at allocated cost based on Grace's historical methodology, subject to applicable tax laws in any jurisdiction, (iii) intellectual property licenses as contemplated by Section 2.01, (iv) and other matters as may be advisable. The Other Agreements (or, in the case of the forms of agreement attached hereto, any amendments thereto) shall be on terms reasonably acceptable to Grace, New Grace and SAC. Agreements regarding interim services (including country services) shall generally have a term not to exceed 24 months (subject to earlier termination on six months' notice (or such shorter period as does not impose additional costs on the providing party) by the party receiving the services) and will provide, in the case of agreements pursuant to which Packco is to provide services to New Grace, for services at least as extensive as any obligations contained in interim service and tolling agreements entered into prior to the Distribution Date between Grace and a third party. Such Agreements regarding interim services (including country services) will also provide that any value added taxes imposed on such services shall be paid and borne, as between the parties, by the party receiving such services. The parties shall use reasonable efforts to conclude the Other Agreements prior to the time the other conditions to the Distribution have been satisfied.

            (b) The parties acknowledge and agree that operation by members of the Packco Group or New Grace Group of the Shared Facilities after the Distribution Date may continue to require the joint occupation or use by the parties of certain related premises or facilities (such as waste disposal, utilities, security and other matters). The parties shall enter into appropriate arrangements regarding cost allocation and service provision with respect to these matters, which allocation shall be as described in Section 2.01(c) and 2.05(a), as applicable. The agreements described in this paragraph (b) shall be included in the Other Agreements.

            SECTION 2.06 Financing. (a) Prior to the Distribution Date, Grace and/or Packco shall enter into the Grace Credit Agreement, which shall be on terms reasonably acceptable to Grace and SAC, and Grace and/or Packco shall contribute, or cause to be contributed, the New Grace Capital Contribution to Grace-Conn., all as described in this Section. No member of the New Grace Group shall have any Liability or obligation with respect to the Grace Credit Agreement. At the election of New Grace and subject to the consent of Grace and SAC, which will not be unreasonably withheld, a portion of the New Grace Capital Contribution may be contributed to foreign Subsidiaries of New Grace. It is contemplated that the New Grace Capital Contribution shall be effected as follows; provided, however, that Packco shall not borrow an amount in excess of the tax basis, for U.S. federal income tax purposes, of Grace-Conn. in the stock of Packco: (i) each of Grace and Packco shall borrow agreed-upon amounts; (ii) Packco distributes a portion of the New Grace Capital Contribution to Grace-Conn. which uses such funds to pay creditors; (iii) the Intragroup Spinoff occurs; (iv) Grace contributes the remaining amount of the New Grace Capital Contribution to New Grace as well as the capital stock of Grace-Conn.; and (v) New Grace loans the amount described in clause (iv) to Grace-Conn. in the form of a security.

            (b) Prior to the Distribution, Grace-Conn. may consummate a cash tender offer in accordance with applicable securities laws for any and all Grace-Conn. Public Debt. Grace-Conn. may also elect, in its discretion, to defease or otherwise acquire any portion of the Grace-Conn. Public Debt. To the extent that upon consummation of the Distribution, there remains outstanding (other than to the extent owned by Grace-Conn. or New Grace) in excess of $50 million in principal amount of the Grace-Conn. Public Debt, New Grace or Grace-Conn. shall obtain an "evergreen" letter of credit, with an initial expiration date no sooner than 364 days after the Effective Time, from a financial institution or group of financial institutions reasonably acceptable to Grace and SAC for the benefit of Grace with respect to such outstanding amount from time to time in excess of $50 million.

            The letter of credit shall be in form and substance reasonably acceptable to SAC and shall entitle Grace to draw thereunder if Grace shall be required to make (and makes) any payment pursuant to the terms of its guarantee of any Grace-Conn. Public Debt. The expiration date of such letter of credit shall be automatically extended for successive 364-day periods, with an absolute expiration date on the date that is the 91st day after the date on which the outstanding principal amount of the Grace-Conn. Public Debt shall have been reduced to no more than $50 million, unless, prior to such 91st day, any payments shall have been made that are subject to avoidance pursuant to a bankruptcy or similar proceeding, in which case such letter of credit shall be extended (with respect to the applicable payments) until such payments are no longer subject to such avoidance, unless notice of termination is given by the issuing bank or banks, in which case Grace shall be entitled to draw thereunder (whether or not any demand for payment in respect of its guarantee shall have been made), provided that, to the extent such funds are not used to make payments on the Grace-Conn. Public Debt, Grace shall hold such proceeds separate in an interest-bearing escrow account with a financial institution and pursuant to escrow arrangements reasonably acceptable to Grace-Conn. To the extent that the amount held in such escrow account is greater than (i) the outstanding Grace-Conn. Public Debt minus (ii) $50 million, Grace shall remit such excess amount to Grace-Conn. The amount of the letter of credit may be reduced from time to time, but shall not at any time be less than the amount by which the outstanding principal amount of the Grace-Conn. Public Debt (other than such debt owned by a member of the New Grace Group) exceeds $50 million.

            "Debt Costs" shall mean the costs incurred by Grace or Grace-Conn. in connection with a tender offer, defeasance, retirement or other acquisition of Grace-Conn. Public Debt, which costs shall consist of (i) any incremental costs, fees, expenses and payments incurred in connection with such action, and in the case of a tender offer shall include all costs, fees, expenses and payments incurred in connection with a tender offer that are, in the aggregate, in excess of the outstanding principal amount and accrued interest of the Grace-Conn. Public Debt so acquired; plus (ii) any costs associated with terminating or re-negotiating any related interest rate swap agreements with respect to the amount of Grace-Conn. Public Debt acquired, defeased or retired; and plus (iii) the costs of the letter of credit described above.

            SECTION 2.07 Grace Recapitalization. (a) Immediately prior to the Effective Time, Grace shall consummate a recapitalization of the Grace Common Stock, such that each share of Grace Common Stock outstanding as of the Record Date shall be exchanged for the Per Share Common Consideration and the Per Share Preferred Consideration (the "Recapitalization"). Options to purchase shares of Grace Common Stock previously granted by Grace or a predecessor and outstanding as of the time of the Recapitalization shall be treated as provided in the Benefits Agreement. In connection with the Recapitalization and the Merger, the Grace Certificate of Incorporation shall be amended so that the par value of the Newco Common Stock will be $.10 per share, as well as otherwise provided in the Merger Agreement. Grace shall retain an Exchange Agent or transfer agent as appropriate and take other appropriate actions to effect the Recapitalization, including customary procedures with respect to the exchange of share certificates.

            (b) No fractional shares of Newco Common Stock or Newco Convertible Preferred Stock shall be issued in the Recapitalization. In lieu of any such fractional shares, each person who would otherwise have been entitled to a fraction of a share of Newco Common Stock or Newco Convertible Preferred Stock upon surrender of former shares of Grace Common Stock for exchange pursuant to the Recapitalization shall be paid an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of Newco Common Stock or Newco Convertible Preferred Stock issued pursuant to this paragraph. As soon as practicable following the Distribution Date, the Exchange Agent shall determine the excess of (i) the number of full shares of Newco Common Stock or Newco Convertible Preferred Stock, as the case may be, delivered to the Exchange Agent over (ii) the aggregate number of full shares of Newco Common Stock or Newco Convertible Preferred Stock to be distributed in respect of Grace Common Shares (such excess, the "Excess Shares"), and the Exchange Agent, as agent for the former holders of such Grace Common Shares, shall sell the Excess Shares at the prevailing prices on the open market. The sale of the Excess Shares by the Exchange Agent shall be executed on a public exchange through one or more firms and shall be executed in round lots to the extent practicable. Grace shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale or sales have been distributed, the Exchange Agent shall hold such proceeds in trust for such former stockholders. As soon as practicable after the determination of the amount of cash to be paid in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former stockholders.

            SECTION 2.08  Registration and Listing.  Prior to the Distribution
Date:

            (a) The parties shall take such efforts regarding the Registration Statements and the Joint Proxy Statement as is provided in the Merger Agreement. After such Registration Statements become effective, Grace shall cause the Joint Proxy Statement and the information statement (or prospectus, as the case may be) for the New Grace Common Stock forming a part of the Registration Statement for New Grace to be delivered to all holders of record of Grace Common Stock as of the record date for the meeting of Grace shareholders to which the Joint Proxy Statement relates.

            (b) The parties hereto shall use reasonable efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws in connection with the transactions contemplated by this Agreement.

            (c) New Grace and Grace shall prepare, and New Grace and Grace shall file and seek to make effective, an application for the listing of the New Grace Common Stock on the NYSE, and an application for the listing on the NYSE of the Newco Common Stock and the Newco Convertible Preferred Stock to be issued in connection with the Recapitalization and the Merger, in each case subject to official notice of issuance.

            (d) The parties hereto shall cooperate in preparing, filing with the SEC and causing to become effective any registration statements or amendments thereto which are necessary or appropriate in order to effect the transactions contemplated hereby or to reflect the establishment of, or amendments to, any employee benefit plans contemplated hereby or by the Employee Benefits Agreement requiring registration under the Securities Act.

            SECTION 2.09 Grace and New Grace Boards. The parties hereto shall take all steps necessary so that, effective immediately after the Distribution, the Board of Directors of each of Grace and New Grace, so long as the common stock of such company is registered under Section 12 of the Exchange Act, shall at all times be comprised of a majority of independent directors (other than due to temporary vacancies).

            SECTION 2.10 Transfers Not Effected Prior to the Distribution; Transfers Deemed Effective as of the Distribution Date. To the extent that any transfers contemplated by this Article II shall not have been consummated on the Distribution Date, including, without limitation, any Foreign Transfers, the parties shall cooperate to effect such transfers as promptly following the Distribution Date as shall be practicable. Nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed; provided, however, that Grace and New Grace and their respective Subsidiaries shall cooperate to obtain any necessary consents or approvals for the transfer of all Assets and Liabilities contemplated to be transferred pursuant to this Article
II. In the event that any such transfer of Assets or Liabilities has not been consummated, effective as of and after the Distribution Date, the party retaining such Asset or Liability shall thereafter hold such Asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, and take such other action as may be reasonably requested by the party to which such Asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as reasonably possible, in the same position as would have existed had such Asset or Liability been transferred as contemplated hereby. As and when any such Asset or Liability becomes transferable, such transfer shall be effected forthwith. The parties agree that, as of the Distribution Date, each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

            SECTION 2.11 Intercompany Accounts and Distribution Payments. After the Distribution Date, the parties shall be obligated to pay only those intercompany accounts between members of the New Grace Group and members of the Packco Group that arose in connection with transfers of goods and services in the ordinary course of business, consistent with past practices (which the parties shall use reasonable efforts to settle prior to the Distribution Date), and all other intercompany accounts shall be settled without transfer of non-financial assets as of the Distribution Date.


                                ARTICLE III

                             THE DISTRIBUTION

            SECTION 3.01 Record Date and Distribution Date. Subject to the satisfaction of the conditions set forth in Section 8.01(a), the Board of Directors of Grace, in its sole discretion and consistent with the Merger Agreement, shall establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution.

            SECTION 3.02 The Agent. Prior to the Distribution Date, New Grace shall enter into an agreement with the Agent providing for, among other things, the payment of the Distribution to the holders of Grace Common Stock in accordance with this Article III.

            SECTION 3.03 Delivery of Share Certificates to the Agent. Prior to the Distribution Date, Grace shall deliver to the Agent a share certificate representing (or authorize the related book-entry transfer of) all of the outstanding shares of New Grace Common Stock to be distributed in connection with the payment of the Distribution. After the Distribution Date, upon the request of the Agent, New Grace shall provide all certificates for shares (or book-entry transfer authorizations) of New Grace Common Stock that the Agent shall require in order to effect the Distribution.

            SECTION 3.04 The Distribution. Subject to the terms and conditions of this Agreement, New Grace shall instruct the Agent to distribute, as of the Distribution Date, one share of New Grace Common Stock in respect of each share of Grace Common Stock held by holders of record of Grace Common Stock on the Record Date.


                                ARTICLE IV

                       SURVIVAL AND INDEMNIFICATION

            SECTION 4.01 Survival of Agreements. All covenants and agreements of the parties hereto contained in this Agreement shall survive the Distribution Date.

            SECTION 4.02 Indemnification. (a) Except as specifically otherwise provided in the Other Agreements, the New Grace Group shall indemnify, defend and hold harmless the Packco Indemnitees from and against (i) all Indemnifiable Losses arising out of or due to the failure or alleged failure of any member of the New Grace Group (x) to pay any Grace-Conn. Liabilities (including, without limitation, all Liabilities specifically excluded from the definition of Packco Liabilities herein), whether such Indemnifiable Losses relate to events, occurrences or circumstances occurring or existing, or whether such Indemnifiable Losses are asserted, before or after the Distribution Date, or (y) to perform any of its obligations under this Agreement (including the obligation to effect the transfers as provided in the last sentence of Section 2.01(a));
(ii) all Indemnifiable Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact, or omission or alleged omission to state a material fact required to be stated, in the Registration Statements or the Joint Proxy Statement or any preliminary or final form thereof or any amendment thereto, or necessary to make the statements therein not misleading, except that such indemnifications shall not apply to any Indemnifiable Losses that arise out of or are based upon any statement or omission, or alleged statement or omission, in any of the portions of the Registration Statements or the Joint Proxy Statement, or any preliminary or final form thereof or any amendment thereto, solely with respect to information relating to SAC supplied by SAC specifically for use in the preparation thereof or relating to Newco after the Merger; and (iii) all Indemnifiable Losses arising from or relating to all existing litigation brought by pre-Merger shareholders of Grace acting in such capacity and all litigation to be brought by pre-Merger shareholders of Grace acting in such capacity and relating to any events or transactions occurring prior to the Effective Time or to the transactions contemplated by the Transaction Agreements.

            (b) Except as specifically otherwise provided in the Other Agreements, the Packco Group shall indemnify, defend and hold harmless the New Grace Indemnitees from and against (i) all Indemnifiable Losses arising out of or due to the failure or alleged failure of any member of the Packco Group to pay any Packco Liabilities or to perform any of its obligations under this Agreement after the Distribution Date; and (ii) all Indemnifiable Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact, or omission or alleged omission to state a material fact required to be stated, in any portion of the Registration Statements or the Joint Proxy Statement (or any preliminary or final form thereof or any amendment thereto) solely with respect to information relating to SAC supplied by SAC specifically for use in the preparation thereof or relating to Newco after the Merger (including the pro forma financial information relating to Newco contained in the Registration Statements (other than the historical information relating to Grace and the Packaging Business)), or necessary to make the statements therein not misleading.

            (c) If any Indemnity Payment required to be made hereunder or under any Other Agreement is denominated in a currency other than United States dollars, such payment shall be made in United States dollars and the amount thereof shall be computed using the Foreign Exchange Rate for such currency determined as of the date on which such Indemnity Payment is made.

            (d) Notwithstanding anything to the contrary set forth herein, indemnification relating to any arrangements between any member of the Packco Group and any member of the New Grace Group for the provision after the Distribution of goods and services in the ordinary course shall be governed by the terms of such arrangements and not by this Section or as otherwise set forth in this Agreement and the Other Agreements.

            SECTION 4.03 Procedures for Indemnification for Third-Party Claims.
(a) Grace shall, and shall cause the other Packco Indemnitees to, notify New Grace in writing promptly after learning of any Third-Party Claim for which any Packco Indemnitee intends to seek indemnification from New Grace under this Agreement. New Grace shall, and shall cause the other New Grace Indemnitees to, notify Grace in writing promptly after learning of any Third-Party Claim for which any New Grace Indemnitee intends to seek indemnification from Grace under this Agreement. The failure of any Indemnitee to give such notice shall not relieve any Indemnifying Party of its obligations under this Article except to the extent that such Indemnifying Party or its Affiliate is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail considering the Information provided to the Indemnitee.

            (b) Except as otherwise provided in paragraph (c) of this Section, an Indemnifying Party may, by notice to the Indemnitee and to Grace, if New Grace is the Indemnifying Party, or to the Indemnitee and New Grace, if Grace is the Indemnifying Party, at any time after receipt by such Indemnifying Party of such Indemnitee's notice of a Third-Party Claim, undertake (itself or through another member of the Group of which the Indemnifying Party is a member) the defense or settlement of such Third-Party Claim. If an Indemnifying Party undertakes the defense of any Third-Party Claim, such Indemnifying Party shall thereby admit its obligation to indemnify the Indemnitee against such Third-Party Claim, and such Indemnifying Party shall control the investigation and defense or settlement thereof, and the Indemnitee may not settle or compromise such Third-Party Claim, except that such Indemnifying Party shall not
(i) require any Indemnitee, without its prior written consent, to take or refrain from taking any action in connection with such Third-Party Claim, or make any public statement, which such Indemnitee reasonably considers to be against its interests, nor (ii) without the prior written consent of the Indemnitee and of Grace, if the Indemnitee is a Packco Indemnitee, or the Indemnitee and of New Grace, if the Indemnitee is a New Grace Indemnitee, consent to any settlement that does not include as a part thereof an unconditional release of the Indemnitees from liability with respect to such Third-Party Claim or that requires the Indemnitee or any of its Representatives or Affiliates to make any payment that is not fully indemnified under this Agreement or to be subject to any non-monetary remedy; and subject to the Indemnifying Party's control rights, as specified herein, the Indemnitees may participate in such investigation and defense, at their own expense. Following the provision of notices to the Indemnifying Party, until such time as an Indemnifying Party has undertaken the defense of any Third-Party Claim as provided herein, such Indemnitee shall control the investigation and defense or settlement thereof, without prejudice to its right to seek indemnification hereunder.

            (c) If an Indemnitee reasonably determines that there may be legal defenses available to it that are different from or in addition to those available to its Indemnifying Party which make it inappropriate for the Indemnifying Party to undertake the defense or settlement thereof, then such Indemnifying Party shall not be entitled to undertake the defense or settlement of such Third-Party Claim; and counsel for the Indemnifying Party shall be entitled to conduct the defense of such Indemnifying Party and counsel for the Indemnitee (selected by the Indemnitee) shall be entitled to conduct the defense of such Indemnitee, it being understood that both such counsel shall cooperate with each other to conduct the defense or settlement of such action as efficiently as possible. The above provisions of this paragraph (c) shall not apply to Third-Party Claims relating to asbestos claims described in the proviso to the definition of Packco Liabilities. Rather, with respect to such asbestos claims, with the consent of Grace-Conn., which shall not be unreasonably withheld, counsel for the Indemnifying Party shall be entitled to conduct the defense of such Third-Party Claim to the extent the legal defenses available to the Indemnifying Party and the Indemnitee are substantially similar, but counsel for the Indemnitee shall be entitled to assert and conduct its own defense to the extent, but only to the extent, of any additional legal defenses available to it.

            (d) In no event shall an Indemnifying Party be liable for the fees and expenses of more than one counsel for all Indemnitees (in addition to its own counsel, if any) in connection with any one action, or separate but similar or related actions, in the same jurisdiction arising out of the same general allegations or circumstances.

            (e) New Grace shall, and shall cause the other New Grace Indemnitees to, and Grace shall, and shall cause the other Packco Indemnitees to, make available to each other, their counsel and other Representatives, all information and documents reasonably available to them which relate to any Third-Party Claim, and otherwise cooperate as may reasonably be required in connection with the investigation, defense and settlement thereof, subject to the terms and conditions of a mutually acceptable joint defense agreement. Any joint defense agreement entered into by New Grace or Grace with any third party relating to any Third-Party Claim shall provide that New Grace or Grace may, if requested, provide information obtained through any such agreement to the New Grace Indemnitees and/or the Packco Indemnitees.

            SECTION 4.04 Remedies Cumulative. The remedies provided in this
Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any other remedies against any Indemnifying Party. However, the procedures set forth in Section 4.03 shall be the exclusive procedures governing any indemnity action brought under this Agreement, except as otherwise specifically provided in any of the Other Agreements.


                                 ARTICLE V

                       CERTAIN ADDITIONAL COVENANTS

            SECTION 5.01 Notices to Third Parties. In addition to the actions described in Section 5.02, the members of the Packco Group and the members of the New Grace Group shall cooperate to make all other filings and give notice to and obtain consents from all third parties that may reasonably be required to consummate the transactions contemplated by this Agreement, the Merger Agreement and the Other Agreements.

            SECTION 5.02 Licenses and Permits. Each party hereto shall cause the appropriate members of its Group to prepare and file with the appropriate licensing and permitting authorities applications for the transfer or issuance, as may be necessary or advisable in connection with the transactions contemplated by this Agreement, the Other Agreements and the Merger Agreement, to its Group of all material governmental licenses and permits required for the members of its Group to operate its Business after the Distribution Date. The members of the New Grace Group and the members of the Packco Group shall cooperate and use all reasonable efforts to secure the transfer or issuance of the licenses and permits.

            SECTION 5.03 Intercompany Agreements. All contracts, licenses, agreements, commitments or other arrangements, formal or informal, between any member of the Packco Group, on the one hand, and any member of the New Grace Group, on the other hand, in existence as of the Distribution Date, pursuant to which any member of either Group makes payments in respect of Taxes to any member of the other Group or provides to any member of the other Group goods or services (including, without limitation, management, administrative, legal, financial, accounting, data processing, insurance or technical support), or the use of any Assets of any member of the other Group, or the secondment of any employee, or pursuant to which rights, privileges or benefits are afforded to members of either Group as Affiliates of the other Group, shall terminate as of the close of business on the day prior to the Distribution Date, except as specifically provided herein or in the Other Agreements. From and after the Distribution Date, no member of either Group shall have any rights under any such contract, license, agreement, commitment or arrangement with any member of the other Group, except as specifically provided herein or in the Other Agreements.

            SECTION 5.04 Guarantee Obligations. (a) Grace and New Grace shall cooperate, and shall cause their respective Groups to cooperate, to terminate, or to cause a member of the Packco Group to be substituted in all respects for any member of the New Grace Group in respect of, all obligations of any member of the New Grace Group under any Packco Liabilities for which such member of the New Grace Group may be liable, as guarantor, original tenant, primary obligor or otherwise. If such a termination or substitution is not effected by the Distribution Date, (i) Grace shall indemnify and hold harmless the New Grace Indemnitees for any Indemnifiable Loss arising from or relating thereto, and
(ii) without the prior written consent of the Chief Financial Officer, Treasurer or any Assistant Treasurer of New Grace, from and after the Distribution Date, Grace shall not, and shall not permit any member of the Packco Group or any of its Affiliates to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which any member of the New Grace Group is or may be liable unless all obligations of the New Grace Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the Chief Financial Officer, Treasurer or any Assistant Treasurer of New Grace, provided that the limitations in clause (ii) shall not apply in the event that a member of the Packco Group obtains a letter of credit from a financial institution reasonably acceptable to New Grace and for the benefit of New Grace with respect to such obligation of the New Grace Group.

            (b) Grace and New Grace shall cooperate, and shall cause their respective Groups to cooperate, to terminate, or to cause a member of the New Grace Group to be substituted in all respects for any member of the Packco Group in respect of, all obligations of any member of the Packco Group under any Grace-Conn. Liabilities for which such member of the Packco Group may be liable, as guarantor, original tenant, primary obligor or otherwise. The foregoing sentence does not apply to the Grace-Conn. Public Debt, which is governed by
Section 2.06. If such a termination or substitution is not effected by the Distribution Date, (i) New Grace shall indemnify and hold harmless the Packco Indemnitees for any Indemnifiable Loss arising from or relating thereto, and
(ii) without the prior written consent of the Chief Financial Officer, Treasurer or any Assistant Treasurer of Grace, from and after the Distribution Date, New Grace shall not, and shall not permit any member of the New Grace Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which any member of the Packco Group is or may be liable unless all obligations of the Packco Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the Chief Financial Officer, Treasurer or any Assistant Treasurer of Grace, provided that the limitations contained in clause (ii) shall not apply in the event that a member of the New Grace Group obtains a letter of credit from a financial institution reasonably acceptable to Grace and for the benefit of Grace with respect to such obligation of the Packco Group.

            SECTION 5.05 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, each party hereto shall cooperate with the other party, and execute and deliver, or use reasonable efforts to cause to be executed and delivered, all instruments, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement, the Merger Agreement and the Other Agreements, in order to effectuate the provisions and purposes of this Agreement.

            SECTION 5.06 Environmental Claims Cooperation. With respect to claims relating to Environmental Laws described in clause (a) of the definition of Packco Liabilities, the New Grace Group and the Packco Group shall cooperate to minimize the costs incurred in connection with such claims and shall generally cooperate and provide appropriate information to the other party with respect to such claims. Notwithstanding any other provision of this Agreement, including Article IV, Grace shall be entitled to participate in the defense of any such claims but New Grace shall control the resolution of any such claims; provided that New Grace shall not consent to entry of any judgment or enter into any settlement without the approval of Grace, which approval shall not be unreasonably withheld.


                                ARTICLE VI

                           ACCESS TO INFORMATION

            SECTION 6.01 Provision of Corporate Records. Prior to or as promptly as practicable after the Distribution Date, Grace shall retain complete and accurate copies but shall deliver to New Grace all corporate books and records of the New Grace Group in its possession and copies of the relevant portions of all corporate books and records of the Packco Group relating directly and predominantly to the Grace-Conn. Assets, the New Grace Business, or the Liabilities of the New Grace Group, including, in each case, all active agreements, active litigation files and government filings. Grace shall also retain complete and accurate copies but deliver to New Grace all corporate board and committee minute books of Grace. From and after the Distribution Date, all such books, records and copies shall be the property of New Grace. Prior to or as promptly as practicable after the Distribution Date, New Grace shall deliver to Grace all corporate books and records of the Packco Group in its possession and copies of the relevant portions of all corporate books and records of the New Grace Group relating directly and predominantly to the Packco Assets, the Packaging Business, or the Liabilities of the Packco Group, including, in each case, all active agreements, active litigation files and government filings. From and after the Distribution Date, all such books, records and copies shall be the property of Grace. The costs and expenses incurred in the provision of records or other information to a party shall be paid for (including reimbursement of costs incurred by the providing party) by the requesting party.

            SECTION 6.02 Access to Information. From and after the Distribution Date, each of Grace and New Grace shall afford to the other and to the other's Representatives reasonable access and duplicating rights during normal business hours to all Information within the possession or control of such party's Group relating to the other party's Group's pre-Distribution business, Assets or Liabilities or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, insofar as such access is reasonably required for a reasonable purpose, subject to the provisions below regarding Privileged Information. Without limiting the foregoing, Information may be requested under this Section 6.02 for audit, accounting, claims, litigation and Tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

            In furtherance of the foregoing:

            (a) Each party hereto acknowledges that: (i) Each of Grace and New Grace (and the members of the Packco Group and the New Grace Group, respectively) has or may obtain Privileged Information; (ii) there are a number of Litigation Matters affecting each or both of Grace and New Grace; (iii) both Grace and New Grace have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the confidential status of the Privileged Information, in each case relating to the pre-Distribution business of the Packco Group or the New Grace Group or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date; and (iv) both Grace and New Grace intend that the transactions contemplated hereby and by the Merger Agreement and the Other Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

            (b) Each of Grace and New Grace agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the pre-Distribution business of the New Grace Group or the Packco Group, respectively, or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, without providing prompt written notice to and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld and shall not be withheld if the other party certifies that such disclosure is to be made in response to a likely threat of suspension or debarment or similar action; provided, however, that Grace and New Grace may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates solely to the pre-Distribution business of the Packco Group in the case of Grace or the New Grace Group in the case of New Grace. In the event of a disagreement between any member of the Packco Group and any member of the New Grace Group concerning the reasonableness of withholding such consent, no disclosure shall be made prior to a resolution of such disagreement by a court of competent jurisdiction, provided that the limitations in this sentence shall not apply in the case of disclosure required by law and so certified as provided in the first sentence of this paragraph.

            (c) Upon any member of the Packco Group or any member of the New Grace Group receiving any subpoena or other compulsory disclosure notice from a court, other governmental agency or otherwise which requests disclosure of Privileged Information, in each case relating to pre-Distribution business of the New Grace Group or the Packco Group, respectively, or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, the recipient of the notice shall promptly provide to the other Group (following the notice provisions set forth herein) a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in paragraph (b) of this Section, the parties shall cooperate to assert all defenses to disclosure claimed by either party's Group, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined.

            SECTION 6.03 Production of Witnesses. Subject to Section 6.02, after the Distribution Date, each of Grace and New Grace shall, and shall cause each member of the Packco Group and the New Grace Group, respectively, to make available to New Grace or Grace or any member of the New Grace Group or of the Packco Group, as the case may be, upon written request, such Group's directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required in connection with any Litigation Matters, administrative or other proceedings in which the requesting party may from time to time be involved and relating to the pre-Distribution business of the Packco Group or the New Grace Group or relating to or in connection with the relationship between the Groups on or prior to the Distribution Date.

            SECTION 6.04 Retention of Records. Except as otherwise agreed in writing, or as otherwise provided in the Other Agreements, each of Grace and New Grace shall, and shall cause the members of the Group of which it is a member to, retain all Information in such party's Group's possession or under its control relating directly and predominantly to the pre-Distribution business, Assets or Liabilities of the other party's Group until such Information is at least ten years old or until such later date as may be required by law, except that if, prior to the expiration of such period, any member of either party's Group wishes to destroy or dispose of any such Information that is at least three years old, prior to destroying or disposing of any of such Information,
(a) the party whose Group is proposing to dispose of or destroy any such Information shall provide no less than 30 days' prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other party, the party whose Group is proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

            SECTION 6.05 Confidentiality. Subject to Section 6.02, which shall govern Privileged Information, from and after the Distribution Date, each of Grace and New Grace shall hold, and shall use reasonable efforts to cause its Affiliates and Representatives to hold, in strict confidence all Information concerning the other party's Group obtained by it prior to the Distribution Date or furnished to it by such other party's Group pursuant to this Agreement or the Other Agreements and shall not release or disclose such Information to any other Person, except its Affiliates and Representatives, who shall be bound by the provisions of this Section 6.05, and each party shall be responsible for a breach by any of its Affiliates or Representatives; provided, however, that any member of the Packco Group or the New Grace Group may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of such Person's counsel, by other requirements of law, or (b) such party can show that such Information was (i) available to such Person on a nonconfidential basis (other than from a member of the other party's Group) prior to its disclosure by the other party's Group, (ii) in the public domain through no fault of such Person or (iii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other party's Group, and not acquired from such source subject to any confidentiality obligation on the part of such source known to the acquiror. Notwithstanding the foregoing, each of Grace and New Grace shall be deemed to have satisfied its obligations under this Section 6.05 with respect to any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

            SECTION 6.06 Cooperation with Respect to Government Reports and Filings. Grace, on behalf of itself and each member of the Packco Group, agrees to provide any member of the New Grace Group, and New Grace, on behalf of itself and each member of the New Grace Group, agrees to provide any member of the Packco Group, with such cooperation and Information as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing contemplated by this Agreement or in conducting any other government proceeding relating to the pre-Distribution business of the Packco Group or the New Grace Group, Assets or Liabilities of either Group or relating to or in connection with the relationship between the Groups on or prior to the Distribution Date. Such cooperation and Information shall include, without limitation, promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any government authority which relate to the Packco Group, in the case of the New Grace Group, or the New Grace Group, in the case of the Packco Group. Each party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide explanation of any documents or Information provided hereunder.


                                ARTICLE VII

                     NO REPRESENTATIONS OR WARRANTIES

            SECTION 7.01 No Representations or Warranties. Except as expressly set forth herein or in any other Transaction Agreement (including Article II and Sections 4.01, 4.02 and 5.05), New Grace and Grace-Conn. understand and agree that no member of the Packco Group is, in this Agreement or in any other agreement or document, representing or warranting to New Grace or any member of the New Grace Group in any way as to the Grace-Conn. Assets, the New Grace Business or the Grace-Conn. Liabilities, it being agreed and understood that New Grace and each member of the New Grace Group shall take all of the Grace-Conn. Assets "as is, where is." Except as expressly set forth herein or in any other Transaction Agreement and subject to Sections 4.01, 4.02 and 5.05, New Grace and each member of the New Grace Group shall bear the economic and legal risk that the Grace-Conn. Assets shall prove to be insufficient or that the title of any member of the New Grace Group to any Grace-Conn. Assets shall be other than good and marketable and free from encumbrances. Except as expressly set forth herein or in any other Transaction Agreement (including Article II and Sections 4.01,
4.02 and 5.05), Grace understands and agrees that no member of the New Grace Group is, in this Agreement or in any other agreement or document, representing or warranting to Grace or any member of the Packco Group in any way as to the Packco Assets, the Packaging Business or the Packco Liabilities, it being agreed and understood that Grace, Packco and each other member of the Packco Group shall take all of the Packco Assets "as is, where is." Except as expressly set forth herein or in any other Transaction Agreement and subject to Sections 4.01,
4.02 and 5.05, Grace and each member of the Packco Group shall bear the economic and legal risk that the Packco Assets shall prove to be insufficient or that the title of any member of the Packco Group to any Packco Assets shall be other than good and marketable and free from encumbrances. The foregoing shall be without prejudice to any rights under Article II, Section 4.01, Section 4.02 or Section
5.05 or to the covenants otherwise contained in this Agreement or any other Transaction Agreement.


                               ARTICLE VIII

                               MISCELLANEOUS

            SECTION 8.01 Conditions to Obligations. (a) The obligations of the parties hereto to consummate the payment of the Distribution are subject to the satisfaction of each of the following conditions:

           (i) the transactions contemplated hereby (including the Distribution, the Recapitalization, the Merger, the amendment to the Grace Certificate of Incorporation and otherwise as required by applicable law and stock exchange regulations) shall have been duly approved by Grace shareholders;

          (ii) all conditions to the Merger set forth in the Merger Agreement (other than that the Distribution be consummated) shall have been satisfied or waived;

         (iii) all third-party consents and governmental approvals required in connection with the transactions contemplated hereby shall have been received, except where the failure to obtain such consents or approvals would not have a material adverse effect on either (A) the ability of the parties to consummate the transactions contemplated by this Agreement, the Other Agreements or the Merger Agreement or (B) the business, assets, liabilities, financial condition or results of operations of Grace-Conn. or Packco and their respective subsidiaries, taken as a whole;

          (iv) the transactions contemplated by Article II shall have been consummated in all material respects, to the extent required to be consummated prior to the Distribution;

           (v) the shares of New Grace Common Stock to be issued in the Distribution, and the shares of Newco Common Stock and the Newco Convertible Preferred Stock to be issued in the Recapitalization and the Merger, as the case may be, shall have been authorized for listing on the NYSE, in each case subject to official notice of issuance;

          (vi) the Board of Directors of New Grace, composed as contemplated by
      Section 2.09, shall have been duly elected;

         (vii) the Registration Statements shall have been declared effective under the Exchange Act or the Securities Act, as the case may be, by the SEC and no stop order suspending the effectiveness of either of the Registration Statements shall have been issued by the SEC and, to the knowledge of Grace and New Grace, no proceeding for that purpose shall have been instituted by the SEC;

        (viii) the applicable parties shall have entered into each of the Other Agreements;

          (ix) (A) the Board of Directors of Grace shall have received customary opinions of a nationally recognized investment banking or appraisal firm in form and substance reasonably satisfactory to such Board to the effect that, after giving effect to the transactions set forth in Article II hereof, neither Grace nor New Grace and Grace-Conn. will be insolvent (such opinions to be dated as of the date of the Merger Agreement, the date the Board of Directors of Grace declares the Distribution and the Distribution Date) and (B) the financial condition of each of Grace and Grace-Conn. satisfies the requirements of Section 170 of the Delaware General Corporation Law and Section 33-687 of the Connecticut Business Corporation Act, respectively, such that the distribution of the common stock of Packco to Grace by Grace-Conn. and the Distribution may be effected without violating such Sections, and the Board of Directors of Grace and the Board of Directors of Grace-Conn. shall in good faith have determined that such requirements have been satisfied; and

           (x) the transactions contemplated hereby shall be in compliance with all applicable federal and state securities laws.

            (b) Any determination made by the Board of Directors of Grace or Grace-Conn. on behalf of such party hereto prior to the Distribution Date concerning the satisfaction or waiver of any or all of the conditions set forth in this Section shall be conclusive.

            SECTION 8.02 Use of Grace Name and Mark. Grace acknowledges that Grace-Conn. shall own all rights in the "Grace" name and logo and related tradenames and marks. Effective at the Distribution Date, Grace shall change its name to a name that does not use the word "Grace" or any variation thereof and shall itself, and shall cause each member of the Packco Group to, cease all use of the "Grace" name as part of any corporate name. As promptly as practicable after the Distribution Date, Grace shall, and shall cause each member of the Packco Group to, cease all other use of the "Grace" name and logo and related tradenames and marks, provided that Grace may use inventory including any such name, logo, tradenames or marks in existence as of the Distribution Date. Grace shall cause the Packco Group to use such names, logos and marks during such transition period only to the extent consistent with past practice and as Grace reasonably believes is appropriate, and during the period of such usage Grace shall cause the Packco Group to maintain the same standards of quality with respect to such names, logos and marks as previously exercised. No such material shall be used by the Packco Group after the six-month anniversary of the Distribution Date.

            SECTION 8.03 Complete Agreement. This Agreement, the Exhibits and Schedules hereto and the agreements and other documents referred to herein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof (other than the Merger Agreement and the schedules and exhibits thereto) and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

            SECTION 8.04 Expenses. Except as otherwise specifically provided herein or in any other Transaction Agreement, New Grace shall bear all costs and expenses (including all Debt Costs, Adjusted Foreign Transfer Taxes, Severance Costs and losses of benefits) incurred by Grace, New Grace and/or any members of their respective Groups (collectively, the "Transaction Costs") in connection with the transactions contemplated by this Agreement and the Other Agreements (including the Contribution (and the related transfers, separations and/or allocations of Assets and Liabilities), the Intragroup Spinoff, the Distribution and the Recapitalization)); provided that Grace (for the account of Newco after the Merger) agrees to bear: (i) the lesser of $50 million and 37% of the aggregate amount of all Debt Costs, Adjusted Foreign Transfer Taxes and Severance Costs; (ii) the lesser of $10 million and 37% of all other Transaction Costs (excluding any Debt Costs, Adjusted Foreign Transfer Taxes, Severance Costs and costs and expenses payable by New Grace or Grace pursuant to Section
6.12 of the Merger Agreement) and (iii) the fees and costs incurred in connection with the Grace Credit Agreement. "Severance Costs" means the costs associated with the termination in connection with the transactions contemplated hereby (including the Merger) of employment of employees of Grace and Grace-Conn. located at the Grace corporate headquarters. To the extent Transaction Costs are not included in the New Grace Capital Contribution, Newco or New Grace shall promptly pay its share of any such costs upon receipt of reasonable documentation relating to such costs. Appropriate payment shall be made between the parties in respect of Adjusted Foreign Transfer Taxes on the Distribution Date so that Adjusted Foreign Transfer Taxes are borne in the proportions described above in this Section 8.04. Appropriate payment shall be made between the parties in respect of Adjusted Foreign Transfer Taxes and the amount calculated pursuant to clause (c) of the definition of "New Grace Capital Contribution" to the extent that such amounts estimated as of the Distribution Date may be recalculated in a more accurate manner. New Grace agrees that it shall pay, or cause Grace-Conn. to pay, all amounts payable by New Grace pursuant to Section 6.12(a) of the Merger Agreement. Any amount paid by one party to the other under this Agreement in respect of Transaction Costs shall be treated, for tax purposes, as an adjustment to the portion of the New Grace Capital Contribution contributed from Grace to New Grace.

            SECTION 8.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than the laws regarding choice of laws and conflicts of laws that would apply the substantive laws of any other jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies.

            SECTION 8.06 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by standard form of telecommunications, by courier, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

            If to Grace or any member of the Packco Group:

Sealed Air Corporation
Park 80 East
Saddle Brook, New Jersey  07663
Attention:  President
Fax:  (201) 703-4152

and

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY  10017
Attention:  Christopher Mayer, Esq.
Fax:  (212) 450-4800


            If to New Grace or any member of the New Grace Group:

W. R. Grace & Co.
One Town Center Road
Boca Raton, Florida  33486
Attention:  Secretary
Fax:  (561) 362-1970

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
Attention:  Andrew R. Brownstein, Esq.
Fax:  (212) 403-2000

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section.

            SECTION 8.07 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto and subject to the reasonable consent of SAC.

            SECTION 8.08 Successors and Assigns; No Third-Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. Except for the provisions of Sections 4.02 and
4.03 relating to indemnities, which are also for the benefit of the Indemnitees, this Agreement is solely for the benefit of the parties hereto and their Subsidiaries and Affiliates and is not intended to confer upon any other Persons any rights or remedies hereunder.

            SECTION 8.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            SECTION 8.10 Interpretation. (a) The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

            (b) The parties hereto intend that the Distribution shall be a distribution pursuant to the provisions of Section 355 of the Code, so that no gain or loss shall be recognized for federal income tax purposes as a result of such transaction, and all provisions of this Agreement shall be so interpreted. The parties hereto do not intend to submit the Distribution to the Internal Revenue Service for a private letter ruling with respect to such nonrecognition, and any ultimate ruling or decision that any gain or loss should be recognized for federal income tax purposes shall not permit a rescission or reformation of this Agreement or transactions contemplated hereby.

            SECTION 8.11 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

            SECTION 8.12 References; Construction. References to any "Article," "Exhibit," "Schedule" or "Section," without more, are to Articles, Exhibits, Schedules and Sections to or of this Agreement. Unless otherwise expressly stated, clauses beginning with the term "including" set forth examples only and in no way limit the generality of the matters thus exemplified.

            SECTION 8.13 Termination. Notwithstanding any provision hereof, following termination of the Merger Agreement, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Board of Directors of Grace without the approval of any other party hereto or of Grace's shareholders. In the event of such termination, no party hereto or to any Other Agreement shall have any Liability to any Person by reason of this Agreement or any Other Agreement.

            SECTION 8.14 SAC Reasonable Consent. The parties hereto agree that any actions to be taken by Grace or New Grace under this Agreement that are not specifically required herein and that relate to Packco or the Packaging Business (including, without limitation, the transactions described in Article II) must be reasonably satisfactory to SAC.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                        W. R. GRACE & CO.



                                        By:
                                            ------------------------------
                                            Name:
                                            Title:


                                        W. R. GRACE & CO.-CONN.



                                        By:
                                            ------------------------------
                                            Name:
                                            Title:


                                        GRACE SPECIALTY CHEMICALS, INC.
                                          (to be renamed W. R. Grace & Co.)



                                        By:
                                            ------------------------------
                                            Name:
                                            Title:


                                                                   ANNEX C


         Donaldson Lufkin & Jenrettte Securities Corporation letterhead

                                   August 14, 1997



Board of Directors
Sealed Air Corporation
Park 80 East
Saddlebrook, New Jersey 07663-5291

Dear Madames and Sirs:

               You have requested our opinion as to the fairness from a financial point of view to holders of common stock, par value $.01 per share (the "Company Common Stock") of Sealed Air Corporation (the "Company") of the Exchange Ratio (as defined below). Pursuant to the draft of the Agreement and Plan of Merger, dated as of August 14, 1997 (the "Merger Agreement") by and among the Company, W.R. Grace & Co. ("Grace") and Packco Acquisition Corp., a wholly owned subsidiary of Grace ("Merger Sub"), Merger Sub will be merged with and into the Company (the "Merger").

               We understand that pursuant to the draft of the Distribution Agreement, dated as of August 14, 1997 (the "Distribution Agreement"), by and among Grace, W.R. Grace & Co.-Conn., a wholly-owned subsidiary of Grace ("Grace-Conn."), and Grace Specialty Chemicals, Inc. ("New Grace") prior to the Merger, certain transactions will be consummated including (i) the transfer (the "Contribution") to a wholly-owned subsidiary of Grace-Conn. ("Packco") of certain assets and liabilities of Grace and its subsidiaries predominantly related to its Packaging Business (as defined in the Distribution Agreement),
(ii) the transfer of the issued and outstanding shares of Packco from Grace-Conn. directly to Grace, (iii) the contribution of the issued and outstanding shares of Grace-Conn. to New Grace, and (iv) the distribution pro-rata of all the issued and outstanding shares of the common stock of New Grace to the holders of common stock, par value $.01 per share (the "Grace Common Stock"), of Grace (the "Distribution"). Immediately following the Distribution and prior to the Merger, Grace would be recapitalized (as defined in the Distribution Agreement, the "Recapitalization"), so that the holders of Grace Common Stock would thereafter hold Newco Common Shares and Newco Convertible Preferred Shares, all as defined and provided in the Distribution Agreement.

               Pursuant to the Merger Agreement each share of Company Common Stock shall be converted, subject to certain exceptions, into the right to receive one share of Newco Common Stock (the "Exchange Ratio"), all as set forth more fully in the Merger Agreement. Upon consummation of the Merger, Grace shall be renamed "Sealed Air Corporation."

               In arriving at our opinion, we have reviewed the Merger Agreement and the Distribution Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Grace including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial analyses and projections of Grace and New Grace prepared by the management of Grace and certain financial analyses and projections of the Company prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company and Grace with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Grace Common Stock and the Company Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

               In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company, Grace, their respective managements or other representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company of the operating synergies achievable as a result of the Merger and upon our discussion of such synergies with the management of Grace. With respect to the financial analysis and projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Grace, respectively, as to the future operating and financial performance of the Company and Grace, respectively. We have not assumed any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company including that the transactions contemplated under the Distribution Agreement will qualify as tax free transactions under the Internal Revenue Code of 1986 (the "Code") and that the Merger will be tax free under the Code to Grace, the Company and their respective stockholders.

               Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which Grace's securities will actually trade at any time. With respect to the contingent liabilities of Grace, we have not been requested to and do not express any opinion regarding the financial impact of these matters on Grace or the Company. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors (the "Company's Board"), nor does it address the Company's Board decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

               Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company and for Grace in the past (including delivery of a fairness opinion for the Company in connection with a $57 million acquisition of Trigon Industries in 1995 and acting as underwriter in connection with a $360 million high yield offering for Fresenius-National Medical Care, Inc., a former subsidiary of Grace) and has been customarily compensated for such services.

               Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

      Very truly yours,




      DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION




      By: /s/ Douglas V. Brown
          --------------------
          Douglas V. Brown
          Managing Director


                                                                       ANNEX D



               Credit Suisse First Boston Corporation letterhead

August 14,1997


Board of Directors
W.R.Grace & Co.
One Town Center Rd.
Boca Raton, FL 33486-1010

Dear Sirs and Mesdames:

We understand that W. R. Grace & Co. ("Grace") and its wholly-owned subsidiary, Packco Acquisition Corp. ("Merger Sub"), have entered into an Agreement and Plan of Merger (the "Agreement") with Sealed Air Corporation ("Sealed Air"), and Grace, Sealed Air and/or certain of their respective subsidiaries will enter into certain related agreements, including a Distribution Agreement (the "Distribution Agreement") by and among Grace, W.R. Grace & Co.-Conn., a wholly-owned subsidiary of Grace ("Grace-Conn."), and Grace Specialty Chemicals, Inc., a wholly-owned subsidiary of Grace ("New Grace").

We understand that pursuant to these agreements, among other things: ( i) Grace will contribute its worldwide packaging business (other than the container business group) to a subsidiary of Grace ("Packco"); (ii) Grace and/or Packco will enter into a credit agreement or other financing agreement or arrangement (the "Grace Credit Agreement"); (iii) Grace and/or Packo will use the proceeds of borrowings under the Grace Credit Agreement to make a capital contribution or distribution in the aggregate amount of $1,200,000,000, subject to certain adjustments, to Grace-Conn. (or certain of its subsidiaries); (iv) Grace-Conn. intends to consummate a cash tender offer for all of its outstanding 8.0% Notes due 2004, 7.4% Notes due 2000 and 7.75% Notes Due 2002 and, to the extent that upon consummation of the Distribution (as defined below) there remains outstanding (other than to the extent owned by Grace-Conn. or New Grace) in excess of $50 million in principal amount of such notes, New Grace or Grace-Conn. will obtain a letter of credit with respect to such outstanding amount for the benefit of Grace; (v) the capital stock of Grace-Conn. will be contributed to New Grace; (vi) Grace will distribute (the "Distribution") to the holders of Common Stock, par value $.01 per share, of Grace ("Existing Grace Common Stock") on a pro rata basis all the issued and outstanding shares of Common Stock, par value $.01 per share, of New Grace ("New Grace Common Stock");
(vii) Grace will be recapitalized and in connection therewith (A) its certificate of incorporation will be amended to, among other things, change the par value of its Common Stock and (B) each share of Existing Grace Common Stock will be exchanged for a number of shares of Common Stock, par value $.10 per share, of Grace ("Newco Common Stock") and Convertible Preferred Stock, par value $.10 per share, of Grace ("Newco Preferred Stock") determined in accordance with the formulas set forth in the Distribution Agreement (collectively, the "Recapitalization"); and (viii) Merger Sub will be merged (the "Merger") with and into Sealed Air and in connection therewith Sealed Air will become a wholly owned subsidiary of Grace and each share of Common Stock, par value $.01 per share, of Sealed Air (other than shares owned by Grace or its subsidiaries or any subsidiary of Sealed Air or held in Sealed Air's treasury) will be converted into one share of Newco Common Stock. The transactions contemplated by the Agreement, the Distribution Agreement and the forms of related agreements attached as exhibits thereto are collectively referred to herein as the "Transactions."

You have asked us to advise you with the respect to the fairness to the holders of Existing Grace Common Stock, from a financial point of view, of the terms of the Distribution, the Recapitalization and the Merger, taken as a whole.

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to Grace and Sealed Air, as well as the Agreement, the Distribution Agreement and the forms of related agreements attached as exhibits thereto. We have also reviewed certain other information, including financial forecasts and certain information with respect to potential synergies which may result from the Merger provided to us by Grace and Sealed Air and have met with the managements of Grace and Sealed Air to discuss the business and prospects of Grace, Sealed Air and New Grace.

We have also considered certain financial and stock market data of Grace and Sealed Air, and we have compared that data with similar data for other publicly held companies in businesses similar to those of Grace and Sealed Air, and we have considered the financial terms of certain other business combinations and other transactions. We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, including the estimates of any potential future liabilities related to asbestos, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Grace and Sealed Air as to the future financial performance of Grace, Sealed Air and New Grace. We have also relied upon the views of the managements of Grace and Sealed Air concerning the business, operational and strategic benefits and implications of the Merger, including financial forecasts provided to us by Grace and Sealed Air relating to synergistic benefits to Grace and Sealed Air. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Grace or Sealed Air. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of the New Grace Common Stock or Newco Preferred Stock actually will be following the consummation of the Transactions or the prices at which the New Grace Common Stock, Newco Common Stock or Newco Preferred Stock will trade following the consummation of the Transactions. We also understand that the financial statements, pro forma financial statements and registration statement of New Grace have not yet been prepared. We were not requested to, and did not, solicit third-party indications of interest in acquiring all or any part of Grace. We have not been requested to opine, and our opinion does not in any manner address, Grace's underlying business decision to effect the Transactions.

We have assumed, with your consent, that the Transactions will comply with applicable United States, foreign, federal and state laws, including, without limitation, laws relating to the payment of dividends, bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect affecting creditors' rights generally. We have assumed, with your consent, that receipt of the Newco Common Stock and Newco Preferred Stock in connection with the Recapitalization and New Grace Common Stock in connection with the Distribution will be tax-free for United States federal income tax purposes to the stockholders of Grace and that none of Grace, Sealed Air or New Grace will recognize material income, gain or loss for United States federal income tax purposes as a result of the Transactions. In addition, we have assumed, with your consent, that following the consummation of the Transactions, Grace and its subsidiaries and New Grace and its subsidiaries will perform their respective indemnification obligations which may arise under the Distribution Agreement (including the forms of related agreements attached as exhibits thereto) in accordance with their respective terms. We have further assumed, with your consent, that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transactions. We have not been requested to opine, and our opinion does not in any matter address, any matters relating to the solvency of any entity and we have assumed that Grace and New Grace will be solvent following the consummation of the Transactions.

We have acted as financial advisor to Grace in connection with the Transactions and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transactions. In the past, we have performed certain investment banking services for Grace and have received customary fees for such services.

In the ordinary course of our business, Credit Suisse First Boston Corporation and its affiliates may actively trade the debt and equity securities of Grace and Sealed Air for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of Grace in connection with its consideration of the Transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any of the Transactions. We understand that our opinion and advice may be summarized in a registration statement relating to the Transactions, provided that no advice or opinion rendered by us, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the terms of the Distribution, the Recapitalization and the Merger, taken as a whole, are fair, from a financial point of view, to the holders of Existing Grace Common Stock.


Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION




                        Merrill Lynch & Co. letterhead

      August 14, 1997


Board of Directors
W.R. Grace & Co.
One Town Center Rd.
Boca Raton, FL 33486-1010

Members of the Board of Directors:

We understand that W.R. Grace & Co. ("Grace") and its wholly owned subsidiary, Packo Acquisition Corp. ("Merger Sub"), have entered into an Agreement and Plan of Merger (the "Agreement") with Sealed Air Corporation ("Sealed Air"), and Grace, Sealed Air and/or certain of their respective subsidiaries will enter into certain related agreements, including a Distribution Agreement (the "Distribution Agreement") by and among Grace, W.R. Grace & Co.-Conn., a wholly owned subsidiary of Grace ("Grace-Conn.), and Grace Specialty Chemicals, Inc., a wholly owned subsidiary of Grace ("New Grace").

We understand that pursuant to these agreements, among other things: (i) Grace will contribute its worldwide packaging business (other than the container business group) to a subsidiary of Grace ("Packo"); (ii) Grace and/or Packo will enter into a credit agreement or other financing agreement or arrangement (the "Grace Credit Agreement"); (iii) Grace and/or Packo will use the proceeds of borrowings under the Grace Credit Agreement to make a capital contribution or distribution in the aggregate amount of $1,200,000,000, subject to certain adjustments, to Grace-Conn. (or certain of its subsidiaries); (iv) Grace-Conn. intends to consummate a cash tender offer for all of its outstanding 8.0% Notes due 2004, 7.4% Notes due 2000 and 7.75% Notes Due 2002 and, to the extent that upon consummation of the Distribution (as defined below) there remains outstanding (other than to the extent owned by Grace-Conn. or New Grace) in excess of $50 million in principal amount of such notes, New Grace or Grace-Conn. will obtain a letter of credit with respect to such outstanding amount for the benefit of Grace; (v) the capital stock of Grace-Conn. will be contributed to New Grace; (vi) Grace will distribute (the "Distribution") to the holders of Common Stock, par value $.01 per share, of Grace ("Existing Grace Common Stock") on a pro rata basis all the issued and outstanding shares of Common Stock, par value $.01 per share, of New Grace ("New Grace Common Stock");
(vii) Grace will be recapitalized and in connection therewith (A) its certificate of incorporation will be amended to, among other things, change the par value of its Common Stock and (B) each share of Existing Grace Common Stock will be exchanged for a number of shares of Common Stock, par value $.10 per share, of Grace ("Newco Common Stock") and Convertible Preferred Stock, par value $.10 per share, of Grace ("Newco Preferred Stock") determined in accordance with the formulas set forth in the Distribution Agreement (collectively, the "Recapitalization"); and (viii) Merger Sub will be merged (the "Merger") with and into Sealed Air and in connection therewith Sealed Air will become a wholly-owned subsidiary of Grace and each share of Common Stock, par value $.01 per share, of Sealed Air ("Sealed Air Common Stock") (other than shares owned by Grace or its subsidiaries or any subsidiary of Sealed Air or held in Sealed Air's treasury) will be converted into one share of Newco Common Stock. The transactions contemplated by the Agreement, the Distribution Agreement and the forms of related agreements attached as exhibits thereto are collectively referred to herein as the "Transactions".

You have asked us whether, in our opinion, the Distribution, the Recapitalization and the Merger, taken as a whole, are fair from a financial point of view to the holders of Existing Grace Common Stock.

In arriving at the opinion set forth below, we have, among other things:

      (1) Reviewed certain publicly available business and financial information relating to Grace and Sealed Air that we deemed to be relevant;

      (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Grace, Sealed Air and New Grace, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies") furnished to us by Grace and Sealed Air, respectively;

      (3) Conducted discussions with members of senior management and representatives of Grace and Sealed Air concerning the matters described in clauses 1 and 2 above, as well as the respective businesses and prospects of Grace, Sealed Air and New Grace before and after giving effect to the Transactions and the Expected Synergies;

      (4) Reviewed the market prices and valuation multiples for Existing Grace Common Stock and Sealed Air Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

      (5) Reviewed the results of operations of Grace and Sealed Air and compared them with those of certain publicly traded companies that we deemed to be relevant;

      (6) Compared the proposed financial terms of the Transactions with the financial terms of certain other transactions that we deemed to be relevant;

      (7) Participated in certain discussions and negotiations among representatives of Grace and Sealed Air and their financial and legal advisors;

      (8)      Reviewed the potential pro forma impact of the Transactions;

      (9) Reviewed the Agreement, the Distribution Agreement and the forms of related agreements attached as exhibits thereto; and

     (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Grace or Sealed Air or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Grace or Sealed Air. With respect to the financial forecast information, including the estimates of any potential future liabilities related to asbestos, and the Expected Synergies, in each case furnished to or discussed with us by Grace or Sealed Air, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Grace's or Sealed Air's management as to the expected future financial performance of Grace, Sealed Air and New Grace, as the case may be, and the Expected Synergies.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed, with your consent, that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transactions. We have assumed, with your consent, that the Transactions will comply with applicable United States, foreign, federal and state laws, including, without limitation, laws relating to the payment of dividends, bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect affecting creditors' rights generally. We have assumed, with your consent, that receipt of the Newco Common Stock and Newco Preferred Stock in connection with the Recapitalization and New Grace Common Stock in connection with the Distribution will be tax-free for United States federal income tax purposes to the stockholders of Grace and that none of Grace, Sealed Air or New Grace will recognize material income, gain or loss for United States federal income tax purposes as a result of the Transactions. In addition, we have assumed, with your consent, that following the consummation of the Transactions, Grace and its subsidiaries and New Grace and its subsidiaries will perform their respective indemnification obligations which may arise under the Distribution Agreement (including the forms of related agreements attached as exhibits thereto) in accordance with their respective terms. We have not been requested to opine, and our opinion does not in any manner address, any matters relating to the solvency of any entity and we have assumed that Grace and New Grace will be solvent following the consummation of the Transactions.

In connection with the preparation of this opinion, we have not been authorized by Grace or its Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of Grace.

We are acting as financial advisor to Grace in connection with the Transactions and will receive a fee from Grace for our services, a significant portion of which is contingent upon the consummation of the Transactions. In addition, Grace has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to Grace and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade Existing Grace Common Stock and other securities of Grace, as well as Sealed Air Common Stock and other securities of Sealed Air, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of Grace. Our opinion does not address the merits of the underlying decision by Grace to engage in the Transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any of the Transactions.

We are not expressing any option herein as to the prices at which Newco Common Stock, Newco Preferred Stock or New Grace Common Stock will trade following the announcement or consummation of the Transactions.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the terms of the Distribution, the Recapitalization and the Merger, taken as a whole, are fair from a financial point of view to the holders of Existing Grace Common Stock.
      Very truly yours,


      /s/ Merrill Lynch, Pierce, Fenner & Smith
      Incorporated

      MERRILL LYNCH, PIERCE, FENNER
      & SMITH INCORPORATED



                                                                       ANNEX E


               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                            SEALED AIR CORPORATION
                       (Formerly Named W.R. Grace & Co.)


               Sealed Air Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

               1. The Corporation was originally incorporated under the name Grace Holding, Inc. on January 29, 1996, and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on the same date.

               2. The Certificate of Incorporation of the Corporation was amended to change the name of the Corporation to W.R. Grace & Co. by the filing of an Amendment to Certificate of Incorporation of Grace Holding, Inc. with the Secretary of State of the State of Delaware on September 27, 1996.

               3. The Certificate of Incorporation of the Corporation was further amended to change the name of the Corporation to Sealed Air Corporation by the filing of an Amendment to Certificate of Incorporation of W.R. Grace & Co. with the Secretary of State of the State of Delaware on ______________ ___, 1998.

               4. The text of the Certificate of Incorporation, as heretofore amended, is further amended and restated in its entirety by the Amended and Restated Certificate of Incorporation attached hereto.

               5. The Amended and Restated Certificate of Incorporation attached hereto has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the applicable provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware.


      IN WITNESS WHEREOF, the Corporation has caused Certificate to be signed by its ____________________ and attested by its Secretary, for the purpose of amending and restating the Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware this _____ day of _______________, 1998.

      SEALED AIR CORPORATION


      By: ______________________________
       Name:
       Title:


ATTEST:


By:   ___________________________
      Name:
      Title: Secretary



               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                           SEALED AIR CORPORATION(1)



----------
(1) If the Grace Special Charter Amendment Proposal is not approved, certain provisions of this Amended and Restated Certificate of Incorporation will be replaced by alternative provisions ("Alterntive Provisions"). The Alternative Provisions are presented in footnotes following the provisions that they would replaced.

               FIRST: The name of the corporation is Sealed Air Corporation (the "Corporation").

               SECOND: The registered office of the Corporation in the State of Delaware is to be located at The Prentiss-Hall Corporation Systems, Inc., 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. Its registered agent at such address is The Prentiss-Hall Corporation Systems, Inc.

               THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

               FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 450,000,000, consisting of 400,000,000 shares of Common Stock, par value $0.10 per share (the "Common Stock"), and 50,000,000 shares of Preferred Stock, par value $0.10 per share (the "Preferred Stock").

               The Preferred Stock may be issued from time to time in one or more series. The powers, designations, preferences and other rights and qualifications, limitations or restrictions of the Preferred Stock of each series shall be such as are stated and expressed in this Article Fourth and, to the extent not stated and expressed herein, shall be such as may be fixed by the Board of Directors (authority so to do being hereby expressly granted) and stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the initial issue of Preferred Stock of such series. Such resolution or resolutions shall (a) fix the dividend rights of holders of shares of such series, (b) fix the terms on which stock of such series may be redeemed if the shares of such series are to be redeemable, (c) fix the rights of the holders of stock of such series upon dissolution or any distribution of assets, (d) fix the terms or amount of the sinking fund, if any, to be provided for the purchase or redemption of stock of such series, (e) fix the terms upon which the stock of such series may be converted into or exchanged for stock of any other class or classes or of any one or more series of Preferred Stock if the shares of such series are to be convertible or exchangeable, (f) fix the voting rights, if any, of the shares of such series and (g) fix such other powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof desired to be so fixed.

               Except to the extent otherwise provided in the resolution or resolutions of the Board of Directors providing for the initial issue of shares of a particular series or expressly required by law, holders of shares of Preferred Stock of any series shall be entitled to one vote for each share thereof so held, shall vote share for share with the holders of the Common Stock without distinction as to class and shall not be entitled to vote separately as a class or series of a class. The number of shares of Preferred Stock authorized to be issued may be increased or decreased from time to time by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, and the holders of the Preferred Stock shall not be entitled to vote separately as a class or series of a class on any such increase or decrease.

               All shares of any one series of Preferred Stock shall be identical with each other in all respects except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accumulate, and all series of Preferred Stock shall rank equally and be identical in all respects except as specified in the respective resolutions of the Board of Directors providing for the initial issue thereof.

               Subject to the prior and superior rights of the Preferred Stock as set forth in any resolution or resolutions of the Board of Directors providing for the initial issuance of any particular series of Preferred Stock, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time out of any funds legally available therefor and the Preferred Stock shall not be entitled to participate in any such dividend.

               FIFTH:  The Corporation is to have perpetual existence.

               SIXTH: The private property of the stockholders shall not be subject to the payment of the corporate debts to any extent whatever except as otherwise provided by law.

               SEVENTH:  In furtherance, and not in limitation of the powers

                        A. To make, alter or repeal the by-laws of the Corporation;(2)


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(2) Alternative Provision: Paragraph A of ARTICLE SEVENTH will state in the alternative:

      A. To adopt, amend or repeal the by-laws of the Corporation; provided, however, that the by-laws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto, provided further that in the case of amendments by stockholders, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to alter, amend or repeal any provision of the by-laws;

               B. To authorize and cause to be executed mortgages and liens, with or without limit as to amount, upon the real and personal property of the Corporation;

               C. To authorize the guaranty by the Corporation of securities, evidences of indebtedness and obligations of other persons, corporations and business entities;

               D. By resolution adopted by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in the resolution, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The members of any such committee present at any meeting and not disqualified from voting may, whether or not they constitute a quorum, unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member.


               All corporate powers of the Corporation shall be exercised by the Board of Directors except as otherwise provided herein or by law.(3)


-----------
(3) Alternative Provision: The final paragraph of ARTICLE SEVENTH will state in the alternative:

              All corporate powers of the Corporation shall be exercised by the Board of Directors except as otherwise provided herein or by law. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with paragraph A of this ARTICLE SEVENTH. For the purposes of the Amended and Restated Certificate of Incorporation, "Voting Stock" shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

               EIGHTH: Any property of the Corporation constituting less than all of its assets including goodwill and its corporate franchise, deemed by the Board of Directors to be not essential to the conduct of the business of the Corporation, may be sold, leased, exchanged or otherwise disposed of by authority of the Board of Directors. All of the property and assets of the Corporation including its goodwill and its corporate franchises, may be sold, leased or exchanged upon such terms and conditions and for such consideration (which may be in whole or in part shares of stock and/or other securities of any other corporation or corporations) as the Board of Directors shall deem expedient and for the best interests of the Corporation, when and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called for that purpose upon at least 20 days notice containing notice of the proposed sale, lease or exchange, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding.(4)


----------
(4) Alternative Provision: a portion of the last sentence of ARTICLE EIGHTH will be struck, and the sentence will state in the alternative:

         All of the property and assets of the Corporation including its goodwill and its corporate franchises, may be sold, leased or exchanged upon such terms and conditions and for such consideration (which may be in whole or in part shares of stock and/or other securities of any other corporation or corporations) as the Board of Directors shall deem expedient and for the best interests of the Corporation, when and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called for that purpose upon at least 20 days notice containing notice of the proposed sale, lease or exchange.

               NINTH: A director or officer of the Corporation shall not be disqualified by his office from dealing or contracting with the Corporation either as a vendor, purchaser or otherwise, nor shall any transaction or contract of the Corporation be void or voidable by reason of the fact that any director or officer or any firm of which any director or officer is a member or any corporation of which any director or officer is a stockholder, officer or director, is in any way interested in such transaction or contract, provided that such transaction or contract is or shall be authorized, ratified or approved either (1) by a vote of a majority of a quorum of the Board of Directors or of a committee thereof, without counting in such majority any director so interested (although any director so interested may be included in such quorum), or (2) by a majority of a quorum of the stockholders entitled to vote at any meeting. No director or officer shall be liable to account to the Corporation for any profits realized from any such transaction or contract authorized, ratified or approved as aforesaid by reason of the fact that he, or any firm of which he is a member or any corporation of which he is a stockholder, officer or director, was interested in such transaction or contract. Nothing herein contained shall create liability in the events above described or prevent the authorization, ratification or approval of such contracts in any other manner permitted by law.

               TENTH: Any contract, transaction or act of the Corporation or of the Board of Directors which shall be approved or ratified by a majority of a quorum of the stockholders entitled to vote at any meeting shall be as valid and binding as though approved or ratified by every stockholder of the Corporation; but any failure of the stockholders to approve or ratify such contract, transaction or act, when and if submitted, shall not be deemed in any way to invalidate the same or to deprive the Corporation, its directors or officers of their right to proceed with such contract, transaction or act.

               ELEVENTH: Each person who is or was or has agreed to become a director or officer of the Corporation, and each such person who is or was serving or who has agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the by-laws of the Corporation, to the fullest extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted prior to such amendment) or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater than or different from that provided in this ARTICLE ELEVENTH. Any amendment or repeal of this ARTICLE ELEVENTH shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

               TWELFTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of the State of Delaware, or (4) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this ARTICLE TWELFTH shall not adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

               THIRTEENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

               FOURTEENTH: Meetings of stockholders and directors may be held within or without the State of Delaware, as the by-laws may provide. The books of account of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

               FIFTEENTH: Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of stockholders may be dispensed with if a written consent to such corporate action is signed by the holders of 51% of the stock who would have been entitled to vote upon such corporate action if a meeting were held; provided that in no case shall a written consent be by the holders of stock having less than the minimum percentage of the vote required herein or by statute for the proposed corporate action, and provided that prompt notice must be given to all stockholders of the taking of corporate action without a meeting and by less than unanimous written consent.(5)


-----------
(5)Alternative Provision:, ARTICLE FIFTEENTH will be replaced in its entirety and state in the alternative:

         Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Amended and Restated Certificate of Incorporation to elect additional directors under specific circumstances, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this ARTICLE FIFTEENTH.

               SIXTEENTH:(6) The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


-----------
(6)Alternative Provisions: in the alternative, ARTICLE SIXTEENTH will become "ARTICLE SEVENTEENTH" and the following article will be inserted immediately after ARTICLE FIFTEENTH:

         ARTICLE SIXTEENTH: Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Amended and Restated Certificate of Incorporation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed, and may be increased or decreased from time to time in such manner as may be prescribed by the by-laws.

         The directors, other than those who may be elected by the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Amended and Restated Certificate of Incorporation, shall be divided into three classes, as nearly equal in number as possible. One class of directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1998, another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1999, and another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2000. Members of each class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

         Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Amended and Restated Certificate of Incorporation to elect additional directors under specified circumstances, any director may be removed from office at any time by the shareholders, but only for cause.

         Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this ARTICLE SEVENTEENTH.